EXHIBIT 10.1

OFFICE LEASE

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its Real Estate Account

(“Landlord”)

and

salesforce.com, inc.,

a Delaware corporation

(“Tenant”)

Dated as of

January 5, 2012

LEASE OF PREMISES		1
BASIC LEASE PROVISIONS		1
STANDARD LEASE PROVISIONS		9
1.	TERM	9
2.	BASE RENT AND SECURITY DEPOSIT	19
3.	ADDITIONAL RENT	21
4.	IMPROVEMENTS AND ALTERATIONS	29
5.	REPAIRS	31
6.	USE OF PREMISES	33
7.	UTILITIES AND SERVICES	35
8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	39
9.	FIRE OR CASUALTY	43
10.	EMINENT DOMAIN	46
11.	ASSIGNMENT AND SUBLETTING	47
12.	DEFAULT	50
13.	ACCESS; CONSTRUCTION	52
14.	BANKRUPTCY – Intentionally Deleted	53
15.	SUBSTITUTION OF PREMISES – Intentionally Deleted	53
16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	53
17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	56
18.	PARKING; COMMON AREAS	59
19.	MISCELLANEOUS	60

LIST OF EXHIBITS

Schedule 1	Aggregate Base Rent Schedule
Exhibit A-1	Floor Plan(s)
Exhibit A-2	Legal Description of the Project
Exhibit A-3	Expansion Floor Plans
Exhibit B-1	Phase I Premises Work Letter
Exhibit B-2	Phase II Premises Work Letter
Exhibit B-3	Phase III Premises Work Letter
Exhibit B-4	Landlord’s Contractor Insurance Requirements
Exhibit C	Building Rules and Regulations
Exhibit D	Form Tenant Estoppel Certificate
Exhibit E	Tenant’s Commencement Letter
Exhibit F	Form of Letter of Credit
Exhibit G	Examples of Improvements
Exhibit H	Current Renovation Plans
Exhibit I	Form of Purchase and Sale Agreement
Exhibit J	Title Exceptions
Exhibit K	Memorandum of Lease
Exhibit L	Excluded Space
Exhibit M	Current Security Program
Exhibit N	List of Approved Subcontractors
Exhibit O	Restricted Party Exclusions

i

Addendum One	Two Renewal Options for Phase I Premises (Baseball Arbitration)
Addendum Two	Two Renewal Options for Phase II Premises (Baseball Arbitration)
Addendum Three	Two Renewal Options for Phase III Premises (Baseball Arbitration)
Addendum Four	Expansion Option
Addendum Five	Contraction Option
Addendum Six	Right of First Offer to Lease Additional Space
Addendum Seven	Right of First Offer to Purchase Project
Addendum Eight	Purchase Option
Addendum Nine	Signage Rights
Schedule 1 to Addendum 9	Signage Drawings
Schedule 2 to Addendum 9	Interior Wall Signage Details

ii

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).

BASIC LEASE PROVISIONS

1.	Tenant:	salesforce.com, inc., a Delaware corporation (“Tenant”)

2.	Building:	50 Fremont Street San Francisco, California 94105

3.	Description of Premises:

The Premises shall collectively mean the Phase I Premises, Phase II Premises and Phase III Premises consisting of a total of 401,786 square feet of Rentable Area.

“Phase I Premises” shall mean the entirety of Floors 28 – 35, inclusive, of the Building consisting of an aggregate total of 156,456 square feet of Rentable Area. The respective Floors of the Building comprising the Phase I Premises contain the following square feet of Rentable Area:

(a)     Floor 28: 19,250 square feet of Rentable Area

(b)     Floor 29: 18,614 square feet of Rentable Area

(c)     Floor 30: 19,897 square feet of Rentable Area

(d)     Floor 31: 19,767 square feet of Rentable Area

(e)     Floor 32: 19,767 square feet of Rentable Area

(f)      Floor 33: 19,767 square feet of Rentable Area

(g)     Floor 34: 19,767 square feet of Rentable Area

(h)     Floor 35: 19,627 square feet of Rentable Area

“Phase II Premises” shall mean the entirety of Floors 25, 26, 27, 36, 37 and 40 of the Building consisting of a total of 120,868 square feet of Rentable Area. The respective Floors of the Building comprising the Phase II Premises contain the following square feet of Rentable Area:

(a)     Floor 25: 20,620 square feet of Rentable Area

(b)     Floor 26: 20,620 square feet of Rentable Area

(c)     Floor 27: 20,744 square feet of Rentable Area

(d)     Floor 36: 19,628 square feet of Rentable Area

(e)     Floor 37: 19,628 square feet of Rentable Area

(f)      Floor 40: 19,628 square feet of Rentable Area

“Phase III Premises” shall mean a portion of Floor 2 of the Building and the entirety of Floors 3 – 8, inclusive, of the Building consisting of a total of 124,462 square feet of Rentable Area. The respective Floors of the Building comprising the Phase III Premises contain the following square feet of Rentable Area:

(a)      That certain portion of Floor 2 containing 3,317 square feet of Rentable Area as depicted as Suite 220 on Exhibit A-1 attached hereto and incorporated herein for all purposes

(b)     Floor 3: 20,192 square feet of Rentable Area

(c)     Floor 4: 20,192 square feet of Rentable Area

(d)     Floor 5: 20,192 square feet of Rentable Area

(e)     Floor 6: 20,192 square feet of Rentable Area

(f)      Floor 7: 20,186 square feet of Rentable Area

(g)     Floor 8: 20,191 square feet of Rentable Area

Building Size:

Office Area: 787,389 square feet of Rentable Area

Retail Area: 26,034 square feet of Rentable Area

Storage Area: 3,989 square feet of Rentable Area

Project Total: 817,412 square feet of Rentable Area

(subject to Paragraph 18)

4.	Tenant’s Proportionate Share:

“Tenant’s Proportionate Share” shall mean a percentage based on a ratio of the number of square feet of Rentable Area then being leased by Tenant divided by the total number of square feet of Rentable Area in the Office Area. For example, upon all of the Phase I Premises being leased and prior to any of the Phase II Premises being leased, Tenant’s Proportionate Share would be 19.8702% (156,456 rsf / 787,389 rsf), which is derived by dividing the total number of square feet of Rentable Area in the Phase I Premises by the total number of square feet of Rentable Area in the Office Area. By way of further example, during the time period when all of the Phase I Premises, Phase II Premises and Phase III Premises are being leased, Tenant’s Proportionate Share would be 51.0276% (401,786 rsf / 787,389 rsf), which is derived by dividing the total number of square feet of Rentable Area in the Phase I Premises, Phase II Premises and Phase III Premises by the total number of square feet of Rentable Area in the Office Area.

5.	Base Rent:

Phase I Premises:

Phase I Time	Floor(s)	RSF	Base Rent psf/yr	Monthly Rent
12/01/2012 – 03/31/2013	28, 29, 30, 31, 32	97,295	$0.00	Abated
04/01/2013 – 07/31/2013	28, 29, 30, 31, 32	97,295	$34.00	$275,669.17
08/01/2013 – 10/31/2013	28, 29, 30, 31, 32, 33, 34, 35	156,456	$34.00	$443,292.00
11/01/2013 – 10/31/2014	28, 29, 30, 31, 32, 33, 34, 35	156,456	$35.00	$456,330.00
11/01/2014 – 10/31/2015	28, 29, 30, 31, 32, 33, 34, 35	156,456	$36.00	$469,368.00
11/01/2015 – 10/31/2016	28, 29, 30, 31, 32, 33, 34, 35	156,456	$37.00	$482,406.00
11/01/2016 – 10/31/2017	28, 29, 30, 31, 32, 33, 34, 35	156,456	$38.00	$495,444.00
11/01/2017 – 10/31/2018	28, 29, 30, 31, 32, 33, 34, 35	156,456	$39.00	$508,482.00
11/01/2018 – 10/31/2019	28, 29, 30, 31, 32, 33, 34, 35	156,456	$40.00	$521,520.00
11/01/2019 – 10/31/2020	28, 29, 30, 31, 32, 33, 34, 35	156,456	$41.00	$534,558.00
11/01/2020 – 10/31/2021	28, 29, 30, 31, 32, 33, 34, 35	156,456	$42.00	$547,596.00
11/01/2021 – 10/31/2022	28, 29, 30, 31, 32, 33, 34, 35	156,456	$43.00	$560,634.00
11/01/2022 – 10/31/2023	28, 29, 30, 31, 32, 33, 34, 35	156,456	$44.00	$573,672.00
11/01/2023 – 10/31/2024	28, 29, 30, 31, 32, 33, 34, 35	156,456	$45.00	$586,710.00
11/01/2024 – 01/31/2025	28, 29, 30, 31, 32, 33, 34, 35	156,456	$46.00	$599,748.00

Phase II Premises:

Phase II Time	Floor(s)	RSF	Base Rent psf/yr		Monthly Rent
06/01/2013 – 09/30/2013	36, 37	39,256	$0.00 (abated	)	$0.00 (abated	)
10/01/2013 – 11/30/2013	36, 37	39,256	$35.00		$114,496.67
12/01/2013 – 12/31/2013	26, 27, 36, 37	80,620	$35.00		$235,141.67
01/01/2014 – 08/30/2014	25, 26, 27, 36, 37, 40	120,868	$35.00		$352,531.67
09/01/2014 – 08/31/2015	25, 26, 27, 36, 37, 40	120,868	$36.00		$362,604.00
09/01/2015 – 08/31/2016	25, 26, 27, 36, 37, 40	120,868	$37.00		$372,676.33
09/01/2016 – 08/31/2017	25, 26, 27, 36, 37, 40	120,868	$38.00		$382,748.67
09/01/2017 – 08/31/2018	25, 26, 27, 36, 37, 40	120,868	$39.00		$392,821.00
09/01/2018 – 08/31/2019	25, 26, 27, 36, 37, 40	120,868	$40.00		$402,893.33
09/01/2019 – 08/31/2020	25, 26, 27, 36, 37, 40	120,868	$41.00		$412,965.67
09/01/2020 – 08/31/2021	25, 26, 27, 36, 37, 40	120,868	$42.00		$423,038.00
09/01/2021 – 08/31/2022	25, 26, 27, 36, 37, 40	120,868	$43.00		$433,110.33
09/01/2022 – 08/31/2023	25, 26, 27, 36, 37, 40	120,868	$44.00		$443,182.67
09/01/2023 – 08/31/2024	25, 26, 27, 36, 37, 40	120,868	$45.00		$453,255.00
09/01/2024 – 08/31/2025	25, 26, 27, 36, 37, 40	120,868	$46.00		$463,327.33
09/01/2025 – 08/31/2026	25, 26, 27, 36, 37, 40	120,868	$47.00		$473,399.67
09/01/2026 – 08/31/2027	25, 26, 27, 36, 37, 40	120,868	$48.00		$483,472.00
09/01/2027 – 10/31/2027	25, 26, 27, 36, 37, 40	120,868	$49.00		$493,544.33

Phase III Premises:

Phase III Time	Floor(s)	RSF	Base Rent psf/yr	Monthly Rent
11/01/2013 – 02/28/2014	Partial 2, 3, 4, 5, 6	84,085	$0.00	Abated
03/01/2014 – 05/31/2014	Partial 2, 3, 4, 5, 6	84,085	$25.00	$175,177.08
06/01/2014 – 10/31/2014	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$25.00	$259,295.83
11/01/2014 – 10/31/2015	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$26.00	$269,667.67
11/01/2015 – 10/31/2016	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$27.00	$280,039.50
11/01/2016 – 10/31/2017	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$28.00	$290,411.33
11/01/2017 – 10/31/2018	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$29.00	$300,783.17
11/01/2018 – 10/31/2019	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$30.00	$311,155.00
11/01/2019 – 10/31/2020	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$31.00	$321,526.83
11/01/2020 – 10/31/2021	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$32.00	$331,898.67
11/01/2021 – 10/31/2022	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$33.00	$342,270.50
11/01/2022 – 10/31/2023	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$34.00	$352,642.33
11/01/2023 – 10/31/2024	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$35.00	$363,014.17
11/01/2024 – 10/31/2025	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$36.00	$373,386.00
11/01/2025 – 10/31/2026	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$37.00	$383,757.83
11/01/2026 – 10/31/2027	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$38.00	$394,129.67
11/01/2027 – 10/31/2028	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$39.00	$404,501.50
11/01/2028 – 10/31/2029	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$40.00	$414,873.33
11/01/2029 – 04/30/2030	Partial 2, 3, 4, 5, 6, 7, 8	124,462	$41.00	$425,245.17

Schedule 1 shows the aggregate Base Rent due for the Premises throughout the Initial Term.

6.	Installment Payable Upon Execution:	$0.00

7.	Security Deposit:	$6,000,000.00 in the form of a letter of credit to be adjusted as set forth in Paragraph 2(c)

8.	Current Estimate of 2012 Operating Expenses for the Project:	Seventeen and 90/100 Dollars ($17.90) per square foot of Rentable Area per annum, subject to periodic adjustments from time to time (See Paragraph 3)
9.	Initial Term:

Phase I Premises:

The Initial Term for the Phase I Premises (“Phase I Premises Term”) shall commence in various stages on the applicable Phase I Delivery Date as set forth in the following table (“Phase I Premises Table”) and shall expire on January 31, 2025 (“Phase I Premises Termination Date”):

Floors	Rentable Area	Phase I Delivery Date[a]	Phase I Premises Commencement Date	Phase I Premises Termination Date
28, 29, 30, 31, 32	97,295	04/01/2012	12/01/2012	01/31/2025
33, 34, 35	59,161	08/01/2012	04/01/2013	01/31/2025

[a]

The “Delivery Date” shall be the date upon which the designated portion of the Premises shall be delivered to Tenant vacant, in broom clean condition and with all data cabling and movable furniture removed in order for Tenant to construct the Phase I Premises Improvements in accordance with Exhibit B-1 attached hereto.

Phase II Premises:

The Initial Term for the Phase II Premises (“Phase II Premises Term”) shall commence in various stages on the applicable Phase II Delivery Date as set forth in the following table (“Phase II Premises Table”) and shall expire on October 31, 2027 (“Phase II Premises Termination Date”):

Floors	Rentable Area	Phase II Delivery Date[a]	Phase II Premises Commencement Date	Phase II Premises Termination Date
36, 37	39,256	11/01/2012	06/01/2013	10/31/2027
26, 27	41,364	01/01/2013	08/01/2013	10/31/2027
25, 40	40,248	02/01/2013	09/01/2013	10/31/2027

[a]

The “Delivery Date” shall be the date upon which the designated portion of the Premises shall be delivered to Tenant vacant, in broom clean condition and with all data cabling and movable furniture removed in order for Tenant to construct the Phase II Premises Improvements in accordance with Exhibit B-2 attached hereto.

Phase III Premises:

The Initial Term for the Phase III Premises (“Phase III Premises Term”) shall commence in various stages on the applicable Phase III Delivery Date as set forth in the following table (“Phase III Premises Table”) and shall expire on April 30, 2030 (“Phase III Premises Termination Date”):

Floors	Rentable Area	Phase III Delivery Date[a]	Phase III Premises Commencement Date	Phase III Premises Termination Date
A portion of Floor 2, and entirety of 3, 4, 5, 6	84,085	05/01/2013	11/01/2013	04/30/2030
7, 8	40,377	08/01/2013	02/01/2014	04/30/2030

[a]

The “Delivery Date” shall be the date upon which the designated portion of the Premises shall be delivered to Tenant vacant, in broom clean condition and with all data cabling and movable furniture removed in order for Tenant to construct the Phase III Premises Improvements in accordance with Exhibit B-3 attached hereto.

10.	Intentionally Deleted

11.	Intentionally Deleted

12.	Broker(s) (See Paragraph 19(k)):

	Landlord’s Broker:	The CAC Group, Inc. 255 California Street, Suite 200 San Francisco, California 94111

	Tenant’s Broker:	Cushman & Wakefield One Maritime Plaza, Suite 900 San Francisco, California 94111

13.	Number of Parking Spaces:

Tenant shall have the right from time to time (but subject to availability with respect to any Unused Spaces (as defined below)), during the Lease Term to lease up to one (1) unreserved stall in the Project’s garage (“Parking Garage”) per four thousand (4,000) square feet of Rentable Area (the “Parking Ratio”) then being leased by Tenant at the then prevailing market rate, currently $425 per stall per month, and may contract directly with the parking garage vendor for additional stalls, all pursuant to the provisions of Paragraph 18(a) below. No later than each respective Commencement Date set forth in Item 9 of the Basic Lease Provisions Tenant shall provide written notice to Landlord of its election of the number of parking spaces attributable to the portion of the Premises (based on the Parking Ratio) subject to the Commencement Date that Tenant has elected to use. In the event Tenant fails to provide a written notice to Landlord it shall be deemed that Tenant has elected to use all of the parking spaces allocated to the portion of the Premises that is commencing. Tenant shall have the right to reduce the number of parking spaces it leases at any time. To the extent Tenant elects to not utilize all of the parking spaces attributable to any portion of the Premises, then, Tenant may lease such unused parking spaces (“Unused Spaces”) upon thirty (30) days prior written request to Landlord but only to the extent such Unused Spaces are then available. Tenant shall be required to pay a deposit in the amount of $50.00 (“Transponder Deposit”) for each parking stall provided to Tenant. There will be an additional charge for each access card to provide access to garage outside of garage opening hours.

14.	Addresses for Notices:

	To: TENANT:	To: LANDLORD:

	salesforce.com, inc. The Landmark@One Market, 3rd Floor San Francisco, CA 94105 Attention: General Counsel	Project Management Office: c/o Hines GS Properties, Inc. 50 Fremont, Suite 100 San Francisco, California 94105

With a copy to: salesforce.com, inc. The Landmark@One Market, Third Floor San Francisco, CA 94105 Attention: Vice President of Real Estate

With a copy to: Paul Hastings LLP 55 2nd Street, 24th Floor San Francisco, CA 94105 Attention: Stephen I. Berkman

With a copy to:

TIAA-CREF Global Real Estate

730 3rd Avenue, 7th Floor

New York, New York 10017

Attn: TIAA Real Estate Account – Portfolio Management

With a copy to:

TIAA-CREF Global Real Estate

4675 MacArthur Boulevard, Suite 1100

Newport Beach, California 92660

Attn: Erik Sobek and John Cornuke

15.	Address for Payment of Rent:

All payments payable under this Lease shall be sent to Landlord at:

c/o Hines GS Properties, Inc.

50 Fremont Street

San Francisco, California 94105

or to such other address as Landlord may designate in writing.

16.	Guarantor:	None

17.	Effective Date:	January , 2012

18.	Tenant Improvement Allowances:

	(a) Phase I Premises Allowance:	$11,734,200.00 (which is equal to $75.00 per square foot of Rentable Area in the Phase I Premises) (See Exhibit B-1)

	(b) Phase II Premises Allowance:	$9,065,100.00 (which is equal to $75.00 per square foot of Rentable Area in the Phase II Premises) (See Exhibit B-2)

	(c) Phase III Premises Allowance:	$9,334,650.00 (which is equal to $75.00 per square foot of Rentable Area in the Phase III Premises) (See Exhibit B-3)

19.	The “State” is the State of California.

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraph 1 through Paragraph 19 which follow) and the Exhibits and Addenda listed below are incorporated herein by this reference.

Schedule 1	Aggregate Base Rent Schedule
Exhibit A-1	Floor Plan(s)
Exhibit A-2	Legal Description of the Project
Exhibit A-3	Expansion Space Floor Plan(s)
Exhibit B-1	Phase I Premises Work Letter
Exhibit B-2	Phase II Premises Work Letter
Exhibit B-3	Phase III Premises Work Letter
Exhibit B-4	Landlord’s Contractor Insurance Requirements
Exhibit C	Building Rules and Regulations
Exhibit D	Form Tenant Estoppel Certificate
Exhibit E	Tenant’s Commencement Letter
Exhibit F	Form of Letter of Credit
Exhibit G	Examples of Improvements
Exhibit H	Current Renovation Plans
Exhibit I	Form of Purchase and Sale Agreement
Exhibit J	Title Exceptions
Exhibit K	Memorandum of Lease
Exhibit L	Excluded Space
Exhibit M	Current Security Program
Exhibit N	List of Approved Subcontractors
Exhibit O	Restricted Party Exclusions

Addendum One	Two Renewal Options for Phase I Premises (Baseball Arbitration)
Addendum Two	Two Renewal Options for Phase II Premises (Baseball Arbitration)
Addendum Three	Two Renewal Options for Phase III Premises (Baseball Arbitration)
Addendum Four	Expansion Option
Addendum Five	Contraction Option
Addendum Six	Right of First Offer to Lease Additional Space
Addendum Seven	Right of First Offer to Purchase Project
Addendum Eight	Purchase Option
Addendum Nine	Signage Rights
Schedule 1 to Addendum Nine	Signage Drawings
Schedule 2 to Addendum Nine	Interior Wall Signage Details

STANDARD LEASE PROVISIONS

1.	TERM

(a) The Initial Term of this Lease and the Rent (defined below) for the Phase I Premises, Phase II Premises and Phase III Premises shall commence in accordance with the tables set forth in Item 9 of the Basic Lease Provisions. Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease with respect to each respective phase shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Phase I Premises Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions with respect to the Phase I Premises, subject to any extension of the Initial Term for the Phase I Premises exercised in accordance with the terms and conditions expressly set forth herein. As used herein, “Phase II Premises Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions with respect to the Phase II Premises, subject to any extension of the Initial Term for the Phase II Premises exercised in accordance with the terms and conditions expressly set forth herein. As used herein, “Phase III Premises Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions with respect to the Phase III Premises, subject to any extension of the Initial Term for the Phase III Premises exercised in accordance with the terms and conditions expressly set forth herein. The Phase I Premises Term, Phase II Premises Term and Phase III Premises Term shall collectively be referred to herein as the “Lease Term.” Unless Landlord is terminating this Lease prior to the respective termination dates set forth in Item 9 of the Basic Lease Provisions, Landlord shall not be required to provide notice to Tenant of the respective termination dates. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease for the Phase I Premises, Phase II Premises and Phase III Premises. “Tenant Improvements,” as used herein, shall collectively mean and refer to the “Phase I Premises Improvements” (as defined in Exhibit B-1 attached hereto), the “Phase II Premises Improvements” (as defined in Exhibit B-2 attached hereto), and the “Phase III Premises Improvements” (as defined in Exhibit B-3 attached hereto).

(b) The Premises shall be delivered by Landlord to Tenant in various phases in accordance with the respective “Delivery Dates” set forth in the tables in Item 9 of the Basic Lease Provisions. Landlord represents and warrants that (i) the Phase I Premises and Phase II Premises are vacant and unoccupied by any tenant as of the Effective Date, and (ii) that no party other than Landlord has any right to possession of such portions of the Phase I Premises or the Phase II Premises whether as of Effective Date or subsequent thereto. Subject to Paragraph 1(e) below, if any Phase I Delivery Date is delayed or otherwise does not occur on the date set forth in Phase I Premises Table as set forth in Item 9 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Subject to Paragraph 1(e) below, if any Phase II Delivery Date is delayed or otherwise does not occur on the date set forth in Phase II Premises Table as set forth in Item 9 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Subject to Paragraph 1(e) below, if any Phase III Delivery Date is delayed or otherwise does not occur on the date set forth in Phase III Premises Table as set forth in Item 9 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Commencing with each respective Phase I Delivery Date and continuing through each respective Phase I Premises Commencement Date as set forth in the Phase I Premises Table set forth in Item 9 of the Basic Lease Provisions (such time periods between the respective Phase I Delivery Date and Phase I Premises Commencement Date being referred to herein as a “Phase I Pre-Term Access Period”), Tenant shall have the right to enter the respective portions of the Phase I Premises for the sole purpose of preparing such portions of the Phase I Premises for occupancy by Tenant, including, but not limited to, the installation of computer equipment, telephone equipment and other routine network connections and the construction of the respective tenant improvements being constructed pursuant to Exhibits B-1. Commencing with each respective Phase II Delivery Date and continuing through each respective Phase II Premises Commencement Date as set forth in the Phase II Premises Table set forth in Item 9 of the Basic Lease Provisions (such time periods between the respective Phase II Delivery Date and Phase II Premises Commencement Date being referred to herein as a “Phase II Pre-Term Access Period”), Tenant shall have the right to enter the respective portions of the Phase II Premises for the sole purpose of preparing such portions of the Phase II Premises for occupancy by Tenant, including, but not limited to, the installation of computer equipment, telephone equipment and other routine network connections and the construction of the respective tenant improvements being constructed pursuant to Exhibits B-2. Commencing with each respective Phase III Delivery Date and continuing through each respective Phase III Premises Commencement Date as set forth in the Phase III Premises Table set forth in Item 9 of the Basic Lease Provisions (such time periods between the respective Phase III

Delivery Date and Phase III Premises Commencement Date being referred to herein as a “Phase III Pre-Term Access Period”), Tenant shall have the right to enter the respective portions of the Phase III Premises for the sole purpose of preparing such portions of the Phase III Premises for occupancy by Tenant, including, but not limited to, the installation of computer equipment, telephone equipment and other routine network connections and the construction of the respective tenant improvements being constructed pursuant to Exhibits B-3. Except for the payment of Base Rent and Additional Rent and as otherwise set forth in Exhibits B-1, B-2 and B-3, all of the terms and provisions of the Lease shall apply during Tenant’s Phase I Pre-Term Access Period, Phase II Pre-Term Access Period, and Phase III Pre-Term Access Period. Tenant shall be permitted to conduct business (i) in the Phase I Premises during the Phase I Pre-Term Access Period, (ii) in the Phase II Premises during the Phase II Pre-Term Access Period, and (iii) in the Phase III Premises during the Phase III Pre-Term Access Period, in each case without payment of Base Rent and Additional Rent until the applicable Commencement Date set forth in Item 5 of the Basic Lease Provisions. Occupancy in any portion of the Premises shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such applicable Phase I Pre-Term Access Period, Phase II Pre-Term Access Period, and/or Phase III Pre-Term Access Period.

(c) Notwithstanding anything in this Lease to the contrary, with regard to the applicable Delivery Dates with regard to the Phase III Premises, both Landlord and Tenant acknowledge and agree that Pillsbury Winthrop Shaw Pittman (“Pillsbury”) is currently leasing Floors 3, 4, 5, 6, 7, and 8, inclusive (“Pillsbury Space”) until December 31, 2012. If Pillsbury does not timely vacate all of the Pillsbury Space in accordance with the terms and provisions of its lease, then Landlord shall promptly take all available legal actions to remove Pillsbury from the Pillsbury Space.

(d) Periodically as the various portions of the Premises are delivered to Tenant Landlord shall prepare and deliver to Tenant commencement letters in the form of Exhibit E attached hereto (the “Commencement Letter”) which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return a particular Commencement Letter to Landlord within thirty (30) days of its receipt from Landlord, the Commencement Letter as sent by Landlord shall be deemed to have correctly set forth the matters addressed in it. If a Commencement Letter has not been received by Tenant within sixty (60) days following any Delivery Date, Tenant shall be permitted to prepare and send to Landlord a Commencement Letter for such Delivery Date. If Landlord fails to sign and return a particular Commencement Letter to Tenant within thirty (30) days of its receipt from Tenant, the Commencement Letter as sent by Tenant shall be deemed to have correctly set forth the matters addressed in it. Failure of Landlord or Tenant to send a Commencement Letter shall have no effect on the respective commencement dates set forth in Item 9 of the Basic Lease Provisions.

(e) Late Delivery of Premises.

(i) Delivery of Phase I-A Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase I-A Premises” shall mean the entirety of Floors 28, 29, 30, 31 and 32 of the Phase I Premises.

(ii) “Phase I-A Delivery Date” shall mean the date upon which the Phase I-A Delivery Date Conditions have been fully completed.

(iii) “Phase I-A Delivery Date Conditions” shall mean delivery of physical possession of the Phase I-A Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase I-A Premises Outside Delivery Date” shall mean that date which is four (4) months following the Target Phase I-A Delivery Date.

(v) “Target Phase I-A Delivery Date” shall mean the Delivery Date for the Phase I-A Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase I-A Delivery Date Conditions prior to the Target Phase I-A Delivery Date.

(C) If the Phase I-A Delivery Date Conditions have not been completed by the Target Phase I-A Delivery Date, subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to Phase I-A Premises for each day following the Target Phase I-A Delivery Date until the earlier to occur of: (i) the date upon which the Phase I-A Delivery Date Conditions have been completed, and (ii) the thirtieth (30th) day following the Target Phase I-A Delivery Date. If the Phase I-A Delivery Date Conditions have not been completed by the thirtieth (30th) day following the Target Phase I-A Delivery Date (such day being the “Phase I-A Premises Late Delivery Date-A”), subject to extension related to Force Majeure, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to Phase I-A Premises for each day following the Phase I-A Premises Late Delivery Date-A until the date upon which the Phase I-A Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase I-A Premises are referred to herein, collectively, as the “Phase I-A Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase I-A Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase I-A Delivery Date Conditions have not been completed by the Phase I-A Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate this Lease in its entirety or solely as it relates to the Phase I Premises in which event, (x) if Tenant terminates this Lease in its entirety, Landlord shall return any prepaid rent and the Letter of Credit forthwith to Tenant and within thirty (30) days after such termination, Landlord shall make a cash payment to Tenant equal to all Phase I-A Premises Late Delivery Date Abatements accumulated as of the date of such termination, and (y) if Tenant does not terminate this Lease in its entirety, then any Phase I-A Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent. Should the Phase I-A Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase I-A Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase I-A Premises Late Delivery Date Abatements).

(ii) Delivery of Phase I-B Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase I-B Premises” shall mean the entirety of Floors 33, 34 and 35 of the Phase I Premises.

(ii) “Phase I-B Delivery Date” shall mean the date upon which the Phase I-B Delivery Date Conditions have been fully completed.

(iii) “Phase I-B Delivery Date Conditions” shall mean delivery of physical possession of the Phase I-B Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase I-B Premises Outside Delivery Date” shall mean that date which is four (4) months following the Target Phase I-B Delivery Date.

(v) “Target Phase I-B Delivery Date” shall mean the Delivery Date for the Phase I-B Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase I-B Delivery Date Conditions prior to the Target Phase I-B Delivery Date.

(C) If the Phase I-B Delivery Date Conditions have not been completed by the Target Phase I-B Delivery Date, subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to Phase I-B Premises for each day following the Target Phase I-B Delivery Date until the earlier to occur of: (i) the date upon which the Phase I-B Delivery Date Conditions have been completed, and (ii) the thirtieth (30th) day following the Target Phase I-B Delivery Date. If the Phase I-B Delivery Date Conditions have not been completed by the thirtieth (30th) day following the Target Phase I-B Delivery Date (such day being the “Phase I-B Premises Late Delivery Date-A”), subject to extension related to Force Majeure, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to Phase I-B Premises for each day following the Phase I-B Premises Late Delivery Date-A until the date upon which the Phase I-B Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase I-B Premises are referred to herein, collectively, as the “Phase I-B Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase I-B Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase I-B Delivery Date Conditions have not been completed by the Phase I-B Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate this Lease in its entirety or solely as it relates to Phase I Premises, in which event, (x) if Tenant terminates this Lease in its entirety, Landlord shall return any prepaid rent and the Letter of Credit forthwith to Tenant and within thirty (30) days after such termination, Landlord shall make a cash payment to Tenant equal to all Phase I-B Premises Late Delivery Date Abatements accumulated as of the date of such termination, (y) if Tenant does not terminate this Lease in its entirety, then any Phase I-B Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent, and (z) if Tenant terminates this Lease in its entirety, Tenant may continue to occupy any portion of the Premises previously delivered for up to one hundred eighty (180) days thereafter on the terms and conditions of this Lease; provided, that, Tenant shall have no obligation to pay Base Rent or Operating Expenses during such one hundred eighty (180) period. Should the Phase I-B Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase I-B Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase I-B Premises Late Delivery Date Abatements).

(iii) Delivery of Phase II-A Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase II-A Premises” shall mean the entirety of Floor 36 and Floor 37 of the Phase II Premises.

(ii) “Phase II-A Delivery Date” shall mean the date upon which the Phase II-A Delivery Date Conditions have been fully completed.

(iii) “Phase II-A Delivery Date Conditions” shall mean delivery of physical possession of the Phase II-A Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase II-A Premises Outside Delivery Date” shall mean that date which is four (4) months following the Target Phase II-A Delivery Date.

(v) “Target Phase II-A Delivery Date” shall mean the Delivery Date for the Phase II-A Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase II-A Delivery Date Conditions prior to the Target Phase II-A Delivery Date.

(C) If the Phase II-A Delivery Date Conditions have not been completed by the Target Phase II-A Delivery Date, subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to Phase II-A Premises for each day following the Target Phase II-A Delivery Date until the earlier to occur of: (i) the date upon which the Phase II-A Delivery Date Conditions have been completed, and (ii) the thirtieth (30th) day following the Target Phase II-A Delivery Date. If the Phase II-A Delivery Date Conditions have not been completed by the thirtieth (30th) day following the Target Phase II-A Delivery Date (such day being the “Phase II-A Premises Late Delivery Date-A”), subject to extension related to Force Majeure, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to Phase II-A Premises for each day following the Phase II-A Premises Late Delivery Date-A until date upon which the Phase II-A Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase II-A Premises are referred to herein, collectively, as the “Phase II-A Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase II-A Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase II-A Delivery Date Conditions have not been completed by the Phase II-A Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate this Lease in its entirety or solely as it relates to Phase II Premises, in which event, (x) if Tenant terminates this Lease in its entirety, Landlord shall return any prepaid rent and the Letter of Credit forthwith to Tenant and within thirty (30) days after such termination, Landlord shall make a cash payment to Tenant equal to all Phase II-A Premises Late Delivery Date Abatements accumulated as of the date of such termination, (y) if Tenant does not terminate this Lease in its entirety, then any Phase II-A Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent, and (z) if Tenant terminates this Lease in its entirety, Tenant may continue to occupy Phase I Premises for up to one hundred eighty (180) days thereafter on the terms and conditions of this Lease; provided, that, Tenant shall have no obligation to pay Base Rent or Operating Expenses during such one hundred eighty (180) period. Should the Phase II-A Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase II-A Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase II-A Premises Late Delivery Date Abatements).

(iv) Delivery of Phase II-B Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase II-B Premises” shall mean the entirety of Floors 26 and 27 of the Phase II Premises.

(ii) “Phase II-B Delivery Date” shall mean the date upon which the Phase II-B Delivery Date Conditions have been fully completed.

(iii) “Phase II-B Delivery Date Conditions” shall mean delivery of physical possession of the Phase II-B Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase II-B Premises Outside Delivery Date” shall mean that date which is four (4) months following the Target Phase II-B Delivery Date.

(v) “Target Phase II-B Delivery Date” shall mean the Delivery Date for the Phase II-B Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase II-B Delivery Date Conditions prior to the Target Phase II-B Delivery Date.

(C) If the Phase II-B Delivery Date Conditions have not been completed by the Target Phase II-B Delivery Date, subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to Phase II-B Premises for each day following Target Phase II-B Delivery Date until the earlier to occur of: (i) the date upon which the Phase II-B Delivery Date Conditions have been completed, and (ii) the thirtieth (30th) day following the Target Phase II-B Delivery Date. If the Phase II-B Delivery Date Conditions have not been completed by the thirtieth (30th) day following the Target Phase II-B Delivery Date (such day being the “Phase II-B Premises Late Delivery Date-A”), subject to extension related to Force Majeure, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to Phase II-B Premises for each day following the Phase II-B Premises Late Delivery Date-A until the date upon which the Phase II-B Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase II-B Premises are referred to herein, collectively, as the “Phase II-B Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase II-B Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase II-B Delivery Date Conditions have not been completed by the Phase II-B Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate this Lease in its entirety or solely as it relates to Phase II Premises, in which event, (x) if Tenant terminates this Lease in its entirety, Landlord shall return any prepaid rent and the Letter of Credit forthwith to Tenant and within thirty (30) days after such termination, Landlord shall make a cash payment to Tenant equal to all Phase II-B Premises Late Delivery Date Abatements accumulated as of the date of such termination, (y) if Tenant does not terminate this Lease in its entirety, then any Phase II-B Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent, and (z) if Tenant terminates this Lease in its entirety, Tenant may continue to occupy any portion of the Premises previously delivered for up to one hundred eighty (180) days thereafter on the terms and conditions of this Lease; provided, that, Tenant shall have no obligation to pay Base Rent or Operating Expenses during such one hundred eighty (180) period. Should the Phase II-B Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase II-B Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase II-B Premises Late Delivery Date Abatements).

(v) Delivery of Phase II-C Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase II-C Premises” shall mean the entirety of Floor 25 and Floor 40 of the Phase II Premises.

(ii) “Phase II-C Delivery Date” shall mean the date upon which the Phase II-C Delivery Date Conditions have been fully completed.

(iii) “Phase II-C Delivery Date Conditions” shall mean delivery of physical possession of the Phase II-C Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase II-C Premises Outside Delivery Date” shall mean that date which is four (4) months following the Target Phase II-C Delivery Date.

(v) “Target Phase II-C Delivery Date” shall mean the Delivery Date for the Phase II-C Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase II-C Delivery Date Conditions prior to the Target Phase II-C Delivery Date.

(C) If the Phase II-C Delivery Date Conditions have not been completed by the Target Phase II-C Delivery Date, subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to Phase II-C Premises for each day following the Target Phase II-C Delivery Date until the earlier to occur of: (i) the date upon which the Phase II-C Delivery Date Conditions have been completed, and (ii) the thirtieth (30th) day following the Target Phase II-C Delivery Date. If the Phase II-C Delivery Date Conditions have not been completed by the thirtieth (30th) day following the Target Phase II-C Delivery Date (such day being the “Phase II-C Premises Late Delivery Date-A”), subject to extension related to Force Majeure, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to Phase II-C Premises for each day following the Phase II-C Premises Late Delivery Date-A until the date upon which the Phase II-C Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase II-C Premises are referred to herein, collectively, as the “Phase II-C Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase II-C Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase II-C Delivery Date Conditions have not been completed by the Phase II-C Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate this Lease in its entirety or solely as it relates to Phase II Premises, in which event, (x) if Tenant terminates this Lease in its entirety, Landlord shall return any prepaid rent and the Letter of Credit forthwith to Tenant and within thirty (30) days after such termination, Landlord shall make a cash payment to Tenant equal to all Phase II-C Premises Late Delivery Date Abatements accumulated as of the date of such termination, (y) if Tenant does not terminate this Lease in its entirety, then any Phase II-C Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent, and (z) if Tenant terminates this Lease in its entirety, Tenant may continue to occupy any portion of the Premises previously delivered for up to one hundred eighty (180) days thereafter on the terms and conditions of this Lease; provided, that, Tenant shall have no obligation to pay Base Rent or Operating Expenses during such one hundred eighty (180) period. Should the Phase II-C Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase II-C Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase II-C Premises Late Delivery Date Abatements).

(vi) Delivery of Phase III-A Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase III-A Premises” shall mean a portion of Floor 2 and the entirety of Floors 3, 4, 5 and 6 of the Phase III Premises.

(ii) “Phase III-A Delivery Date” shall mean the date upon which the Phase III-A Delivery Date Conditions have been fully completed.

(iii) “Phase III-A Delivery Date Conditions” shall mean delivery of physical possession of the Phase III-A Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase III-A Premises Outside Delivery Date” shall mean December 31, 2013.

(v) “Target Phase III-A Delivery Date” shall mean the Delivery Date for the Phase III-A Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase III-A Delivery Date Conditions prior to the Target Phase III-A Delivery Date.

(C) If the Phase III-A Delivery Date Conditions have not been completed by the date that is sixty (60) days following the Target Phase III-A Delivery Date, subject to extension by virtue of Force Majeure, then for that portion of the Phase III-A Premises which is not timely delivered to Tenant with the Phase III-A Delivery Date Conditions completed, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent for each day following the date which is sixty (60) days following the Target Phase III-A Delivery Date until the date upon which the Phase III-A Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase III-A Premises are referred to herein, collectively, as the “Phase III-A Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase III-A Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase III-A Delivery Date Conditions have not been completed by the Phase III-A Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate the Lease solely as it relates to any portion of the Phase III-A Premises which have not been delivered, in which event, any Phase III-A Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent. Should the Phase III-A Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase III-A Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase III-A Premises Late Delivery Date Abatements). For purposes of clarification, in the event only Floors 5 and 6 are delivered prior to the Phase III-A Premises Outside Delivery Date, then the termination right in this paragraph shall only apply to the remaining portion of the Phase III-A Premises (i.e., being a portion of Floor 2 and the entirety of Floors 3 and 4).

(vii) Delivery of Phase III-B Premises.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Phase III-B Premises” shall mean the entirety of Floor 7 and Floor 8 of the Phase III Premises.

(ii) “Phase III-B Delivery Date” shall mean the date upon which the Phase III-B Delivery Date Conditions have been fully completed.

(iii) “Phase III-B Delivery Date Conditions” shall mean delivery of physical possession of the Phase III-B Premises in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Phase III-B Premises Outside Delivery Date” shall mean December 31, 2013.

(v) “Target Phase III-B Delivery Date” shall mean the Delivery Date for the Phase III-B Premises set forth in Item 9 of the Basic Lease Provisions.

(B) Landlord shall use commercially reasonable efforts to complete the Phase III-B Delivery Date Conditions prior to the Target Phase III-B Delivery Date.

(C) If the Phase III-B Delivery Date Conditions have not been completed by the Target Phase III-B Delivery Date, subject to extension by virtue of Force Majeure, then for that portion of the Phase III-B Premises which is not timely delivered to Tenant with the Phase III-B Delivery Date Conditions completed, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem

Base Rent for each day following the Phase III-B Premises Late Delivery Date until the date upon which the Phase III-B Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Phase III-B Premises are referred to herein, collectively, as the “Phase III-B Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Phase III-B Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Phase III-B Delivery Date Conditions have not been completed by the Phase III-B Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate the Lease solely as it relates to any portion of the Phase III-B Premises which have not been delivered, in which event, any Phase III-B Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent. Should the Phase III-B Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Phase III-B Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Phase III-B Premises Late Delivery Date Abatements). For purposes of clarification, in the event only Floor 7 is delivered prior to the Phase III-B Premises Outside Delivery Date, then the termination right in this paragraph shall only apply to the remaining portion of the Phase III-B Premises (i.e., being the entirety of Floor 8).

(viii) Delivery of Expansion Space-A.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Expansion Space-A” shall mean the entirety of Floor 9 and Floor 10 of the Expansion Space.

(ii) “Expansion Space-A Delivery Date” shall mean the date upon which the Expansion Space-A Delivery Date Conditions have been fully completed.

(iii) “Expansion Space-A Delivery Date Conditions” shall mean delivery of physical possession of Expansion Space-A in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Expansion Space-A Premises Outside Delivery Date” shall mean December 31, 2013.

(v) “Target Expansion Space-A Delivery Date” shall mean the Delivery Date for Expansion Space-A set forth in Addendum 4.

(B) Provided that Tenant timely exercises the Expansion Option set forth in Addendum 4 of this Lease, Landlord shall use commercially reasonable efforts to complete the Expansion Space-A Delivery Date Conditions prior to the Target Expansion Space-A Delivery Date.

(C) If the Expansion Space-A Delivery Date Conditions have not been completed by the date following the Target Expansion Space-A Delivery Date, subject to extension by virtue of Force Majeure, then for that portion of the Expansion Space-A Premises which is not timely delivered to Tenant with the Expansion Space-A Delivery Date Conditions completed, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent for each day following the Expansion Space-A Premises Late Delivery Date until the date upon which the Expansion Space-A Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Expansion Space-A Premises are referred to herein, collectively, as the “Expansion Space-A Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Expansion Space-A Premises Late Delivery Date Abatements against payments of Rent as they become due.

(D) Further, if the Expansion Space-A Delivery Date Conditions have not been completed by the Expansion Space-A Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate the Lease solely as it relates to any portion of the Expansion Space-A Premises which have not been delivered, in which event, any Expansion Space-A Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent. Should the Expansion Space-A Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Expansion Space-A Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Expansion Space-A Premises Late Delivery Date Abatements). For purposes of clarification, in the event only Floor 9 is delivered prior to the Expansion Space-A Premises Outside Delivery Date, then the termination right in this paragraph shall only apply to the remaining portion of the Expansion Space-A Premises (i.e., being the entirety of Floor 10).

(ix) Delivery of Expansion Space-B.

(A) For purposes of this Lease, the following terms shall have the following meanings:

(i) “Expansion Space-B” shall mean the entirety of Floors 11, 12, and 14 of the Expansion Space.

(ii) “Expansion Space-B Delivery Date” shall mean the date upon which the Expansion Space-B Delivery Date Conditions have been fully completed.

(iii) “Expansion Space-B Delivery Date Conditions” shall mean delivery of physical possession of the Expansion Space-B in broom clean condition and with all data cabling and movable furniture removed therefrom.

(iv) “Expansion Space-B Premises Outside Delivery Date” shall mean February 1, 2014.

(v) “Target Expansion Space-B Delivery Date” shall mean the Delivery Date for Expansion Space-B set forth in Addendum 4.

(B) Provided that Tenant timely exercises the Expansion Option set forth in Addendum 4 of this Lease, Landlord shall use commercially reasonable efforts to complete the Expansion Space-B Delivery Date Conditions prior to the Target Expansion Space-B Delivery Date.

(C) If the Expansion Space-B Delivery Date Conditions have not been completed by the date following the Target Expansion Space-B Delivery Date, subject to extension by virtue of Force Majeure, then for that portion of the Expansion Space-B Premises which is not timely delivered to Tenant with the Expansion Space-B Delivery Date Conditions completed, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent for each day following the Expansion Space-B Premises Late Delivery Date until the date upon which the Expansion Space-B Delivery Date Conditions have been completed (the Base Rent abatements described herein with regard to Expansion Space-B Premises are referred to herein, collectively, as the “Expansion Space-B Premises Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Expansion Space-B Premises Late Delivery Date Abatements against payments of Rent as they become due

(D) Further, if the Expansion Space-B Delivery Date Conditions have not been completed by the Expansion Space-B Premises Outside Delivery Date, subject to extension related to Force Majeure, Tenant shall have the right to terminate the Lease solely as it relates to any portion of the Expansion Space-B Premises which have not been delivered, in which event, any Expansion Space-B Premises Late Delivery Date Abatements shall survive and may be applied against Base Rent. Should the Expansion Space-B Delivery Date Conditions be completed prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Expansion Space-B Delivery Date Conditions (provided that Tenant shall be entitled to receive all of the Expansion Space-B Premises Late Delivery Date Abatements). For purposes of clarification, in the event only Floor 11 is delivered prior to the Expansion Space-B Premises Outside Delivery Date, then the termination right in this paragraph shall only apply to the remaining portion of the Expansion Space-B Premises (i.e., being the entirety of Floors 12 and 14).

(f) With regard to the delivery of the Phase I-A Premises, Phase I-B Premises, Phase II-A Premises, Phase II-B Premises, Phase II-C Premises, Phase III-A Premises, Phase III-B Premises, Expansion Space–A, and Expansion Space-B, Landlord shall only be permitted to deliver such Premises in full floor increments (other than with respect to Floor 2).

2.	BASE RENT AND SECURITY DEPOSIT

(a) Tenant agrees to pay during each month of the Lease Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.

(b) Except as otherwise expressly provided in this Lease to the contrary, Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the respective commencement dates and continuing on the first day of each calendar month thereafter until the expiration of the respective Lease Terms. The installment payable upon execution (as set forth in Item 6 of the Basic Lease Provisions) shall be payable following the execution of this Lease by Tenant and such sum shall be applied towards the first installment of Base rent due hereunder until such time as the installment payable upon execution has been exhausted. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If there are any partial months during any respective Lease Term, then the Rent for such partial month shall be calculated on a per diem basis.

(c) Simultaneously with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord or Landlord’s attorney a Letter of Credit (the “Letter of Credit”), in form and substance as set forth in Exhibit F attached hereto, or otherwise satisfactory to Landlord in its reasonable discretion, issued from a bank that is listed on Landlord’s approved list of banks, as the same may change from time to time (an “Approved Issuing Bank”), in the initial amount of Six Million Dollars ($6,000,000.00). Landlord’s approved list of banks shall in no event contain less than ten (10) financial institutions with offices in New York, New York or San Francisco, California. The Letter of Credit shall be held by Landlord as security for the performance of the provisions of this Lease by Tenant. At a minimum the Letter of Credit shall provide for the following:

(i) It shall terminate no sooner than sixty (60) days following the later to occur of the expiration date of the Phase I Premises Term, Phase II Premises Term, or Phase III Premises Term. If the Letter of Credit is for a shorter period of time, then the Letter of Credit shall automatically renew or be replaced annually unless Landlord (the beneficiary thereof) is notified in writing by the issuer at least sixty (60) days prior to the expiry date that the Letter of Credit will not be renewed or replaced; and if Landlord is so notified of such non-renewal/non-replacement, Landlord (the beneficiary thereof) shall have the right to draw the full amount of such Letter of Credit prior to such earlier expiry date.

(ii) It shall be irrevocable.

(iii) It shall be transferable to any successor to Landlord’s interest under this Lease.

If at any time during the Lease Term the bank or financial institution that issues the Letter of Credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, or if there is a material adverse change, as reasonably determined by Landlord, in the financial or business condition of the bank or financial institution that issued the Letter of Credit as compared to the issuance of the Letter of Credit, or following its initial one (1) year term the date of its renewal, then following written notice from Landlord, Tenant shall have ten (10) Business Days to replace the Letter of Credit with a new letter of credit from a bank or financial institution on Landlord’s then-current list of approved banks. If Tenant does not replace the Letter of Credit with a new letter of credit, which shall be issued from an Approved Issuing Bank, within such ten (10) Business Day period, then notwithstanding anything in the Lease to the contrary, Landlord shall have the right to draw upon the Letter of Credit for the full amount of the Letter of Credit and apply the proceeds in accordance with the terms of this Paragraph 2(c). Notwithstanding the foregoing, if Landlord approves the form of Letter of Credit, then any discrepancies between the terms of this Paragraph 2(c) and the form of Letter of Credit approved by Landlord shall be governed by the provisions of the Landlord approved Letter of Credit accepted and retained by Landlord.

Within ten (10) Business Days following the Phase II-A Delivery Date, the Letter of Credit shall be increased by the sum of Three Million Dollars ($3,000,000) so that the Letter of Credit deposited with Landlord thereafter shall be in the sum of Nine Million Dollars ($9,000,000). Tenant shall deliver to Landlord a new Letter of Credit (or amendment to the existing Letter of Credit) in such increased amount. Within ten (10) Business Days following the Phase III-A Delivery Date, the Letter of Credit shall be increased by the sum of Three Million Dollars ($3,000,000) so that the Letter of Credit deposited with Landlord thereafter shall be in the sum of Twelve Million Dollars ($12,000,000). Tenant shall deliver to Landlord a new Letter of Credit (or amendment to the existing Letter of Credit) in such increased amount. Provided no Material Default (defined in Paragraph 12 of this Lease) by the Tenant has occurred and is continuing, then the amount of the Letter of Credit may be reduced on September 1, 2016 (or such later date as the Material Default has been cured) by the sum of Six Million Dollars ($6,000,000) so that the Letter of Credit deposited with Landlord thereafter shall be in the sum of Six Million Dollars ($6,000,000). Provided no Material Default by the Tenant has occurred and is continuing, then the amount of the Letter of Credit may be reduced on November 1, 2018 (or such later date as the Material Default has been cured) by the sum of Three Million Dollars ($3,000,000) so that the Letter of Credit deposited with Landlord thereafter shall be in the sum of Three Million Dollars ($3,000,000). Provided no Material Default by the Tenant has occurred and is continuing, then the amount of the Letter of Credit may be reduced as of April 30, 2030 (or such later date as the Material Default has been cured) by the sum of Three Million Dollars ($3,000,000) so that the Letter of Credit deposited with Landlord thereafter shall be in the sum of Zero ($0). Landlord agrees to authorize such reduction in writing to the issuer of the Letter of Credit. With respect to the increases and decreases to the Letter of Credit amount as set forth herein, Landlord shall return the original Letter of Credit deposited hereunder to Tenant within five (5) Business Days following Tenant’s delivery of the new Letter of Credit. The Letter of Credit shall be held by Landlord as security for the performance of the provisions of this Lease by Tenant.

If Tenant is in Material Default under this Lease, Landlord may draw down the Letter of Credit and use, apply or retain such portion of the proceeds from the Letter of Credit as may be necessary (i) for the payment of any Rent or any other sum in default, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Material Default hereunder to the extent permitted by this Lease, or (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s Material Default hereunder to the extent permitted by this Lease, including, without limitation, costs and reasonable attorneys’ fees incurred by Landlord to recover possession of any portion of the Premises following a Material Default by Tenant hereunder. The use or application of the proceeds from the Letter of Credit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any law and shall not be construed as liquidated damages. In the event Landlord draws down the Letter of Credit pursuant to the terms of this Lease, Landlord shall not be required to keep the proceeds of the Letter of Credit separate from its general funds and Tenant shall not be entitled to interest thereon. If Landlord is notified that the Letter of Credit will not be renewed or replaced as set forth in Paragraph 2(c)(i) above, Landlord shall have the right to draw the full amount of such Letter of Credit commencing thirty (30) days prior to such earlier expiry date and the amounts so drawn shall be held by Landlord as a Security Deposit, and applied and disbursed in accordance with the terms of this Paragraph 2(c).

If any portion of the Letter of Credit is used or applied by Landlord in accordance with this Paragraph 2(c), Tenant shall, within ten (10) Business Days after demand therefor, deposit cash or an amended, substituted or replacement Letter of Credit with Landlord in an amount sufficient to restore the Security Deposit to the appropriate amount, as determined hereunder. At any time that Landlord is holding proceeds of the Letter of Credit (and has not applied such proceeds as permitted herein) and provided that Tenant is not in Material Default or has filed for bankruptcy or had an involuntary bankruptcy filed against it, Tenant may deposit a Letter of Credit that complies with all requirements of this Paragraph 2(c), in which event Landlord shall return the cash to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant shall fully perform every provision of this Lease to be performed by it, the Letter of Credit (or proceeds thereof, to the extent the Landlord has drawn against the Letter of Credit) shall be returned to Tenant within ten (10) Business Days following the expiration or sooner termination of this Lease. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code.

(d) The parties agree that for all purposes hereunder the Premises (including the Expansion Space) and the Project shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions. Landlord calculated the Rentable Area described in Item 3 of the Basic Lease Provisions using the “Standard Method for Measuring Floor Area in Office Buildings,” approved as of June 7, 1996 by the American National Standards Institute, Inc. (ANSI/BOMA Z65.1-1996; the “BOMA Standard”).

(e) Except as otherwise expressly provided in this Lease, the provisions for payment of Operating Expenses by means of periodic payment of Tenant’s Proportionate Share of estimated Operating Expenses and the year end adjustment of such payments are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses of the nature described in Paragraph 3 of this Lease.

3.	ADDITIONAL RENT

(a) Tenant shall pay to Landlord each month as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of Operating Expenses (defined below).

(b) Subject to the provisions of Paragraph 18, “Tenant’s Proportionate Share” shall mean a fraction, the numerator of which is the Rentable Area of the Premises then being leased by Tenant, and the denominator of which is the total Rentable Area of the Office Area. If changes are made to the Premises or Building, changing the number of Rentable Area contained in the Premises or Office Area (as the case may be) from that set forth in Item 3 of the Basic Lease Provisions, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share (i.e., based upon the formula used in calculating Tenant’s Proportionate Share as described in the preceding sentence). Upon each respective commencement date set forth in the tables in Item 9 of the Basic Lease Provisions, “Tenant’s Proportionate Share” shall be increased in order to account for the additional portion of the Premises being leased by Tenant.

(c) “Operating Expenses” means all reasonable and customary costs, expenses and obligations incurred by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, including without limitation, the following:

(i) Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project (collectively, (“Taxes”). Taxes shall also include, without limitation:

(A) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(B) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Taxes” for the purposes of this Lease;

(C) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Project, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(D) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(E) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or

(F) any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Taxes.

Taxes do not include all excess profits taxes, franchise taxes, gift taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal or state income, corporate, capital stock or capital gains taxes, penalties incurred as a result of Landlord’s failure to pay taxes or to file any tax or informational returns and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), unless such income, franchise, transfer, gift, inheritance, succession, estate, corporate, capital stock, capital gains or profit taxes are in substitution for any Taxes payable hereunder. In addition to the foregoing, Taxes shall exclude the value of improvements in other tenants’ premises as allocated to such other tenants on the assessment and assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “Building Standard” in other space in the Building are assessed. If, for any tax fiscal year, the Project is not separately assessed, but is assessed jointly with other property, then Landlord shall equitably apportion such Taxes for such tax fiscal year based upon allocable tax basis among the properties jointly assessed. Notwithstanding anything else herein to the contrary, if any assessment included in Taxes can be paid by Landlord in installments, such assessment shall be paid (or, at Landlord’s option, shall be included in Taxes on an amortized basis as if it were paid) in the maximum number of installments permitted by Law.

If, by law, any Taxes may be paid in installments (whether or not interest accrues on the unpaid balance), then, for any calendar year, Landlord shall include in the calculation of such Taxes only the amount of the installments (with any interest) due and payable during such year had Landlord selected the longest permissible period of payment.

(ii) The cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; all maintenance, janitorial and service agreements for the Project and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Building exterior and service areas; insurance permitted to be carried by Landlord pursuant to Paragraph 8(d)(iv) (and any additional insurance Landlord determines to carry shall not be an Operating Expense hereunder) and the commercially reasonable deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Project; any association assessments, costs, dues and/or expenses relating to the Project, personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement of window coverings provided by Landlord in the premises of tenants in the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); the maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; license, permit and inspection fees; all costs and expenses required by any governmental or quasi-governmental authority or by applicable law, for any reason, including capital improvements, whether capitalized or not, and the cost of any capital improvements made to the Project by Landlord that improve life-safety systems or reduce operating expenses and the costs to replace items which Landlord would be obligated to maintain under the Lease (such costs to be amortized over its useful life as Landlord shall reasonably determine together with interest thereon at the rate of seven percent (7%) per annum); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance; Common Area (defined below) repair, resurfacing, operation and maintenance; costs of the property management office and office operation; all supplies, materials and rental equipment used in the operation and maintenance of the Project, including, without limitation, temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first-class office building; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building; and the cost of providing security services, if any, deemed appropriate by Landlord.

The following items shall be excluded from Operating Expenses:

(A) Leasing commissions, attorneys’ fees, advertising costs, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(B) Costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants, Tenant or vacant space or space in the Project which would normally be occupied by tenants and costs incurred in removing property improvements of former tenants or other occupants of the Project;

(C) Landlord’s costs of any services sold to tenants or Tenant for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent payable under the lease with such tenant or Tenant or other occupant;

(D) Any depreciation or amortization of the Project except as expressly permitted herein;

(E) Costs, fines, penalties, or interest incurred due to a violation of Laws or the terms and conditions of any lease by Landlord or any other tenant in the Project;

(F) Debt service, rental under any ground or underlying lease, or interest, principal, points and fees on any encumbrance, mortgage or other debt instrument encumbering the Project;

(G) All items and services for which Tenant or other tenants reimburse Landlord outside of Operating Expenses;

(H) Costs of repairs or other work occasioned by fire, windstorm, or other casualty of an insurable nature, whether or not Landlord carries such insurance (except for any insurance deductible provided for herein which such deductibles shall be included in the definition of Operating Expenses);

(I) Costs incurred by Landlord for alterations, additions, and replacements which are considered capital expenditures under generally accepted accounting principles, consistently applied, except to the extent (i) that they are acquired to cause, in Landlord’s good faith judgment, an immediate (i.e., commencing within the first year after completion of such repairs or improvements or installation of such equipment) reduction in other Operating Expenses, amortized over the useful life of such improvements at an annual rate reasonably calculated to equal the amount of Operating Expenses to be saved in each calendar year throughout the Lease Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Operating Expenses), or (ii) that they are incurred due to any new Laws first enacted or made applicable to the Project after the Effective Date of this Lease, or (iii) improving life-safety systems but not to exceed an amortized amount of $150,000 per calendar year for the entire Project for such life safety system improvements (such items (i) – (iii) being included in the definition of Operating Expenses);

(J) To the extent the Project is not in compliance with Laws as of the Effective Date of this Lease, then costs of bringing the Common Areas of the Project into compliance with building codes, laws, rules, regulations, ordinances, or any other governmental rules or requirements, including, without limitation, the Americans With Disabilities Act of 1990 and Title 24 of the California Code of Regulations (or its successor);

(K) Repairs or other work under Paragraph 10 of this Lease paid for through condemnation proceeds;

(L) Repairs resulting from any defect in the original design or construction of any improvements to the Project following the Effective Date hereof the cost of which is not included in Operating Expenses (i.e. the Renovation Work (as defined in Paragraph 19(dd) below));

(M) Leasing commissions, accountants’ fees (except with respect to accountants’ fees incurred in connection with preparing and furnishing Landlord’s statement of Operating Expenses pursuant to Paragraph 3(e) below shall be included in Operating Expenses or any protest of Taxes), and attorneys’ fees and costs incurred in connection with negotiations or disputes with tenants of the Project;

(N) Landlord’s costs of electricity and other services sold or provided to tenants in the Project and for which Landlord is reimbursed by such tenants or Tenant as a separate additional charge and above the base rent or additional rent payments payable under the lease with such tenant or Tenant;

(O) All items and services for which Tenant or any other tenant reimburses Landlord for or with respect to which Landlord provides without reimbursement selectively to one or more tenants or occupants of the Project other than Tenant as a separate additional charge and above the base rent or additional rent payments payable under the lease with such tenant or occupants;

(P) Costs incurred by Landlord due to violation by Landlord or any other tenant or occupant of the Building of applicable laws, rules or regulations, the terms and conditions of any lease, ground lease, mortgage or deed of trust, or other covenants, conditions or restrictions encumbering the Building or the Land;

(Q) Payment of principal, fees, points, and/or interest on debt or amortization payments of any mortgage or mortgages executed by Landlord covering the Project (or any portion thereof), and rental payments under any ground or underlying lease or leases;

(R) Landlord’s general corporate overhead and all general administrative overhead expenses for services not specifically performed for the Project;

(S) Penalties and interest due to a violation of Laws by Landlord relating to the Project (but this provision does not relieve Tenant of liability for penalties or interest incurred due to violations of Laws by Tenant);

(T) Salaries wages, bonuses, and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare, and other fringe benefits, and vacation, holidays, and other paid absence benefits) relating to asset managers, leasing agents, promotional directors, officers, directors, or executives of Landlord;

(U) Overhead and profit increments paid to subsidiaries or affiliates of Landlord or to any other party for goods or services on or to the Project (or any portion thereof), to the extent such overhead and profit increments exceed that which would have been earned by or paid to an independent, third-party provider of the same or similar goods or services on an arms length basis;

(V) Costs incurred in the operation of any concession serving the Project, including, without limitation, parking facilities;

(W) Compensation paid to clerks, attendants, and other persons in any concessions operated by Landlord;

(X) Brokerage commissions, attorneys’ and accountants’ fees related thereto, loan brokerage fees, closing costs, interest charges and other similar costs incurred in connection with the sale, refinancing, mortgaging, or selling, or change of ownership of the Project;

(Y) All costs incurred by Landlord in connection with any dispute relating to the Landlord’s title to or ownership of the Project or any portion thereof;

(Z) Contributions to political or charitable organizations;

(AA) Expenses and costs relating in any way whatsoever to the identification, testing, monitoring and control, encapsulation, removal, replacement, repair, or abatement of any Hazardous Materials or mold within the Building or Project;

(BB) Costs of correcting defects in the Building, and the Common Areas of the Project, or the equipment used therein and the replacement of defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord, except that conditions resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;

(CC) Interest and penalties due to late payments of taxes and utility bills or any other obligations;

(DD) Expenses incurred in connection with the design, approval or installation of tenant improvements made for tenants or other occupants of the Building or incurred in renovating, improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(EE) Rentals incurred in leasing HVAC systems, elevators or other equipment that if purchased rather than rented would constitute a capital item that is excluded, except for (i) rental costs incurred in making repairs or in keeping Building Systems in operation while repairs are being made, and (ii) rental costs of equipment not affixed to the Building that is used in providing janitorial or similar services;

(FF) Any damage and repairs covered under any insurance policy carried by, or required to be carried by Landlord;

(GG) Costs incurred in connection with the operation of the business of the entity constituting Landlord, as distinguished from costs of operating the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building;

(HH) Costs to provide any tenant of the Project with any Extra Services (as defined herein);

(II) The cost of any “tenant relations” parties, events or promotions that are in excess of $60,000 per calendar year for the entire Project;

(JJ) Costs attributable to an increase in the size of the Project management office to the extent it is increased to greater than 3,500 square feet of Rentable Area;

(KK) Rent attributable to the Project management office to the extent such rent is greater than fair market rent for such space or rent attributable to any portion of the Project management office in excess of 3,500 square feet of Rentable Area;

(LL) Relocation costs of the Project management office;

(MM) Property management fees in excess of three percent (3%) of gross revenues from the Project (“Management Fee Percentage”) (which Management Fee Percentage shall in no event be greater than the percentage for management fees charged by Landlord to any other tenant or occupant of Office Area in the Building (“Other Tenant”) under a new lease entered into by Landlord after the Effective Date hereof (“New Lease”), and if Landlord agrees to charge a lesser percentage for management fees to any Other Tenant under a New Lease, then the Management Fee Percentage to be paid by Tenant under this Lease shall be reduced for Tenant to the lower percentage for management fees payable by such Other Tenant under the New Lease during the term of such Other Tenant’s New Lease);

(NN) Any reserves for bad debts, rent loss, capital items, future Operating Expenses or any other purpose;

(OO) Costs of acquiring or purchasing any artwork;

(PP) Costs and expenses of providing HVAC service to other tenant spaces in the Building outside of Business Hours;

(QQ) Costs and expenses to provide janitorial service, water, gas, fuel, steam, lights, sewer service and other utilities to other tenants or occupants of the Building materially in excess of amounts typically used in connection with ordinary office use;

(RR) Costs relating to the repair of structural portions of the foundations, floors and exterior walls and all structural seismic upgrading costs but only to the extent the amortized portion of such costs exceeds $250,000 in a given calendar year for the entire Project (i.e., the initial amortized amount of $250,000 in any given calendar year for the entire Project shall be included in Operating Expenses);

(SS) The cost of labor and employees with respect to personnel not located at the Building on a full-time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel;

(TT) Costs for janitorial services for any Rentable Area in the Project to the extent Tenant provides such services to the Premises at its own cost;

(UU) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building;

(VV) The cost of repairs or other work resulting from a casualty or occurrence with regard to which either Landlord or Tenant elects to terminate this Lease;

(WW) The cost of operation, repair, maintenance and other expenses relating to the portions of the Project used for retail and restaurant use; and

(XX) Costs and expenses of providing electricity to areas of the Building outside of the Common Areas.

(d) Operating Expenses for any calendar year during which actual occupancy of the Project is less than ninety-five percent (95%) of the Rentable Area of the Office Area shall be adjusted to the amount of Operating Expenses that would have been incurred if more than ninety-five percent (95%) of the Rentable Area of the Office Area had been occupied. In no event shall any adjustments to Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Expenses paid by Landlord in any such calendar year. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Project or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. In the event (i) any respective commencement date for a portion of the Premises shall be a date other than January 1, (ii) the date fixed for the expiration of any portion of the Premises shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Expenses among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated. Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Project.

(e) Landlord’s current estimate of Operating Expenses for the calendar year 2012 is the amount shown in Item 8 of the Basic Lease Provisions. Prior to the commencement of each calendar year of the Lease Term, Landlord shall give to Tenant a written good faith reasonable estimate of Tenant’s Proportionate Share of the Operating Expenses for the Project for the ensuing year. Tenant shall pay such reasonably and in good faith estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. On or before May 1 of each calendar year, Landlord shall furnish Tenant a statement indicating in reasonable detail the Operating Expenses for the past calendar year, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such Operating Expenses as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant within thirty (30) days of demand from Landlord. Any amount due Tenant shall be credited against Rent next becoming due or refunded to Tenant, if requested by Tenant.

(f) Landlord shall maintain for a period of at least two (2) years following the end of the calendar year to which they pertain complete and accurate books and records of all Operating Expenses.

(g) Tenant shall be liable for payment of all taxes and assessments (i) levied against any personal property or trade fixtures of Tenant in or about the Premises, (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises, and (iii) levied for any business, professional, or occupational license fees. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall within thirty (30) days following demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. In the event that the Project is owned by an entity the property of which is exempt from taxation pursuant to the California Revenue and Taxation Code, Tenant’s possessory interest may be subject to property taxation pursuant to Section 107.6 of the California Revenue and Taxation Code and to the payment of property taxes levied on that interest. The full cash value, as defined in Sections 110 and 110.1 of the California Revenue and Taxation Code, of the possessory interest, upon which property taxes will be based, shall equal the greater of (A) the full cash value of the possessory interest or (B) if Tenant has leased less than all of the Project, Tenant’s allocable share of the full cash value of the Project that would have been enrolled if the Project had been subject to property tax upon acquisition by Landlord. The full cash value as provided for pursuant to either (A) or (B) of the preceding sentence shall reflect the anticipated term of possession if, on the lien date described in Section 2192 of the California Revenue and Taxation Code, that term is expected to terminate prior to the end of the next succeeding fiscal year. Tenant’s allocable share shall, subject to the preceding sentence, be the Rentable Area of the Premises divided by the Rentable Area of the Project.

(h) Any delay or failure of Landlord in either (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of Operating Expenses, shall not constitute a waiver of its right to require an increase in Rent, or in any way impair the continuing obligations of Tenant under this Paragraph 3; provided that, Landlord’s failure to deliver a statement within nine (9) months following the end of any calendar year shall be deemed Landlord’s waiver of any right to collect any short fall of Tenant’s Proportionate Share of Operating Expenses for such calendar year. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or an independent certified public accountant (but (a) in no event shall Tenant hire or employ an accounting firm or any other person to audit Landlord as set forth under this Paragraph 3(h) who is compensated or paid for such audit on a contingency basis and (b) in the event Tenant hires or employs an independent party to perform such audit, Tenant shall provide Landlord with a copy of the engagement letter) shall have the right after reasonable notice and at reasonable times to inspect at Landlord’s property manager’s office Landlord’s books and records (including, without limitation, applicable invoices) as shall be necessary for Tenant to verify, at Tenant’s cost and expense, actual Operating Expenses for the then most recent two (2) calendar years of the Lease Term (an “Audit”). If, within thirty (30) days following delivery of such Audit, Landlord fails to reject in writing Tenant’s Audit report, then Tenant’s Audit report shall be deemed approved by Landlord. If Landlord timely disputes such Additional Rent as set forth in the Audit, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Expenses and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant each acting in good faith; provided, however, if Landlord and Tenant are unable to agree on such auditor, then Landlord shall select either (i) Price Waterhouse Coopers, (ii) Ernst & Young, (iii) Grant Thornton, or (iv) Deloitte to be such auditor; provided that Landlord cannot select the firm who prepared Landlord’s original statement to which Tenant objected. If the Certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Base Rent and Operating Expenses or, at the request of Tenant, promptly refund such excess to Tenant and Landlord shall pay the cost of the Certification and the Audit (to the extent set forth below). Conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Expenses, then Tenant shall promptly pay such additional Operating Expenses to Landlord within thirty (30) days after demand therefor by Landlord and the cost of the Certification and Audit shall be paid by Tenant. If any Audit shows, or if the Certification process confirms that, the aggregate amount of Operating Expenses paid by Tenant in the applicable period was overstated by Landlord pursuant to the reports described above by more than three percent (3%), Landlord shall reimburse Tenant, up to a maximum amount of Twenty Thousand Dollars ($20,000.00), for the reasonable, out-of-pocket costs and expenses incurred by Tenant in connection with such Audit. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.

(i) Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of Operating Expenses for the year in which this Lease terminates (subject to Tenant’s Audit rights), Tenant shall immediately pay any increase due over the estimated Operating Expenses paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.

(j) At any time within one hundred twenty (120) days prior to the final date in which an appeal to a particular property tax for the Project must be filed, Tenant may provide a written inquiry to Landlord in order to determine if Landlord intends to file an appeal for the tax bill in question. Landlord shall have twenty (20) days from its receipt of Tenant’s inquiry in order to advise Tenant if it elects to file an appeal. If Landlord fails to respond within such twenty (20) day period, then Tenant may send a second notice to Landlord, which such second notice shall state in capital letters at the top of such notice: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE IN TEN (10) DAYS SHALL BE DEEMED THAT LANDLORD HAS ELECTED TO NOT FILE AN APPEAL TO THE HEREIN REFERENCED TAX BILL, IN WHICH CASE TENANT MAY ELECT TO FILE AN

APPEAL OF SUCH TAX BILL PURSUANT TO PARAGRAPH 3(j) OF THE LEASE.” If Landlord fails to respond to Tenant’s second notice within ten (10) days after its receipt, then Landlord shall be deemed to have elected to not appeal the tax bill in question. If Landlord elects (or is deemed to have elected) not to appeal property taxes for the Project which relate to any portion of the Lease Term, then Landlord agrees to cooperate with Tenant should Tenant desire to appeal such property taxes for the Project. If Tenant elects to exercise the option to appeal pursuant to this Paragraph 3(j), then Tenant is required to provide Landlord with written notice (“Appeals Notice”) at least sixty (60) days prior to the final date in which the appeal must be filed. Upon receipt of the Appeals Notice, Landlord shall retain a third party reasonably approved by Tenant in order to file and prosecute such appeal and thereafter Landlord shall diligently prosecute such appeal. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the property taxes for the calendar year in question as compared to the original bill received for such calendar year, then the costs for such appeal shall be included as an Operating Expense and passed through to the tenants of the Building. In turn, if the appeal is not successful, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of such tax increase or assessment for such calendar year. In no event shall Tenant be permitted to exercise its rights under this Paragraph 3(j), at any time when there is a continuing Material Default under this Lease. In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Paragraph 3(j), and Tenant’s right to benefit from any reduction in the Taxes, shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of the Lease. If there are any appeals pending during any time in which Tenant exercises either its Right of First Offer to Purchase the Project pursuant to Addendum Seven or Purchase Option pursuant to Addendum Eight, then the purchase price paid by Tenant shall be increased by any costs incurred by Landlord prior to the closing of the sale for any appeals that are pending which were brought by Landlord at the request of Tenant. Upon Tenant’s written request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Taxes.

(k) The Base Rent, Additional Rent, late fees, and other amounts required to be paid by Tenant to Landlord hereunder are sometimes collectively referred to as, and shall constitute, “Rent”.

4.	IMPROVEMENTS AND ALTERATIONS

(a) Subject to those express representations and warranties by Landlord expressly set forth herein, Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term; provided, however, and notwithstanding the foregoing to the contrary, Landlord agrees (i) to perform the Renovation Work, (ii) to deliver the Premises vacant, in broom clean condition and with all data cabling and movable furniture removed therefrom, and (iii) to provide the Tenant Improvement Allowances set forth in Item 18 of the Basic Lease Provisions which shall be disbursed in accordance with the terms and conditions of Exhibits B-1, B-2, and B-3.

(b) Tenant shall make no alterations, changes or additions in or to the Premises (collectively, “Alterations”) without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within ten (10) Business Days after receipt of Tenant’s request for approval of the proposed Alterations, provided that, if Landlord fails to respond, Landlord shall be deemed to have approved the proposed Alterations. Notwithstanding the foregoing, Tenant may perform non-structural improvements to the interior of the Premises (such as painting, carpeting and wall covering) without Landlord’s prior consent but with prior notice to Landlord, provided that: (i) the improvements do not impact or affect the structural integrity, the roof of the Building, the building systems (including, without limitation, the HVAC, electric, mechanical, plumbing, fire, or life safety systems) (the “Building Systems”) or the operation of the Building; (ii) such improvements do not cost in excess of $50,000 per floor or $500,000 in the aggregate in any one (1) calendar year; and (iii) Tenant shall, prior to the commencement of the work, deliver to Landlord proofs of contractor insurance, in form reasonably acceptable to Landlord, from all contractors performing such work and plans indicating the nature of the proposed improvements. In installing or constructing any Alterations, Tenant shall only use contractors reasonably approved by Landlord in writing. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project in approving such contractors. For any Alterations that require Landlord’s approval, Tenant shall submit to Landlord fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations, unless any such liability, claim or demand is the result of the negligence or willful misconduct of Landlord or its agent, employee or contractor. Following the (i) Phase I Premises Delivery Dates as set forth in the tables located in Item 9 of the Basic Lease Provisions for the Phase I Premises, (ii) Phase II Premises Delivery Dates as set forth in the tables located in Item 9 of the Basic Lease Provisions for the Phase II Premises, and (iii) Phase III Premises Delivery Dates as set forth in the tables located in Item 9 of the Basic Lease Provisions for the Phase III Premises, any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense.

(c) With regard to repairs, Alterations or any other work arising from or related to this Paragraph 4, Landlord shall be entitled to receive an administrative/supervision fee equal to (i) One Hundred Fifty Dollars ($150) per hour for every hour reasonably and actually spent by Landlord’s construction management and/or property management personnel supervising or overseeing the Alterations, plus (ii) the actual cost of any materials expended by such construction management and/or property management personnel. Landlord shall provide reasonable documentation of the calculation of its administration/supervision fee as part of its submission to Tenant. After the initial five (5) years of the Lease Term, the foregoing hourly fee shall be reasonably adjusted based on market conditions. Landlord’s right to review plans and specifications and to monitor construction of Alterations shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. The construction of initial improvements to the Premises shall be governed by the terms of the Phase I Premises Work Letter, Phase II Premises Work Letter, and Phase III Premises Work Letter (each, a “Work Letter”) and not the terms of this Paragraph 4.

(d) Notwithstanding anything in this Paragraph 4 to the contrary, (i) concurrently with Landlord’s approval of any Alterations and/or improvements installed by Tenant, Landlord shall notify Tenant in writing which, if any, of such Alterations and/or improvements need to be removed by Tenant from the Premises upon the expiration or earlier termination of the Lease (“Alterations Removal Notice”), and (ii) Tenant shall not have any obligation to remove any Alteration and/or improvement (x) for which Landlord’s approval was requested and Landlord did not give Tenant such notice or (y) which is not a Specialty Improvement. Unless otherwise set forth in the Alterations Removal notice, Tenant shall remove all Specialty Improvements from the Premises upon the expiration or earlier termination of the Lease Term and Tenant shall repair any damage to the Premises (as expressly stated herein) caused by such removal. As used in this Lease “Specialty Improvements” means any of the following: any server racks, security system, card access systems, key pad door hardware, heat pumps, high density filing systems, data centers, classrooms, courtrooms, cafeteria, fitness center (including showers and other amenities for the fitness center), internal stairwells, raised floors, voice, data and other cabling, libraries, any areas requiring floor reinforcement or enhanced systems requirements, supplemental HVAC equipment or systems or components thereof, and supplemental systems and equipment used on connection therewith. In addition, notwithstanding anything in this Paragraph 4 to the contrary, Tenant shall not be required to remove any of the Alterations and/or improvements which exist in the Premises at the time that Landlord delivers the Premises to Tenant or any of the Tenant Improvements. Landlord shall not unreasonably withhold or delay its approval with respect to what improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease.

(e) Tenant shall cause, at its sole cost and expense, all Alterations to comply in all material respects with Laws and shall construct, at its sole cost and expense, any alteration or modification to the Premises required by Laws as a result of any Alterations. All Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for all reasonable and actual third-party costs reasonably incurred by Landlord in reviewing Tenant’s plans for such construction. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors reasonably designated by Landlord within five (5) Business Days following written request of Tenant. Any Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, which are not required to be removed by Tenant as set forth above, shall become the property of Landlord unless Landlord notifies Tenant otherwise. Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfying the requirements of Paragraph 8(d)(i) protecting Landlord against liability for bodily injury or property damage during construction. Additionally, upon completion of any Alteration, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s third party engineers and other third party consultants (but not Landlord’s on-site management personnel) which are reasonably required to be engaged by Landlord for review of all plans, specifications and working drawings for the Alterations and for the incorporation of such Alterations in the Landlord’s master Building drawings, within thirty (30) days after Tenant’s receipt of invoices from Landlord.

(f) Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s costs and expenses, with interest thereon at the Default Rate (defined in Paragraph 12(f) below) and Tenant shall indemnify and defend each and all of the Landlord Indemnitees (defined in Paragraph 8(b) below) against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.

(g) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.	REPAIRS

(a) Landlord’s obligation with respect to repair shall be limited to keeping and maintaining (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems except for that portion of any kitchen facilities located within the Premises that serve Tenant exclusively and any supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems located within the Premises ), (v) the restrooms (even those restrooms located within the Premises) and (vi) Common Areas in first-class condition commensurate with first-class office buildings located in the Financial District of San Francisco, California and in a clean and neat condition (collectively the “Landlord Repairs”). Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within thirty (30) days following the receipt by Landlord of such notice. The foregoing notwithstanding the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Paragraph 9. Landlord shall have the right but not the obligation to undertake repair work that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner after expiration of all applicable notice and cure periods. All costs reasonably incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to five (5%) of such costs. Except as expressly provided in Paragraph 9 of this Lease and subject to compliance with the following sentence, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business in making any repairs or replacements to the Building or the Premises. Excluding Tenant’s self-help rights expressly set forth in this Lease, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

(b) Tenant, at its expense, (i) shall keep the Premises and all fixtures contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors reasonably selected by Tenant, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the Lease Term. If Tenant fails to make such repairs or replacements within thirty (30) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the reasonable cost thereof, together with an administration fee equal to five percent (5%) of such costs.

(c) Notwithstanding anything in this Lease to the contrary, except for the removal of (i) Submetering Equipment (which shall be governed by the terms and provisions of Paragraph 7(h)), (ii) Supplemental HVAC Units (which shall be governed by the terms and provisions of Paragraph 7(h)), (iii) Tenant’s Security Equipment (which shall be governed by the terms and provisions of Paragraph 19(d)), (iv) Rooftop Equipment (which shall be governed by the terms and provisions of Paragraph 19(ll)), and (v) Alterations and Specialty Improvements (which shall be governed by the terms and provisions of Paragraph 4(d)), upon the expiration or earlier termination of any of the respective Lease Terms, Tenant shall surrender the portion of the Premises which is subject to the expiring or terminating Lease Term in the condition in which it was received on the applicable Delivery Date, ordinary wear and tear and damage thereto by fire or other casualty excepted. Except as otherwise set forth in Paragraph 4(d) of this Lease, Tenant shall remove from the Premises (i) all Alterations or improvements required to be removed pursuant to Paragraph 4, (ii) trade fixtures, furnishings and other personal property of Tenant and (iii) all computer and phone cabling and wiring installed by or on behalf of Tenant, and shall repair all damage caused by the removal of items (i) – (iii). In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property, Tenant shall be deemed to have abandoned the same, in which case Landlord may store or dispose of the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.

(d) Notwithstanding anything herein to the contrary, within thirty (30) days following the date that the Premises no longer include both Floor 27 and Floor 28, Landlord shall be required, at its sole cost and expense and not as an Operating Expense, to (i) remove and demolish the internal stair case currently existing on Floor 27, which connects Floor 27 to Floor 28, to the extent Floor 27 remains within the Premises, and replace the slab, including the structural components of the slab, or (ii) replace the slab, including the structural components of the slab on Floor 28, at the point that the internal stair projects into Floor 28, such that the internal stairway to Floor 28 is no longer accessible, to the extent Floor 28 remains within the Premises (the “Internal Stairway Restoration Work”). Landlord shall be responsible for removal of all debris, and shall use commercially reasonable efforts to minimize the disruption to Tenant’s business within the impacted Floor of the Premises.

6.	USE OF PREMISES

(a) Tenant shall use the Premises only for general office uses; provided, however, Tenant may use up to a maximum of one (1) floor for food service or the operation of a cafeteria and up to a maximum of one (1) full floor for a fitness center. Tenant hereby covenants that to the extent it operates a cafeteria and/or fitness center in the Premises, such cafeteria and/or fitness center shall not be available for use by the general public. Notwithstanding the foregoing, Tenant shall not use the Premises for any Prohibited Uses (as defined in Paragraph 6(e) below). As a condition precedent to Tenant’s use of any portion of the Premises as a fitness center, any such fitness center shall only be permitted on a floor in which Tenant leases the entirety of the floor immediately below (i.e., Tenant would only be permitted to install a fitness center on Floor 6 of the Building if at all times that such fitness center exists Tenant also leased the entirety of Floor 5, being the floor immediately below the floor in which the fitness center is situated). In addition, notwithstanding anything to the contrary herein, Tenant shall not be permitted to (and shall hereby waive) any right to either contract or surrender any portion of the floor situated immediately below any floor in which Tenant continues to operate or use a fitness center. Tenant further acknowledges that if the Lease Term expires with respect to the floor situated immediately below the floor in which the fitness center is situated, then Tenant shall immediately cease using the fitness center and shall remove and restore the floor in which the fitness center is located since Tenant shall at no time operate a fitness center in the Premises unless Tenant also is leasing the entirety of the floor immediately below such fitness center. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises which is not in compliance with Law in its reasonable discretion. Tenant shall have access to the Premises and the Parking Garage twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access recommended or imposed as a result of an emergency.

(b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any law, statute, ordinance or any governmental rule, regulation or order (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the specific nature of Tenant’s use or occupancy of the Premises (as opposed to general office use), impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, Alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense. Notwithstanding the foregoing provisions of this Paragraph 6(b) to the contrary, Tenant need not comply with any Laws if Tenant is contesting the validity thereof or the applicability thereof in accordance with the remainder of this Paragraph 6(b). Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Laws with which Tenant is responsible for compliance hereunder, provided that (i) the condition which is the subject of such contest does not pose a danger to persons or property, (ii) the certificate of occupancy or other occupancy permit for the Premises or any other space in the Project is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, (iii) Landlord is not subject to any criminal or civil penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest, and (iv) Tenant indemnifies and holds Landlord harmless from any and all claims, damages, costs and/or expenses incurred by Landlord due to Tenant’s failure to comply such Laws.

(c) Tenant shall not at any time use or occupy the Premises in violation of the certificates of occupancy issued for or restrictive covenants pertaining to the Building identified on Exhibit J attached hereto, and in the event that any department of the state or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or restrictive covenants, Tenant shall, upon ten (10) Business Days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). Any statement in this Lease of the nature of the business to be conducted by Tenant in the Premises shall not be deemed or construed to constitute a representation or guaranty by Landlord that such business is or will continue to be lawful or permissible under any certificate of occupancy issued for the Building or the Premises, or otherwise permitted by Law.

(d) Tenant shall not do or permit to be done anything which may invalidate or materially increase the cost of any fire, All Risk, Causes of Loss - Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, but following written notice of the applicable use that results in the increase along with a period to modify such use, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6. Landlord acknowledges that Tenant may improve the Premises with a kitchen or cafeteria, or develop a child care facility as described in Paragraph 19(ii) and that this Paragraph 6(d) shall in no way prohibit or limit such permitted uses.

(e) Tenant shall not in any way materially interfere with the rights or quiet enjoyment of other tenants or occupants of the Building or the Project. Tenant shall not cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in any manner which damages such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than the lesser of (i) seven (7) persons per 1,000 square feet of Rentable Area, or (ii) the maximum permitted by applicable Law;. Notwithstanding anything herein to the contrary, in no event shall Tenant permit any portion of the Premises to be used for any of the following uses (collectively being the “Prohibited Uses”): governmental agencies, collection agencies, personnel agencies, credit union, medical and healthcare uses, and/or call center uses. Landlord acknowledges and agrees that Tenant’s current business operations are not a violation of the Prohibited Uses.

(f) Tenant shall be responsible for and shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters.

(g) As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority. The term “Permitted Hazardous Materials” shall mean Hazardous Materials which are of a type and in quantities typically used in the ordinary course of business within executive offices of similar size in the comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable Laws. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.

(i) Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or withheld in the reasonable discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable Laws. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable Laws, except to the extent that such Hazardous Materials were present in the (i) Phase I Premises as of the applicable Phase I Delivery Date, (ii) Phase II Premises as of the applicable Phase II Delivery Date, and (iii) Phase III Premises as of the applicable Phase III Delivery Date or were not brought onto the Premises by Tenant or any Tenant Affiliates.

(ii) Tenant agrees to indemnify, defend and hold Landlord and its Affiliates (defined in Paragraph 8(a) below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, reasonable consultant fees, and reasonable expert fees, together with all other reasonable costs and expenses related thereto that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, Building or Project or any portion thereof caused by Tenant or any Tenant Affiliates during the Lease Term.

(iii) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(iv) Subject to all matters disclosed in that certain Phase I Environmental Reports dated November 9, 2004 and March 19, 2008, as each were prepared by Tetra Tech EM Inc., as of the Effective Date, Landlord has not received written notice of any violation of environmental Laws pertaining to the Premises and the Project, and to Landlord’s knowledge, there is no violation of environmental Laws pertaining to the Premises and the Project. The term “to Landlord’s knowledge” as set forth in this paragraph shall mean the current actual knowledge of John Cornuke and Erik Sobek, the asset managers for Landlord’s managing agent that are the persons primarily responsible for overseeing the management and operation of the Project, without any duty of inquiry or investigation other than an examination of the files that are in their possession or control.

(v) Each of the covenants and agreements of Tenant set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.

7.	UTILITIES AND SERVICES

(a) Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in this Paragraph 7(a) (collectively the “Basic Services”):

(i) Tepid water in the restrooms existing as of the Effective Date (“Water Service”);

(ii) Central heating and air conditioning in season on business days during Business Hours, and at temperatures and in amounts as are considered by Landlord to be standard for Class “A” office buildings in downtown San Francisco, California (“HVAC Service”);

(iii) Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all Common Areas of the Project in the manner and to the extent deemed by Landlord to be standard, subject to the limitation contained in Paragraph 5(a) above;

(iv) Janitorial service on a five (5) day week basis, excluding union holidays;

(v) Landlord shall furnish electricity to each floor of the Premises for the operation of Tenant’s electrical systems as follows: (i) for plug load at a demand load on a monthly basis of not less than 3.8 watts per usable square foot per floor of the Premises. The foregoing demand load requirement shall exclude electrical wiring and facilities for connection to Tenant’s lighting fixtures; and (ii) for the operation of Tenant’s lighting at a demand load on a monthly basis of not less than 1.2 watts per usable square foot per floor of the Premises. The foregoing electrical amounts set forth in clauses (i) and (ii) above, as expressly stated (and not “not less than”), shall be referred to herein in the aggregate for the entire Premises as the “Premises Electrical Consumption Amounts”. Tenant’s Premises Electrical Consumption Amounts shall include any electricity furnished to any Supplemental Equipment, for which no additional charge shall be payable by Tenant provided Tenant does not exceed Tenant’s Premises Electrical Consumption Amounts;

(vi) Public elevator service twenty four (24) hours per day and a freight elevator serving the floors on which the Premises are situated, during hours designated by Landlord; and

(vii) Gas service is currently available in the main meter vault in the Project; provided, however, in the event Tenant seeks any gas service to any portion of the Premises, Tenant, at its sole cost and expense, shall be required to arrange with the applicable utility company in order to provide for conduits and pipes running from the main meter vault to the portion of the Premises in which gas is desired. Any such work shall be subject to Landlord’s prior written approval, which such approval shall not be unreasonably withheld. Prior to commencing any such work Tenant shall provide Landlord with plans and specifications identifying the proposed conduits and pipes and any other information that Landlord may reasonably request. Tenant shall be responsible for all costs associated with providing gas service to the Premises, including, without limitation, the cost of installing and maintaining separate meters.

(b) Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) following written request of Tenant the following extra services (collectively the “Extra Services”):

(i) Such extra cleaning and janitorial services requested by Tenant, and agreed to by Landlord, for special improvements or Alterations;

(ii) Subject to Paragraph 7(d) below, additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that typically provided by the Building;

(iii) Maintaining and replacing lamps, bulbs, and ballasts;

(iv) Heating, ventilation, air conditioning service provided by Landlord to Tenant (i) during hours other than Business Hours, (ii) on Saturdays (after Business Hours), Sundays, or Holidays, said heating, ventilation and air conditioning to be furnished solely upon the prior written request of Tenant given with twenty-four (24) hours advance written notice to Landlord and Tenant shall pay to Landlord an additional charge of $185 per hour per floor (as such additional charge may be modified based on the prevailing rate charged by landlord’s of comparable buildings) for overtime HVAC on an hourly basis (two hour minimum) and $11.00 per hour per floor for fan service (as such additional charge may be modified based on the prevailing rate charged by landlords of comparable buildings); and

(v) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with an administration fee equal to five percent (5%) of such cost, within thirty (30) days following presentation of an invoice therefore by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

(c) Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements. The term “Business Hours” shall be deemed to be Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 9:00 A.M. to 1:00 P.M., excepting Holidays. The term “Holidays” shall be deemed to mean and include New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

(d) If Tenant requires utilities or any Basic Service in quantities greater than or at times other than that generally furnished by Landlord as set forth above, Tenant shall pay to Landlord, upon receipt of a written statement therefore, Landlord’s charge for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or materially interfere with another tenant in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be determined by Landlord, including payment of Landlord’s charge therefore. In the case of any additional utilities to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Project.

(e) Except as otherwise set forth in Paragraph 7(f) below, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services (including Basic Services) or utilities described herein for any reason (other than Landlord’s sole negligence, gross negligence or willful misconduct), including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. The foregoing waiver shall not apply to those repair and janitorial Basic Services described in Paragraph 7(a)(iii) and Paragraph 7(a)(iv). Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor, except as otherwise set forth in Paragraph 7(f) below shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use commercially reasonable efforts to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

(f) The term “Essential Services” shall mean: (a) Water Service, (b) HVAC Service, (c) Electrical Service, (d) at least one method of access at all times to the Premises by Tenant’s employees, (e) Gas, and (f) at least one (1) functional elevator that provides access to the floors on which the Premises are located. If: (i) Landlord ceases to furnish any Essential Service in the Building for a period in excess of five (5) consecutive days after

Tenant notifies Landlord or Landlord otherwise becomes aware of such cessation (the “Interruption Notice”); (ii) such cessation of an Essential Service is caused by an event in Landlord’s reasonable control and not the result of any breach of this Lease by Tenant or other negligent or otherwise wrongful act or omission of Tenant; (iii) such cessation of an Essential Service is not caused by a fire or other casualty (in which case Paragraph 9 shall control); and (iv) as a result of such cessation of an Essential Service, the Premises, or a material portion thereof, is rendered Untenantable (as defined in Paragraph 9(l)), then Tenant shall be entitled to receive an abatement of Base Rent and Operating Expenses payable hereunder during the period beginning on the day such cessation commenced and ending on the day when the Essential Service in question has been restored; provided that in the event the entire Premises has not been rendered Untenantable by the cessation in Essential Service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises (which shall be based on a ratio of the square feet of Rentable Area rendered Untenantable to all of the Rentable Area leased by Tenant) so rendered Untenantable. Notwithstanding the foregoing, in the event there is a disruption of Essential Services to the Premises, Landlord agrees to promptly use commercially reasonable efforts to resolve such failure of an Essential Service(s).

(g) Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for Extra Services.

(h) Tenant acknowledges that in addition to Base Rent and Operating Expenses, and other charges payable under this Lease, commencing on the Commencement Date, Tenant is responsible for paying for all electricity supplied to the Premises during the Lease Term. Prior to each respective Commencement Date for each floor of the Premises leased by Tenant, Tenant, at Tenant’s expense, shall submeter electricity provided to such floor in a manner reasonably satisfactory to Landlord (the “Submetering Equipment”). Tenant shall operate, maintain and repair the Submetering Equipment throughout the term of this Lease. The data from all Submetering Equipment readings documenting Tenant’s energy use shall be shared on a monthly basis with Tenant. Tenant shall pay Landlord for all electricity supplied to the Premises, as rent, on a monthly basis, within thirty (30) days after Landlord’s delivery of an invoice and reasonable supporting documentation to Tenant. Tenant shall also have the right to install, at its own expense, separate sub-metering or measurement systems for its natural gas, water and waste, if so desired. If Tenant installs such sub-metering or measurement systems, then (i) Tenant shall pay Landlord for any such submetered or measured utilities or services supplied to the Premises, as rent, on a monthly basis, within thirty (30) days after Landlord’s delivery of an invoice and reasonable supporting documentation to Tenant, and (ii) the costs and expenses of supplying any such submetered or measured utilities or services to the Building (excluding the Common Areas) shall be excluded from Operating Expenses. Upon the earlier termination of this Lease or expiration of the respective Phase I Premises Term, Phase II Premises Term and Phase III Premises Term, Landlord may elect to require Tenant to remove the Submetering Equipment from the respective portion of the Premises that is being surrendered by Tenant and, if Landlord so elects, Tenant shall remove such Submetering Equipment and restore the Premises to the condition existing prior to their installation. Landlord shall not impose any administrative fee or other similar mark up on costs of electricity or any other utilities or services.

(i) Notwithstanding anything to the contrary contained in this Lease, at any time during the Lease Term, and subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned, Tenant shall have the right but not the obligation to install in the Premises, at Tenant’s sole cost and expense (but Tenant may use the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance, as applicable for such cost), one (1) or more Supplemental HVAC Units (defined below) in order to provide Tenant’s computer rooms, NOC, data center and/or other area(s) in the Premises with additional heating and cooling capacity. As used herein, the term “Supplemental HVAC Unit” shall mean a self-enclosed electric heating and cooling unit of the size and tonnage, and having the specifications, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have access to and use of the Building’s condenser water for such facilities and any usage in excess of eighteen (18) gallons per minute per floor as measured in the aggregate for the entire Premises shall be subject to an additional charge of $0.285 per ton of condenser water used, as such charge may increase based on the prevailing market rate charged for such condenser water use. Tenant shall reimburse Landlord for Landlord’s charges for Tenant’s usage of such condenser water within thirty (30) days after Tenant’s receipt of Landlord’s invoice. Landlord shall have the right to install, at Tenant’s sole cost and expense, meters to measure Tenant’s usage hereunder for purposes of calculating the charges payable by Tenant for such condenser water. Notwithstanding anything to the contrary set forth herein, at the end of each respective Lease Terms or upon the earlier termination of this Lease, at Landlord’s option, Tenant shall either: (1) remove, at

Tenant’s sole cost and expense, any Supplemental HVAC Unit and restore all portions of the Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted; or (2) leave any such Supplemental HVAC Unit in place, in which event the Supplemental HVAC Unit shall be the property of Landlord.

(j) Tenant, any Tenant Affiliate and/or Tenant’s telecommunications provider shall, at no additional cost to Tenant, be permitted access to the Building’s riser closets or alternative space in the Building (which alternative space shall be reasonably acceptable to Tenant and its telecommunications provider) for the installation of telecommunications cabling and other equipment, and in order to install, maintain, operate and remove telecommunications cabling or other equipment to the Premises. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (i) Tenant shall obtain Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and use an experienced and qualified contractor, (ii) any such installation, maintenance, replacement, removal or use shall comply with all Laws, and (iii) Tenant shall pay all costs in connection with such access. Notwithstanding anything in this Paragraph 7(j) to the contrary, Tenant shall be required to coordinate any access to the Building’s riser closet with Landlord’s riser management company.

(k) Landlord shall use commercially reasonable efforts to maintain throughout the Lease Term multiple independent fiber providers at the Building available to Tenant. Upon written request by Tenant, Landlord shall grant upon commercially reasonable terms, a license coterminous with the Lease Term to one or more reputable telecommunications utility provider(s) designated by Tenant (any such utility, an “Approved Fiber Provider”), to permit any such Approved Fiber Provider: (a) to bring such Approved Fiber Provider’s conduit and fiber into the Building from locations outside the Building, (b) to provide connectivity from the Building’s Main Point of Entry (“MPOE”) to the Premises, and (c) to permit any such Approved Fiber Provider to maintain and operate such conduit and fiber in the Premises and Building. Landlord shall not charge any new Approved Fiber Provider any rent or fees in connection with any such license granted pursuant to this Paragraph 7(j); provided, however, nothing herein shall preclude Landlord from charging rent or fees to any Approved Fiber Provider that is currently providing service to any portion of the Project. Tenant shall be granted a license coterminous with the Lease Term to locate telecommunications equipment in the MPOE. Tenant shall have access to the MPOE twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable access control procedures.

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE

(a) To the greatest extent permitted by Law, and except to the extent caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises from any cause. Without limiting the foregoing, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraph 9 and Paragraph 10 of this Lease) for (i) any damage to Tenant’s property stored with or entrusted to Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project. Tenant shall endeavor to give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or earlier termination of this Lease.

(b) Tenant shall indemnify, protect and hold Landlord and its officers, directors, partners, employees, agents, shareholders and affiliates (“Landlord Indemnitees”) harmless from and against any and all liabilities, claims and/or losses arising, directly or indirectly, entirely or in part, out of any (i) injury to or damage to a third party, and/or (ii) injury or damage to the property of any third party, either (i) or (ii) occurring (x) within the Premises regardless of the cause, except to the extent caused by the negligence or intentional misconduct of Landlord, Landlord’s agents, employees or contractors, or (y) within the Common Areas to the extent caused by the negligence or intentional misconduct of Tenant, Tenant’s agents, employees or contractors. It is expressly understood that

Tenant shall indemnify Landlord Indemnitees for any bodily injury or personal injury claim brought against Landlord Indemnitees by any of Tenant’s employees, agents or representatives for injury within the Premises even if the claim has evoked coverage under Tenant’s workers’ compensation insurance, except to the extent it is determined by a court of competent jurisdiction that the claim was caused by the negligence or intentional misconduct of the Landlord Indemnitee against whom the claim is brought. Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of a failure by Tenant to fully perform in accordance with this paragraph following thirty (30) days written notice, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform such obligations, but all reasonable costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord and billed to Tenant until reimbursed by Tenant, at the default rate of interest provided to be paid on judgments, by law of the jurisdiction to which the interpretation of this Lease is subject. This indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employee’s benefit acts. Notwithstanding anything in this Lease to the contrary, the foregoing covenants under this Paragraph 8(b) shall be deemed continuing covenants for the benefit of Landlord and shall survive the expiration of this Lease.

(c) Landlord shall indemnify, protect and hold Tenant and its officers, directors, employees, agents, shareholders and affiliates (“Tenant Indemnitees”) harmless from and against any and all liabilities, claims and/or losses of any kind arising, directly or indirectly, entirely or in part, out of any (i) injury to or damage to a third party, and/or (ii) injury or damage to the property of any third party, either (i) or (ii) occurring (x) within the Common Areas regardless of the cause, except to the extent such injury or damage is caused by the negligence or intentional misconduct of Tenant or its agents, employees or contractors, or (z) within the Premises to the extent caused by the negligence or intentional misconduct of Landlord, Landlord’s agents, employees or contractors. Landlord, at Landlord’s expense, shall assume on behalf of each and every Tenant Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Tenant; provided, however, that any Tenant Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Landlord to fully perform in accordance with this paragraph following thirty (30) days written notice, Tenant, at its option, and without relieving Landlord of its obligations hereunder, may so perform such obligations, but all reasonable costs and expenses so incurred by Tenant in that event shall be reimbursed by Landlord to Tenant, together with interest on the same from the date any such expense was paid by Tenant until reimbursed by Landlord, at the rate of interest provided to be paid on judgments, by law of the jurisdiction to which the interpretation of this Lease is subject. This indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees benefit acts. Notwithstanding anything in this Lease to the contrary, the foregoing covenants under this Paragraph 8(c) shall be deemed continuing covenants for the benefit of Tenant and shall survive the expiration of the Lease.

(d) Insurance.

(i) Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom and property damage to a combined single limit of $5,000,000 to one or more than one person as the result of any one accident or occurrence, with an Excess Limits (Umbrella) Policy in the amount of $10,000,000, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $1,000,000 per occurrence, and (C) All Risk or Causes of Loss - Special Form property insurance, including fire and extended coverage, sprinkler leakage (including earthquake, sprinkler leakage), vandalism, malicious mischief, wind and/or hurricane coverage, covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. In the event Tenant elects to open a child care facility in accordance with Paragraph 19(jj), the commercial general liability insurance policy shall have no exclusions for corporal punishment, child molestation and/or sexual abuse. Landlord and its designated property management firm shall be named loss payee on the property, and an additional insured on the liability policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. Duly executed certificates showing the material terms for the same shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies upon written request.

(ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring, nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time but no more often than every five (5) years beginning on the fifth (5th) anniversary of the Commencement Date, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the San Francisco metropolitan area.

(iii) Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance

(iv) Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind, tornado, flood and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate and is customarily carried by other prudent landlords who own similar buildings to the Building in the Financial District in the Financial District of San Francisco, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles, (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar buildings to the Building in the Financial District of San Francisco, (iii) commercial general liability insurance with a combined single limit coverage of at least $3,000,000.00 per occurrence, and (iv) such other additional types of insurance (not set forth above) that Landlord reasonably deems appropriate and is customarily carried by other prudent institutional landlords who own similar buildings to the Building in the Financial District of San Francisco. All such insurance shall be obtained from insurers which meet the requirements of Paragraph 8(d)(i). Duly executed certificates showing the material terms for the same, shall be deposited with Tenant on the date Tenant first occupies the Premises and upon renewals of such policies upon written request. The premiums for any such insurance permitted to be carried by Landlord pursuant to this Paragraph (d)(iv) shall be a part of Operating Expenses.

(e) Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and, notwithstanding anything in this Lease to the contrary, each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. Landlord agrees to indemnify, protect, defend and hold harmless each and all of the Tenant Indemnitees from and against any claim, suit or cause of action asserted or brought by Landlord’s insurers for, on behalf of, or in the name of Landlord, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

(f) Business Interruption. Notwithstanding anything in this Lease to the contrary (except for the following sentence), Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD. Any Rent abatement rights that Tenant has been expressly granted in this Lease shall not be invalidated by this Paragraph 8(f).

(g) Adjustment of Claims. Each party shall cooperate with the other and such party’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s or Tenant’s use thereof.

(h) Intentionally Deleted.

(i) Landlord’s Failure to Maintain Insurance. Any failure of Landlord to obtain and maintain the insurance policies and coverages required hereunder or failure by Landlord to meet any of the insurance requirements of this Lease beyond applicable notice and cure periods shall constitute a material default hereunder, and such failure shall entitle Tenant to pursue, exercise or obtain any of the remedies provided for in Paragraph 17(b), and Landlord shall be solely responsible for any loss suffered by Tenant as a result of such failure. In the event of failure by Landlord to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Tenant, at its option, and without relieving Landlord of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Landlord, but all costs and expenses incurred by Tenant in obtaining such insurance or performing Landlord’s insurance obligations shall be reimbursed by Landlord to Tenant, together with interest on same from the date any such cost or expense was paid by Tenant until reimbursed by Landlord, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

(j) Tenant’s Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease beyond the applicable notice and cure period provided for in Paragraph 12(a)(ii) shall constitute a Material Default hereunder, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

9.	FIRE OR CASUALTY

(a) If any portion of the Project (including the Premises) shall be damaged by fire, flood, earthquake or other casualty, Landlord shall (subject to the terms and provisions of this Paragraph 9) repair and restore the same (“Landlord’s Restoration Work”) with reasonable promptness to substantially the condition existing prior to the casualty, except for modifications required by zoning and building codes and other Laws then in effect, and except as otherwise provided below. If Tenant is prevented from using, and does not use the Parking Garage as a result of any damage by fire or other casualty but Tenant is occupying and using the Premises, then Landlord shall, upon written request from Tenant, use commercially reasonable efforts to provide Tenant with reasonable alternate parking, which alternate parking shall include, if outside the Project, a commercially reasonable shuttle service from such alternate parking location to the Project, until such time as the damage to the Parking Garage is substantially completed; provided further, however, if Landlord is unable to provide reasonable alternate parking to Tenant within ten (10) Business Days, then Tenant may procure its own alternate parking and Landlord shall, promptly upon being invoiced therefore, reimburse Tenant for the reasonable cost thereof including the cost of a commercially reasonable shuttle service from such alternate parking location to the Project, provided, however, Landlord’s reimbursement obligation shall be limited to $25,000 per calendar month (prorated on a per diem basis) and Tenant shall be responsible for any costs in excess of such cap.

(b) If, as a result of any such damage, all or any portion of the Premises or Project is rendered Untenantable (as defined below), then Landlord, within forty-five (45) days after the occurrence of any such damage, or as soon as reasonably possible thereafter (but in any event within seventy-five (75) days after the occurrence of such damage), shall cause to be delivered to Tenant an estimate (“Restoration Estimate”), prepared by a qualified, independent, experienced and reputable architect and/or general contractor and addressed to Tenant, of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Delays (as defined in Paragraph 19(w))), measured from the date of the casualty, that will be required for Landlord to substantially complete the repair and restoration of (i) all portions of the Common Areas in or surrounding the Premises or on any part of any floor which is leased to Tenant, (ii) those components of the Common Areas consisting of the Building Systems and equipment which serve the Premises, (iii) the main lobby and the Building pedestrian entrances, (iv) the Parking Garage, (v) the base building shell in warm shell condition, and (vi) to the extent required to render the Premises tenantable, any other portion of the Project (“Landlord’s Basic Restoration Work”). If the aforesaid Restoration Estimate exceeds twelve (12) months from the date of such Restoration Estimate, and if as a result of such fire or other casualty a material portion of the Premises shall be rendered Untenantable, then Tenant may elect to terminate this Lease by notifying Landlord in writing of such termination no later than the thirtieth (30th) day following Tenant’s receipt of such Restoration Estimate from Landlord. If (i) the aforesaid Restoration Estimate exceeds ninety (90) days, (ii) such fire or casualty affects the Phase I Premises, and (iii) the fire or casualty shall have occurred within one (1) year of the Phase I Premises Termination Date (as the same may be extended by the parties), then either Landlord or Tenant may elect to terminate this Lease with respect to the Phase I Premises by notifying the other in writing of such termination no later than (a) the thirtieth (30th) day following Tenant’s receipt of such Restoration Estimate from Landlord if Tenant shall so terminate the Lease with respect to the Phase I Premises, and (b) the earlier of the thirtieth (30th) day following Landlord’s delivery of said Restoration Estimate to Tenant and the ninetieth (90th) day after such fire or other casualty, if Landlord shall terminate this Lease with respect to the Phase I Premises. If (i) the aforesaid Restoration Estimate exceeds ninety (90) days, (ii) such fire or casualty affects the Phase II Premises, and (iii) the fire or casualty shall have occurred within one (1) year of the Phase II Premises Termination Date (as the same may be extended by the parties), then either Landlord or Tenant may elect to terminate this Lease with respect to the Phase II Premises by notifying the other in writing of such termination no later than (a) the thirtieth (30th) day following Tenant’s receipt of such Restoration Estimate from Landlord if Tenant shall so terminate the Lease with respect to the Phase II Premises, and (b) the earlier of the thirtieth (30th) day following Landlord’s delivery of said Restoration Estimate to Tenant and the ninetieth (90th) day after such fire or other casualty, if Landlord shall terminate this Lease with respect to the Phase II Premises. If (i) the aforesaid estimate exceeds ninety (90) days, (ii) such fire or casualty affects the Phase III Premises, and (iii) the fire or casualty shall have occurred within one (1) year of the Phase III Premises Termination Date (as the same may be extended by the parties), then either Landlord or Tenant may elect to terminate this Lease with respect to the Phase III Premises by notifying the other in writing of such termination no later than (a) the thirtieth (30th) day following Tenant’s receipt of such estimate from Landlord if Tenant shall so terminate the Lease with respect to the Phase III Premises, and (b) the earlier of the thirtieth (30th) day following Landlord’s delivery of said estimate to Tenant and the ninetieth (90th) day after such fire or other casualty, if Landlord shall terminate this Lease with respect to the Phase III Premises.

(c) If as a result of any fire or other casualty the Building is damaged such that a material portion of the Rentable Area in the Building shall be rendered Untenantable (which may include Untenantability resulting from the inability to provide Building services to such Rentable Area as a result of damage to the Project), irrespective of whether, as a result of any such damage, all or any portion of the Premises is rendered Untenantable, then Landlord, within seventy-five (75) days after the occurrence of any such damage, shall cause to be delivered to Tenant an estimate, prepared by a qualified, independent, experienced and reputable architect and/or general contractor, of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Delays), measured from the date of the casualty, that will be required for Landlord to substantially complete and repair the restoration of the Project. If the aforesaid estimate exceeds twelve (12) months, then, provided that as a result of such fire or other casualty leases covering not less than 100% of the Rentable Area of the Building then subject to lease (excluding the Premises) shall also be terminated, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination concurrently with Landlord’s delivery of said estimate to Tenant as hereinabove provided.

(d) Any termination notice delivered pursuant to this Paragraph 9 shall be effective on the date of its delivery.

(e) Landlord and Tenant each agree that the rights and remedies provided in this Paragraph 9 shall be their sole rights and remedies on account of any damage caused by fire or other casualty, and, except as expressly provided in this Paragraph 9, (a) each party waives any right to terminate this Lease or account thereof, (b) Tenant waives any right to an abatement of rent on account thereof, and (c) each party waives any right to recover damage from the other party on account of any such damage to the Premises or Project.

(f) Unless this Lease is terminated as provided in this Paragraph 9, Landlord shall proceed with reasonable diligence and promptness, given the nature of the damage to be repaired, to complete Landlord’s Basic Restoration Work, all subject to reasonable delays for insurance adjustments, zoning laws, building codes, and other Laws then in effect and Force Majeure Delays. Notwithstanding anything to the contrary herein set forth, Landlord shall not have any duty pursuant to this Paragraph 9 or otherwise to repair or restore any of the initial leasehold improvements or Tenant Improvements constructed by Tenant pursuant to Exhibits B-1, B-2 and B-3 or any subsequent Alterations constructed pursuant to Paragraph 4 or to Tenant’s equipment, furniture, furnishings, or personal property (as any of the same may have been altered prior to the occurrence of such casualty). Unless this Lease is terminated as provided in this Paragraph 9, if and to the extent that any damaged leasehold improvements or Tenant Improvements must be removed in order for Landlord to prosecute Landlord’s Basic Restoration Work or to eliminate any hazard or nuisance resulting from such damaged leasehold improvements or Tenant Improvements, then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged leasehold improvements or Tenant Improvements in accordance with applicable Laws, subject to reasonable delays for insurance adjustments and Force Majeure Delays. Unless this Lease is terminated as provided in this Paragraph 9, in the event of any loss or damage to the Premises by reason of fire or other casualty, Tenant shall restore the Tenant Improvements to a functional, safe, lawful and tenantable condition, but Tenant shall otherwise have no duty or obligation to restore any of the leasehold improvements, equipment, furniture, furnishings or personal property therein. Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Force Majeure Delays. If this Lease is terminated as provided in this Paragraph 9, Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged leasehold improvements or Tenant Improvements to the extent required by applicable Laws (unless the Building is to be razed and/or demolished, in which case Tenant shall have no obligation to remove any such improvements). All of such work shall be done by Tenant at Tenant’s sole cost and expense.

(g) The parties acknowledge that in the event of any loss or damage to the Premises, Building, or Project (or any equipment, fixtures, furnishings or personal property therein) from fire or other casualty, Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord in connection with such loss or damage, and Tenant shall be entitled to the full proceeds of any insurance coverage carried by Tenant in connection with such loss or damage.

(h) Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises, Building or the Project as a result of any damage from fire or other casualty.

(i) If any fire or casualty damage to the Premises, Building or to the Project renders all or any portion of the Premises Untenantable, then Base Rent and Additional Rent under this Lease shall abate with respect to the Untenantable space during the period beginning with the date such space becomes Untenantable and Tenant ceases to use such space for the normal conduct of its business and ending when: (A) Landlord shall have substantially completed (as hereinafter defined) Landlord’s Basic Restoration Work and delivered the applicable previously Untenantable space to Tenant; and (B) there shall have elapsed a period of time (not to exceed 180 days) sufficient for Tenant, commencing after Landlord shall have provided Tenant with access to the Premises (and provided that the Landlord’s Basic Restoration Work is substantially completed or that the Premises is then otherwise in condition reasonably suitable for Tenant to perform construction and restoration work therein) for that purpose and proceeding with reasonable commercial diligence, to (a) complete the Tenant Improvements pursuant to the terms of Exhibits B-1, B-2 and B-3, if such casualty shall have occurred prior to the completion of such Tenant Improvements, or (b) restore the Tenant Improvements to the condition existing prior to the casualty, or to such other condition as Tenant shall elect as hereinabove provided, if such casualty shall have occurred on or subsequent to the completion of the Tenant Improvements in the Premises (it being agreed that if Tenant is given access to the Premises as provided in this clause (ii) prior to Landlord’s substantial completion of Landlord’s Basic Restoration Work, then the parties shall reasonably cooperate with each other in connection with the respective work being performed by each party). However, if Tenant shall sooner reoccupy such space or any portion thereof for the ordinary conduct of its business, then such abatement shall thereupon end with respect to such space or portion thereof. Such abatement shall be in an amount bearing the same ratio to the total amount of such Base Rent and Additional Rent for such period as the portion of the Rentable Area of the Premises rendered Untenantable bears to the Rentable Area of the entire Premises. If this Lease terminates pursuant to this Paragraph 9, Base Rent and Additional Rent shall be apportioned on a per diem basis and be paid to the date of the fire or casualty with appropriate adjustment for the portion of the Premises that Tenant continues to occupy to conduct its business from the date of the fire or casualty until said termination. For purposes of clause (A) above, the Landlord’s Basic Restoration Work shall be deemed to have been “substantially completed” as of the date of such “substantial completion” identified in a written certification to Tenant from a qualified, independent, experienced and reputable architect, being the date (which date shall not be earlier than three (3) Business Days prior to the date on which such certification is delivered to Tenant) that such architect shall have determined that, in such architect’s professional judgment, the Landlord’s Basic Restoration Work has been completed in accordance with the plans and specifications therefore and all Laws, subject only to minor finish-out and “punch-list” items that shall not interfere with Tenant’s use of the Premises for the purposes set forth in the Lease and shall not prevent Landlord from complying with its duties and obligations under the Lease.

(j) If Landlord does not complete Landlord’s Basic Restoration Work by the lapse of a period of time after such fire or other casualty equal to the following (the “Outside Restoration Period”):

(i) if the initial estimate by the architect did not give rise to a right of termination pursuant to Paragraph 9(b), then the lesser of (x) 125% of the number of days of restoration initially estimated by the architect pursuant to Paragraph 9(b) and (y) fifteen (15) months;

(ii) if the party or parties having such right of termination shall have waived such right of termination, then the lesser of (x) 125% of the number of days of restoration initially estimated by the architect pursuant to Paragraph 9(b) and (y) two (2) years then Tenant shall have the right to terminate the Lease by delivery of written notice of such election to Landlord following the expiration of the Outside Restoration Period until such time as Landlord substantially completes the Basic Restoration Work. If Tenant timely elects to terminate this Lease pursuant to this Paragraph 9(j), Tenant’s notice of termination shall set forth the date upon which this Lease shall terminate, which date shall be any date within the 120 day period following the date on which it shall have delivered such termination notice.

(k) The terms and provisions of this Paragraph 9 shall apply to any damage to the Building or the Project caused as a result of fire or other casualty, regardless of whether such damage occurs during, or prior to the commencement of, the Initial Term and regardless of whether the cause of such fire or casualty was the acts, omissions, negligence or willful misconduct of Tenant or any Tenant Affiliate.

(l) The term “Untenantable” shall mean the Premises or a portion thereof that cannot reasonably be used and occupied by Tenant (and is not used and occupied by Tenant) in the ordinary and normal course of its business with no material adverse disruption. If a material portion of a floor of the Premises is Untenantable, it shall be reasonable for Tenant to terminate all business operations on such floor and therefore the entire floor shall be deemed Untenantable.

(m) This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

10.	EMINENT DOMAIN

(a) If the entire Building or Project shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, then the Lease Term shall end upon the effective date of such taking or condemnation. If only a part of the Building or Project shall be so taken or condemned:

(i) Landlord shall have the right to terminate this Lease (by written notice thereof to Tenant given no later than sixty (60) days after the later of (1) the effective date of the taking or condemnation in question or (2) the date of the order, settlement or other disposition entered in connection with such condemnation) if: (A) such taking or condemnation would render the operation of the Building economically unfeasible, and (B) the leases of all other tenants in the Building are terminated; it being agreed that any such termination shall be effective upon not less than one hundred eighty (180) days’ written notice prior to the date of termination designated in the notice; and/or

(ii) Tenant shall have the right to terminate this Lease (by written notice thereof to Landlord given no later than sixty (60) days after the effective date of the taking or condemnation in question) if a material portion of the Project is affected thereby, which, for purposes hereof, shall mean if: (A) more than thirty-five percent (35%) of the Rentable Area of the Premises is so taken or condemned, or (B) all portions of the Building or Project providing reasonable access to and from the Premises are so taken or condemned; it being agreed that any such termination shall be effective as of the date of termination specified by Tenant in its notice to Landlord (which date of termination specified by Tenant shall not be earlier than the effective date of the taking or condemnation in question).

If this Lease is terminated pursuant to this Paragraph 10, Base Rent and Additional Rent at the then-current rate shall be apportioned as of the date of the termination of this Lease, and, except as otherwise provided herein, there shall be no apportionment of the award payable as a result of the applicable taking or condemnation to or for the benefit of Tenant. If a portion of the Premises, Building or Project is taken or condemned by any competent authority for any public or quasi-public purpose or use and the Lease is not terminated pursuant to the foregoing provisions of this Paragraph 10, then (I) from and after the date when possession of such portion of the Premises, Building or Project is required for such use until such possession ends, the Base Rent and Tenant’s Proportionate Share, as the case may be, shall be equitably adjusted to reflect the reduced area of the Premises, Building and/or Project, and (II) Landlord shall promptly effect Landlord’s Basic Restoration Work (if any) for the portion of the Premises, Building and Project not taken, but affected by such taking, including any required demising and separation work. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any claim available to Tenant under applicable Law for any taking of any Tenant Improvements or Alterations paid for by Tenant, and of any trade fixtures and personal property of Tenant, and for moving expenses incurred by Tenant in connection with moving to another location.

(b) If any portion of the Project other than the Building is taken by condemnation or if the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation during the Lease Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Base Rent and Additional Rent payable hereunder. In the event of any such temporary taking for use or occupancy of all or any part of the Premises, so long as Tenant does not exercise its right to terminate as provided in the next sentence, Tenant shall be entitled to appear, claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of the Premises during the Lease Term and Landlord shall be entitled to appear, claim, prove and revive the portion of the award that represents the costs of restoration of the Premises and the use or occupancy of the Premises after the end of the Lease Term hereof.

(c) This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation relating to the Premises, Building or Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking or condemnation relating to the Premises, Building or Project. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking or condemnation relating to the Premises, Building or Project.

11.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease.

(b) No assignment or subletting of this Lease shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, and all pertinent information relating to the proposed assignment or sublease. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed sublease or assignment. If Landlord disapproves of any proposed assignment or sublease, Landlord’s response shall explain the grounds for such disapproval. If Landlord fails to make such election within ten (10) Business Days after Landlord’s receipt of the notice from Tenant, then Tenant can send a second written notice (“Second Notice”) to Landlord which substantially provides in all capital letters at the top of such notice as follows: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE LANDLORD’S DEEMED CONSENT TO THE PROPOSED SUBLEASE OR ASSIGNMENT AS DESCRIBED HEREIN.” If Landlord fails to approve or disapprove of the proposed assignment or sublease within five (5) Business Days after its receipt of the Second Notice, then Landlord shall be deemed to have consented to the proposed assignment or sublease. Tenant shall endeavor to deliver to Landlord, for informational purposes, financial information regarding any potential assignee or subtenant. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c) [Intentionally Deleted].

(d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The intended use of the Premises by the assignee or sublessee is not for (I) general office use, except Tenant may use (A) up to a maximum of one (1) floor for food service or the operation of a cafeteria and (B) up to a maximum of one (1) full floor for a fitness center or (II) a Prohibited Use;

(ii) The assignee or sublessee (or any affiliate of the assignee or sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous three (3) months, or is a current tenant or subtenant within the Building or Project, provided, however, Landlord must be able to accommodate such assignee or sublessee with available inventory in the Building. In the event Tenant seeks to assign the Lease or enter into a sublease, then Tenant may provide written notice to Landlord of its desire to sublease or assign a portion of the Premises and Landlord and Tenant agree, in good faith, to discuss Tenant’s assignment and sublease desires and whether Tenant shall have the right to approach any current tenants or subtenants in the Building; provided, however, Landlord may elect in its reasonable discretion that Tenant shall not have the right to contact any current tenant or subtenants of the Building or Project for Tenant’s subleasing of the Premises or assignment of its Lease if Landlord reasonably believes it can accommodate such tenant’s or subtenant’s space needs in the Building with currently or imminently available inventory in the Building; or

(iii) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, materially damage the goodwill or reputation of the Building or Project.

Except as set forth below, the foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.

The parties hereby agree that it shall not be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed assignment or sublease due to one or more of the following:

(i) The Transferee (x) would increase the density in the Premises, the Building, or the Project or (y) would be a significantly less prestigious occupant of the Building than Tenant;

(ii) Occupancy of the Premises by the assignee or sublessee would violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters, provided, however such sublessee or assignee may not use the Premises for a Prohibited Use; or

(iii) The financial condition of the assignee or sublessee.

(e) A change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock of or other ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control. If neither Tenant nor any affiliate which controls Tenant is a corporation, partnership or other entity that is publicly traded on a recognized national stock exchange, any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Paragraph 11. The term “control” as used in this Paragraph 11(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease by such subtenant.

(f) Notwithstanding any assignment or subletting, Tenant shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined below, within thirty (30) days following receipt thereof by Tenant from any assignee or subtenant (a “Transferee”). “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee in connection with the assignment or sublease in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the assignment or sublease on a per rentable square foot basis if less than all of the Premises is transferred, after first deducting the reasonable expenses incurred by Tenant for (i) any free base rent reasonably provided to the Transferee, (ii) any brokerage commissions, legal fees, and reasonable costs of subtenant improvements, including architectural fees in connection with the assignment or sublease, and (iii) in the case of any sublease, any actual costs incurred by Tenant in separately demising the portion of the Premises. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such transfer. Other than with respect to any “Incubator Agreements” entered into by Tenant, no Transfer Premium shall be due with respect to a Permitted Transfer.

(g) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a Material Default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(h) If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord the sum of Landlord’s reasonable attorneys’ fees and costs in connection with such assignment or sublease or request for consent up to a maximum amount of One Thousand Dollars ($1,000.00).

(i) Notwithstanding anything to the contrary in Paragraph 11, Tenant shall have the right, without the consent of Landlord, to assign this Lease or sublet the whole or any part of the Premises to a “Permitted Transferee” (as defined below), provided that any assignment or subletting to a Permitted Transferee shall be subject to the following conditions: (a) no more than ten (10) Business Days following the effective date of the assignment or sublease, Tenant shall deliver to Landlord written notice thereof and any documents creating such assignment or sublease; (b) Tenant shall remain fully liable during the unexpired term of the Lease, including any renewal options; (c) such assignment or sublease is not used as a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignments and sublettings pursuant to this Paragraph 11; (d) any such assignment, sublease or transfer shall be subject to all of the terms, covenants and conditions of the Lease; and (e) the Permitted Transferee to which this Lease is assigned shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord. As used in this Lease, “Permitted Transferee” shall be defined as (i) any entity that controls, is controlled by, or is under common control with Tenant, where the term “control” and its derivatives as used in this Lease means the power to directly or indirectly direct or cause the direction of the management or policies of the respective corporation or entity (collectively, an “Affiliate”); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, an Affiliate of Tenant, or their respective corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are assumed by the Permitted Transferee; (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which acquires all or substantially all of Tenant’s assets and/or ownership interests; (iv) an entity acquiring and continuing Tenant’s business operations at or from the Premises; (v) any individual or entity that has entered into an “Incubator Agreement” (or similar document) with Tenant to occupy a portion of the Premises which is not separately demised; or (vi) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity that enters into a sale/leaseback, synthetic lease, or other similar financing transaction with Tenant which includes Tenant remaining in occupancy of the Premises. Within ten (10) Business Days following execution of any such Incubator Agreement, Tenant shall furnish Landlord with copies of any Incubator Agreements executed by Tenant for space at the Project and Tenant shall be required to pay a Transfer Premium (as defined in Paragraph 11(f)) with respect to any such Incubator Agreements.

12.	DEFAULT

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” or “Default” (herein so called) under this Lease by Tenant:

(i) Tenant shall fail to pay Rent or any other rental or sums payable by Tenant hereunder within five (5) Business Days after Landlord notifies Tenant of such nonpayment (“Payment Default”); provided, however, Landlord shall only be obligated to provide such written notice to Tenant four (4) times within any calendar year and in the event Tenant fails to timely pay Rent or any other sums for a fifth time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide notice of such non-payment to Tenant prior to declaring an event of default under this Lease;

(ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in Paragraph 12(a)(i) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion (“Non-Monetary Default”);

(iii) the making by Tenant of any general assignment for the benefit of creditors,

(iv) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days);

(v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within ninety (90) days;

(vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within ninety (90) days;

(vii) any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect and Tenant fails to cure, within thirty (30) days of receiving written notice from Landlord, by taking such actions necessary to ensure that the conditions or facts represented and warranted by Tenant result in such representation and/or warranty being true and accurate;

(viii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(ix) [intentionally deleted]; or

(x) any assignment in violation of Section 11 of this Lease or any sublease in excess of two (2) floors of the Building in violation of Section 11 of this Lease and Tenant fails to cure within thirty (30) days of receiving written notice from Landlord; provided, however, that if Tenant requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion no later than ninety (90) days after receiving Landlord’s original written notice.

Notwithstanding the foregoing, the term “Material Default” shall mean (i) any Payment Default beyond the applicable notice and cure period set forth in Paragraph 12(a)(i), (ii) any assignment in violation of Section 11 of this Lease or any sublease in excess of two (2) floors of the Building in violation of Section 11 of this Lease beyond the applicable notice and cure period set forth in Paragraph 12(a)(x), (iii) any Non-Monetary Default which is not cured within the applicable notice and cure period set forth in Paragraph 12(a)(ii), or (iv) or any other default expressly classified as a Material Default herein.

(b) Landlord’s Remedies; Termination. In the event of any event of default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and Landlord shall have all the rights and remedies of a Landlord provided by Section 1951.2 of the California Civil Code. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom.

As used in subparagraph (i) and subparagraph (ii) of Paragraph 12(b) above, the “worth at the time of award” is computed by allowing interest at the Default Rate (as defined below). As used in subparagraph (iii) of Paragraph 12(b) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Paragraph 5(c) of this Lease or any other procedures permitted by applicable Law. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 12(c), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(d) Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for thirty (30) days with respect to monetary obligations and with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All reasonable sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within thirty (30) days after demand therefor as Additional Rent.

(f) Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord within ten (10) Business Days following the date when due, it shall bear interest at the Default Rate from the date due until paid. All interest, and any late charges imposed pursuant to Paragraph 12(g) below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease. The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in the State, as its “prime rate” or “reference rate”, plus four percent (4%), or (B) the maximum rate of interest permitted by Law.

(g) Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Base Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed to secure debt, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of three percent (3%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by Law; provided, however, that such late payment charge shall not apply to the first time within any calendar year in which Tenant fails to pay any Rent within ten (10) Business Days after the date on which it is due. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s Default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(h) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease, subject to any remedies specifically excluded herein. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(i) Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for Rent.

(j) Waiver of Consequential and Special Damages. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease. Except as otherwise set forth in Paragraph 19(f) of this Lease, Tenant shall not be liable to Landlord for punitive, consequential or special damages under this Lease, and except as otherwise set forth in Paragraph 19(f) of this Lease, Landlord waives any rights it may have to such damages under this Lease in the event of a breach or default by Tenant under this Lease. Except as otherwise set forth in Paragraph 19(f) of this Lease, neither Tenant nor the Tenant Affiliates shall be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

13.	ACCESS; CONSTRUCTION

(a) Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations.

(b) Except in the event of an emergency (when no notice is necessary), Landlord shall during normal business hours upon not less than twenty-four (24) hours written notice (including via email to the address listed in Paragraph 19(d) hereof), have the right to (i) enter the Premises to inspect the same, (ii) supply janitorial service and any other service to be provided by Landlord to Tenant hereunder (provided that no notice is required for any janitorial service provided in the ordinary course or for any general duties of the Building engineers performed in their ordinary course), (iii) exhibit the Premises to prospective purchasers, lenders or tenants (with respect to prospective tenants only during the last fifteen (15) months of the respective Lease Term for each such space), (iv) post notices of non-responsibility, or (v) to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the business of Tenant. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

(c) Access to the Premises by Landlord shall be in accordance with the security, safety and confidentiality requirements that Tenant may reasonably adopt from time to time following written notice to Landlord, including, without limitation, a requirement that persons (including Landlord or Landlord Indemnitees) having access to the Premises shall sign and deliver to Tenant a confidentiality and nondisclosure agreement in form and content reasonably acceptable to Tenant and Landlord. Tenant may reasonably restrict access by any visitor whom Landlord intends to bring onto the Premises who is, or may reasonably be suspected by Tenant to be or represent a competitor of Tenant. Landlord’s entry shall cause the least interference to Tenant’s business as is reasonably possible. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or any Landlord Parties while the same are in the Premises.

14.	BANKRUPTCY – Intentionally Deleted

15.	SUBSTITUTION OF PREMISES – Intentionally Deleted

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a) Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds to secure debt, deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon the Project, the Building or the Premises. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest. Tenant’s agreement to subordinate this Lease to any Security Document shall be subject to Tenant’s receipt of an SNDA Agreement (as hereinafter defined). An “SNDA Agreement” shall mean an agreement between Landlord, Tenant and the holder of such Security Document, substantially in the form of the SNDA (as defined below). Tenant shall execute, acknowledge and deliver within fifteen (15) days of written demand therefor an SNDA Agreement; the failure to do so by Tenant within such time period following an additional written notice and five (5) Business Day cure period shall be a material default hereunder. Upon execution of this Lease, Tenant and Landlord shall also execute and deliver a fully-executed subordination, non-disturbance and attornment agreement (“SNDA”). Landlord represents to Tenant that, as of the Effective Date there are no Security Documents encumbering the Building or Project or any lien of any Security Documents now in force against the Building or Project or any part thereof except as follows:

(i) A deed of trust to secure an indebtedness in the amount shown below, and any other obligations secured thereby.

Amount:	$135,000,000.00
Dated:	October 10, 2000
Trustor:	National Office Partners Limited Partnership, a Delaware limited partnership
Trustee:	Commonwealth Land Title Company
Beneficiary:	New York Teachers’ Retirement System
Loan No.:	none shown
Recorded:	October 17, 2000, Instrument No. 2000-G850303-00, Reel H744, Image 589, of Official Records re-recorded October 30, 2000, Reel H753, Image 45, Instrument No. G856485, Official Records

As amended by that certain Assignment and Assumption of Loan pertaining to said Deed of Trust executed by and between NOP 50 Fremont, LP., a Delaware Limited Partnership; National Office Partners Limited Partnership, a Delaware limited partnership; and New York Teachers’ Retirement System, a public pension system created and existing pursuant to and by virtue of Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to section 502 thereof, recorded August 15, 2003, Reel I452, Image 45, Series No. 2003-H513801-00. Official Records.

As amended by that certain Amended and Restated Deed of Trust, Security Agreement, with Assignment of Rents and Leases and Fixture Filing, recorded August 22, 2003, Reel I457, Image 11, Series No. 2003-H518098-00, Official Records.

As amended by that certain Assignment and Assumption of Loan pertaining to said Deed of Trust executed by and between NOP 50 Fremont, LP., a Delaware Limited Partnership; National Office Partners Limited Partnership, a Delaware limited partnership; and New York Teachers’ Retirement System, a public pension system created and existing pursuant to and by virtue of Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to section 502 thereof, recorded December 27, 2004, Series No. 2004-H878781-00, Official Records; and

(ii) An Assignment of certain of the lessor’s interest under leases referred to therein,

Assigned to:	New York Teachers’ Retirement System
Recorded:	October 17, 2000, Instrument No. 2000-G850303-00, Reel H744, Image 590, of Official Records re-recorded October 30, 2000, Reel H753, Image 46, Instrument No. G856485, Official Records

Which assignment recites, among other things, that it is given as additional security for the Deed of Trust.

Recorded:	October 17, 2000, Instrument No. 2000-G850304-00, Reel H744, Image 590, of Official Records re-recorded October 30, 2000, Reel H753, Image 46, Instrument No. G856486, Official Records

Amended and Restated Assignment of Rents and Leases, recorded August 22, 2003, Reel I457, Image 12, Series No. 2003-H518099-00, Official Records.

(b) Tenant shall, upon not less than ten (10) Business Days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing in the form attached hereto as Exhibit D. If Tenant fails to timely execute, acknowledge and deliver such estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord), Landlord may provide to Tenant a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE ACCEPTANCE OF AN ESTOPPEL CERTIFICATE”. If Tenant fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Landlord) within a five (5) Business Day period following the receipt of Landlord’s second written request therefor, such failure shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrances thereof or any assignee of any such encumbrance upon the Building or the Project.

(c) Landlord shall, within ten (10) Business Days after receipt of a written request from Tenant, execute and deliver (or provide written comments to any proposed certificate delivered by Tenant) to Tenant a statement certifying: (a) the date of commencement and expiration of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Landlord’s statement; and (e) such other factual matters as may be reasonably requested by Tenant. Landlord agrees that any statement delivered pursuant to this Paragraph 16(c) may be relied upon by any assignee, lender, subtenant or investor of Tenant. Landlord irrevocably agrees that if Landlord fails to execute and deliver such certificate within such ten (10) Business Day period (or provide written comments to any proposed certificate delivered by Tenant), Tenant may provide to Landlord a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE AN EVENT OF DEFAULT”. If Landlord fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Tenant) within a five (5) Business Day period following the receipt of Tenant’s second written request therefor, such failure shall constitute an event of default without any further cure period.

(d) Landlord’s Waiver of Security Interest in Tenant’s Personal Property. Landlord hereby acknowledges and agrees that any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”) may be financed by a third-party lender or lessor (an “Equipment Lienor”), and Landlord hereby (a) waives any rights to Tenant’s Property, and (b) agrees to recognize the rights of any such Equipment Lienor, subject to and in accordance with a commercially reasonable waiver agreement to be entered into by and between Landlord and the Equipment Lienor following request by Tenant.

(e) Requirements for New Landlord Financing. Landlord hereby acknowledges that the maturity date of the loan evidenced by the Security Documents described in Paragraph 16(a) above is prior to the first date upon which Tenant may exercise Tenant’s Purchase Option in accordance with Addendum Eight. Landlord shall have the right to execute new Security Documents in its sole and absolute discretion, provided that the loan amount with respect to any such Security Documents executed prior to the expiration of the Option Period (as defined in Addendum Eight) (“New Security Documents”) shall not exceed a seventy-five percent (75%) loan to value ratio determined as of the execution date of such New Security Documents. In addition, Landlord shall request of all potential lenders that such New Security Documents include provisions pre-approving the assumption of such New Security Documents by salesforce.com, inc. should Tenant exercise any right to acquire the Project. As a material inducement to Tenant’s agreement to lease the Premises and obtain Tenant’s Purchase Option, Landlord hereby agrees to deliver to Tenant for informational purposes only copies of all New Security Documents, and any amendments or modifications thereto, within ten (10) Business Days following the full execution and delivery thereof. Except as set forth in this Paragraph 16(e), Tenant shall have no right to approve or be consulted with respect to the terms and conditions of such New Security Documents.

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease from and after the date of such transfer; provided the new owner of the Building assumes in writing all of the obligations of Landlord under this Lease. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto. Notwithstanding the foregoing, in the event of a sale or conveyance by Landlord of the Building or the Project prior to payment in full of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance, as a condition to Landlord’s release from liability under this Lease from and after the date of such transfer, Landlord shall escrow with a title company reasonably determined by Tenant all unpaid amounts of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance (“Escrow Funds”). Prior to the closing of such sale or conveyance of the Building or Project, Landlord and Tenant agree to enter into an escrow agreement governing the Escrow Funds in accordance with the terms and provisions of Paragraph 17(c) below, so that such Escrow Funds shall be made available to Tenant to reimburse Tenant for any portion of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance that Tenant may be entitled to in accordance with Paragraph 17(c). For the purposes of this Paragraph 17(a), the term “sale or conveyance” shall include, without limitation, a foreclosure, deed-in-lieu transaction, or any other exercise of a similar remedy by Landlord’s lender.

(b) Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions.

(c) If an Emergency Situation (as defined herein) or Adverse Condition involving the Premises or Tenant’s personnel or property exists, then Landlord shall promptly commence and diligently perform all Landlord Repairs or take such other actions, if any, required of Landlord under this Lease necessary to cure or remediate such Emergency Situation or Adverse Condition. Notwithstanding anything to the contrary contained herein, if (i) any Emergency Situation occurs or (ii) there is an actual breach by Landlord of one of its obligations under this Lease (“Landlord Breach”), and such Emergency Situation or Landlord Breach will have a material and adverse impact on Tenant’s ability to conduct its business in the Premises, or any portion thereof constituting at least a full floor or more (an “Adverse Condition”), including, for example, any failure to provide (or cause to be provided) electricity, HVAC, condenser water or elevator access to the Premises, then Tenant shall give Landlord telephonic notice to both Landlord’s property manager and Tenant’s principal contact with Landlord, being either John Cornuke or Erik Sobek, unless Landlord notifies Tenant otherwise. Thereafter, Landlord shall have (i) forty-eight (48) hours to commence a cure with respect to such Emergency Situation or (ii) five (5) Business Days to commence a cure of such Adverse Condition, and, in each case, shall diligently prosecute such cure to completion (collectively “Emergency Repairs”). In addition, if Tenant in writing (“Tenant Self-Help Notice”) notifies Landlord that it intends to undertake self-help remedies for such Emergency Repairs, then Landlord shall indicate in writing within forty-eight (48) hours of receipt of such Tenant Self-Help Notice whether Landlord reasonably and in good faith disputes Tenant’s right to perform self-help as set forth herein (a “Landlord Dispute Notice”). Landlord’s failure to timely deliver a Landlord Dispute Notice shall conclusively be deemed Landlord’s waiver of any claim that Tenant improperly performed self-help in accordance with this Paragraph 17(c). For purposes hereof, the term “Emergency Situation” shall mean a situation which poses an imminent threat: (x) to the physical well-being of persons at the Building, (y) of material damage to Tenant’s personal property in the Premises. If Landlord fails to commence to perform such Emergency Repairs within the applicable timeframe (i.e., forty-eight (48) hours with respect to an Emergency Situation or five (5) Business Days with respect to Adverse Conditions) after Landlord receives notice of the applicable Emergency Condition or Adverse Condition, or, to the extent Landlord commences to cure with such time period but fails to diligently pursue such Emergency Repairs to completion, then Tenant, upon providing

Landlord with such prior written notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by contacting by telephone any representative of Landlord at the office of the Building or any person designated by Landlord in writing to Tenant from time to time as an emergency contact person for the Building (it being agreed that Tenant shall use reasonable efforts to actually speak with (as opposed to leaving a message for) each such representative or emergency contact person of Landlord, but that if Tenant is unable to reach any such contact person or representative of Landlord and the Emergency Situation in question requires immediate action, Tenant may undertake such action without actually speaking with any such representative or contact person, in which event Tenant shall leave a message for such person, if an answering machine or message service is available therefore), and (y) shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Situation or Adverse Condition in question), may perform such Emergency Repairs or other actions at Landlord’s expense; provided, however, that in no event shall Tenant undertake any actions which will or are reasonably likely to materially and adversely affect (other than to a de minimis extent) (A) the roof or structure of the Building or (B) any base Building systems or equipment. If Tenant exercises its right to perform Emergency Repairs or other actions on Landlord’s behalf, as provided above, then Landlord shall reimburse the actual out-of-pocket reasonable cost thereof together with an administration fee equal to five percent (5%) of such costs within thirty (30) days following Tenant’s delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant, and (ii) reasonably satisfactory evidence of the cost of such remedy. Landlord shall, within ten (10) Business Days following Tenant’s written request for reimbursement of the costs of the Emergency Repairs notify Tenant of whether Landlord reasonably and in good faith disputes that Tenant did not perform the Emergency Repairs in the manner permitted by this Lease or that the amount Tenant requests be reimbursed from Landlord for performance of the Emergency Repairs is incorrect (“Landlord’s Set-Off Notice”). In any case, in the event any Emergency Repairs are not accomplished by Landlord within a forty-eight (48) hour period with respect to an Emergency Condition or five (5) Business Day period with respect to Adverse Conditions despite Landlord’s diligent efforts, Landlord, within three (3) Business Days following Tenant’s written request therefore, shall provide to Tenant a schedule determined in good faith setting forth the basic steps Landlord proposes to be taken to effect the Emergency Repairs or other actions in a commercially reasonable time frame given the specifics of the Emergency Repairs required and the times when such work is proposed to be done and thereafter Landlord shall proceed to complete such Emergency Repairs within the time schedule so provided. If Tenant undertakes any action pursuant to this paragraph, Tenant shall (a) proceed in accordance with all applicable Laws; (b) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the City of San Francisco and are listed on the most recent list furnished to Tenant of Landlord’s approved contractors for the Building and are insured in accordance with the provisions of Paragraph 4 of this Lease; (c) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; (d) use new or like new materials; (e) take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Project, and (f) otherwise comply with all applicable requirements set forth in Paragraph 4(f) of this Lease. Notwithstanding anything in this Paragraph 17(c) to the contrary, the foregoing self-help right (i) shall not apply in the event of any fire or casualty at the Project, it being acknowledged and agreed that Paragraph 9 shall govern with respect to any such fire or casualty event, (ii) shall not apply in the event of any condemnation, it being acknowledged and agreed that Paragraph 10 shall govern with respect to any such condemnation, or (iii) shall not permit Tenant to access any other tenant’s or occupant’s space at the Project.

Subject to any express limitations set forth herein to the contrary, the remedies provided for in this Lease are in addition to all other remedies available to Tenant at law or in equity by statute or otherwise. Without limiting the generality of the foregoing, if Landlord fails to pay or reimburse Tenant when due any amount owed to Tenant under this Lease, including, without limitation: (i) Tenant fails to receive any portion of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance actually owed to Tenant in connection with the construction of the Phase I Premises Improvements, Phase II Premises Improvements, and/or Phase III Premises Improvements or the Expansion Space, as applicable, within thirty (30) days after submission of all required documents and information as required by this Lease; (ii) Landlord fails to reimburse Tenant in connection with the exercise of Tenant’s rights pursuant to this Paragraph 17(c); or (iii) monetary damages awarded to Tenant in an order or judgment issued by either a binding arbitration proceeding (as set forth in the following paragraph) or court in any legal proceeding, then Tenant shall have the right (subject to the limitations set forth below), in addition to all other remedies available to Tenant at law or in equity by statute or otherwise, to either off-set against Rent due under this Lease or otherwise abate payments of Base Rent, Operating Expenses or other Rent an amount equal to the applicable amounts owed to Tenant plus interest on the amounts owed to Tenant from the date incurred until such offset occurs at the Default Rate. Notwithstanding the foregoing, Tenant shall deliver notice to Landlord of

Tenant’s intent to off-set against Rent under this Paragraph 17(c) at least ten (10) Business Days prior to exercising its right of off-set. Tenant shall not be permitted to exercise off-set rights to the extent that Landlord has delivered a Landlord Dispute Notice or Landlord Set-Off Notice (as to disputed amounts only) until such dispute is finally adjudicated pursuant to the arbitration process set forth in this Paragraph 17(c). In addition, notwithstanding anything in this paragraph to the contrary, in the event Tenant exercises its off-set rights herein, then Tenant shall only be permitted to off-set up to fifty percent (50%) of the Base Rent due in the applicable calendar month (the “Monthly Cap”) in which Tenant seeks to off-set and, in the event the amount that Tenant may off-set hereunder is greater than the Monthly Cap, then Tenant shall carryover any such excess amounts to future months until the total off-set amount is exhausted.

In the event Landlord delivers (i) a Landlord Allowance Notice (as defined in Exhibit B), (ii) a Landlord Dispute Notice or (iii) a Landlord Set-Off Notice, then Tenant shall have the right, by notice to Landlord of its intent to do so, to submit the dispute to arbitration in accordance with this paragraph. Within ten (10) Business Days of the delivery of such notice, Landlord and Tenant shall designate an arbitrator to promptly decide the dispute. In the event Landlord and Tenant are unable to agree on an arbitrator, in writing and within the time provided, Landlord and Tenant shall each designate an arbitrator within an additional two (2) Business Days and notify the other thereof in writing. The two (2) arbitrators will meet within ten (10) days of the designation of the second of them to determine the dispute and, if they are unable to do so, then, within ten (10) days after their meeting they shall designate a third arbitrator and, if they are unable to agree, in writing and within the time provided, on such third arbitrator, the third arbitrator shall be selected by the Chief Judge of the United States District Court for the Northern District of California, upon the application of either Landlord or Tenant (with contemporaneous notice by the applicant to the other). This arbitration mechanism shall be solely limited to the determination whether a set-off of Base Rent is permitted hereunder (i) in the case of Tenant’s demand for an off-set arising from Landlord’s failure to disburse payment of any tenant improvement allowance, if Tenant has satisfied all delivery and other requirements necessary for Tenant to request a disbursement of the applicable allowance and the amount that such disbursement should be, or (ii) in the case of Tenant’s demand for an off-set arising from Tenant’s exercise of its self-help rights under this Paragraph 17(c), if Tenant has properly and appropriately exercised its self-help rights in accordance with the terms of this Lease and the amount that Tenant is entitled to receive arising from such self-help. If any arbitrator fails, refuses, or is unable to act, or if either Landlord or Tenant fails or refuses to appoint an arbitrator it is required to appoint under the terms hereof, then an arbitrator shall be appointed in his stead in the same manner as provided for the third arbitrator when the two (2) arbitrators appointed by Landlord and Tenant are unable to agree on same in writing and within the time provided. The reasonable fees and expenses of the third arbitrator or of the only arbitrator, if there is only one, shall be borne by the non-prevailing party in the arbitration, as determined by the arbitrator, taking into account the entirety of the decision. Any arbitrator designated to serve shall be a disinterested party who has been actively engaged in commercial leasing, either as a landlord or a tenant or a legal or other representative of a landlord or a tenant, in the county in which the Premises are located, for a period of not less than ten (10) years immediately prior to his or her appointment. If there is only one arbitrator, his or her written decision shall be final and binding on Landlord and Tenant. If there are two (2) arbitrators and they are in agreement as to the determination of the issue, their written decision shall be final and binding on Landlord and Tenant. If there are three (3) arbitrators and any two of them are in agreement as to the determination of the issue, their written decision shall be final and binding on Landlord and Tenant. The parties agree to use good faith, reasonable efforts to have the arbitration procedure discussed in this paragraph be finalized within ninety (90) days from the appointment of the arbitrator.

(d) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project (which shall include the proceeds of any financing or sale and any rents, insurance proceeds and condemnation awards), and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord (other than the proceeds of any financing or sale and any rents, insurance proceeds and condemnation awards); provided, however, with respect to the payment of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance, the liability of Landlord shall not be limited to its interest in the Project but rather any liability for the payment of the Phase I Premises Allowance, Phase II Premises Allowance or Phase III Premises Allowance shall be satisfied solely from the assets and properties of the Teachers Insurance and Annuity Association of America’s Real Estate Account established as a separate investment account of TIAA under New York law on February 22, 1995, and under the regulation of the State of New York Insurance Department (the “Separate Account”) (including all assets and properties allocated to or held for the account of the Separate Account), and in no event shall any recourse be had to any assets or properties held by TIAA in its general investment account or in any other of its existing or future separate accounts other than the Separate Account.

(e) Notwithstanding anything contained in this Lease to the contrary, the obligations of Tenant under this Lease (including any actual or alleged breach or default by Tenant) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Tenant or Tenant’s members or partners, and Landlord shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Tenant or against Tenant’s members or partners or against any other persons or entities having any interest in Tenant, or against any of their personal assets for satisfaction of any liability with respect to this Lease.

18.	PARKING; COMMON AREAS

(a) Tenant shall have the right to the nonexclusive use of the number of parking spaces located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions (the “Parking Garage”) for the parking of operational motor vehicles used by Tenant, its visitors, officers and employees only. Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable and non-discriminatory discretion. The use of such spaces shall be subject to the rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights. Except as otherwise expressly agreed to in this Lease, Tenant agrees that Tenant, its visitors, officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(b) Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant), mechanical areas, ground floor corridors, elevators and elevator foyers, Parking Garage, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any CC&Rs (as defined herein). Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that (i) there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interruption with Tenant’s use of the Premises. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof.

(c) Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Project” for purposes of allocating and calculating Operating Expenses so as to include or exclude areas as Landlord shall from time to time reasonably determine or reasonably specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Expenses are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length basis or some other basis reasonably determined by Landlord. In the case where the definition of the Project is revised for purposes of the allocation or determination of Operating Expenses, Tenant’s Proportionate Share shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Project (as then defined) represented by the Premises. Landlord shall have the sole right to reasonably determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall also have the right, in its sole discretion, to allocate and prorate any portion or portions of the Operating Expenses on a building-by-building basis, on an aggregate basis of all buildings in the Project, or any other reasonable manner, and if allocated on a building-by-building basis, then Tenant’s Proportionate Share shall, as to the portion of the Operating Expenses so allocated, be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project.

19.	MISCELLANEOUS

(a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

(b) Waiver. No waiver by Landlord or Tenant of any provision of this Lease or of any breach by the other party hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by the other party. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile or e-mail. The date of giving any

Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Section 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next Business Day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, Landlord’s counsel may provide Notices to Tenant on behalf of Landlord and such notices shall be binding on Tenant as if such notices have been provided directly by Landlord.

(d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY EXCEPT TO THE EXTENT CAUSED BY OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. As of the Effective Date of this Lease, Landlord’s current security program is set forth in Exhibit M attached hereto. Tenant shall provide such supplemental security services and shall install within the Premises such supplemental security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant and may include, without limitation, key-card systems, access gates (provided that such gates are located entirely within the Premises and not in any Common Areas), security lighting and video monitoring equipment (including in the ceilings of the Common Areas adjacent to the Premises, subject to Landlord’s reasonable approval of the locations thereof) (“Tenant’s Security Equipment”). The installation of any Tenant’s Security Equipment shall be subject to all applicable codes, laws and ordinances and Tenant shall be responsible, at its sole cost and expense, for all costs in connection with ensuring that Tenant’s Security Equipment is in compliance with all applicable laws, codes and ordinances. Notwithstanding anything to the contrary set forth herein, at the end of each respective Lease Terms or upon the earlier termination of this Lease, at Landlord’s option, Tenant shall either: (1) remove, at Tenant’s sole cost and expense, any Tenant’s Security Equipment and restore all portions of the Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted; or (2) leave any such Tenant’s Security Equipment in place, in which event the Tenant’s Security Equipment shall be the property of Landlord. Subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned, at Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security Equipment into the Building Systems if requested by Tenant provided that (a) Tenant’s Security Equipment is compatible with the Building Systems, and (b) Tenant’s Security System does not materially and adversely interfere with the Building Systems. In addition, Tenant shall have the right to contract directly with Landlord’s security contractor as well as utilize its own employees or third parties to perform security services within the Premises. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters. Tenant shall be entitled to utilize Building stairwells to access floors of the Premises and may install security card readers or other security devices on such stairwells to maintain security and access by persons other than Tenant employees. Notwithstanding anything to the contrary contained herein, if any breach of security in the Premises shall occur, then Landlord shall immediately provide notice to Tenant via telephone call and e-mail to the following: (a) via telephone to 650-653-4600, and (b) via email to gocenter@salesforce.com or such other number(s) and/or email address(es) as Tenant shall from time to time notify Landlord in writing.

(e) Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(f) Holding Over. If Tenant retains possession of any portion of the Premises after the termination or expiration of the respective Lease Term relating to such portion of the Premises, then Tenant shall, at Landlord’s election become a tenant at sufferance (and not a tenant at will) for such portion of the Premises in which Tenant is holding over, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, for the first thirty (30) days of such holdover an amount equal to one hundred twenty-five percent (125%) of the Base Rent payable by Tenant immediately prior to such holding over, and thereafter an amount equal to one hundred fifty percent (150% ) of the Base Rent payable by Tenant immediately prior to such holding over, computed on a per diem basis for each month or part thereof during such holding over for such portion of the Premises in which Tenant is holding over; provided, however, the holdover rent shall be calculated in full floor increments only so that if Tenant is only holding over in a portion of a particular floor, then the holdover rent shall be calculated based on the square footage of the entire floor. All other payments (including payment of Additional Rent) shall continue under the terms of this Lease. In addition, Tenant shall also be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason Tenant’s failure to timely surrender the Premises; provided, however, as a condition of Tenant’s obligations under this Paragraph 19(f), Landlord shall give Tenant written notice of the existence of a prospective successor tenant for the Premises or any portion thereof, or the existence of any other matter which might give rise to a claim by Landlord for consequential damages, and Landlord’s reasonable estimate of the amount of such claim (to the extent such amount can reasonably be estimated by Landlord on the basis of information then available to Landlord) at least thirty (30) days prior to the date Landlord shall require Tenant’s surrender of the Premises, and Tenant shall not be responsible to Landlord for any consequential damages if Tenant shall surrender the Premises on or prior to one hundred twenty (120) days after the later of (i) delivery of such notice detailing the potential consequential damages (it being agreed, however, that Landlord does not need to identify the prospective tenant by name in its notice, and it being further agreed that such notice may be given prior to the scheduled expiration date of this Lease), or (ii) the expiration or earlier termination of this Lease. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises or any portion thereof.

(g) Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT ON THE APPLICABLE DELIVERY DATE AS SET FORTH IN ITEM 9 OF THE BASIC LEASE PROVISIONS SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE PREMISES, THE BUILDING AND PROJECT AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED; AND

(ii) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

(h) Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord.

(i) Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Real Property Records of the County in which the Project is located prior to the Effective Date, including, without limitation, all CC&Rs. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any CC&Rs. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not adversely affect the use of the Premises by Tenant, including without limitation, any signage rights, access to the Project, access or utility of the Parking Garage, or material reduction in the outdoor portions of the Project available for public use.

(j) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(k) Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons, other than those listed in Item 12 of the Basic Lease Provisions, claiming to have represented Tenant in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons, other than those listed in Item 12 of the Basic Lease Provisions, claiming to have represented Landlord in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

(l) Project or Building Name and Signage. Intentionally Deleted.

(m) Memorandum of Lease and Option. Concurrently with the execution and delivery of this Lease, the parties shall promptly execute and Landlord shall record, at its sole cost and expense, a short form memorandum in substantially the form attached hereto as Exhibit K. Within ten (10) Business Days after Landlord’s written request following the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord in recordable form, a quitclaim deed designating Landlord as the transferee.

(n) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(o) Time. Time is of the essence of this Lease and each and all of its provisions.

(p) Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Paragraphs 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(q) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of California. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(r) Authority. If Tenant is a corporation or limited liability company, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

(s) Landlord Representations and Warranties. To induce Tenant to execute this Lease, and in addition to the other representations and warranties of Landlord contained in this Lease, Landlord warrants and represents that:

(i) As of the Effective Date, except with respect to any rights of a holder of a Security Document arising from a default of such Security Document, no person or entity (except Tenant) currently has any right to purchase the Project or take a ground lease of the Project.

(ii) As of the Effective Date, no person or entity (except Tenant) has any preferential right to lease the Expansion Space or, except for the Existing Rights, any other portion of the Building superior to Tenant’s right to lease the other portions of the Building other than the Excluded Space (as defined in Addendum Six).

(iii) If Landlord is a corporation or limited liability company, each individual executing this Lease on behalf of Landlord hereby covenants and warrants that Landlord is a duly authorized and existing corporation or limited liability company, that Landlord has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so.

(iv) The covenants, conditions, and restrictions that are of public record which affect or encumber the Project as of the Effective Date are listed in Exhibit J attached hereto (the “CC&Rs”).

(t) Cafeteria.

(i) Construction and Use. Subject to the terms and conditions of this Paragraph 19(t) and the Work Letters (to the extent constructed pursuant to the Tenant Improvements) Tenant may include a cafeteria (“Cafeteria”) in the Premises. The location of the Cafeteria shall be in the location within the Premises proposed by Tenant and reasonably agreed to by Landlord. Tenant, at Tenant’s expense, shall obtain and maintain all governmental permits and licenses necessary to operate the Cafeteria and shall comply with all applicable Laws relating to the maintenance, operation and use thereof.

(ii) Operation. Tenant acknowledges that, in the absence of adequate preventive measures, the Cafeteria could create objectionable fumes, vapors or odors, pests, unreasonable noise and other conditions that would cause annoyance to and disruption of the other tenants and occupants of the Project. Accordingly, as a material inducement to Landlord to enter into this Lease, Tenant agrees as follows:

(A) Tenant shall: (i) furnish, install and maintain ventilation, exhaust and drainage systems serving the Cafeteria to the extent required by Laws and as reasonably required by Landlord and provide such other exhaust, cleaning or similar systems necessary to prevent any offensive smoke, fumes, vapors, offensive odors or other offensive substances from emanating from the Cafeteria as more fully set forth below; (ii) fireproof all window treatments in the Cafeteria, including, without limitation, draperies and curtains to the extent required by Laws, and submit to Landlord, upon Landlord’s request, current certificates evidencing such fireproofing; and (iii) operate the Cafeteria in a clean and sanitary manner so as to prevent infestation by pests, and, in addition, whenever there shall be evidence of any infestation, employ contractors reasonably approved by Landlord to eliminate the infestation.

(B) Tenant shall install grease traps/interceptors located within the Cafeteria as required by Laws for all food preparation areas having pot sinks or any grease-producing appliances that discharge into the waste system. Tenant shall be responsible for the proper care, cleaning and maintenance of the grease traps located within the Cafeteria and any piping required therefor in accordance with all Laws. Tenant shall follow all reasonable recommendations of Tenant’s grease trap maintenance provider regarding the maintenance of the grease traps, including any recommended chemical treatments and any recommended intervals for the emptying and/or hydrojetting of the grease traps and connecting pipes. Tenant, as Additional Rent, shall be liable for the cost of any maintenance to or repairs of any of the Building pumps and pipes reasonably documented by Landlord to the extent necessitated by Tenant’s failure to comply with the terms and conditions of this provision.

(C) If, in the reasonable opinion of Landlord, offensive odors are escaping from the Cafeteria into the Project or Common Areas, Landlord shall promptly notify Tenant and Tenant shall use diligent efforts to cure such situation. If such objectionable odors continue to escape from the Cafeteria into the Project or Common Areas after notice from Landlord, then Tenant shall have fifteen (15) days to commence to cure such situation and thereafter shall diligently prosecute such cure to completion. Notwithstanding the foregoing, Landlord, at Tenant’s sole cost and expense, shall have the right, but not the obligation, to undertake any such repairs or other work that Tenant is required to perform under this Paragraph 19(t) that Tenant fails or refuses to perform in a timely and efficient manner after expiration of all applicable notice and cure periods.

(D) Tenant shall install such filters and shafts as required by Laws. Tenant shall be responsible for the proper care, cleaning and maintenance of the filters and shafts located within the Cafeteria, or exclusively serving the Cafeteria, in accordance with all Laws, and shall procure a qualified maintenance contractor reasonably approved by Landlord under a commercially reasonable maintenance contract for regular maintenance of the shafts. Tenant shall, at its own expense, cause any such filters to be cleaned on a monthly basis and any such shafts on an annual basis. Tenant shall follow all reasonable recommendations of Tenant’s shaft maintenance provider regarding the maintenance of the shafts.

(E) If Tenant shall at any time serve alcoholic beverages in the Cafeteria, Tenant shall, at its sole cost and expense, provide and maintain all licenses and/or permits required by Laws and shall at all times comply with Law related to the service of alcoholic beverages. At all times during the Lease Term during which Tenant serves alcoholic beverages of any kind, Tenant, at its expense, shall maintain an insurance policy or endorsement covering liability related to the serving of alcoholic beverages, which policy or endorsement shall be in form and content reasonably acceptable to Landlord. All alcohol served at the Premises shall be consumed within the Premises only, and in no event may Tenant serve or permit the consumption of alcohol outside of the Premises.

(F) Notwithstanding anything to the contrary set forth herein, Tenant may at any time, cease operating the Cafeteria, and (i) remove the improvements in the Cafeteria and (ii) at Tenant’s election install improvements customary for general office use in the former Cafeteria.

(G) Tenant shall hire a pest control company duly licensed by the State of California and acceptable to Landlord to provide to the Cafeteria pest control service regularly and as necessary for the purpose of preventing and/or eliminating rodents and pests from the Cafeteria. No grease shall be allowed to accumulate in the Cafeteria. Any grease hood ventilation equipment shall include a fine pre-filter and activated charcoal filters or their equivalent. All kitchen ventilating equipment shall be so operated and maintained as to prevent the emission of odors and smoke from the Premises.

(H) Tenant shall provide suitable water-tight receptacles for garbage from or attributable to the Cafeteria. Tenant shall implement garbage procedures eliminating all garbage from the Cafeteria at least once daily. Said procedures shall ensure the transportation of garbage, without spillage, from the Premises to points of collection specified by Landlord. The collection of garbage shall be arranged by Tenant at its expense. Any spillage of Tenant’s garbage (whether caused by Tenant’s staff, by trespassers, by acts of God, or by any other cause whatsoever) shall be immediately cleaned up by Tenant, and failure to do so shall allow Landlord immediately to clean said spillage at Tenant’s expense. Tenant shall purchase and maintain a minimum of two (2) (or such higher number as the Fire Marshal may require) fire extinguishers in the Cafeteria in serviceable condition during the entire Lease Term.

(iii) Costs. In addition to other costs specified herein, Tenant shall reimburse Landlord within thirty (30) days after request (together with reasonable supporting documentation) for any incremental increase in compost and/or trash removal costs incurred by Landlord above Landlord’s normal compost and/or trash removal costs in connection with the remainder of the Premises as a result of or in connection with the Cafeteria.

(u) Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit C attached hereto, as the same may be reasonably changed from time to time upon reasonable notice to Tenant; provided that, no modification of such rules and regulations may increase Tenant’s costs to lease and occupy the Premises or reduce any services to be provided to Tenant hereunder. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations.

(v) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(w) Generator Usage. Subject to Tenant obtaining all necessary governmental permits and approvals and compliance with all matters of record, and so long as Tenant shall not materially adversely impact any Building systems, Tenant shall have the right but not the obligation to install, operate and maintain, at Tenant’s sole cost and expense, a back-up generator (“Tenant’s Generator”) in the Building or Project. Tenant’s Generator shall be and remain the sole and exclusive property of Tenant. Tenant shall pay the rental cost of any parking spaces (which shall be based on the prevailing market rate charged by Landlord or the operator of the parking garage for the use of such parking spaces) that are used to install the Tenant’s Generator, which such rental shall be payable monthly and included in Tenant’s Rent payment. Landlord shall have the right to review and approve, such review and approval not to be unreasonably withheld or delayed, Tenant’s plans and specifications for the proposed equipment, including, without limitation, the size, method of installation and visibility of such equipment. The location of Tenant’s Generator shall be limited to an area reasonably acceptable to Landlord and Tenant. In conjunction with the installation of Tenant’s Generator, subject to Landlord’s prior approval of Tenant’s plans and specifications, Tenant shall have the right to install an emergency generator connection on the outside of the Building for the purpose of connecting Tenant’s Generator to the Premises and an appurtenant electrical grounding system. Furthermore, Tenant shall have the right to install conduits from Tenant’s Generator to the Premises, provided, however, that such conduits are installed to Landlord’s reasonable satisfaction in accordance with the design and architectural standards for the Building. Tenant, at its sole cost and expense, shall install, maintain, repair, replace and operate the Tenant’s Generator in good working condition and in a first class manner. Tenant must obtain (and provide Landlord with copies of) all necessary approvals, permits and licenses from all governmental authorities having jurisdiction over the Tenant’s Generator prior to the installation of the Tenant’s Generator. Tenant shall use, operate, maintain and repair the Tenant’s Generator throughout the Lease Term in accordance with all applicable local, state and federal Laws, rules and regulations (including any environmental laws, rules or regulations). Tenant shall use a contractor listed on Landlord’s the then current list of approved contractors or as otherwise approved by Landlord, in Landlord’s reasonable discretion, to install the Tenant’s Generator in accordance with the plans and specifications approved by Landlord. Tenant’s installation and maintenance of the Tenant’s Generator shall be performed during the Building’s non-business hours and in a manner so as not to create a disturbance to other tenants located in the Building. The Tenant’s Generator shall be operated in a manner so as not to cause any noise, odor or vibration or any other disturbance which may materially interfere with the operations of other tenants in the Building. Tenant shall, at Tenant’s sole cost and expense, screen the Tenant’s Generator from view in a manner reasonably acceptable to Landlord. In the event that the Tenant’s Generator causes soil, oil, fumes or other debris to accumulate on the Building’s brick, glass concrete or other services, Tenant shall immediately clean such soil, oil, fumes or other debris at its sole cost and expense upon receipt of notice from Landlord, or, at Landlord’s option, Landlord may clean the debris and Tenant shall immediately reimburse Landlord for the reasonable costs of such cleaning upon receipt of notice from Landlord. Tenant shall install, at its sole cost and expense, in compliance with the plans approved by Landlord, a submeter or lapse time meter or similar device to measure the electrical consumption of the Tenant’s Generator, which device shall be approved by Landlord. Tenant shall pay to Landlord the actual cost of such electrical service provided in connection with the Tenant’s Generator. In the event that the presence of the Tenant’s Generator at the Building causes an increase in Landlord’s insurance costs, Tenant agrees to pay such increase in costs to Landlord as additional rent. Tenant shall disconnect and remove the Tenant’s Generator at or prior to the termination or expiration of this Lease and restore the Premises, Building and Project and all other areas (including greenery and landscaping) in or about the Premises, Building and Project where any portion of the Tenant’s Generator is installed to its original condition immediately prior to such installation, reasonable wear and tear excepted and to repair any damage covered by such disconnection and/or removal. The terms and provisions of this Paragraph 19(w) shall survive the termination or earlier expiration of this Lease.

(x) Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Paragraph 19(f) of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Any delays caused by an event of Force Majeure shall be referred to herein as a “Force Majeure Delay”.

(y) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(z) Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(aa) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(bb) OFAC Compliance.

(i) Tenant. Tenant certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii) Landlord. Landlord certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(cc) No Easement For Light, Air And View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

(dd) Nondisclosure of Lease Terms. Other than any disclosures required by federal security laws, Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or subtenant of the Premises, or to an entity or person to whom disclosure is require by applicable law or in connection with any action brought to enforce this Lease.

(ee) Business Day. For purposes hereof, “Business Day” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State.

(ff) ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.

(gg) Intentionally Deleted.

(hh) Restrooms. Landlord hereby represents to Tenant that upon each respective Delivery Date set forth in Item 9 of the Basic Lease Provisions, the restrooms in the portions of the floors being delivered to Tenant shall be in compliance with the Americans With Disabilities Act of 1990 (Public Law 101-336 {July 26, 1990}) (“ADA”).

(ii) Path of Travel. Landlord hereby represents to Tenant that upon each respective Delivery Date set forth in Item 9 of the Basic Lease Provisions, the path of travel from the Building lobby to those portions of the floors being delivered to Tenant shall be in compliance with the ADA.

(jj) Child Care Facility. Within ten (10) Business Days after Tenant’s written request, Landlord agrees to cooperate with Tenant in order to assess the feasibility of locating a child care facility in a portion of the retail area of the Project. Landlord’s cooperation shall consist of the following: (i) Landlord shall assess the strategic relocation, termination or other arrangements to create space in the retail area of the Project for the child care facility, (ii) Landlord shall support Tenant’s efforts with state and local government jurisdictions to secure any necessary approvals for the operation of a child care facility at the Project, and (iii) Landlord shall cooperate with Tenant in order to make rooftop space available (to the extent allowed by Law) on the selected retail area building for an outdoor play area, to the extent the foregoing is feasible. In the event Tenant is able to retain all necessary permits and approvals and Landlord is able to relocate and/or terminate the retail tenants in order to provide space for the child care facility, then Landlord agrees to lease to Tenant the child care facility for an initial term coterminous with the Phase I Premises, and Tenant shall pay rental for such space equal to the then prevailing market rate for comparable retail space in the Financial District of San Francisco without taking into account the use of such space as a childcare facility, and taking into further account the size of the Lease, the length of the term, market escalations and the credit of Tenant. In such event the parties shall agree to enter into an amendment to this Lease documenting the addition of the child care facility, which shall thereafter be included in the definition of “Premises” hereunder and subject to the terms and conditions relating to the Premises. Such amendment shall provide that Tenant shall be responsible for all costs associated with the construction, operation, and maintenance of the child care facility, Tenant shall acquire any insurance required by Landlord for the child care facility and, upon the termination of the term with respect to such child care facility, Tenant shall be responsible for restoring the space to its original condition prior to such space’s use as a child care facility. If the parties cannot agree upon the rent for the child care facility the rent shall be determined pursuant to an arbitration in accordance with Addendum 1 hereof. Tenant hereby agrees to reimburse Landlord, upon thirty (30) days written request, for any and all costs reasonably incurred by Landlord in connection with assisting and cooperating with Tenant pursuant to this Paragraph 19(jj), including, without limitation, (i) all costs and expenses associated with terminating, relocating or making other arrangements with existing tenants of the Project in order to make space available for the child care facility to the extent such costs are approved in writing in advance by Tenant, (ii) all costs and expenses associated with the application, procurement and maintenance of any required permits or approvals from the applicable authorities, and (iii) any and all costs, including legal and in-house costs, associated with the construction of the child care facility and/or outdoor play area for the child care facility. Notwithstanding the foregoing to the contrary, Landlord hereby advises Tenant that Tenant shall not be permitted to use any portions of the plaza area and/or ground floor retail spaces as play areas for Tenant’s child care facility. Tenant also covenants that it shall meet all of Landlord’s insurance requirements for a day care or child care center or facility.

(kk) Planned Capital Project. Landlord is in the process of (i) renovating the Building lobby (including ground floor elevator lobby), and (ii) modifying the Building elevator system to be a destination system for the upper bank elevators (collectively the “Renovation Work”). The current plans and timeline for completion with respect to such Renovation Work are attached hereto as Exhibit H (the “Renovation Plans”). Landlord, in its reasonable discretion, shall be permitted to change and amend the Renovation Plans without reducing the scope or quality of the Renovation Work. Notwithstanding anything herein to the contrary, Landlord may also renovate the plaza area, but any plaza renovation and the scope and design of such renovations shall be determined by Landlord in its sole and absolute discretion. Landlord agrees that Tenant shall be permitted to participate in the planning and design meetings in connection with such Renovation Work; provided, however, Landlord shall retain the final decision-making authority to select the space planning and design with respect to such Renovation Work substantially in accordance with the Renovation Plans. Landlord shall provide Tenant with ongoing progress updates and construction schedules as to the status of the Renovation Work upon Tenant’s request. The cost of the Renovation Work shall be at Landlord’s sole cost and expense and not as an Operating Expense. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business and access to the Premises in performing the Renovation Work Landlord shall use commercially reasonable efforts to commence the Renovation Work on or before October 1, 2012, and if Landlord has not commenced construction of the lobby portion of the Renovation Work on or before October 1, 2012, then Tenant shall be entitled to an abatement against Base Rent for the Premises of $5,000.00 per day until such time as the lobby portion of the Renovation Work is commenced. If such Renovation Work is not substantially completed on or before July 31, 2013, as such date shall be extended for any delays caused by Force Majeure, Tenant shall be entitled to an abatement against Base Rent for the Premises of $5,000 per day until such time as the Renovation Work is completed.

(ll) Rooftop Rights.

(i) Subject to the applicable terms and conditions contained in this Lease, Tenant shall have an irrevocable license (the “License”), at no additional charge to Tenant, to install, operate, maintain and use, during the Lease Term: (a) three (3) non-revenue producing telecommunications antennae, microwave dishes, satellite dishes, cell phone boosters and other communications equipment to serve Tenant’s business in the Premises (collectively, “Rooftop Equipment”) on the roof of the Building in the locations reasonably specified by Landlord (the “License Area”); and (b) connections for the Rooftop Equipment for (i) electrical wiring to the Building’s existing electrical supply, and (ii) cable or similar connection necessary to connect the Rooftop Equipment with Tenant’s related equipment located in the Premises. The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to Landlord’s reasonable approval of plans and installation pursuant to Paragraph 4 above (all such electrical and other connections are referred to, collectively, as the “Connections”). Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to use its proportionate share of all risers, conduits and shafts in the Building as reasonably determined by Landlord. The Rooftop Equipment and Connections are collectively referred to as the “Equipment.” All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance, repair and removal of the Equipment shall be borne solely by Tenant. Tenant’s rights under this Paragraph 19(ll) are subject to the following: (a) applicable governmental laws; (b) the right of Landlord to supervise any roof penetrations and/or to designate the contractor required to perform any such roof penetrations; (c) Landlord’s approval of the plans and specifications for the Equipment and all connecting cables from the roof of the Building to the Premises; (d) compliance with the conditions of any roof bond maintained by Landlord on the Building and/or Project; (e) the Rooftop Equipment not being visible at street level; and (f) the Rooftop Equipment not interfering with any then existing satellite dish, antenna or other equipment on the roof of the Building or any other Building systems. Tenant shall be responsible for the repair of any damage to any portion of the Building caused by Tenant’s installation, use or removal of the Rooftop Equipment. Notwithstanding anything in this Lease to the contrary, upon the expiration or earlier termination of the Lease, Tenant shall be required to remove any and all Equipment and restore the Premises, Building and Project to the condition existing prior to their installation.

(ii) If Landlord desires to perform roof repairs and/or roof replacements to the Building (the “Roof Repairs”), Landlord shall give Tenant at least ten (10) Business Days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, within ten (10) Business Days following receipt of such notice, undertake such measures as it deems suitable to protect the Equipment from interference by Landlord, its agents, contractors or employees, in the course of any Roof Repairs.

(mm) No Continuous Operation. Notwithstanding any provision of this Lease to the contrary, Tenant shall (a) not be required to occupy or to continuously operate the Premises, and Tenant shall have the right to cease operations (whether or not Tenant vacates the Premises) without same constituting a default by Tenant under this Lease provided Tenant continues to pay Rent and perform its other obligations under this Lease, and (b) have the right to remain open for business only on the days and during the hours Tenant determines is commercially practical.

(nn) No Relocation Rights. Landlord shall have no rights to relocate Tenant without Tenant’s prior written approval, which may be withheld for any or no reason in Tenant’s sole discretion.

(oo) Sustainability. Tenant shall be required to provide to Landlord the following at the frequency required to maintain LEED for the existing Building certification.

(i) Durable Goods Purchases will be logged in categories of electronic-powered equipment and furniture, and the ratio (in each category, by cost) of those purchases meeting identified sustainability criteria will be tracked. Tenant is encouraged to install ENERGY STAR labeled dishwashers to eliminate disposable utensils, cups and plates. ENERGY STAR labeled computer equipment and other electric-powered equipment are also encouraged. Examples include computer equipment, kitchen appliances, copiers, AV and teleconferencing equipment and trade equipment.

(ii) Furniture: Tenant shall make sustainable purchases for furniture (including cubicles and workstations) meeting the criteria of containing at least:

(A) 10% post-consumer or 20% post-industrial recycled content; or

(B) 70% material salvaged from off-site or outside the organization; or

(C) 70% material salvaged from on-site, through an internal organization materials and reuse program; or

(D) 50% rapidly renewal materials; or

(E) 50% Forest Stewardship Council (FSC) – certified wood.

(iii) Ongoing Consumables: Tenant shall make sustainable purchases for low cost materials meeting the criteria of containing at least:

(A) 10% post-consumer or 20% post-industrial recycled content; or

(B) 50% rapidly renewal materials; or

(C) 50% materials harvested and processed or extracted and processed within 500 miles of the project; or

(D) 50% Forest Stewardship Council (FSC) – certified paper products; or

(E) Rechargeable batteries.

(iv) Facility Alterations and Additions: Tenant shall make sustainable purchases to reduce air quality impacts from materials when renovating space meeting the criteria of containing at least:

(A) 10% post-consumer or 20% post-industrial recycled content; or

(B) 70% material salvaged from off-site or outside the organization; or

(C) 70% material salvaged from on-site, through an internal organization materials and reuse program; or

(D) 50% rapidly renewal materials; or

(E) 50% Forest Stewardship Council (FSC) – certified wood; or

(F) 50% material harvested and processed or extracted and processed within 500 miles of the Project.

(v) Adhesives and sealants shall have VOC content less than the current VOC content of SCAQMD or BAAQMD regulation 8, Rule 51.

(vi) Paints and coatings shall have VOC emissions not exceeding the VOC and chemical component limits of GS-11 requirements.

(vii) Noncarpet finished flooring shall be FloorScore-certified and constitute a minimum of 25% of the finished floor area.

(viii) Carpet shall meet the requirements of the CRI Green Label Plus Carpet Testing program.

(ix) Composite panels and agrifiber products shall contain no added urea-formaldehyde resins.

(x) Food: should Tenant build a cafeteria, then sustainable purchases of 25% of the total shall be made to reduce the impacts of transportation and production by meeting the criteria of:

(A) Being labeled USDA Organic, Food Alliance Certified, Rainforest Alliance Certified, Protected Harvest Certified, Fair Trade or Marine Stewardship Council’s Blue Eco-Label or other equivalent label; or

(B) Produced within 100 miles of the site.

(xi) Tenant shall commit to closing window shades, composting, reporting Materials & Resource items, day cleaning, participating in the current Landlord program for co-mingled recyclables, compost and landfill at major collection points.

(xii) Landlord will continue following sustainable practices: sustainable purchasing; green cleaning; day cleaning; low mercury lighting; MERV 13 filtering; maintenance of ENERGYSTAR label if possible; Integrated Pest Management; low water landscaping with native and drought-tolerant species in the plaza; participation in a transportation management program; and cooling tower chemical management.

(xiii) Tenant will pay a separate charge if they require a monthly waste audit.

(xiv) Landlord will cooperate with Tenant’s efforts to achieve LEED Commercial Interiors certification and other sustainable goals such as San Francisco Green Business.

(pp) Pets. Subject to the provisions of this paragraph and to the extent allowed by Law, Tenant shall be permitted to have no more than six (6) dogs (“Pets”) in the Premises. All Pets shall be under the physical control and supervision of Tenant’s employees at all times and must be on leashes while in any area of the Building or the Project outside of the Premises. All Pets brought into the Premises shall have been properly vaccinated. Tenant shall diligently endeavor to prevent any objectionable Pet-related noises or odors to emanate from the Premises. Tenant shall diligently endeavor to prevent any Pets from unreasonably interfering with other tenants or those having business in the Building. Tenant’s right to bring Pets into the Premises pursuant to this Section is personal to the original named Tenant and its Affiliates under this Lease, and shall apply only to the portions of the Premises occupied by Tenant. All local laws and regulations related to the Pets must be complied with by Tenant. Tenant shall be financially responsible to Landlord for all damages, costs, expenses incurred and/or claims made as a result of or in connection with the Pets, and Tenant shall hold Landlord harmless and indemnify Landlord for any and all damages, costs, expenses and/or claims made against Landlord relating to or in connection with the Pets at the Project.

(qq) Restricted Party. Provided that (i) this Lease is then in full force and effect and (ii) Tenant leases and occupies at least 300,000 square feet of Rentable Area, Landlord agrees that after the Effective Date, Landlord shall not, without the prior written consent of Tenant, enter into any lease, license or other occupancy agreement at the Building (each, an “Occupancy Agreement”) with any Restricted Party (hereinafter defined) or permit any tenant, subtenant, licensee or other occupant of the Building under an Occupancy Agreement to assign its lease, license or other agreement for space in the Building or sublet any portion of its premises to a Restricted Party. For purposes hereof, the term “Restricted Party” shall mean the list of persons and entities identified by Tenant from time to time by written notice to Landlord and their respective Restricted Affiliates (defined below); provided that, until such time as Tenant delivers such initial notice this provision shall not apply. For purposes hereof, the term “Restricted Affiliates” shall mean any person, corporation, limited liability company, association, trust or partnership which (i) controls, is controlled by or is under common control with such entity, or (ii) which results from a merger or consolidation with such entity, or (iii) which succeeds to the business and assets of such entity. Once during each 12-month period during the Term, Tenant shall be entitled to change any of the entities listed upon thirty (30) days’ prior written notice to Landlord, but the list shall in no event exceed twelve (12) entities at any given time. Any change in the entities listed above shall be effective only on a prospective basis, and Landlord shall not be liable to Tenant or be deemed to have violated the terms of this paragraph under any Occupancy Agreement entered into by Landlord with respect to any such new entity prior to receipt of Tenant’s notice adding such entity to the list of Restricted Parties. Notwithstanding anything herein to the contrary, (i) any Restricted Party must be a competitor of Tenant or in Tenant’s business industry as reasonably determined by Tenant, and (ii) Landlord shall not be deemed to have violated the terms of this paragraph if (A) any tenant or occupant of the Building, whether existing as of the Effective Date of this Lease or any future tenant or occupant, merges or consolidates with or into, or acquires or is acquired by, any of the afore described Restricted Parties, provided, that such transaction was not consummated for the purpose of circumventing this Section, or (B) a tenant or occupancy under an Occupancy Agreement listed on Exhibit O has the right under its Occupancy Agreement to sublease or assign its Occupancy Agreement to a Restricted Party and Landlord does not have a reasonable right under such Occupancy Agreement listed on Exhibit O to prevent such tenant from assigning or subletting its rights under the Occupancy Agreement to a Restricted Party.

(rr) Standards of Performance and Approvals. Unless otherwise expressly provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the right to act in its sole discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease.

(ss) Anti-corruption. It is the intent of the parties that no payments or transfers of anything of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. The parties shall comply with all international anti-corruption laws, such as the Foreign Corrupt Practices Act 15 U.S.C. § 78dd-1, et seq. and with respect to the parties’ obligations under this Lease, each party will not at any time, directly or indirectly, pay, offer, authorize or promise to pay, offer, or authorize the payment of, any monies or any other thing of value to: (i) any officer or employee of any government, department, agency or instrumentality thereof; (ii) any other person acting in an official capacity for or on behalf of any government, department, agency or instrumentality thereof; (iii) any political party or any official or employee thereof; (iv) any candidate for political office; (v) any other person, firm, corporation or other entity at the suggestion, request or direction of, or for the benefit of, any government officer or employee, political party or official or employee thereof, or candidate for political office; or (vi) any other person, firm, corporation or other entity with knowledge that some or all of those monies or other thing of value will be paid over to any officer or employee of any government department, agency or instrumentality, political party or officer or employee thereof, or candidate for political office.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, AS LANDLORD,

AND SALESFORCE.COM, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”:		“TENANT”:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account		SALESFORCE.COM, INC., a Delaware corporation

By:	/s/ John B. Cornuke	By:	/s/ Burke F. Norton
Name:	John B. Cornuke	Name:	Burke F. Norton
Title:	Director	Title:	Executive Vice President

*	NOTE:

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

Signature Page To Office Lease

SCHEDULE 1

AGGREGATE BASE RENT SCHEDULE

Schedule 1 to the Basic Lease Information - Aggregate Monthly Base Rent

2013
January 1, 2013	$—
February 1, 2013	$—
March 1, 2013	$—
April 1, 2013	$275,669.17
May 1, 2013	$275,669.17
June 1, 2013	$275,669.17
July 1, 2013	$275,669.17
August 1, 2013	$443,292.00
September 1, 2013	$443,292.00
October 1, 2013	$557,788.67
November 1, 2013	$570,826.67
December 1, 2013	$691,471.67

2014
January 1, 2014	$808,861.67
February 1, 2014	$808,861.67
March 1, 2014	$984,038.75
April 1, 2014	$984,038.75
May 1, 2014	$984,038.75
June 1, 2014	$1,068,157.50
July 1, 2014	$1,068,157.50
August 1, 2014	$1,068,157.50
September 1, 2014	$1,078,229.83
October 1, 2014	$1,078,229.83
November 1, 2014	$1,101,639.67
December 1, 2014	$1,101,639.67

2015
January 1, 2015	$1,101,639.67
February 1, 2015	$1,101,639.67
March 1, 2015	$1,101,639.67
April 1, 2015	$1,101,639.67
May 1, 2015	$1,101,639.67
June 1, 2015	$1,101,639.67
July 1, 2015	$1,101,639.67
August 1, 2015	$1,101,639.67
September 1, 2015	$1,111,712.00
October 1, 2015	$1,111,712.00
November 1, 2015	$1,135,121.83
December 1, 2015	$1,135,121.83

2016
January 1, 2016	$1,135,121.83
February 1, 2016	$1,135,121.83
March 1, 2016	$1,135,121.83
April 1, 2016	$1,135.121.83
May 1, 2016	$1,135,121.83
June 1, 2016	$1,135,121.83
July 1, 2016	$1,135,121.83
August 1, 2016	$1,135,121.83
September 1, 2016	$1,145,194.17
October 1, 2016	$1,145,194.17
November 1, 2016	$1,168,604.00
December 1, 2016	$1,168,604.00

2017
January 1, 2017	$1,168,604.00
February 1, 2017	$1,168,604.00
March 1, 2017	$1,168,604.00
April 1, 2017	$1,168,604.00
May 1, 2017	$1,168,604.00
June 1, 2017	$1,168,604.00
July 1, 2017	$1,168,604.00
August 1, 2017	$1,168,604.00
September 1, 2017	$1,178,676.33
October 1, 2017	$1,178,676.33
November 1, 2017	$1,202,086.17
December 1, 2017	$1,202,086.17

2018
January 1, 2018	$1,202,086.17
February 1, 2018	$1,202,086.17
March 1, 2018	$1,202,086.17
April 1, 2018	$1,202,086.17
May 1, 2018	$1,202,086.17
June 1, 2018	$1,202,086.17
July 1, 2018	$1,202,086.17
August 1, 2018	$1,202,086.17
September 1, 2018	$1,212,158.50
October 1, 2018	$1,212,158.50
November 1, 2018	$1,235,568.33
December 1, 2018	$1,235,568.33

2019
January 1, 2019	$1,235,568.33
February 1, 2019	$1,235,568.33
March 1, 2019	$1,235,568.33
April 1, 2019	$1,235,568.33
May 1, 2019	$1,235,568.33
June 1, 2019	$1,235,568.33
July 1, 2019	$1,235,568.33
August 1, 2019	$1,235,568.33
September 1, 2019	$1,245,640.67
October 1, 2019	$1,245,640.67
November 1, 2019	$1,269,050.50
December 1, 2019	$1,269,050.50

2020
January 1, 2020	$1,269,050.50
February 1, 2020	$1,269,050.50
March 1, 2020	$1,269,050.50
April 1, 2020	$1,269.050.50
May 1, 2020	$1,269,050.50
June 1, 2020	$1,269,050.50
July 1, 2020	$1,269,050.50
August 1, 2020	$1,269,050.50
September 1, 2020	$1,279,122.83
October 1, 2020	$1,279,122.83
November 1, 2020	$1,302,532.67
December 1, 2020	$1,302,532.67

2021
January 1, 2021	$1,302,532.67
February 1, 2021	$1,302,532.67
March 1, 2021	$1,302,532.67
April 1, 2021	$1,302,532.67
May 1, 2021	$1,302,532.67
June 1, 2021	$1,302,532.67
July 1, 2021	$1,302,532.67
August 1, 2021	$1,302,532.67
September 1, 2021	$1,312,605.00
October 1, 2021	$1,312,605.00
November 1, 2021	$1,336,014.83
December 1, 2021	$1,336,014.83

2022
January 1, 2022	$1,336,014.83
February 1, 2022	$1,336,014.83
March 1, 2022	$1,336,014.83
April 1, 2022	$1,336,014.83
May 1, 2022	$1,336,014.83
June 1, 2022	$1,336,014.83
July 1, 2022	$1,336,014.83
August 1, 2022	$1,336,014.83
September 1, 2022	$1,346,087.17
October 1, 2022	$1,346,087.17
November 1, 2022	$1,369,497.00
December 1, 2022	$1,369,497.00

Schedule 1 - 1

2023
January 1, 2023	$1,369,497.00
February 1, 2023	$1,369,497.00
March 1, 2023	$1,369,497.00
April 1, 2023	$1,369,497.00
May 1, 2023	$1,369,497.00
June 1, 2023	$1,369,497.00
July 1, 2023	$1,369,497.00
August 1, 2023	$1,369,497.00
September 1, 2023	$1,379,569.33
October 1, 2023	$1,379,569.33
November 1, 2023	$1,402,979.17
December 1, 2023	$1,402,979.17

2024
January 1, 2024	$1,402,979.17
February 1, 2024	$1,402,979.17
March 1, 2024	$1,402,979.17
April 1, 2024	$1,402,979.17
May 1, 2024	$1,402,979.17
June 1, 2024	$1,402,979.17
July 1, 2024	$1,402,979.17
August 1, 2024	$1,402,979.17
September 1, 2024	$1,413,051.50
October 1, 2024	$1,413,051.50
November 1, 2024	$1,436,461.33
December 1, 2024	$1,436,461.33

2025
January 1, 2025	$1,436,461.33
February 1, 2025	$836,713.33
March 1, 2025	$836,713.33
April 1, 2025	$836,713.33
May 1, 2025	$836,713.33
June 1, 2025	$836,713.33
July 1, 2025	$836,713.33
August 1, 2025	$836,713.33
September 1, 2025	$846,785.67
October 1, 2025	$846,785.67
November 1, 2025	$857,157.50
December 1, 2025	$857,157.50

2026
January 1, 2026	$857,157.50
February 1, 2026	$857,157.50
March 1, 2026	$857,157.50
April 1, 2026	$857,157.50
May 1, 2026	$857,157.50
June 1, 2026	$857,157.50
July 1, 2026	$857,157.50
August 1, 2026	$857,157.50
September 1, 2026	$867,229.83
October 1, 2026	$867,229.83
November 1, 2026	$877,601.67
December 1, 2026	$877,601.67

2027
January 1, 2027	$877,601.67
February 1, 2027	$877,601.67
March 1, 2027	$877,601.67
April 1, 2027	$877,601.67
May 1, 2027	$877,601.67
June 1, 2027	$877,601.67
July 1, 2027	$877,601.67
August 1, 2027	$877,601.67
September 1, 2027	$887,674.00
October 1, 2027	$887,674.00
November 1, 2027	$404,501.50
December 1, 2027	$404,501.50

2028
January 1, 2028	$404,501.50
February 1, 2028	$404,501.50
March 1, 2028	$404,501.50
April 1, 2028	$404,501.50
May 1, 2028	$404,501.50
June 1, 2028	$404,501.50
July 1, 2028	$404,501.50
August 1, 2028	$404,501.50
September 1, 2028	$404,501.50
October 1, 2028	$404,501.50
November 1, 2028	$414,873.33
December 1, 2028	$414,873.33

2029
January 1, 2029	$414,873.33
February 1, 2029	$414,873.33
March 1, 2029	$414,873.33
April 1, 2029	$414,873.33
May 1, 2029	$414,873.33
June 1, 2029	$414,873.33
July 1, 2029	$414,873.33
August 1, 2029	$414,873.33
September 1, 2029	$414,873.33
October 1, 2029	$414,873.33
November 1, 2029	$425,245.17
December 1, 2029	$425,245.17

2030
January 1, 2030	$425,245.17
February 1, 2030	$425,245.17
March 1, 2030	$425,245.17
April 1, 2030	$425,245.17

Schedule 1 - 2

EXHIBIT A-1

FLOOR PLAN OF THE PREMISES

[GRAPHIC]

A-1 - 1

Phase I

[GRAPHIC]

A-1 - 2

Phase I

[GRAPHIC]

A-1 - 3

Phase I

[GRAPHIC]

A-1 - 4

Phase I

[GRAPHIC]

A-1 - 5

Phase I

[GRAPHIC]

A-1 - 6

Phase I

[GRAPHIC]

A-1 - 7

Phase I

[GRAPHIC]

A-1 - 8

Phase I

[GRAPHIC]

A-1 - 9

Phase II

[GRAPHIC]

A-1 - 10

Phase II

[GRAPHIC]

A-1 - 11

Phase II

[GRAPHIC]

A-1 - 12

Phase II

[GRAPHIC]

A-1 - 13

Phase II

[GRAPHIC]

A-1 - 14

Phase II

[GRAPHIC]

A-1 - 15

Phase III

[GRAPHIC]

A-1 - 16

Phase III

[GRAPHIC]

A-1 - 17

Phase III

[GRAPHIC]

A-1 - 18

Phase III

[GRAPHIC]

A-1 - 19

Phase III

[GRAPHIC]

A-1 - 20

Phase III

[GRAPHIC]

A-1 - 21

Phase III

EXHIBIT A-2

LEGAL DESCRIPTION OF THE PROJECT

DESCRIPTION OF REAL PROPERTY

Real property in the City of San Francisco, Country of San Francisco, State of California, described as follows:

PARCEL ONE:

Lot 19, Parcel A, as described on that certain Parcel Map entitled “Parcel Map Being a Vertical Subdivision of Assessor’s Lot 18, Block 3709”, filed in the Office of The Recorder of the City and County of San Francisco, on August 14, 1991, Series No. E955768, in Book 40 of Parcel Maps, at Pages 169 to 171, inclusive.

APN: Lot 19, Block 3709.

PARCEL TWO:

Lot 20, Parcel B, as described on that certain Parcel Map entitled “Parcel Map Being a Vertical Subdivision of Assessor’s Lot 18, Block 3709”, filed in the Office of the Recorder of the City and County of San Francisco, on August 14, 1991, Series No. E955768, in Book 40 of Parcel Maps, at Pages 169 to 171, inclusive.

APN: Lot 19, Block 3709.

PARCEL THREE:

A non-exclusive easement appurtenant to Parcels One and Two for roadway, light and air as granted in Deed from Isabel Sprague, formerly known as Isabel W. Donahue and formerly known as Belle W. Donahue, to Chas. C. Moore & Co., Engineers, a corporation and Martin Investment company, a corporation, dated July 7, 1913, recorded January 19, 1914, in Book 772 of Deeds at pages 285, in Office of the Recorder of the City and County of San Francisco, State of California, and in Agreement by and between Isabel W. Sprague and Chas. C. Moore and Co., Engineers, a corporation and Martin Investments Company, a corporation, dated November 6, 1913, recorded January 19, 1914, in Book 41 of Covenants, at page 220, in the Office of the Recorder.

PARCEL FOUR, AS TO AN UNDIVIDED 2/3 INTEREST IN AND TO:

Commencing at a point on the Northwesternly line of Mission Street, distant thereon 129 feet, 6 inches Northeasternly from the Intersection of said Northwesternly line of Mission Street with the Northeasternly line of First Street; running thence Northwesternly along said Northwesternly line of Mission Street 16 feet; then at a right angle Northwesternly 113 feet, 4 inches; thence at a right angle Southwesternly 16 feet; thence at a right angle Southeasternly 113 feet, 4 inches to the Northwesternly line of Mission Street and the point of commencement.

APN: LOT 6A, BLOCK 3709 AND LOT 19, BLOCK 3709 AND LOT 20, BLOCK 3709.

A-2 - 1

PARCEL FIVE:

A non-exclusive easement over and across Parcel Four for the purpose of construction, operation and repair of a pedestrian walkway, as contained in that certain Grant of Easement recorded January 2, 1987 in Book E250 at Page 441, Official Records.

APN: LOT 6A, BLOCK 3709 AND LOT 19, BLOCK 3709 AND LOT 20, BLOCK 3709.

A-2 - 2

EXHIBIT A-3

EXPANSION SPACE FLOOR PLANS

[GRAPHIC]

A-3-1

[GRAPHIC]

A-3-2

[GRAPHIC]

A-3-3

[GRAPHIC]

A-3-4

[GRAPHIC]

A-3-5

EXHIBIT B-1

PHASE I PREMISES WORK LETTER

THIS PHASE I PREMISES WORK LETTER is attached as Exhibit B-1 to the Lease between, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA for the benefit of its Real Estate Account, as Landlord, and SALESFORCE.COM.INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Phase I Premises Improvements; Phase I Premises Allowance. The leasehold improvements which may be constructed by Tenant in the Phase I Premises (the “Phase I Premises Improvements”), at Tenant’s sole cost and expense (except for the Phase I Premises Allowance, as specified in Item 18(a) of the Basic Lease Provisions of the Lease), shall be constructed in accordance with the Phase I Premises Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit B-1.

Landlord shall have no obligation to construct or to pay for the construction of the Phase I Premises Improvements, except that Landlord agrees to contribute toward the cost of construction of the Phase I Premises Improvements the cash sum of up to the Phase I Premises Allowance (as defined in Item 18(a) of the Basic Lease Provisions of this Lease). Notwithstanding anything in this Lease or in this Phase I Premises Work Letter to the contrary, but subject to Paragraph (g) of this Work Letter, the Phase I Premises Allowance shall be used only for the construction of the Phase I Premises Improvements, and if Tenant does not submit a request for payment of the entire Phase I Premises Allowance to Landlord by May 31, 2015 (the “Construction Termination Date”), then Landlord’s obligation to provide the remainder of the Phase I Premises Allowance, as specified in Item 18(a) of the Basic Lease Provisions, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said remaining Phase I Premises Allowance. The construction costs that may be reimbursed from the Phase I Premises Allowance shall include only the following: (i) payment of the cost of preparing the Phase I Premises Temporary Plans and the Phase I Premises Final Plans (each as defined below), including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Phase I Premises Final Plans; (ii) the payment of plan check, permit and license fees relating to construction of the Phase I Premises Improvements; (iii) construction of the Phase I Premises Improvements, including, without limitation, the following: (aa) installation within the Phase I Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items; (bb) all electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Phase I Premises; (cc) the furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Phase I Premises, including the cost of meter and key control for after-hour air conditioning; (dd) any additional improvements to the Phase I Premises required for Tenant’s use of the Phase I Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements; (ee) all fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Phase I Premises; (ff) all plumbing, fixtures, pipes and accessories necessary for the Phase I Premises; and (gg) testing and inspection costs; and (iv) charges of Tenant’s consultants, architects, space planners, engineers and other consultants relating to the Phase I Premises Improvements. Landlord shall deduct from the Phase I Premises Allowance a construction management fee (“Phase I Premises Construction Management Fee”) in the amount of (i) One Hundred Fifty Dollars ($150) per hour (the “Hourly Rate”) for every hour reasonably and actually spent by Landlord’s construction management and/or property management personnel supervising or overseeing the Phase I Improvements plus (ii) the reasonable and actual cost of any materials expended by such construction management and/or property management personnel. Landlord’s construction management and/or property management personnel shall only be permitted to spend up to eight (8) hours per week during the planning and construction of the Phase I Premises Improvements; provided, however, any unused hours in a given week may be applied and used in any weeks where Landlord’s property management personnel spend more than the allotted time for such week. No other costs, fees or expenses of the Phase I Premises Improvements shall be reimbursable out of the Phase I Premises Allowance. Landlord shall provide reasonable documentation of the calculation of its administration/supervision fee as part of its submission to Tenant. Landlord and Tenant agree to revisit the eight (8) hours per week limitation to the Phase I Premises Construction Management Fee within six (6) months after the Effective Date to insure it is fair to both Landlord and Tenant.

B-1-1

The payment of the Phase I Premises Allowance shall be as follows:

(i) Payment of the Phase I Premises Allowance will be made by Landlord directly to Tenant or Tenant’s contractors, as directed by Tenant. Within thirty (30) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant or Tenant’s Contractor and/or vendors in an amount equal to Landlord’s proportion of the invoiced amount set forth in an invoice from Tenant to Landlord setting forth the work on the Phase I Premises Improvements which was completed over the period since the prior disbursement request. In order to evidence that such work on the Phase I Premises Improvements has been completed, each time that Tenant requests that Landlord fund a portion of the Phase I Premises Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Phase I Premises Improvements that was completed over the period since the prior disbursement request (standard AIA forms shall be acceptable), (ii) a certificate executed by (A) Tenant and Tenant’s Contractor or vendors, and (B) the architect firm Gensler (“Gensler”) (if Gensler is not Tenant’s architect, then Landlord shall pay Gensler’s fees) shall confirm that the work deemed completed as set forth in the invoice submitted by Tenant to Landlord has indeed been completed, (iii) a lien release for the completed work for which disbursement is sought in a form reasonably satisfactory to Landlord executed by Tenant’s Contractor, and (iv) Tenant shall not then be in Material Default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Phase I Premises Allowance. Landlord shall indicate whether it disputes and reasonably disapproves the Tenant Deliveries within five (5) Business Days following receipt thereof (a “Landlord Allowance Notice”). If Landlord fails to give a Landlord Allowance Notice within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE REQUEST FOR DISBURSEMENT WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH REQUEST.” If Landlord fails to send a Landlord Allowance Notice within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted Tenant Deliveries. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold the customary ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Phase I Premises Improvements with respect to a full floor have been substantially completed in accordance with the Phase I Premises Final Plans and all punch-list items with respect to such floor have been completed; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Phase I Premises Improvements with respect to such full floor have been unconditionally waived, released, or extinguished; and (iii) Tenant has delivered to Landlord a final certificate of occupancy for such full floor of the Phase I Premises, if required, then within thirty (30) days thereof Landlord shall deliver to Tenant the remaining ten percent (10%) of the Phase I Premises Allowance attributable to and allocable to the Phase I Premises Improvements for such completed full floor. Subject to Paragraph (g) of this Work Letter, if the actual cost of the Phase I Premises Improvements is less than the Phase I Premises Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Phase I Premises Improvements and the Phase I Premises Allowance.

Notwithstanding the foregoing, Landlord shall pay the Phase I Premises Allowance in proportion to the percentage of the Phase I Premises Allowance to the total cost of the Phase I Premises Improvements and Tenant will pay the remainder. In other words, if the cost of the Phase I Premises Improvements is estimated to be $15,000,000 and the Phase I Premises Allowance remains $11,734,200.00, then each time Landlord is to pay an invoice out of the Phase I Premises Allowance, Landlord shall pay 78.228% of the invoice (until 90% of the Phase I Premises Allowance is paid out) and Tenant shall pay 21.772% of the invoice.

B-1-2

Tenant warrants and guarantees that title to all work, materials and equipment covered by a request for payment, whether incorporated in the Phase I Premises or not, shall be free and clear of all liens, claims, security interests or encumbrances and that no work, materials or equipment covered by a request for payment shall have been acquired by Tenant subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Tenant or such other person.

(b) Preparation and Review of Plans for Phase I Premises Improvements. Tenant shall retain a space planner (the “Space Planner”) for the Phase I Premises Improvements, and the Space Planner shall prepare certain plans, drawings and specifications (the “Phase I Premises Temporary Plans”) for the construction of the Phase I Premises Improvements in the Phase I Premises to be constructed by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Phase I Premises Temporary Plans to Landlord following their completion. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase I Premises Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Phase I Premises Temporary Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase I Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase I Premises Temporary Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN FIVE (5) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Temporary Plans within five (5) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase I Premises Temporary Plans as submitted. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase I Premises Temporary Plans in compliance with Landlord’s reasonable request and resubmit the same for Landlord’s final review and approval or comment within five (5) Business Days of Landlord’s receipt of such revised plans. Such process shall be repeated until final approval by Landlord of the proposed Phase I Premises Temporary Plans. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the prior version of the Phase I Premises Temporary Plans. Once Landlord has approved the Phase I Premises Temporary Plans, the approved Phase I Premises Temporary Plans shall be thereafter known as the “Phase I Premises Final Plans”. The Phase I Premises Final Plans shall include the complete and final layout, plans and specifications for the Phase I Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Phase I Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Phase I Premises. The improvements shown in the Phase I Premises Final Plans shall comply with all applicable laws, rules, regulations, codes and ordinances. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Phase I Premises Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative, Hines GS Properties, Inc., 50 Fremont, San Francisco, California Attn: Kari Aycock, (Tel) 415-543-5600 (“Landlord’s Construction Representative”), and Landlord’s offices at 4675 MacArthur Boulevard, Suite 1100, Newport Beach, California 92660, Attn: John Cornuke, for Landlord’s review and approval, which shall be consistent with the description of the Phase I Premises Improvements set forth in the Phase I Premises Temporary Plans.

Each set of proposed Phase I Premises Final Plans furnished by Tenant shall include at least two (2) sets of full-sized prints. Unless Landlord shall otherwise agree in writing, the Phase I Premises Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Phase I Premises Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Phase I Premises, or as may be required by local city ordinance or building code.

Tenant shall submit all Phase I Premises Final Plans concurrently to Landlord’s Construction Representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase I Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed Phase I Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any

B-1-3

additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase I Premises Temporary Plans, Landlord shall respond, in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase I Premises Final Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN THREE (3) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Phase I Premises Final Plans within three (3) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase I Premises Final Plans as submitted. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the Phase I Premises Temporary Plans. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase I Premises Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment. Such process shall be repeated as necessary until final approval by Landlord of the proposed Phase I Premises Final Plans has been obtained. Landlord may at any time by written notice given in accordance with the notice provisions of the Lease change the name and/or address of the designated Landlord’s construction representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Phase I Premises Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Phase I Premises Final Plans. If any dispute regarding the design of the Phase I Premises Improvements arises, which is not settled within ten (10) Business Days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Phase I Premises Improvements, provided (a) Tenant acts reasonably, (b) Tenant’s decision will not adversely affect the Building’s structural components or Building Systems, and (c) the applicable Phase I Premises Improvements in dispute (i) are customary office improvements, (ii) comply with Laws, (iii) do not affect the exterior appearance of the Building, and (iv) are substantially similar to those improvements depicted in Exhibit G attached hereto. For purposes hereof, “Business Days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Phase I Premises are situated.

Tenant shall be permitted to deliver to Landlord for review the Phase I Premises Temporary Plans or Phase I Premises Final Plans for portions of the Premises as opposed to the entire Premises at once at Tenant’s election, and Landlord shall review such partial delivery in the same manner per portion as if the delivery was related to the entire Phase I Premises; provided, however, that any such Phase I Premises Temporary Plans or Phase I Premises Final Plans must be submitted in, at a minimum, full floor increments so that the plans submitted are complete and comprehensive as to at least two (2) respective full floors.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Phase I Premises Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold, condition or delay its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Phase I Premises. Landlord shall have three (3) Business Days after Landlord’s receipt of the proposed changes to the Phase I Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed changes to the Phase I Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed changes to the Phase I Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the changes to the Phase I Premises Final Plans within such three (3) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Final Plans within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase I Premises Final Plans as submitted.

B-1-4

Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Phase I Premises.

(c) Construction of the Phase I Premises Improvements. Construction or installation of the Phase I Premises Improvements shall be performed by a licensed general contractor or contractors selected by Tenant and reasonably approved by Landlord, such approval not to be unreasonably withheld or delayed (the “Tenant’s Contractor,” whether one or more), pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant. Any sub-contractors used for the roof, life safety systems, structure, mechanical, electrical and plumbing portions of the Phase I Premises Improvements must be included in the list of approved sub-contractors attached hereto as Exhibit N. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract). Tenant hereby acknowledges and agrees that it shall not retain any contractor or subcontractor which may disrupt harmonious labor relations at the Project for any portion of the Phase I Premises Improvements.

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Phase I Premises Improvements must be performed by the Landlord’s Building roofing contractor. All costs, fees and expenses incurred with such contractor in performing such work shall be a cost of the Phase I Premises Improvements, payable in accordance with the provisions of this Exhibit B-1. Tenant shall not be responsible for any water, gas, electricity, sewer or other utilities used or consumed at the Phase I Premises during the construction of the Phase I Premises Improvements; provided, however, Tenant shall make reasonable efforts to curtail the use of utilities during the construction of the Phase I Premises Improvements. During construction of the Phase I Premises Improvements, and subject to the terms and conditions hereof, Tenant shall be entitled to use, free of any charge (except as described herein), the freight elevator (provided that Tenant shall pay for overtime use and uses such freight elevator in common with other tenants and occupants of the Building and for the cost of any additional staffing that is required), and loading docks and/or passenger elevators at all times, subject to Tenant not unreasonably interfering with the ingress or egress and use by other tenants of the Building. Notwithstanding the foregoing, if available, Tenant shall be entitled to reserve exclusive use of the freight elevator upon not less than forty eight (48) hours prior notice to Landlord. Tenant will be permitted reasonable use of the loading dock so long as it does not unreasonably impede other tenants’ normal and reasonable use of these facilities and their ability to conduct business. In the event Tenant seeks to use any parking spaces in the Parking Garage during the construction of the Phase I Premises Improvements, Tenant shall pay the for the parking charges attributable to such parking spaces.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Tenant’s work is being performed, insurance in accordance with Landlord’s insurance standards and protocols as set forth in Exhibit B-4 attached hereto and incorporated herein for all purposes. Tenant shall not commence construction of the Phase I Premises Improvements until Tenant has delivered to Landlord’s construction representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Phase I Premises Improvements and a copy of the permitted Phase I Premises Final Plans as approved by the appropriate governmental agency, and (iii) a copy of the signed construction contract for the Phase I Premises Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s construction

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representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder) between Tenant and its general contractor. Notwithstanding the foregoing, if permitted by Law, Tenant may commence demolition work prior to delivery of the items set forth in subsection (ii) above. All of the construction work shall be the responsibility of and supervised by Tenant.

(d) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Phase I Premises shall be performed in substantial compliance with this Exhibit B-1 and the Phase I Premises Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in material compliance with all applicable building codes, regulations and all other legal requirements and Laws. All materials utilized in the construction of Tenant’s Phase I Premises Improvements must be confined to within the Phase I Premises. All trash and construction debris not located wholly within the Phase I Premises must be removed each day from the Project at the sole cost and expense of Tenant. Throughout the construction of the Phase I Premises Improvements Tenant shall provide Landlord with manifests of construction waste recycling. Landlord shall have the right at all times to monitor the Phase I Premises Improvements for compliance with the requirements of this Exhibit B-1. If Landlord determines that any such requirements are not being materially complied with, Landlord shall promptly notify Tenant and if Tenant does not promptly remedy such non-compliance, then Landlord may immediately require the cessation of all work being performed in or around the Phase I Premises or the Project until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Phase I Premises Temporary Plans or Phase I Premises Final Plans therefor, and/or any monitoring of Tenant’s work by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(e) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Phase I Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Phase I Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than thirty (30) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Phase I Premises Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of non-responsibility” for the construction of the Phase I Premises Improvements. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Phase I Premises Allowance, or the agreement of Landlord to make such Phase I Premises Allowance available for payment of or reimbursement for the costs of construction of the Phase I Premises Improvements. Tenant agrees to indemnify, defend and hold Landlord harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Phase I Premises except to the extent caused by or related to the negligence or willful misconduct of Landlord or its agents or employees. Any default by Tenant under this Exhibit B-1 shall constitute a Default by Tenant under the Lease.

(f) Substantial Completion. “Substantial Completion” of construction of the Phase I Premises Improvements shall be defined as (i) the date upon which Gensler determines that the Tenant Improvements have been substantially completed in accordance with the Phase I Premises Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Phase I Premises by the appropriate governmental authority. After the completion of the Phase I Premises Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Phase I Premises. The failure of Tenant to take possession of or to occupy the Phase I Premises shall not serve to relieve Tenant of obligations arising on the Phase I Premises Commencement Date or delay the payment of Rent by Tenant.

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(g) Minimum Floor Expenditures and Excess Phase I Premises Allowance. Provided that Tenant makes a minimum expenditure of at least $40.00 per square foot of Rentable Area on a floor comprising the Phase I Premises that are eligible for reimbursement from the Phase I Premises Allowance as determined on a pro rata basis (“Minimum Floor Expenditure”), then Tenant shall be permitted to either (i) apply any excess, unused portion of the Phase I Premises Allowance attributable to a particular floor in the Phase I Premises for which the Minimum Floor Expenditure was achieved towards the construction of Phase I Premises Improvements to other floors in the Phase I Premises, or (ii) apply any excess, unused Phase I Premises Allowance attributable to a particular floor in the Phase I Premises for which the Minimum Floor Expenditure was achieved towards the cost of the Phase II Premises Improvements and/or Phase III Premises Improvements. In order to apply such excess, unused portions of the Phase I Premises Allowance as set forth in (i) and (ii) in the preceding sentence, Tenant shall be required to submit invoices and documentation, including, without limitation, a sworn affidavit from Tenant’s Space Planner, evidencing that Tenant has met the Minimum Floor Expenditure for each floor in the Phase I Premises.

(h) Delay in Completion of Phase I Premises Improvements. If Landlord is in default under this Lease (past any applicable notice and cure periods) or if there is any violation of Law at the Project caused by Landlord, in either case, and such default by Landlord (past any applicable notice and cure periods) or violation of Law by Landlord materially impedes or materially increases the cost of (i) the Phase I Premises Improvements, (ii) the time and/or cost for Tenant to obtain any building permits and any other governmental approvals that are required for Tenant to perform the Phase I Premises Improvements, or (iii) Tenant obtaining a certificate of occupancy or an amendment to the certificate of occupancy for the Phase I Premises Improvements, then, in such event, Landlord, at Landlord’s expense, shall use diligent efforts to cure the default or violation as promptly as is reasonably practicable. If Landlord fails to remedy the default under this Lease (past any applicable notice and cure periods) or the violation of Law by Landlord within ten (10) Business Days after Tenant gives Landlord notice thereof, then, for each day of delay, Tenant shall be entitled to a one (1) day abatement of Base Rent attributable to the portion of the Phase I Premises so affected.

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EXHIBIT B-2

PHASE II PREMISES WORK LETTER

THIS PHASE II PREMISES WORK LETTER is attached as Exhibit B-2 to the Lease between, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account, as Landlord, and SALESFORCE.COM.INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(i) Phase II Premises Improvements; Phase II Premises Allowance. The leasehold improvements which may be constructed by Tenant in the Phase II Premises (the “Phase II Premises Improvements”), at Tenant’s sole cost and expense (except for the Phase II Premises Allowance, as specified in Item 18(b) of the Basic Lease Provisions of the Lease), shall be constructed in accordance with the Phase II Premises Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit B-2.

Landlord shall have no obligation to construct or to pay for the construction of the Phase II Premises Improvements, except that Landlord agrees to contribute toward the cost of construction of the Phase II Premises Improvements the cash sum of up to the Phase II Premises Allowance (as defined in Item 18(b) of the Basic Lease Provisions of this Lease). Notwithstanding anything in this Lease or in this Phase II Premises Work Letter to the contrary, but subject to Paragraph (g) of this Work Letter, the Phase II Premises Allowance shall be used only for the construction of the Phase II Premises Improvements, and if Tenant does not submit a request for payment of the entire Phase II Premises Allowance to Landlord by May 31, 2015 (the “Construction Termination Date”), then Landlord’s obligation to provide the remainder of the Phase II Premises Allowance, as specified in Item 18(b) of the Basic Lease Provisions, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said remaining Phase II Premises Allowance. The construction costs that may be reimbursed from the Phase II Premises Allowance shall include only the following: (i) payment of the cost of preparing the Phase II Premises Temporary Plans and the Phase II Premises Final Plans (each as defined below), including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Phase II Premises Final Plans; (ii) the payment of plan check, permit and license fees relating to construction of the Phase II Premises Improvements; (iii) construction of the Phase II Premises Improvements, including, without limitation, the following: (aa) installation within the Phase II Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items; (bb) all electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Phase II Premises; (cc) the furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Phase II Premises, including the cost of meter and key control for after-hour air conditioning; (dd) any additional improvements to the Phase II Premises required for Tenant’s use of the Phase II Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements; (ee) all fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Phase II Premises; (ff) all plumbing, fixtures, pipes and accessories necessary for the Phase II Premises; and (gg) testing and inspection costs; and (iv) charges of Tenant’s consultants, architects, space planners, engineers and other consultants relating to the Phase II Premises Improvements. Landlord shall deduct from the Phase II Premises Allowance a construction management fee (“Phase II Premises Construction Management Fee”) in the amount of (i) One Hundred Fifty Dollars ($150) per hour (the “Hourly Rate”) for every hour reasonably and actually spent by Landlord’s construction management and/or property management personnel supervising or overseeing the Phase II Improvements plus (ii) the reasonable and actual cost of any materials expended by such construction management and/or property management personnel. Landlord’s construction management and/or property management personnel shall only be permitted to spend up to eight (8) hours per week during the planning and construction of the Phase II Premises Improvements; provided, however, any unused hours in a given week may be applied and used in any weeks where Landlord’s property management personnel spend more than the allotted time for such week. No other costs, fees or expenses of the Phase II Premises Improvements shall be reimbursable out of the Phase II Premises Allowance. Landlord shall provide reasonable documentation of the calculation of its administration/supervision fee as part of its submission to Tenant. Landlord and Tenant agree to revisit the eight (8) hours per week limitation to the Phase II Premises Construction Management Fee within six (6) months after the Effective Date to insure it is fair to both Landlord and Tenant.

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The payment of the Phase II Premises Allowance shall be as follows:

(i) Payment of the Phase II Premises Allowance will be made by Landlord directly to Tenant or Tenant’s contractors, as directed by Tenant. Within thirty (30) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant or Tenant’s Contractor and/or vendors in an amount equal to Landlord’s proportion of the invoiced amount set forth in an invoice from Tenant to Landlord setting forth the work on the Phase II Premises Improvements which was completed over the period since the prior disbursement request. In order to evidence that such work on the Phase II Premises Improvements has been completed, each time that Tenant requests that Landlord fund a portion of the Phase II Premises Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Phase II Premises Improvements that was completed over the period since the prior disbursement request (standard AIA forms shall be acceptable), (ii) a certificate executed by (A) Tenant and Tenant’s Contractor or vendors, and (B) the architect firm Gensler (“Gensler”) (if Gensler is not Tenant’s architect, then Landlord shall pay Gensler’s fees) shall confirm that the work deemed completed as set forth in the invoice submitted by Tenant to Landlord has indeed been completed, (iii) a lien release for the completed work for which disbursement is sought in a form reasonably satisfactory to Landlord executed by Tenant’s Contractor, and (iv) Tenant shall not then be in Material Default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Phase II Premises Allowance. Landlord shall indicate whether it disputes and reasonably disapproves the Tenant Deliveries within five (5) Business Days following receipt thereof (a “Landlord Allowance Notice”). If Landlord fails to give a Landlord Allowance Notice within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE REQUEST FOR DISBURSEMENT WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH REQUEST.” If Landlord fails to send a Landlord Allowance Notice within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted Tenant Deliveries. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold the customary ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Phase II Premises Improvements with respect to a full floor have been substantially completed in accordance with the Phase II Premises Final Plans and all punch-list items with respect to such floor have been completed; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Phase II Premises Improvements with respect to such full floor have been unconditionally waived, released, or extinguished; and (iii) Tenant has delivered to Landlord a final certificate of occupancy for such full floor of the Phase II Premises, if required, then within thirty (30) days thereof Landlord shall deliver to Tenant the remaining ten percent (10%) of the Phase II Premises Allowance attributable to and allocable to the Phase II Premises Improvements for such completed full floor. Subject to Paragraph (g) of this Work Letter, if the actual cost of the Phase II Premises Improvements is less than the Phase II Premises Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Phase II Premises Improvements and the Phase II Premises Allowance.

Notwithstanding the foregoing, Landlord shall pay the Phase II Premises Allowance in proportion to the percentage of the Phase II Premises Allowance to the total cost of the Phase II Premises Improvements and Tenant will pay the remainder. In other words, if the cost of the Phase II Premises Improvements is estimated to be $15,000,000 and the Phase II Premises Allowance is $9,065,100.00, then each time Landlord is to pay an invoice out of the Phase II Premises Allowance, Landlord shall pay 59% of the invoice (until 90% of the Phase II Premises Allowance is paid out) and Tenant shall pay 41% of the invoice.

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Tenant warrants and guarantees that title to all work, materials and equipment covered by a request for payment, whether incorporated in the Phase II Premises or not, shall be free and clear of all liens, claims, security interests or encumbrances and that no work, materials or equipment covered by a request for payment shall have been acquired by Tenant subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Tenant or such other person.

(j) Preparation and Review of Plans for Phase II Premises Improvements. Tenant shall retain a space planner (the “Space Planner”) for the Phase II Premises Improvements, and the Space Planner shall prepare certain plans, drawings and specifications (the “Phase II Premises Temporary Plans”) for the construction of the Phase II Premises Improvements in the Phase II Premises to be constructed by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Phase II Premises Temporary Plans to Landlord following their completion. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase II Premises Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Phase II Premises Temporary Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase II Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase II Premises Temporary Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN FIVE (5) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Temporary Plans within five (5) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase II Premises Temporary Plans as submitted. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase II Premises Temporary Plans in compliance with Landlord’s reasonable request and resubmit the same for Landlord’s final review and approval or comment within five (5) Business Days of Landlord’s receipt of such revised plans. Such process shall be repeated until final approval by Landlord of the proposed Phase II Premises Temporary Plans. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the prior version of the Phase II Premises Temporary Plans. Once Landlord has approved the Phase II Premises Temporary Plans, the approved Phase II Premises Temporary Plans shall be thereafter known as the “Phase II Premises Final Plans”. The Phase II Premises Final Plans shall include the complete and final layout, plans and specifications for the Phase II Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Phase II Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Phase II Premises. The improvements shown in the Phase II Premises Final Plans shall comply with all applicable laws, rules, regulations, codes and ordinances. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Phase II Premises Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative, Hines GS Properties, Inc., 50 Fremont, San Francisco, California Attn: Kari Aycock, (Tel) 415-543-5600 (“Landlord’s Construction Representative”), and Landlord’s offices at 4675 MacArthur Boulevard, Suite 1100, Newport Beach, California 92660, Attn: John Cornuke, for Landlord’s review and approval, which shall be consistent with the description of the Phase II Premises Improvements set forth in the Phase II Premises Temporary Plans.

Each set of proposed Phase II Premises Final Plans furnished by Tenant shall include at least two (2) sets of full-sized prints. Unless Landlord shall otherwise agree in writing, the Phase II Premises Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Phase II Premises Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Phase II Premises, or as may be required by local city ordinance or building code.

Tenant shall submit all Phase II Premises Final Plans concurrently to Landlord’s Construction Representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase II Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed Phase II Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any

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additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase II Premises Temporary Plans, Landlord shall respond, in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase II Premises Final Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN THREE (3) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Phase II Premises Final Plans within three (3) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase II Premises Final Plans as submitted. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the Phase II Premises Temporary Plans. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase II Premises Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment. Such process shall be repeated as necessary until final approval by Landlord of the proposed Phase II Premises Final Plans has been obtained. Landlord may at any time by written notice given in accordance with the notice provisions of the Lease change the name and/or address of the designated Landlord’s construction representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Phase II Premises Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Phase II Premises Final Plans. If any dispute regarding the design of the Phase II Premises Improvements arises, which is not settled within ten (10) Business Days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Phase II Premises Improvements, provided (a) Tenant acts reasonably, (b) Tenant’s decision will not adversely affect the Building’s structural components or Building Systems, and (c) the applicable Phase II Premises Improvements in dispute (i) are customary office improvements, (ii) comply with Laws, (iii) do not affect the exterior appearance of the Building, and (iv) are substantially similar to those improvements depicted in Exhibit G attached hereto. For purposes hereof, “Business Days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Phase II Premises are situated.

Tenant shall be permitted to deliver to Landlord for review the Phase II Premises Temporary Plans or Phase II Premises Final Plans for portions of the Premises as opposed to the entire Premises at once at Tenant’s election, and Landlord shall review such partial delivery in the same manner per portion as if the delivery was related to the entire Phase II Premises; provided, however, that any such Phase II Premises Temporary Plans or Phase II Premises Final Plans must be submitted in, at a minimum, full floor increments so that the plans submitted are complete and comprehensive as to at least two (2) respective full floors.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Phase II Premises Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold, condition or delay its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Phase II Premises. Landlord shall have three (3) Business Days after Landlord’s receipt of the proposed changes to the Phase II Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed changes to the Phase II Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed changes to the Phase II Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the changes to the Phase II Premises Final Plans within such three (3) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Final Plans within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase II Premises Final Plans as submitted.

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Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Phase II Premises.

(k) Construction of the Phase II Premises Improvements. Construction or installation of the Phase II Premises Improvements shall be performed by a licensed general contractor or contractors selected by Tenant and reasonably approved by Landlord, such approval not to be unreasonably withheld or delayed (the “Tenant’s Contractor,” whether one or more), pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant. Any sub-contractors used for the roof, life safety systems, structure, mechanical, electrical and plumbing portions of the Phase II Premises Improvements must be included in the list of approved sub-contractors attached hereto as Exhibit N. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract). Tenant hereby acknowledges and agrees that it shall not retain any contractor or subcontractor which may disrupt harmonious labor relations at the Project for any portion of the Phase II Premises Improvements.

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Phase II Premises Improvements must be performed by the Landlord’s Building roofing contractor. All costs, fees and expenses incurred with such contractor in performing such work shall be a cost of the Phase II Premises Improvements, payable in accordance with the provisions of this Exhibit B-2. Tenant shall not be responsible for any water, gas, electricity, sewer or other utilities used or consumed at the Phase II Premises during the construction of the Phase II Premises Improvements; provided, however, Tenant shall make reasonable efforts to curtail the use of utilities during the construction of the Phase II Premises Improvements. During construction of the Phase II Premises Improvements, and subject to the terms and conditions hereof, Tenant shall be entitled to use, free of any charge (except as described herein), the freight elevator (provided that Tenant shall pay for overtime use and uses such freight elevator in common with other tenants and occupants of the Building and for the cost of any additional staffing that is required), and loading docks and/or passenger elevators at all times, subject to Tenant not unreasonably interfering with the ingress or egress and use by other tenants of the Building. Notwithstanding the foregoing, if available, Tenant shall be entitled to reserve exclusive use of the freight elevator upon not less than forty eight (48) hours prior notice to Landlord. Tenant will be permitted reasonable use of the loading dock so long as it does not unreasonably impede other tenants’ normal and reasonable use of these facilities and their ability to conduct business. In the event Tenant seeks to use any parking spaces in the Parking Garage during the construction of the Phase II Premises Improvements, Tenant shall pay the for the parking charges attributable to such parking spaces.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Tenant’s work is being performed, insurance in accordance with Landlord’s insurance standards and protocols as set forth in Exhibit B-4 attached hereto and incorporated herein for all purposes. Tenant shall not commence construction of the Phase II Premises Improvements until Tenant has delivered to Landlord’s construction representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Phase II Premises Improvements and a copy of the permitted Phase II Premises Final Plans as approved by the appropriate governmental agency, and (iii) a copy of the signed construction contract for the Phase II Premises Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s

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construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder) between Tenant and its general contractor. Notwithstanding the foregoing, if permitted by Law, Tenant may commence demolition work prior to delivery of the items set forth in subsection (ii) above. All of the construction work shall be the responsibility of and supervised by Tenant.

(l) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Phase II Premises shall be performed in substantial compliance with this Exhibit B-2 and the Phase II Premises Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in material compliance with all applicable building codes, regulations and all other legal requirements and Laws. All materials utilized in the construction of Tenant’s Phase II Premises Improvements must be confined to within the Phase II Premises. All trash and construction debris not located wholly within the Phase II Premises must be removed each day from the Project at the sole cost and expense of Tenant. Throughout the construction of the Phase II Premises Improvements Tenant shall provide Landlord with manifests of construction waste recycling. Landlord shall have the right at all times to monitor the Phase II Premises Improvements for compliance with the requirements of this Exhibit B-2. If Landlord determines that any such requirements are not being materially complied with, Landlord shall promptly notify Tenant and if Tenant does not promptly remedy such non-compliance, then Landlord may immediately require the cessation of all work being performed in or around the Phase II Premises or the Project until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Phase II Premises Temporary Plans or Phase II Premises Final Plans therefor, and/or any monitoring of Tenant’s work by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(m) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Phase II Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Phase II Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than thirty (30) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Phase II Premises Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of non-responsibility” for the construction of the Phase II Premises Improvements. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Phase II Premises Allowance, or the agreement of Landlord to make such Phase II Premises Allowance available for payment of or reimbursement for the costs of construction of the Phase II Premises Improvements. Tenant agrees to indemnify, defend and hold Landlord harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Phase II Premises except to the extent caused by or related to the negligence or willful misconduct of Landlord or its agents or employees. Any default by Tenant under this Exhibit B-2 shall constitute a Default by Tenant under the Lease.

(n) Substantial Completion. “Substantial Completion” of construction of the Phase II Premises Improvements shall be defined as (i) the date upon which Gensler determines that the Tenant Improvements have been substantially completed in accordance with the Phase II Premises Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Phase II Premises by the appropriate governmental authority. After the completion of the Phase II Premises Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Phase II Premises. The failure of Tenant to take possession of or to occupy the Phase II Premises shall not serve to relieve Tenant of obligations arising on the Phase II Premises Commencement Date or delay the payment of Rent by Tenant.

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(o) Minimum Floor Expenditures and Excess Phase II Premises Allowance. Provided that Tenant makes a minimum expenditure of at least $40.00 per square foot of Rentable Area on a floor comprising the Phase II Premises that are eligible for reimbursement from the Phase II Premises Allowance as determined on a pro rata basis (“Minimum Floor Expenditure”), then Tenant shall be permitted to either (i) apply any excess, unused portion of the Phase II Premises Allowance attributable to a particular floor in the Phase II Premises for which the Minimum Floor Expenditure was achieved towards the construction of Phase II Premises Improvements to other floors in the Phase II Premises, or (ii) apply any excess, unused Phase II Premises Allowance attributable to a particular floor in the Phase II Premises for which the Minimum Floor Expenditure was achieved towards the cost of the Phase I Premises Improvements and/or Phase III Premises Improvements. In order to apply such excess, unused portions of the Phase II Premises Allowance as set forth in (i) and (ii) in the preceding sentence, Tenant shall be required to submit invoices and documentation, including, without limitation, a sworn affidavit from Tenant’s Space Planner, evidencing that Tenant has met the Minimum Floor Expenditure for each floor in the Phase II Premises.

(p) Delay in Completion of Phase II Premises Improvements. If Landlord is in default under this Lease (past any applicable notice and cure periods) or if there is any violation of Law at the Project caused by Landlord, in either case, and such default by Landlord (past any applicable notice and cure periods) or violation of Law by Landlord materially impedes or materially increases the cost of (i) the Phase II Premises Improvements, (ii) the time and/or cost for Tenant to obtain any building permits and any other governmental approvals that are required for Tenant to perform the Phase II Premises Improvements, or (iii) Tenant obtaining a certificate of occupancy or an amendment to the certificate of occupancy for the Phase II Premises Improvements, then, in such event, Landlord, at Landlord’s expense, shall use diligent efforts to cure the default or violation as promptly as is reasonably practicable. If Landlord fails to remedy the default under this Lease (past any applicable notice and cure periods) or the violation of Law by Landlord within ten (10) Business Days after Tenant gives Landlord notice thereof, then, for each day of delay, Tenant shall be entitled to a one (1) day abatement of Base Rent attributable to the portion of the Phase II Premises so affected.

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EXHIBIT B-3

PHASE III PREMISES WORK LETTER

THIS PHASE III PREMISES WORK LETTER is attached as Exhibit B-3 to the Lease between, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account, as Landlord, and SALESFORCE.COM.INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(q) Phase III Premises Improvements; Phase III Premises Allowance. The leasehold improvements which may be constructed by Tenant in the Phase III Premises (the “Phase III Premises Improvements”), at Tenant’s sole cost and expense (except for the Phase III Premises Allowance, as specified in Item 18(c) of the Basic Lease Provisions of the Lease), shall be constructed in accordance with the Phase III Premises Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit B-3.

Landlord shall have no obligation to construct or to pay for the construction of the Phase III Premises Improvements, except that Landlord agrees to contribute toward the cost of construction of the Phase III Premises Improvements the cash sum of up to the Phase III Premises Allowance (as defined in Item 18(c) of the Basic Lease Provisions of this Lease). Notwithstanding anything in this Lease or in this Phase III Premises Work Letter to the contrary, but subject to Paragraph (g) of this Work Letter, the Phase III Premises Allowance shall be used only for the construction of the Phase III Premises Improvements, and if Tenant does not submit a request for payment of the entire Phase III Premises Allowance to Landlord by May 31, 2015 (the “Construction Termination Date”), then Landlord’s obligation to provide the remainder of the Phase III Premises Allowance, as specified in Item 18(c) of the Basic Lease Provisions, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said remaining Phase III Premises Allowance. The construction costs that may be reimbursed from the Phase III Premises Allowance shall include only the following: (i) payment of the cost of preparing the Phase III Premises Temporary Plans and the Phase III Premises Final Plans (each as defined below), including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Phase III Premises Final Plans; (ii) the payment of plan check, permit and license fees relating to construction of the Phase III Premises Improvements; (iii) construction of the Phase III Premises Improvements, including, without limitation, the following: (aa) installation within the Phase III Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items; (bb) all electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Phase III Premises; (cc) the furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Phase III Premises, including the cost of meter and key control for after-hour air conditioning; (dd) any additional improvements to the Phase III Premises required for Tenant’s use of the Phase III Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements; (ee) all fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Phase III Premises; (ff) all plumbing, fixtures, pipes and accessories necessary for the Phase III Premises; and (gg) testing and inspection costs; and (iv) charges of Tenant’s consultants, architects, space planners, engineers and other consultants relating to the Phase III Premises Improvements. Landlord shall deduct from the Phase III Premises Allowance a construction management fee (“Phase III Premises Construction Management Fee”) in the amount of (i) One Hundred Fifty Dollars ($150) per hour (the “Hourly Rate”) for every hour reasonably and actually spent by Landlord’s construction management and/or property management personnel supervising or overseeing the Phase III Improvements plus (ii) the reasonable and actual cost of any materials expended by such construction management and/or property management personnel. Landlord’s construction management and/or property management personnel shall only be permitted to spend up to eight (8) hours per week during the planning and construction of the Phase III Premises Improvements; provided, however, any unused hours in a given week may be applied and used in any weeks where Landlord’s property management personnel spend more than the allotted time for such week. No other costs, fees or expenses of the Phase III Premises Improvements shall be reimbursable out of the Phase III Premises Allowance. Landlord shall provide reasonable documentation of the calculation of its administration/supervision fee as part of its submission to Tenant. Landlord and Tenant agree to revisit the eight (8) hours per week limitation to the Phase III Premises Construction Management Fee within six (6) months after the Effective Date to insure it is fair to both Landlord and Tenant.

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The payment of the Phase III Premises Allowance shall be as follows:

(i) Payment of the Phase III Premises Allowance will be made by Landlord directly to Tenant or Tenant’s contractors, as directed by Tenant. Within thirty (30) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant or Tenant’s Contractor and/or vendors in an amount equal to Landlord’s proportion of the invoiced amount set forth in an invoice from Tenant to Landlord setting forth the work on the Phase III Premises Improvements which was completed over the period since the prior disbursement request. In order to evidence that such work on the Phase III Premises Improvements has been completed, each time that Tenant requests that Landlord fund a portion of the Phase III Premises Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Phase III Premises Improvements that was completed over the period since the prior disbursement request (standard AIA forms shall be acceptable), (ii) a certificate executed by (A) Tenant and Tenant’s Contractor or vendors, and (B) the architect firm Gensler (“Gensler”) (if Gensler is not Tenant’s architect, then Landlord shall pay Gensler’s fees) shall confirm that the work deemed completed as set forth in the invoice submitted by Tenant to Landlord has indeed been completed, (iii) a lien release for the completed work for which disbursement is sought in a form reasonably satisfactory to Landlord executed by Tenant’s Contractor, and (iv) Tenant shall not then be in Material Default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Phase III Premises Allowance. Landlord shall indicate whether it disputes and reasonably disapproves the Tenant Deliveries within five (5) Business Days following receipt thereof (a “Landlord Allowance Notice”). If Landlord fails to give a Landlord Allowance Notice within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE REQUEST FOR DISBURSEMENT WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH REQUEST.” If Landlord fails to send a Landlord Allowance Notice within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted Tenant Deliveries. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold the customary ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Phase III Premises Improvements with respect to a full floor have been substantially completed in accordance with the Phase III Premises Final Plans and all punch-list items with respect to such floor have been completed; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Phase III Premises Improvements with respect to such full floor have been unconditionally waived, released, or extinguished; and (iii) Tenant has delivered to Landlord a final certificate of occupancy for such full floor of the Phase III Premises, if required, then within thirty (30) days thereof Landlord shall deliver to Tenant the remaining ten percent (10%) of the Phase III Premises Allowance attributable to and allocable to the Phase III Premises Improvements for such completed full floor. Subject to Paragraph (g) of this Work Letter, if the actual cost of the Phase III Premises Improvements is less than the Phase III Premises Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Phase III Premises Improvements and the Phase III Premises Allowance.

Notwithstanding the foregoing, Landlord shall pay the Phase III Premises Allowance in proportion to the percentage of the Phase III Premises Allowance to the total cost of the Phase III Premises Improvements and Tenant will pay the remainder. In other words, if the cost of the Phase III Premises Improvements is estimated to be $15,000,000 and the Phase III Premises Allowance remains $9,334,650, then each time Landlord is to pay an invoice out of the Phase III Premises Allowance, Landlord shall pay 62.2% of the invoice (until 90% of the Phase III Premises Allowance is paid out) and Tenant shall pay 37.8% of the invoice.

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Tenant warrants and guarantees that title to all work, materials and equipment covered by a request for payment, whether incorporated in the Phase III Premises or not, shall be free and clear of all liens, claims, security interests or encumbrances and that no work, materials or equipment covered by a request for payment shall have been acquired by Tenant subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Tenant or such other person.

(r) Preparation and Review of Plans for Phase III Premises Improvements. Tenant shall retain a space planner (the “Space Planner”) for the Phase III Premises Improvements, and the Space Planner shall prepare certain plans, drawings and specifications (the “Phase III Premises Temporary Plans”) for the construction of the Phase III Premises Improvements in the Phase III Premises to be constructed by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Phase III Premises Temporary Plans to Landlord following their completion. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase III Premises Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Phase III Premises Temporary Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase III Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase III Premises Temporary Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN FIVE (5) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Temporary Plans within five (5) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase III Premises Temporary Plans as submitted. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase III Premises Temporary Plans in compliance with Landlord’s reasonable request and resubmit the same for Landlord’s final review and approval or comment within five (5) Business Days of Landlord’s receipt of such revised plans. Such process shall be repeated until final approval by Landlord of the proposed Phase III Premises Temporary Plans. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the prior version of the Phase III Premises Temporary Plans. Once Landlord has approved the Phase III Premises Temporary Plans, the approved Phase III Premises Temporary Plans shall be thereafter known as the “Phase III Premises Final Plans”. The Phase III Premises Final Plans shall include the complete and final layout, plans and specifications for the Phase III Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Phase III Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Phase III Premises. The improvements shown in the Phase III Premises Final Plans shall comply with all applicable laws, rules, regulations, codes and ordinances. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Phase III Premises Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative, Hines GS Properties, Inc., 50 Fremont, San Francisco, California Attn: Kari Aycock, (Tel) 415-543-5600 (“Landlord’s Construction Representative”), and Landlord’s offices at 4675 MacArthur Boulevard, Suite 1100, Newport Beach, California 92660, Attn: John Cornuke, for Landlord’s review and approval, which shall be consistent with the description of the Phase III Premises Improvements set forth in the Phase III Premises Temporary Plans.

Each set of proposed Phase III Premises Final Plans furnished by Tenant shall include at least two (2) sets of full-sized prints. Unless Landlord shall otherwise agree in writing, the Phase III Premises Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Phase III Premises Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Phase III Premises, or as may be required by local city ordinance or building code.

Tenant shall submit all Phase III Premises Final Plans concurrently to Landlord’s Construction Representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) Business Days after Landlord’s receipt of the proposed Phase III Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed Phase III Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any

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additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed Phase III Premises Temporary Plans, Landlord shall respond, in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the Phase III Premises Final Plans within such five (5) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN THREE (3) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Phase III Premises Final Plans within three (3) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase III Premises Final Plans as submitted. Landlord may not disapprove of any matter which has been previously approved by Landlord or that is logically consistent with the Phase III Premises Temporary Plans. Tenant shall, following its receipt of Landlord’s comments and objections, redraw the proposed Phase III Premises Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment. Such process shall be repeated as necessary until final approval by Landlord of the proposed Phase III Premises Final Plans has been obtained. Landlord may at any time by written notice given in accordance with the notice provisions of the Lease change the name and/or address of the designated Landlord’s construction representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Phase III Premises Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Phase III Premises Final Plans. If any dispute regarding the design of the Phase III Premises Improvements arises, which is not settled within ten (10) Business Days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Phase III Premises Improvements, provided (a) Tenant acts reasonably, (b) Tenant’s decision will not adversely affect the Building’s structural components or Building Systems, and (c) the applicable Phase III Premises Improvements in dispute (i) are customary office improvements, (ii) comply with Laws, (iii) do not affect the exterior appearance of the Building, and (iv) are substantially similar to those improvements depicted in Exhibit G attached hereto. For purposes hereof, “Business Days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Phase III Premises are situated.

Tenant shall be permitted to deliver to Landlord for review the Phase II Premises Temporary Plans or Phase II Premises Final Plans for portions of the Premises as opposed to the entire Premises at once at Tenant’s election, and Landlord shall review such partial delivery in the same manner per portion as if the delivery was related to the entire Phase II Premises; provided, however, that any such Phase II Premises Temporary Plans or Phase II Premises Final Plans must be submitted in, at a minimum, full floor increments so that the plans submitted are complete and comprehensive as to at least two (2) respective full floors.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Phase III Premises Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold, condition or delay its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Phase III Premises. Landlord shall have three (3) Business Days after Landlord’s receipt of the proposed changes to the Phase III Premises Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its reasonable approval or disapproval of such proposed changes to the Phase III Premises Final Plans and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves of any proposed changes to the Phase III Premises Temporary Plans, Landlord shall respond in writing, stating the grounds for such disapproval. If Landlord fails to give written comments to or approve the changes to the Phase III Premises Final Plans within such three (3) Business Day period, then Tenant shall provide a second notice (“Second Notice”) which provides at the top of such notice in all capital letters as follows: “LANDLORD’S FAILURE TO APPROVE OR DISAPPROVE OF THE PLANS ENCLOSED HEREIN WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS

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LANDLORD’S DEEMED APPROVAL OF SUCH PLANS.” If Landlord fails to either approve or disapprove of the Final Plans within two (2) Business Days of receiving Tenant’s Second Notice then Landlord shall be deemed to have accepted the Phase III Premises Final Plans as submitted.

Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Phase III Premises.

(s) Construction of the Phase III Premises Improvements. Construction or installation of the Phase III Premises Improvements shall be performed by a licensed general contractor or contractors selected by Tenant and reasonably approved by Landlord, such approval not to be unreasonably withheld or delayed (the “Tenant’s Contractor,” whether one or more), pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant. Any sub-contractors used for the roof, life safety systems, structure, mechanical, electrical and plumbing portions of the Phase III Premises Improvements must be included in the list of approved sub-contractors attached hereto as Exhibit N. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract). Tenant hereby acknowledges and agrees that it shall not retain any contractor or subcontractor which may disrupt harmonious labor relations at the Project for any portion of the Phase III Premises Improvements.

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Phase III Premises Improvements must be performed by the Landlord’s Building roofing contractor. All costs, fees and expenses incurred with such contractor in performing such work shall be a cost of the Phase III Premises Improvements, payable in accordance with the provisions of this Exhibit B-3. Tenant shall not be responsible for any water, gas, electricity, sewer or other utilities used or consumed at the Phase III Premises during the construction of the Phase III Premises Improvements; provided, however, Tenant shall make reasonable efforts to curtail the use of utilities during the construction of the Phase III Premises Improvements. During construction of the Phase III Premises Improvements, and subject to the terms and conditions hereof, Tenant shall be entitled to use, free of any charge (except as described herein), the freight elevator (provided that Tenant shall pay for overtime use and uses such freight elevator in common with other tenants and occupants of the Building and for the cost of any additional staffing that is required), and loading docks and/or passenger elevators at all times, subject to Tenant not unreasonably interfering with the ingress or egress and use by other tenants of the Building. Notwithstanding the foregoing, if available, Tenant shall be entitled to reserve exclusive use of the freight elevator upon not less than forty eight (48) hours prior notice to Landlord. Tenant will be permitted reasonable use of the loading dock so long as it does not unreasonably impede other tenants’ normal and reasonable use of these facilities and their ability to conduct business. In the event Tenant seeks to use any parking spaces in the Parking Garage during the construction of the Phase III Premises Improvements, Tenant shall pay the for the parking charges attributable to such parking spaces.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Tenant’s work is being performed, insurance in accordance with Landlord’s insurance standards and protocols as set forth in Exhibit B-4 attached hereto and incorporated herein for all purposes. Tenant shall not commence construction of the Phase III Premises Improvements until Tenant has delivered to Landlord’s construction representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Phase III Premises Improvements and a copy of the permitted Phase III Premises Final Plans as approved by the appropriate governmental agency, and (iii) a copy of the signed construction contract for the Phase

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III Premises Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder) between Tenant and its general contractor. Notwithstanding the foregoing, if permitted by Law, Tenant may commence demolition work prior to delivery of the items set forth in subsection (ii) above. All of the construction work shall be the responsibility of and supervised by Tenant.

(t) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Phase III Premises shall be performed in substantial compliance with this Exhibit B-3 and the Phase III Premises Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in material compliance with all applicable building codes, regulations and all other legal requirements and Laws. All materials utilized in the construction of Tenant’s Phase III Premises Improvements must be confined to within the Phase III Premises. All trash and construction debris not located wholly within the Phase III Premises must be removed each day from the Project at the sole cost and expense of Tenant. Throughout the construction of the Phase III Premises Improvements Tenant shall provide Landlord with manifests of construction waste recycling. Landlord shall have the right at all times to monitor the Phase III Premises Improvements for compliance with the requirements of this Exhibit B-3. If Landlord determines that any such requirements are not being materially complied with, Landlord shall promptly notify Tenant and if Tenant does not promptly remedy such non-compliance, then Landlord may immediately require the cessation of all work being performed in or around the Phase III Premises or the Project until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Phase III Premises Temporary Plans or Phase III Premises Final Plans therefor, and/or any monitoring of Tenant’s work by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(u) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Phase III Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Phase III Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than thirty (30) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Phase III Premises Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of non-responsibility” for the construction of the Phase III Premises Improvements. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Phase III Premises Allowance, or the agreement of Landlord to make such Phase III Premises Allowance available for payment of or reimbursement for the costs of construction of the Phase III Premises Improvements. Tenant agrees to indemnify, defend and hold Landlord harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Phase III Premises except to the extent caused by or related to the negligence or willful misconduct of Landlord or its agents or employees. Any default by Tenant under this Exhibit B-3 shall constitute a Default by Tenant under the Lease.

(v) Substantial Completion. “Substantial Completion” of construction of the Phase III Premises Improvements shall be defined as (i) the date upon which Gensler determines that the Tenant Improvements have been substantially completed in accordance with the Phase III Premises Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Phase III Premises by the appropriate governmental authority. After the completion of the Phase III Premises Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Phase III Premises. The failure of Tenant to take possession of or to occupy the Phase III Premises shall not serve to relieve Tenant of obligations arising on the Phase III Premises Commencement Date or delay the payment of Rent by Tenant.

B-3-6

(w) Minimum Floor Expenditures and Excess Phase III Premises Allowance. Provided that Tenant makes a minimum expenditure of at least $40.00 per square foot of Rentable Area on a floor comprising the Phase III Premises that are eligible for reimbursement from the Phase III Premises Allowance as determined on a pro rata basis (“Minimum Floor Expenditure”), then Tenant shall be permitted to either (i) apply any excess, unused portion of the Phase III Premises Allowance attributable to a particular floor in the Phase III Premises for which the Minimum Floor Expenditure was achieved towards the construction of Phase III Premises Improvements to other floors in the Phase III Premises, or (ii) apply any excess, unused Phase III Premises Allowance attributable to a particular floor in the Phase III Premises for which the Minimum Floor Expenditure was achieved towards the cost of the Phase I Premises Improvements and/or Phase II Premises Improvements. In order to apply such excess, unused portions of the Phase III Premises Allowance as set forth in (i) and (ii) in the preceding sentence, Tenant shall be required to submit invoices and documentation, including, without limitation, a sworn affidavit from Tenant’s Space Planner, evidencing that Tenant has met the Minimum Floor Expenditure for each floor in the Phase III Premises.

(x) Delay in Completion of Phase III Premises Improvements. If Landlord is in default under this Lease (past any applicable notice and cure periods) or if there is any violation of Law at the Project caused by Landlord, in either case, and such default by Landlord (past any applicable notice and cure periods) or violation of Law by Landlord materially impedes or materially increases the cost of (i) the Phase III Premises Improvements, (ii) the time and/or cost for Tenant to obtain any building permits and any other governmental approvals that are required for Tenant to perform the Phase III Premises Improvements, or (iii) Tenant obtaining a certificate of occupancy or an amendment to the certificate of occupancy for the Phase III Premises Improvements, then, in such event, Landlord, at Landlord’s expense, shall use diligent efforts to cure the default or violation as promptly as is reasonably practicable. If Landlord fails to remedy the default under this Lease (past any applicable notice and cure periods) or the violation of Law by Landlord within ten (10) Business Days after Tenant gives Landlord notice thereof, then, for each day of delay, Tenant shall be entitled to a one (1) day abatement of Base Rent attributable to the portion of the Phase III Premises so affected.

B-3-7

EXHIBIT B-4

LANDLORD’S CONTRACTOR INSURANCE REQUIREMENTS

CERTIFICATE OF INSURANCE REQUIREMENTS

Any companies performing work on behalf of, or in, 50 Fremont Center must have a valid Certificate of Insurance on file with the Property Management Office. Please make sure that the certificate is completed in accordance with the information and limits of liability stated below and includes an ISO Additional Insured Endorsement CG 2037 or CG 2026:

CERTIFICATE HOLDER:	Hines GS Properties, Inc.
50 Fremont Street, Suite 100
San Francisco, California 94105

ADDITIONAL INSUREDS:	Hines GS Properties, Inc.
and
Teacher’s Insurance and Annuity Association of America for the Benefit of its Real Estate Account

COVERAGE:
a)	Workers Compensation:	In kind and amount as prescribed by statute

b)	Employers Liability:	$1,000,000

c)	Commercial General Liability:	$1,000,000 per occurrence
		$2,000,000 general aggregate
d)	Commercial Automobile Liability:	$1,000,000

e)	Umbrella Liability:	$9,000,000

f)	Professional Liability / Errors and Omissions	$2,000,000

Please note that these policies must not be canceled to as to affect insurance described by the certificate until thirty (30) days after written notice of such cancellation has been delivered to the 50 Fremont Property Management Office.

Also an important note: Please make sure that the additional insured “Hines GS Properties, Inc.” and “Teacher’s Insurance and Annuity Association of America for the Benefit of its Real Estate Account” are listed.

Our address is:	Hines 50 Fremont Street, Suite 100 San Francisco, CA 94105 Phone: (415) 543-5600 Fax: (415) 543-1870

B-4-1

CERTIFICATE OF INSURANCE REQUIREMENTS

Any companies performing work on behalf of, or in, Fifty Fremont must have a valid Certificate of Insurance on file with the Property Management Office. Please make sure that the certificate is completed in accordance with the information and limits of liability stated below and includes an ISO Additional Insured Endorsement CG 2037 or CG 2026:

CERTIFICATE HOLDER:	Hines GS Properties, Inc.
50 Fremont Street, Suite 100 San
Francisco, California 94105

ADDITIONAL INSUREDS:	Hines GS Properties, Inc.
and
Teacher’s Insurance and Annuity Association of America for the Benefit of its Real Estate Account

COVERAGE:
a)	Workers Compensation:	In kind and amount as prescribed by statute

b)	Employers Liability:	$1,000,000

c)	Commercial General Liability:	$1,000,000 per occurrence
		$2,000,000 general aggregate
d)	Commercial Automobile Liability:	$1,000,000

e)	Umbrella Liability:	$3,000,000

Please note that these policies must not be canceled to as to affect insurance described by the certificate until thirty (30) days after written notice of such cancellation has been delivered to the 50 Fremont Property Management Office.

Also an important note: Please make sure that the additional insured “Hines GS Properties, Inc.” and “Teacher’s Insurance and Annuity Association of America for the Benefit of its Real Estate Account” are listed.

Our address is:	Hines 50 Fremont Street, Suite 100 San Francisco, CA 94105 Phone: (415) 543-5600 Fax: (415) 543-1870

B-4-2

[GRAPHIC]

B-4-3

[GRAPHIC]

B-4-4

[GRAPHIC]

B-4-5

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways and corridors of halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and the Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals only for the purpose of conducting its business in the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard window coverings. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without the written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or the Project without the prior written consent of the Landlord. If the Landlord shall have given such consent at the time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for each tenant by the Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to the Landlord. The directory tablet will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. Tenant shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave windows open when it rains. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on the windows of the Premises. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

5. The toilet rooms, water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were considered, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6. No tenant shall mark, paint, drill into, or in any way deface any part of the Premises, the Building or the Project other than cosmetic changes within the Premises. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

7. No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items (including those suitable for microwave heating) for tenants and their employees shall be permitted, provided that the power required therefor shall not exceed that amount which can be provided by a 30 amp circuit. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises. Smoking or carrying lighted cigars, cigarettes or pipes in the Building is prohibited.

8. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco (except by a cigarette vending machine for use by Tenant’s employees) in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau, without the express written consent of Landlord. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

9. No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or skylights or down the passageways.

10. No tenant, subtenant or assignee nor any of their servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance.

11. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord shall determine from time to time, without the express written consent of Landlord. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to the Project Management Office and under its supervision, and the persons employed by any tenant for such work must be acceptable to the Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

12. No tenant shall purchase spring water, ice, towel, janitorial maintenance or other similar services from any person or persons not approved by Landlord.

13. Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 7:00 A.M. and at all hours on Saturday, Sunday and legal holidays all persons who do not present a pass or card key to the Building approved by the Landlord. Each tenant shall be responsible for all persons who enter the Building with or at the invitation of such tenant and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right, without abatement of Rent, to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants, the protection of the Building, and the property in the Building.

14. Any persons employed by any tenant to do janitorial work shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Project Management Office (but not as an agent or servant of said Office or of the Landlord), and such tenant shall be responsible for all acts of such persons.

15. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

16. The requirements of Tenant will be attended to only upon application to the Project Management Office.

17. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall report and otherwise cooperate to prevent the same.

18. No air conditioning unit, or individual space heaters or personal refrigerators or hot plates or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

19. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks, except those equipped with rubber tires and rubber side guards.

20. The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoeshining services but shall exclude all food delivery services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to the Tenant or its employees. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

21. The Building is a non-smoking building. Smoking is prohibited at all times within the entire Building, including all leased premises, as well as all public/common areas and parking areas for the Building, including any attached parking garage structure. This prohibition applies during business and non-business hours to restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, the lunch room and any other public/common area, as well as to all areas within the Leased Premises by Tenants. Smoking is only permitted in the designated smoking area outside the Building at least 25 feet away from the entrances to the Building.

22. The Building and Project is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas without a valid license. This prohibition applies to all public areas, including without limitation, restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the Building.

23. In case of conflict between these Rules and Regulations and the Lease, the terms and conditions of the Lease shall prevail.

EXHIBIT D

FORM TENANT ESTOPPEL CERTIFICATE

TO:	(“Landlord”)

and:

(“Third Party”)

Re:	Property Address:
Lease Date:
Between , Landlord and
, Tenant
Square Footage Leased:
Suite No.
Floor:

The undersigned tenant (“Tenant”) hereby certifies to Third Party and Landlord as follows:

1. The above-described Lease has not been canceled, modified, assigned, extended or amended except                                                              .

2. Base Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $        , and the amount of the security deposit is $        .

3. Base Rent is currently payable in the amount of $          monthly exclusive of Tenant’s Proportionate Share of Operating Expenses.

4. The Lease terminates on                 , 20     subject to any renewal option(s) set forth in the Lease.

5. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except                                                              .

6. The Lease is: (a) in full force and effect; (b) to Tenant’s actual knowledge, free from default; and (c) to Tenant’s actual knowledge, Tenant has no claims against the Landlord or offsets against rent.

7. The estimated amount of Tenant’s Proportionate Share of Operating Expenses, as defined in the said Lease, is                                         .

8. The undersigned has no right or option to purchase all or any part of the Premises or the Building of which the Premises are a part except as may be set forth in the Lease.

9. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the Premises and Building except                                         .

10. The statements contained herein may be relied upon by the Landlord and by any third party.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

D-1

If Tenant is a corporation, the undersigned signatory is a duly appointed Officer of the corporation.

Dated this day of , 20 .

Tenant:

By:
Name:
Title:

D-2

EXHIBIT E

TENANT’S COMMENCEMENT LETTER

To:	(“Landlord”)

Date:

Tenant’s Commencement Letter

The undersigned, as the Tenant under that certain Office Lease (the “Lease”) dated                     , made and entered into between                                         , a                                          as Landlord, and the undersigned, as Tenant, hereby certifies that:

1.	The undersigned has accepted possession and entered into occupancy of the portion of the Premises located on .

2.	The Delivery Date with respect to that portion of the Premises located on the floor(s) of the Building was .

3.	The Commencement Date with respect to that portion of the Premises located on the floor(s) of the Building is .

4.	The Termination Date with respect to that portion of the Premises located on the floor(s) of the Building is .

5.	The Lease is in full force and effect and has not been modified or amended.

Very truly yours,

,
a

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF LETTER OF CREDIT

[BANK]

BENEFICIARY:	APPLICANT:

TEACHERS INSURANCE AND ANNUITY		,
ASSOCIATION OF AMERICA, for the benefit of its	a
Real Estate Account

AMOUNT: USD $6,000,000.00 (SIX MILLION AND 00/100 DOLLARS)

Ladies and Gentlemen:

We hereby issue this Irrevocable Standby Letter of Credit No.              (“Letter of Credit”) in your favor for the account of                                         , a                                          (“Tenant”) for a sum not to exceed an aggregate amount of $6,000,000.00 effective immediately and expiring at our office at                                                               on                                                               (“Expiry Date”). Notwithstanding anything herein to the contrary, this Letter of Credit shall automatically renew on a year-to-year basis, the first such renewal commencing on the day immediately following the Expiry Date unless we notify you (Beneficiary) in writing at least thirty (30) days prior to the Expiry Date (or the applicable subsequent Expiry Date, following any such renewal) that we will not renew this Letter of Credit. Partial Drawings are permitted hereunder, and each drawing under this Letter of Credit shall permanently reduce the face amount of this Letter of Credit by the amount of such drawing.

We undertake that drawings under this Letter of Credit will be duly honored upon presentation to us at our office indicated above on any Business Day (as defined below) on or before the Expiry Date of your sight draft(s) drawn on us, bearing the clause: “Drawn under                                          Irrevocable Standby Letter of Credit No.             ”, together with a statement in the form of Annex A (as stated below) purportedly executed by your authorized officer and regardless of whether Tenant disputes the content of such statement. Payment will be made hereunder not later than 1:00 p.m. Eastern Standard time on the third Business Day (as defined below) following the date such demand for payment is presented as aforesaid. Payment of any amount drawn under this Letter of Credit will be made in immediately available funds by wire transfer to you at such account as you shall specify or in such other manner as you specify in the sight draft presented to us with respect to such payment. For purposes of this Letter of Credit, the term “Business Day” shall mean a day upon which banks in New York, New York are open for commercial business.

THE BENEFICIARY’S RIGHTS UNDER THIS LETTER OF CREDIT ARE TRANSFERABLE IN ITS ENTIRETY (BUT NOT IN PART) AND ONLY DEUTSCHE BANK AG NEW YORK BRANCH, OR ITS SUCCESSORS OR ASSIGNS, IS AUTHORIZED TO ACT AS THE TRANSFERRING BANK. WE SHALL NOT RECOGNIZE ANY TRANSFER OF THIS LETTER OF CREDIT UNTIL THIS ORIGINAL LETTER OF CREDIT TOGETHER WITH ANY AMENDMENTS, A SIGNED AN COMPLETED TRANSFER FORM IN THE FORM ATTACHED HERETO AS ATTACHMENT A, AND PAYMENT OF OUR STANDARD TRANSFER FEE OF  1/4 OF 1% (MIN. US$250.00) IS RECEIVED BY US. TRANSFER CHARGES ARE FOR ACCOUNT OF THE BENEFICIARY. UNDER NO CIRCUMSTANCES SHALL THIS LETTER OF CREDIT BE TRANSFERRED TO ANY PERSON OR ENTITY WITH WHICH U.S. PERSONS OR ENTITIES ARE PROHIBITED FROM CONDUCTING BUSINESS UNDER U.S. FOREIGN ASSET CONTROL REGULATIONS AND OTHER APPLICABLE U.S. LAWS AND REGULATIONS.

This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference to any document or instrument.

Except as stated herein, this undertaking is not subject to any condition or qualification. Our obligations under this Letter of Credit shall be the individual obligation of             Bank, in no way contingent upon reimbursement with respect thereto.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“ISP 98”) and, to the extent not inconsistent with the ISP 98, the laws of the State of New York.

ANNEX A

CERTIFICATE RELATING TO                      BANK

IRREVOCABLE LETTER OF CREDIT NO.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account, (“Landlord”) hereby requests payment of                      United States Dollars (U.S. $            ) pursuant to Letter of Credit No.                      (“Letter of Credit”) dated                     .

In connection with such request, the Landlord hereby certifies that Tenant has not complied with the terms and conditions of that certain Lease dated                     , 2012, entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account, as landlord, and                                         , a                                         , as tenant.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account

By:
Name:
Title:

Dated:                     , 20

EXHIBIT G

EXAMPLES OF IMPROVEMENTS

[GRAPHIC]

Rectilinear ceiling tile set perpendicular to the window line, with direct/indirect pendant lighting as shown.

[GRAPHIC]

Fixtures inset to ceiling grid; conference rooms with silicone butt-jointed glass and clear anodized aluminum framing.

G-1

[GRAPHIC]

An example of pendant lighting and ceiling soffits not considered building standard.

[GRAPHIC]

Resilient flooring and sustainable cabinetry, carpet tile and base, dark-painted exposed slab, similar as shown.

G-2

EXHIBIT H

CURRENT RENOVATION PLANS

The following is a rendering of the proposed Renovation Work in the main lobby of the Building:

[GRAPHIC]

Building Elevator Modernization

The Building maintains twenty passenger elevators servicing floors B through 41. The elevators are original base building Otis Elevonic 101 elevators, installed in 1983. Otis was awarded the modernization contract, the scope of which includes replacing the outdated Elevonic 101 controllers with Otis Elevonic 411 controllers and regenerative Quattro drives, Destination Dispatch controls, new door operators, and achieving 12mG ride quality for the high-rise and shuttle elevators.

Tenants now utilize a destination dispatch control system, in which the Destination Floor is selected at a lobby keypad, and calls are dispatched to elevators accordingly, thereby grouping travelers for more efficient dispatch.

Upon completion of all six high rise elevators, modernizations will begin on the two shuttle elevators that service B level through the 2nd floor. These elevators currently have motor generator drives that operate very slowly and waste significant amounts of energy in order to power the generators. Modernization will include upgrades to Elevonic RM controllers that will also communicate with the Destination Dispatch control system. Modernization of these elevators is scheduled to begin mid-January and be completed by approximately May 25, 2012.

Early Implementation of Compass Destination Dispatch on the mid and low rise elevators will begin upon completion of the Shuttle Elevator modernization, and may be completed by approximately August 17, 2012. When the high rise and shuttle elevators are modernized, they will all communicate via Destination Dispatch controls.

Building Lobby Renovation

Currently, the renovation is scheduled to begin in approximately February 2012. The scope includes new glass around the ground floor after the black granite surrounding each opening is demolished. The larger openings, along with efficient lighting will bring a diaphanous feeling to the new materials that will replace the current finishes. Adze-finished limestone for the walls, Jet-Mist granite for the floors and a high-level hard lid ceiling will compliment the expanded space. The elevator lobby ceiling shall be raised to the same height as main ceiling and

H-1

the lobby will stretch from Mission Street at the South to the plaza at the North. An LED lit canopy will extend 12 feet over the sidewalk on the exterior and continue to the interior. Elevator lobbies will have walnut accent walls and new signage with a touchscreen tenant directory. A new security console will complete the sleek look of the lobby renovations.

The stairwells that exit onto Fremont shall be relocated to further increase the porosity and visibility of the project. Two story lanterns will be installed on each exterior corner to complete the motif of bringing light to the new entrance of the Building. The lobby project will be complete by approximately July 31, 2013.

H-2

EXHIBIT I

FORM OF PURCHASE AND SALE AGREEMENT

50 Fremont, San Francisco, California

PURCHASE AND SALE

AGREEMENT

dated

                    , 20

by and between

                                                             ,

SELLER

and

                                                             ,

PURCHASER

50 Fremont, San Francisco, California

TABLE OF CONTENTS

Article I	SALE OF THE PROPERTY		6
	1.1	Sale of Property	6
	1.2	No Representations	7
	1.3	No Reliance	7
	1.4	Acceptance of Deed	7
	1.5	“AS IS”	7
	1.6	Seller Release from Liability	8
	1.7	Purchaser’s Waiver of Objections	10
	1.8	Survival	11

Article II	PURCHASE PRICE		11
	2.1	Purchase Price	11

Article III	DEPOSIT AND OPENING OF ESCROW		13
	3.1	Deposit	13
	3.2	Interest Bearing	13
	3.3	Application	14
	3.4.	Independent Consideration	14

Article IV	CONDITIONS TO CLOSING		17
	4.1	Conditions to Purchaser’s Obligation to Purchase	17
	4.2	Conditions to Seller’s Obligation to Sell	20
	4.3	No Financing Contingency	20

Article V	THE CLOSING		22
	5.1	Date and Manner of Closing	22
	5.2	Closing	22
	5.3	Delay in Closing; Authority to Close	22

Article VI	DUE DILIGENCE PERIOD		23
	6.1	Review and Approval of Documents and Materials	23
	6.2	Reliability of Information	24
	6.3	Due Diligence Period	24
	6.4	Termination	24

Article VII	INSPECTIONS		25

Article VIII	TITLE AND SURVEY		25
	8.1	Title Documents	25
	8.2	Survey	25
	8.3	Title Objections	25
	8.4	Title Updates	26
	8.5	Encumbrances	26
	8.6	Waiver	26
	8.7	Notice of Commencement	26

50 Fremont, San Francisco, California

	8.8	Seller’s Failure to Remove	27

Article IX	RISK OF LOSS		27
	9.1	Casualty	27
	9.2	Condemnation	27

Article X	OPERATION OF THE PROPERTY		28
	10.1	Operations	28
	10.2	Tenant Defaults	28
	10.3	Service Contracts/Leases During Due Diligence Period	28
	10.4	Services Contracts/Leases After Due Diligence Period	28
	10.5	Purchaser Assumes Costs	28

Article XI	CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS		31
	11.1	General	31
	11.2	Prorations	31
	11.3	Rents	31
	11.4	Security Deposits	32
	11.5	Final Adjustment After Closing	33
	11.6	Thirty-Day Month	34

Article XII	DEFAULT		36
	12.1	Default by Purchaser	36
	12.2	Default by Seller	36

Article XIII	REPRESENTATIONS AND WARRANTIES		37
	13.1	Seller’s Representations	37
	13.2	Definition of Seller’s Knowledge	40
	13.3	Purchaser’s Representations, Warranties, and Covenants	40
	13.4	Survival	41

Article XIV	ESCROW PROVISIONS		41

Article XV	GENERAL PROVISIONS		43
	15.1	No Agreement Lien	43
	15.2	Confidentiality	43
	15.3	Headings	43
	15.4	Brokers	43
	15.5	Modifications	44
	15.6	Notices	44
	15.7	Assignment	45
	15.8	Further Assurances	45
	15.9	Governing Law	45
	15.10	Offer Only	45
	15.11	Counterparts	46
	15.12	E-Mail or PDF Signatures	46

50 Fremont, San Francisco, California

15.13	Severability	46
15.14	No Waiver	46
15.15	Seller’s Internal Corporate Approval	46
15.16	Limitation of Liability	46
15.17	Waiver of Jury Trial	47
15.18	Successors and Assigns	47
15.19	No Partnership or Joint Venture	47
15.20	No Recordation	47
15.21	Designation Agreement	47
15.22	Section 1031 Exchanges	48

EXHIBIT A – LEGAL DESCRIPTION	55

EXHIBIT B – SCHEDULE OF EXISTING TENANTS	56

EXHIBIT B1 – SCHEDULE OF SECURITY DEPOSITS	57

EXHIBIT C – LIST OF SERVICE AGREEMENTS	59

EXHIBIT D – LIMITED WARRANTY DEED	60

EXHIBIT E – ASSIGNMENT AND ASSUMPTION AGREEMENT	64

EXHIBIT F – FIRPTA CERTIFICATE	71

EXHIBIT G – BILL OF SALE	73

EXHIBIT H – INTENTIONALLY OMITTED

EXHIBIT I – TENANT ESTOPPEL CERTIFICATE	75

EXHIBIT J – CONFIDENTIALITY AGREEMENT	78

SCHEDULE A	84

EXHIBIT K – SITE ACCESS AND INDEMNIFICATION AGREEMENT	85

EXHIBIT L – TENANT NOTIFICATION LETTER	93

EXHIBIT M – FEDERAL GOVERNMENT LEASE RIDER	95

EXHIBIT N – SELLER ESTOPPEL CERTIFICATE	102

EXHIBIT O ASSIGNMENT OF PURCHASE AND SALE AGREEMENT	81

EXHIBIT P – PRE-WAIVED EXCEPTIONS	86

50 Fremont, San Francisco, California

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated and made as of the      day of                 , 20     (the “Effective Date”) by and between                                         , a                                                               (“Seller”), and                                         , a                                          (“Purchaser”).

RECITALS

A. Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and conditions set forth in this Agreement.

B. Certain rules of construction for interpreting this Agreement are set forth on Schedule 1 attached hereto which is hereby incorporated in and constitutes part of this Agreement.

C. Seller, as landlord, and                     , a                      (“Tenant”), as tenant, are parties to that certain Office Lease dated January     , 2012 (the “Specified Lease”) pursuant to which Tenant leases a portion of the Improvements located on the Property.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

ARTICLE I

SALE OF THE PROPERTY

1.1 Sale of Property. Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a) Land. That certain parcel of real property more particularly described in Exhibit A attached hereto (the “Land”);

(b) Appurtenances. Seller’s right, title and interest in and to all easements, licenses, privileges and other rights appurtenant to the Land including, without limitation, all minerals, oil, gas and other hydrocarbon substances thereon, air rights, water, water rights and water stock relating thereto, all strips and gores, and all of Seller’s right, title and interest in and to any streets, alleys, rights-of-way, public ways, or other rights appurtenant, adjacent or connected thereto or used in connection therewith (the “Appurtenances”);

(c) Improvements. All improvements located on the Land (the “Improvements”);

(d) Leases. Seller’s right, title and interest in and to all leases, subleases, licenses or other occupancy agreements including all amendments, affecting the Land and

50 Fremont, San Francisco, California

Improvements which are shown on Exhibit B attached hereto and any New Leases (as hereinafter defined in Section 10.6) (collectively, the “Leases”), including any guaranties of such Leases and any security deposits under such Leases;

(e) Fixtures and Personal Property. Seller’s right, title and interest in and to all fixtures, machinery systems, equipment and personal property owned by Seller attached or appurtenant to, located on and used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (the “Fixtures and Personal Property”);

(f) Service Agreements. Seller’s right, title and interest in and to all service agreements listed on Exhibit C attached hereto and any New Service Agreements (as defined in Section 10.6) (collectively, the “Service Agreements”); and

(g) Intangible Property. Seller’s right, title and interest, if any, without warranty in and to all of the following items, to the extent assignable: all intangible property now or hereafter owned by Seller and used in connection with the Land, the Improvements or the Fixtures and Personal Property, including, without limitation, consents, licenses, approvals, certificates, permits, plans, development rights, warranties, guarantees and floor plans, plans and specifications relating to the Land, Improvements and the Fixtures and Personal Property (the “Intangible Property”).

1.2 No Representations. Except for Seller’s Representations (as defined below), Seller makes no express or implied representation or warranty with respect to the Property, and to the extent permitted by Law (as defined below), excludes and disclaims any statutory or other representations or warranties.

1.3 No Reliance. Purchaser agrees that except for Seller’s Representations, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants has or will conduct. Purchaser further acknowledges that Tenant is currently leasing a portion of the Improvements located in the Property under the Specified Lease and Tenant is very familiar with the Property and the operations of the Property.

1.4 Intentionally Deleted.

1.5 “AS IS”. EXCEPT FOR THE EXCEPTED CLAIMS (AS DEFINED BELOW), PURCHASER AGREES (A) TO TAKE THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PROPERTY, AS TO THE TERMS OF ANY LEASES OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, NOW OR ON THE CLOSING DATE. SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS UNDER THE AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY IN THE CONDITION EXISTING ON THE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER, WHETHER LATENT OR PATENT, AND WHETHER NOW OR HEREAFTER EXISTING.

50 Fremont, San Francisco, California

PURCHASER ACKNOWLEDGES THAT AS OF THE CLOSING DATE, PURCHASER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS, HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO HAZARDOUS MATERIALS (DEFINED BELOW), PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. EXCEPT FOR THE EXCEPTED CLAIMS, PURCHASER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY, AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.

SELLER’S INITIALS	PURCHASER’S INITIALS

1.6 Seller Release from Liability. Except for the Excepted Claims, Purchaser hereby fully and forever waives, and Seller hereby fully and forever disclaims, and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Purchaser agrees that:

(a) Except for any Claims (as defined below) arising out of (i) a breach or default by Seller under this Agreement or the Closing Documents (including a breach of any of Seller’s Representations, (ii) any fraud or intentional misrepresentation perpetrated by Seller or the Released Parties, (iii) a breach or default by Seller under the Specified Lease of which Seller had written notice prior to the Closing Date or of which Tenant had no actual knowledge as of the Closing Date, or (iv) any obligation of Seller under this Agreement which expressly survives Closing (“Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations on its behalf (“Released Parties”) from any and all claims,

50 Fremont, San Francisco, California

responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be Hazardous Materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future Law, valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable Law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement. As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Property or to persons on or about the Property or (ii) cause the Property to be in violation of any Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

(b) Except for the Excepted Claims, Purchaser agrees that under no circumstances will it make any claim against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller, its agents, consultants, contractors, or any other persons who prepared or furnished any of the Property Documents (as defined below) (such parties, collectively, the “Property Documents Preparers”) as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Property Documents (including the negligence of any Property Documents Preparer in connection with the preparation or furnishing of any of the Property Documents), and Purchaser hereby fully and forever releases, acquits and discharges Seller and each Property Documents Preparer of and from any such claims, actions, causes of action, proceedings or liability, whether known or

50 Fremont, San Francisco, California

unknown. This release expressly includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller.

(c) To the extent permitted by Law, Purchaser hereby acknowledges and agrees that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further acknowledges and agrees that the waivers and releases herein have been negotiated and agreed upon in light of such realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for the Excepted Claims.

1.7 California Specific Waiver. Purchaser hereby expressly waives the provisions of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

and all similar provisions or rules of law. In this connection and to the greatest extent permitted by Law, Purchaser hereby acknowledges and agrees that factual matters known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further acknowledges and agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown Claims, debts, and controversies, except for the Excepted Claims, which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder.

Seller has given Purchaser material concessions regarding the transaction contemplated by this Agreement in exchange for Purchaser agreeing to the provisions of this Section 1.7. Seller and Purchaser have each initialed this Section 1.7 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 1.7 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

SELLER’S INITIALS	PURCHASER’S INITIALS

Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge that any written disclosures received to Purchaser’s Knowledge or discovery made by Purchaser to Purchaser’s Knowledge prior to the Closing shall constitute notice to Purchaser of the matter

50 Fremont, San Francisco, California

disclosed or discovered, and Seller shall have no further liability with respect to the written disclosures or specific discoveries if Purchaser thereafter consummates the transaction contemplated hereby. “Purchaser’s Knowledge” will not be deemed to imply any duty of inquiry, other than an examination of the files that are in the possession of the Designated Representatives of Purchaser. For purposes of this Agreement, the term “Purchaser’s Knowledge” means the current, actual knowledge of the Designated Representatives of Purchaser and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Purchaser, or any affiliate of the Purchaser, or to impose upon such Designated Representatives any duty to investigate the matter to which such current, actual knowledge or the absence thereof pertains, other than an examination of the files that are in their possession, or to impose upon such Designated Representatives any individual personal liability. As used herein, the term “Designated Representative of Purchaser” refers to                                          and                                               (as of the Effective Date), who are the employees of Purchaser primarily responsible for acquisition of the Property.

1.8. Survival. Seller and Purchaser have agreed upon the Purchase Price relating to the Property and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7, which Sections shall survive the Closing indefinitely and the delivery of the Deed and/or termination of this Agreement and shall not be deemed merged into the Deed or other Closing Documents.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price is                                                               and 00/100 DOLLARS ($        ) (the “Purchase Price”). Notwithstanding the foregoing, if there is a loan against the Property being assumed by Purchaser, then a portion of the Purchase Price shall be reduced by the then outstanding principal balance of the loan plus accrued but unpaid interest as of the Closing Date. The Purchase Price, net to Seller without deduction, credit to Purchaser or expense to Seller, except for any loan assumption or as otherwise expressly provided in this Agreement, will have been deposited by Purchaser with Escrow Agent (as defined in Section 3.1, below) no later than the time of Closing by wire transfer of immediately available federal funds. No portion of the Purchase Price shall be allocated, nor attributable, to any items of personal property. The Purchase Price must be received by Seller by 1:00 P.M. (San Francisco time) on a particular day in order for the Closing to be deemed to have taken place as of such date.

[Alternative Section 2.2] Teachers Insurance and Annuity Association of America for the benefit of its Real Estate Account shall be liable for all of Seller’s obligations under this Agreement.

To the extent Seller is a third-party that is not affiliated with Teachers Insurance and Annuity Association of America then the following Section 2.2 shall be

50 Fremont, San Francisco, California

inserted. However, if the Seller is Teachers Insurance and Annuity Association of America, for the benefit of its Real Estate Account, or otherwise affiliated with Teachers Insurance and Annuity Association of America, then the replacement Section 2.2 shall not be included in the Agreement].

2.2 Holdback.

(a) At the Closing, an amount equal to Seller’s Maximum Liability (defined below) (the “Holdback Amount”) shall be placed in an escrow account (the “Holdback Escrow”) with Escrow Agent as partial security for Seller’s obligations under this Agreement which survive Closing (collectively, the “Holdback Obligations”). For purposes of clarification, the Holdback Amount shall not be construed as a cap on Seller’ liability for Claims (as defined below) arising out of or related to the Holdback Obligations and to the extent that Seller’s liability for Claims arising out of or related to the Holdback Obligations exceeds the Holdback Amount, Purchaser shall have the right, subject to the limitations expressly set forth in this Agreement, to collect such excess amounts directly from Seller. If Purchaser desires to make a claim (a “Holdback Claim”) against the Holdback Amount on account of, or with respect to, any of the Holdback Obligations, then the parties to this Agreement shall comply with the following procedures:

(i) Purchaser shall notify Seller and Escrow Agent in writing (a “Notice of Holdback Claim”), which notice shall set forth a description of the Holdback Claim and the amount owed with respect to such Holdback Claim (if known). In the event that Seller disputes that Purchaser is entitled to be paid the amounts set forth in such Holdback Claim, Seller shall notify Purchaser and Escrow Agent of such dispute in writing within ten (10) days following Seller receipt of the Notice of Holdback Claim. If no notice of dispute is received by Purchaser and Escrow Agent within ten (10) days after Seller has been provided a Notice of Holdback Claim or Seller notifies Purchaser in writing that it does not dispute the Holdback Claim, such amount specified in the Notice of Holdback Claim shall immediately be released by Escrow Agent to Purchaser (without the need of further instruction from Seller) and the Holdback Amount shall be reduced by such amount; and

(ii) If Seller disputes all or any portion of the Holdback Claim as provided in Section 2.2(a)(i) above, then the disputed amount set forth in such Notice of Holdback Claim shall not be released by Escrow Agent to Purchaser unless and until, and in the amount, (i) mutually agreed by Purchaser and Seller in writing, in which case, Escrow Agent shall release such amount to Purchaser and the Holdback Amount shall be reduced by such amount, or (ii) directed by a court of competent jurisdiction, in which case, Escrow Agent shall immediately release such amount as determined by such court (without the need of further instruction from Seller) and the Holdback Amount shall be reduced by such amount.

(b) In the event that, on the date that is twelve (12) months after the Closing Date, no Notices of Holdback Claim are pending, Escrow Agent shall release to Seller the remaining balance of the Holdback Amount. If, on such date, one or more Notices of Holdback Claim are pending, Escrow Agent shall release to Seller the remaining balance of the Holdback Amount, minus the amounts set forth in any Notices of Holdback Claim pending as of such date. Upon final resolution of all claims set forth in all Notices of Holdback Claim that have been

50 Fremont, San Francisco, California

disputed as set forth herein (which resolution shall be evidenced by the written agreement of Purchaser and Seller, or the direction of a court of competent jurisdiction), Escrow Agent shall release to Seller the remaining balance of the Holdback Amount.

(c) The parties hereto shall execute such additional escrow instructions regarding this Section 2.2, not inconsistent with this Agreement as determined by counsel for Purchaser and Seller, as Escrow Agent shall deem reasonably necessary for its protection, if any (as may be modified by and mutually acceptable to Purchaser, Seller and Escrow Agent). In the event of any inconsistency between this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern. This Section 2.2 shall survive the Closing.]

ARTICLE III

DEPOSIT AND OPENING OF ESCROW

3.1 Deposit. Within three (3) business days following the Effective Date and as a condition precedent to this Agreement becoming a binding agreement between the parties, Purchaser will deposit Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (the “Initial Deposit”) with                                          Title Insurance Company, having an office at                                                               (“Escrow Agent”) by wire transfer of immediately available federal funds and will provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. Provided that Purchaser has not terminated this Agreement in accordance with the terms hereof prior to the expiration of the Due Diligence Period, then, within one (1) business day following the expiration of the Due Diligence Period, Purchaser will deposit Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (the “Additional Deposit”; and the Initial Deposit and Additional Deposit being collectively referred to herein as the “Deposit”) with the Escrow Agent by wire transfer of immediately available federal funds. If Purchaser fails to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio, and in such event Escrow Agent will immediately deliver to Seller all copies of this Agreement in its possession, and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. If Purchaser fails to deposit the Additional Deposit within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Additional Deposit, terminate this Agreement, in which case Purchaser shall be deemed to have delivered a Notice of Termination and terminated this Agreement prior to the expiration of the Due Diligence Period in accordance with Section 6.3 hereof, and in such event Escrow Agent will immediately deliver the Initial Deposit to Purchaser, and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. [DRAFTING NOTE: PURCHASER SHALL SELECT THE TITLE INSURANCE COMPANY TO ACT AS ESCROW AGENT IN PURCHASER’S SOLE AND ABSOLUTE DISCRETION]

3.2 Interest Bearing. The Deposit shall be held in a federally insured, interest-bearing escrow account by Escrow Agent. All interest and income on the Deposit will be remitted to Purchaser or applied to the Purchase Price at Closing.

50 Fremont, San Francisco, California

3.3 Application. If Closing occurs, the Deposit will be credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be delivered to the party entitled to the Deposit, as provided in this Agreement. In all events, the Deposit shall be held in escrow by Escrow Agent, in trust in accordance with the provisions of Article XIV.

3.4 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to Seller as further consideration for this Agreement, in cash, the sum of Five Hundred Dollars ($500.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable under any circumstances

[To the extent a Mortgage encumbers the Property as of the date of the Agreement then the following provisions shall be included in the Agreement.

3.5 Loan Assumption.

3.5.1 Application for Loan Assumption. Within two (2) business days of the Effective Date (the “Application Deadline”), Purchaser shall apply to the lender (the “Lender”), if any, holding the loan against the Property (the “Loan”) and request Lender’s written consent to Purchaser’s assumption of the Lean, to include Lenders written statement of the following: (a) the current balance of the Loan, accrued but unpaid interest, any escrow or other accounts for the payment of insurance premiums and real estate taxes or replacement or construction reserve accounts deposited or held by Lender, (b) the maturity date of the Loan, Lender’s full and complete ownership of the Loan Documents (as defined herein), the date on which the Note may begin to be prepaid, and the terms of the prepayment of the Note, (c) to the best of Lender’s knowledge, (i) no defaults exist under the Loan Documents and (ii) no events have occurred that, with notice or the passage of time, or both, would result in a default under the Loan Documents, and (d) confirmation of the accuracy and completeness of the Loan Documents (the “Loan Assumption”). Purchaser and Seller agree to use commercially reasonable efforts to cooperate with each other in connection with the Lender’s application process and each party shall submit to Lender any information reasonably requested by Lender to complete and approve said application. Purchaser and Seller shall reasonably cooperate thereafter to cause Lender to consent to the Loan Assumption in accordance with the terms and conditions set forth in the Loan Documents and this Section 3.5.1 as soon as is reasonably practicable. Purchaser shall promptly deliver to Lender financial and other information about Purchase that is reasonably required by Lender and any other documentation required by Lender to accomplish the assumption of the Loan Documents on terms and conditions reasonably acceptable to Purchaser. The parties shall reasonably cooperate to cause the closing of the Loan Assumption to occur concurrently with the Closing, including, by making any required deliveries through Escrow and causing Escrow Agent to duly record any documents to be recorded in connection with the Loan Assumption.

3.5.2 Certain Condition Precedent Regarding Loan Assumption. Without limitation to any of the conditions precedent set forth in this Agreement, it shall be a condition to Purchaser’s and Seller’s obligation to close the purchase and sale of the Property that the

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Lender shall have approved, in writing, the following (collectively, the “Assumption Conditions”): (a) the assumption of the Loan by Purchaser (on terms acceptable to Purchaser in its sole and absolute discretion), and (b) the full release of Seller [and Seller Guarantor] from liability first arising with respect to the Loan on or after the Closing Date. If the Assumption Conditions have not been satisfied by the Closing Date, then subject to the immediately following sentence, the Closing Date shall be automatically extended until the earlier of (i) the fifth (5th) business day after such approval is obtained, or (ii) the Outside Closing Date (as defined in Section 5.1 below). If by the Outside Closing Date the Lender has not approved the Assumption Conditions (and Seller has not otherwise waived in writing the requirement that Seller [and Seller’s Guarantor] be so released as provided above), then from and thereafter either party (so long as such party is not in material default of this Agreement beyond all applicable notice and cure periods, if any) may terminate this Agreement by delivery of written notice to the other party and Escrow Agent. In the event this Agreement is terminated in accordance with the foregoing and the failure of the Lender to approve the Assumption Conditions is not the result of a default by Purchaser hereunder including, without limitation, Sections 3.5.3, then the Deposit shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement. So long as each of Seller and Purchaser shall have satisfied its obligations under this Section 3.5, the failure of Lender to approve the assignment and assumption of the Loan and release of Seller [and/or Seller’s Guarantor] shall not constitute a default by either Seller or Purchaser.

[If there is a Seller Guarantor: 3.5.3 Replacement Guarantor. Seller has informed Purchaser that                                                               (“Seller Guarantor”) has provided certain non-recourse carve-out guaranties and/or environmental indemnities to the Lender with respect to the Loan and that Lender will require Purchaser to provide one or more financially responsible persons to provide similar guaranties and/or indemnities (a “Replacement Guarantor”). Purchaser shall have the right but not the obligation to offer one or more Replacement Guarantors for Lender’s consideration. Seller shall be solely responsible for obtaining (at no cost or expense to Buyer) the release from and after the Closing Date, as part of the assumption of the obligations of the borrower, of any recourse obligations under the Loan Documents of any persons other than Seller excluding customary non-recourse carve-out guaranties and/or environmental indemnities (i.e. if the Loan is essentially a recourse obligation, Seller Guarantor shall remain liable).]

3.5.4 Reserves. Concurrent with the Closing of the assumption of the Loan and provided the Lender shall agree, all reserve accounts maintained by Lender on behalf of Seller in connection with the Loan, if any, shall be assigned by Seller to Purchaser at the Closing and Seller shall receive a credit at Closing equal to the amounts so assigned. If the Lender shall not so agree to the assignment and assumption of existing reserves at Closing as aforesaid, such reserves shall not be assigned to or assumed by Purchaser, Seller shall not receive a credit therefor at Closing, and Seller shall be responsible for ensuring that the reserves are returned to Seller by Lender. Purchaser shall upon Seller’s request, reasonably cooperate with Seller’s efforts to recover such Seller reserves from Lender. Purchaser expressly acknowledges and agrees that Lender may have waived certain reserve requirements under the Loan documents yet may require Purchaser to both fund and maintain the reserves from and after the Closing.

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3.5.5 Closing of Loan Assumption. Upon Lender’s approval of Purchaser’s assumption of the Loan and release of Seller [and Seller’s Guarantor] (on terms reasonably acceptable to Seller and acceptable to Purchaser in its sole and absolute discretion), Seller and Purchaser agree to execute [(and cause Seller Guarantor and Replacement Guarantor, as the case may be, to execute)] such documentation as may be reasonably required by Lender pursuant to and in accordance with the terms of the Loan documents and are otherwise reasonably acceptable in form and substance to Seller and Purchaser. In addition, Seller and Purchaser agree to take all other steps reasonably necessary to promptly close the Loan assumption on the Closing Date (as the same may be extended). Without limiting Purchaser’s obligations under Section 3.5.1, above, but subject to Section 11.13 hereof, all fees, costs and expenses of assuming the Loan (excluding only Seller’s legal fees and costs) shall be at Purchaser’s sole cost and expense, and Purchaser shall pay all legal fees and other costs and expenses of Lender and Lender’s counsel, including, without limitation, all title update and Lender endorsement charges, recording fees, processing fees, and assumption fees charged by the Lender or any servicer in accordance with the terms of the Loan documents in connection with the assumption thereof, regardless of whether or not the transaction contemplated herein is consummated except to the extent this Agreement is terminated due to Seller’s default hereof, in which case Seller shall be liable for any and all costs payable to Lender.

3.5.6 Loan Balance True-Up. Purchaser and Seller acknowledge and agree that the Loan assumption documents to be executed and delivered pursuant to the terms and conditions hereof will likely include a recitation of the outstanding balance of the Loan as of the Closing Date. If such recitation is not in the form of an unqualified (i.e., not subject to a knowledge qualifier) representation and warranty from Lender and it is later determined that the statement does not accurately reflect the actual outstanding balance of the Loan as of the Closing Date, then the parties agree that the cash portion of the Purchase Price paid at Closing will be appropriately adjusted such that the total amount paid by the Purchaser for the Property (i.e., the cash portion of the Purchase Price plus the amounts assumed under the Loan) will not exceed the Purchase Price and, in connection therewith, whichever party owes amounts as a result thereof will promptly pay such amount to the other party. The parties obligations hereunder shall survive the Closing and the delivery of the Deed for a period of six (6) months.]

3.5.7 Loan Documents. Following the execution of this Agreement, Seller shall not amend, modify or supplement the Loan Documents (as defined herein) in any manner without the prior written consent of Purchaser (to be granted or withheld in Purchaser’s sole and absolute discretion). Prior to Closing, Seller shall timely perform all covenants, obligations and responsibilities to be performed by Seller under the Loan Documents.

3.5.8 Defeasance or Prepayment. Notwithstanding anything to the contrary set forth in this Section 3.5, Purchaser, at Purchaser’s sole cost and expense, shall have the right at any time prior to Closing to elect to prepay or defease the Loan to the extent permitted in the Loan Documents rather than assume the Loan as more fully set forth in Section 11.13 hereof. If Purchaser elects to pay off the Loan in full at Closing (“Defeasance”), Purchaser and Seller shall reasonably cooperate to consummate the Defeasance as soon as is reasonably practicable. Seller shall engage the services of a defeasance consultant to facilitate the Defeasance at Purchaser’s request. Seller shall negotiate in good faith all documents, agreements, opinions or instruments necessary to cause the consummation of the Defeasance, which shall be executed and delivered by Seller on or before the Closing.

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ARTICLE IV

CONDITIONS TO CLOSING; DELIVERIES

4.1 Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon each of the following (collectively, “Purchaser’s Conditions”):

(a) Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.

(b) Representations and Warranties of Seller. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date.

(c) Seller’s Deliveries to Escrow. Seller’s delivery to Escrow Agent at least one (1) business day prior to Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged:

(i) One (1) original of the deed in the form attached hereto as Exhibit D, subject only to the following matters (the “Deed”):

(1) Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2 below;

(2) Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing;

(3) Laws and governmental regulations, including all building codes, zoning regulations and ordinances, that affect the use, operation and maintenance of the Property;

(4) Such state of facts as may be shown on an accurate and current survey or by inspection of the Property;

(5) Variations between locations of fences, retaining walls, guy poles, hedges, treelines and shrubs;

(6) Rights of tenants, as tenants only, of the Land and Improvements under the terms and conditions of all Leases with Purchaser hereby acknowledging that Purchaser has examined such Leases;

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(7) Any liens or encumbrances created by the acts or omissions of Purchaser, including, without limitation, any liens created arising from or out of any alterations, work performed, materials furnished or obligations incurred by Tenant as tenant under the Specified Lease; and

(8) The Permitted Exceptions (as defined below).

(ii) Two (2) originals of the assignment and assumption agreement in the form attached as Exhibit E (the “Assignment and Assumption Agreement”);

(iii) One (1) original of each of (A) the certification in the form attached hereto as Exhibit F that Seller is not a “foreign person” and (B) its California state law equivalent (collectively, the “Certification”) [DRAFTING NOTE: FORM OF FIRPTA CERTIFICATE TO BE UPDATED BASED ON CHANGES IN LAW];

(iv) One (1) original bill of sale in the form attached hereto as Exhibit G (the “Bill of Sale”);

(v) One (1) original Closing Statement (defined below) in form and content satisfactory to Seller and Purchaser signed by Seller;

(vi) [To be included in the event a Loan encumbers the Property: With respect to an assignment and assumption by Purchaser of a Loan, if applicable, such documents, instruments and certificates required by the Lender pursuant to the Loan documents (the “Assumption Documents”) to be delivered by Seller.]

(vii) Original tenant estoppel certificates executed by tenants under existing Leases occupying at least (a) eighty percent (80%) of the rentable area of the lesser of (i) the total rentable area in the Improvements being leased to third parties as of the date of this Agreement or (ii) the total rentable area in the Improvements being leased to third parties as of the Closing Date and (b) each tenant leasing twenty thousand (20,000) or more square feet of rentable area in the Improvements (the “Required Tenant Estoppel Certificates”); provided, however, notwithstanding the foregoing to the contrary, Seller shall not be required to obtain an estoppel certificate from Tenant under the Specified Lease and, notwithstanding the fact that an estoppel certificate shall not be obtained by Tenant, the rentable area leased by Tenant under the Specified Lease shall count towards the eighty percent (80%) threshold requirement for Required Tenant Estoppel Certificates. By way of example, if there is a total of 800,000 square feet of rentable area in the Improvements being leased by third parties and Tenant leases 400,000 square feet of rentable area under the Specified Lease, then Seller shall only be required to obtain an estoppel certificate from tenants occupying 240,000 square feet of rentable area (i.e., which, when added to the rentable area leased by Tenant under the Specified Lease, shall total 640,000 square feet of rentable area or 80% of the rentable area in the Improvements then being leased by third parties) in order to meet the Require Tenant Estoppel Certificate threshold. Each Required Tenant Estoppel Certificate (1) will be on the form attached to the applicable Lease, if any, or if there is no form attached to the Lease, then will be substantially in the form attached hereto as Exhibit I (provided,

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however, if any Lease limits the provisions to be included in any estoppel certificate, the form shall be modified accordingly); and (2) will not have been modified in any substantive, adverse manner. The addition of a knowledge qualification to an estoppel certificate will not cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable Required Tenant Estoppel Certificate. Seller, at its sole option; may elect to satisfy part of the requirements under this Section 4.1(b)(x) by delivery of a Seller estoppel certificate in the form attached hereto as Exhibit N (a “Seller Estoppel Certificate”) for any tenant leasing space of less than twenty thousand (20,000) or more square feet of rentable area in the Improvements, only so long as such Seller Estoppel Certificate is accepted by Purchaser’s lender or the lender under any loan being assumed by Purchaser from Seller at Closing in lieu of a Required Tenant Estoppel Certificate. Any Seller Estoppel Certificate delivered by Seller to Purchaser shall not be subject to all terms and conditions of Sections 15.16 and 15.23 of this Agreement. If Seller or Purchaser subsequently obtains a Required Tenant Estoppel Certificate meeting the requirements of this Section 4.1(b)(x) hereof, from a tenant for which Seller has delivered a Seller Estoppel Certificate, the delivered Seller Estoppel Certificate will be null and void, and Purchaser will accept the Required Tenant Estoppel Certificate in its place. In the event Seller fails, for any reason, to deliver to the Purchaser the required number of Required Tenant Estoppel Certificates in accordance with the provisions of this Section 4.1(b)(x) prior to the Closing, then Seller will not be deemed in default hereunder, and Purchaser’s sole and exclusive remedy in such event will be to terminate this Agreement, whereupon the Title Company will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.

(viii) One (1) original tenant notice letter in the form attached hereto as Exhibit L executed by Seller to be mailed out by Purchaser upon Closing (the “Notice Letter”);

(ix) Such additional assignments, instruments and documents appropriate to be executed and delivered by Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, including without limitation, reasonable or customary title affidavits and any gap indemnity provided the same are commercially reasonable and do not require disclosure of proprietary information; and

(x) Such proof of Seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company or Purchaser.

The term “Closing Documents” shall mean the Deed, the Assignment and Assumption Agreement, the Certification, the Bill of Sale, the Closing Statement, the Notice Letter, the Seller Estoppel Certificates and any other documents signed at the Closing for the sale of the Property.

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(d) Title Insurance. Title Company (as defined below) shall be prepared and irrevocably committed to issue to Purchaser an American Land Title Association extended coverage owner’s policy of title insurance (the “Title Policy”), with liability in the amount of the Purchase Price, insuring that fee title vests in the Purchaser subject only to the Permitted Exceptions.

(e) No Default. Seller shall not be in material default beyond all applicable cure periods with respect to the performance of any of Seller’s obligations as landlord under the Specified Lease or under any agreements relating to the Property to which Seller is a party and which will be binding on the Property after Closing.

4.2 Failure of Purchaser’s Condition. Subject and without limitation to Purchaser’s rights hereunder, including, without limitation, Section 12.2 below, if any of Purchaser’s Conditions have not been fulfilled within the applicable time periods, Purchaser may:

(a) Waive the Purchaser’s Condition and close Escrow (as defined below) in accordance with this Agreement; or

(b) Terminate this Agreement by delivering written notice to Seller and to Escrow Agent, in which event Escrow Agent shall return the Deposit to Purchaser.

4.3 Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following (collectively, “Seller’s Conditions”):

(a) Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.

(b) Representations and Warranties of Purchaser. All of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date.

(c) Receipt of Purchase Price. On or before the Closing, Purchaser shall have delivered the Purchase Price to Escrow Agent.

(d) [To be included in the event mortgage encumbers the Property: Loan Assumption or Defeasance. If there is a Loan, then (i) Lender shall have agreed to (a) the assumption of the Loan by Purchaser, (b) the full release of Seller from all future liability with respect to the Loan, and (c) the return of Seller of all reserve accounts maintained by Lender on behalf of Seller in connection with the Loan (provided, however, that if Lender refuses to return to Seller sums held in such reserve accounts in connection with the Loan assumption, the condition set forth in this subclause (c) shall nonetheless be deemed satisfied so long as Seller receives a credit at Closing equal to the reserve amounts assigned to Purchaser), and the Loan assumption shall thereafter be completed by the Closing Date (as the same may be extended pursuant to the terms of this Agreement), or (ii) the Loan shall be paid off in full at Closing.]

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(e) Purchaser’s Deliveries. Purchaser’s delivery to Escrow Agent at least one (1) business day prior to Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged:

(i) Two (2) originals of the Assignment and Assumption Agreement;

(ii) One (1) original of the Closing Statement (signed by Purchaser);

(iii) One (1) original Notice Letter;

(iv) A transfer tax affidavit (“Transfer Tax Affidavit”) duly executed by Purchaser sufficient to allow the recording of the Deed without transfer tax information stated thereon;

(v) Such proof of Purchaser’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Purchaser act for and bind Purchaser as may be reasonably required by Title Company;

(vi) [To be included in the event mortgage encumbers the Property: With respect to the assignment to and assumption by Purchaser of a Loan, if applicable, such Assumption Documents reasonably required by Lender to be delivered by Purchaser;] and

(vii) Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information.

4.4 No Financing Contingency. Except in the event of an assumption of a Loan, it is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing and the failure of Purchaser to obtain or close any financing for any reason whatsoever, shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.

4.5 Deliveries Outside of Escrow. Seller shall deliver possession of the Property to Purchaser upon the Closing, subject to the rights of the tenants (as tenants only without any options or rights of first refusal to purchase or other preferential rights to purchase) under Tenant Leases. Further, to the extent in Seller’s possession or control Seller hereby covenants and agrees, at its sole cost and expense, to deliver or cause to be delivered to deliver to Purchaser outside of Escrow, on or prior to the Closing, the following items:

(a) An original, fully executed counterpart of each of the Leases and any amendments, modifications, supplements and restatements thereto;

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(b) An original, fully executed counterpart of each of the Service Agreements being assumed by Purchaser, and any amendments, modifications, supplements and restatements thereto;

(c) The original of each document evidencing the Intangible Property or rights to ownership and use thereof;

(d) To the extent not previously delivered, originals of all of the Property Documents;

(e) The Fixtures and Personal Property, including, without limitation, all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements; and

(f) Keys, combinations or card keys to all locks and security systems, and such other documents and instruments, as may be reasonably required by Purchaser or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

ARTICLE V

THE CLOSING

5.1 Date and Manner of Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will occur through an escrow with Escrow Agent, no later than 1:00 P.M. Pacific Time on the date that is twenty (20) days after the expiration of the Due Diligence Period (the “Closing Date”) or such earlier or later date as is agreed by the parties (including pursuant to an Extension Notice as provided below). Notwithstanding the foregoing, if Purchaser is assuming a Loan at Closing and if Purchaser has not met all of the Lender’s conditions precedent for assuming the Loan as of the Closing Date, then Purchaser shall have the right to extend the Closing Date for a period of up to one hundred twenty (120) days by notifying Seller (“Extension Notice”) at least five (5) business days prior to the Closing Date that Purchaser requires an extension of the Closing Date (“Outside Closing Date”).

5.2 Closing. On or before the day prior to the Closing Date, Purchaser and Seller shall approve and execute a Closing Statement generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV hereof, on the Closing Date, Escrow Agent will (i) not later than 1:00 P.M. Pacific Time deliver the Purchase Price to Seller in the form of a wire transfer of immediately available funds, and (ii) release for recordation the Deed and such other documents as may be recorded.

5.3 Delay in Closing; Authority to Close. If Closing does not occur on or before the Closing Date or the Outside Closing Date, then unless on or before the Closing Date

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or Outside Closing Date, as applicable, Escrow Agent receives a written notice from both Purchaser and Seller to the contrary, Escrow Agent will deliver all monies and documents in accordance with the provisions of this Agreement.

5.4 Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Purchaser or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Purchaser and Seller have deposited into Escrow the documents and funds required by this Agreement, and Title Company is unconditionally and irrevocably committed to issue the Title Policy concurrently with the Closing, Escrow Agent shall, in the order and manner herein below indicated take the following actions:

(a) Following the Title Company’s acknowledgement that it is prepared and irrevocably committed to issue the Title Policy to Purchaser, and cause the Deed (without the transfer tax information stated thereon and concurrently filing the Transfer Tax Affidavit) and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of San Francisco County, California and obtain conformed copies thereof for distribution to Purchaser and Seller, then the Title Company shall disburse all funds deposited with it by Purchaser as follows:

(i) Pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Title Policy, and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs (as defined below);

(ii) Disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the prorations and adjustments and allocation of Closing Costs provided for in this Agreement. Seller’s portion of the Closing Costs shall be paid pursuant to clause (i) above; and

(iii) Disburse to Purchaser any remaining funds in the possession of Escrow Agent after payments pursuant to clauses (i) and (ii) above have been completed.

(b) Cause Title Company to issue the Title Policy to Purchaser.

(c) Deliver to Purchaser and Seller originals or copies of all documents deposited into Escrow.

ARTICLE VI

DUE DILIGENCE PERIOD

6.1 Review and Approval of Documents and Materials. Within two (2) business days after the Effective Date, Seller, at its cost and expense, will make all written agreements, contracts, documents, information, reports, books, records and other materials pertinent to the ownership, operation, occupancy, use or management of the Property which (i)

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are located at the Property or are in any property manager’s office or otherwise in Seller’s possession or control and (ii) are non-proprietary and not privileged, available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense (the “Property Documents”). The Property Documents shall include:

(a) Copies of the Leases and all amendments;

(b) Copies of the Service Agreements;

(c) Income and expense information for the current and prior calendar years pertaining to the operation of the Property;

(d) A current rent roll for the Property; and

(e) A copy of any title information and survey, if any, in Seller’s possession.

Notwithstanding anything to the contrary contained herein, the Property Documents shall expressly exclude (i) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Property, construction of the Improvements or sale of the Property and (ii) Seller’s internal memoranda and attorney-client privileged materials.

6.2 Reliability of Information. The Property Documents and other information provided by Seller and/or its agents to Purchaser under the terms of this Agreement are for informational purposes only. Subject to Seller’s Representations (hereinafter defined), Purchaser (a) is not in any way entitled to rely upon the accuracy of the information within the Property Documents and other information provided by Seller and/or its agents and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Property. The provisions of this Section 6.2 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

6.3 Due Diligence Period. Purchaser will have through 5:00 P.M. Pacific Time on the date that is the later of (i) forty five (45) days from the Effective Date of this Agreement and (ii) ten (10) business days following the determination of the Purchase Price (the “Due Diligence Period”) to review the Property Documents and other materials pertaining to the Property and to conduct such studies, tests and inspections as it deems appropriate to analyze the feasibility of the acquisition and ownership of the Property and to determine, in Purchaser’s sole and absolute discretion, that the Property is suitable for acquisition by Purchaser.

6.4 Termination. If, for any reason or no reason, Purchaser determines within the Due Diligence Period that, it does not want to acquire and own the Property, Purchaser may terminate this Agreement by delivering written notice of termination (“Notice of Termination”) to Seller and Escrow Agent on or prior to the expiration of the Due Diligence Period. Upon receipt of such Notice of Termination, Escrow Agent shall refund the Deposit to Purchaser. If Purchaser fails to deliver a Notice of Termination on or prior to the end of the Due Diligence Period, Purchaser will be deemed to have approved acquisition of the Property and to

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have waived any right to terminate this Agreement pursuant to this Article VI and Purchaser will have no further right to terminate this Agreement, except as may be otherwise specifically provided for in this Agreement.

ARTICLE VII

INSPECTIONS

Either Purchaser or an Affiliated Entity (as such term is defined below) may have previously executed and delivered a separate Site Access and Indemnification Agreement to Seller, a form of which or an executed copy of which may be attached hereto as Exhibit K. In the event a separate Site Access and Indemnification Agreement was not previously executed by Purchaser, the terms and provisions of the form of Site Access and Indemnification Agreement attached hereto as Exhibit K are incorporated by reference as if fully set forth herein. The terms of such Site Access and Indemnification Agreement, whether executed as a separate document or incorporated as part of this Agreement by reference to the form attached as Exhibit K are hereby extended through the Closing or other termination of this Agreement and Seller may not terminate the Site Access and Indemnification Agreement prior to the Closing or earlier termination of this Agreement.

ARTICLE VIII

TITLE AND SURVEY

8.1 Title Documents. Within two (2) business days after the Effective Date, Purchaser will apply for a commitment for title insurance (“Title Commitment”) for the Property from                      (the “Title Company”). [DRAFTING NOTE: TITLE COMPANY TO BE THE SAME ENTITY AS ESCROW AGENT]

8.2 Survey. Purchaser will order any recertification of survey or new survey that Purchaser elects to obtain.

8.3 Title Objections. Purchaser will have until the expiration of the Due Diligence Period to examine title to the Property and the survey and, in Purchaser’s reasonable discretion to deliver a written notice to Seller (an “Objection Notice”) objecting to any exceptions to title disclosed, other than those listed on Exhibit O attached hereto, on the Title Commitment and to any matters disclosed on the survey (“Exceptions”). Purchaser acknowledges that those exceptions listed on Exhibit O and any exceptions created by Tenant or with the express written consent of Tenant (which such consent shall have expressly referenced this Section 8.3 of this Agreement to be binding upon Purchaser) have been previously disclosed to Tenant and that Purchaser has waived any objections to such Exceptions. Upon receipt of an Objection Notice, Seller may elect, but is under no obligation to, by delivering written notice to Purchaser within three (3) business days after receipt of an Objection Notice, to remove or agree to remove some or all of the objectionable Exceptions. Seller’s failure to elect to remove or agree to remove the objectionable Exceptions within such three (3) business day period shall be deemed Seller’s refusal to remove or agree to remove the objectionable Exceptions. If Seller does not remove or agree to remove the objectionable Exceptions, then within three (3) business

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days after Seller’s refusal (or deemed refusal) to remove or agree to remove the objectionable Exceptions, Purchaser may terminate this Agreement by delivering written notice to Seller and Escrow Agent, in which case, Escrow Agent shall promptly return the Deposit to Purchaser and the parties shall have no further rights or obligations under this Agreement except for those obligations which expressly survive the termination of this Agreement. If Purchaser fails to terminate this Agreement in accordance with the terms of this Section 8.3, then the Exceptions, and any and all matters of record, except those matters Seller has removed or agreed to remove in writing, will constitute “Permitted Exceptions”. On or before the Closing, Seller shall remove any Exceptions which Seller agrees in writing to remove.

8.4 Title Updates. If any supplemental title report or update issued subsequent to the date of the Title Commitment contains exceptions (“New Exceptions”) other than those in the Title Commitment, Purchaser will be entitled to deliver an Objection Notice to Seller objecting to any New Exceptions on or before the date that is five (5) business days following Purchaser’s receipt of such supplement or update and any applicable underlying documents. If Purchaser fails to deliver to Seller an Objection Notice on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. If Purchaser timely delivers an Objection Notice objecting to any New Exceptions, then the parties shall have the same rights and remedies in regards to such Objection Notice as set forth in Section 8.3 above. The Closing shall be extended as necessary to allow the parties to make the elections set forth in Section 8.3 above in regards to any Objection Notice timely delivered in accordance with this Section 8.4.

8.5 Obligatory Removal Exceptions. Notwithstanding the foregoing, Seller shall take all action necessary to remove from title to the Property (or in the alternative, Seller shall obtain for Purchaser title insurance insuring over such exceptions or matters, such insurance to be in form and substance satisfactory to Purchaser in its sole discretion) the following matters on or before the Closing: (a) all exceptions to title and survey matters created by Seller on or after the Effective Date without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion); (b) any and all liens and encumbrances affecting the Property which secure an obligation to pay money (other than (i) installments of real estate taxes or assessments not delinquent as of the Closing, and (ii) any and all costs relating to either (1) the assumption of any loan on the Property, or (2) the payoff of any loan on the Property, except that in the event Purchaser assumes a loan on the Property, then Purchaser will be responsible for all Loan Assumption Costs to the extent set forth in Section 11.13 hereof; and (c) all taxes and assessments due and payable for any period prior to the Closing.

8.6 Encumbrances. The existence of mortgages or liens not permitted hereby shall not be objections to title provided that properly executed instruments in recordable form necessary to satisfy the same are delivered to the Title Company at the Closing together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), and Purchaser and Seller agree that such mortgages or liens may be paid out of the cash consideration to be paid by Purchaser.

8.7 Notice of Commencement. Neither notices of commencement of work to be performed by contractors or subcontractors engaged by tenants or subtenants nor any liens filed with respect to any work performed by or on behalf of any tenant or subtenant will constitute objections to title.

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8.8 Seller’s Failure to Remove. Seller’s failure on or before Closing to remove any objectionable Exception or New Exception that Seller agreed in writing in accordance with the terms of this Article to remove, shall be deemed a material default of Seller hereunder.

ARTICLE IX

RISK OF LOSS

9.1 Casualty. If the Property is damaged or destroyed by fire or other casualty prior to the Closing then promptly after Seller becomes aware of the damage or destruction Seller will notify Purchaser thereof (the “Damage Notice”). If the cost of repair is less than $5,000,000, and repairs will, in Purchaser’s reasonable estimation, take less than six (6) months to effectuate, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction; provided, however, that such fire or other casualty has been insured and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from such casualty damage and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned. If the cost of repair is equal to or greater than $5,000,000, if the fire or other casualty is uninsured, or if repair will, in Purchaser’s reasonable estimation, take six (6) months or longer to effectuate, Seller or Purchaser may elect to terminate this Agreement by delivering written notice to the other within ten (10) days after the date of the Damage Notice (and Closing will be extended as needed to provide for such 10-day period), in which event the Deposit will be refunded to Purchaser and the parties shall have no further obligations under this Agreement except for those obligations which expressly survive the termination of this Agreement. If Purchaser fails to terminate this Agreement within the 10-day period, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned. Notwithstanding anything herein to the contrary, if the fire or other casualty occurs due to the acts or omissions of Purchaser or Purchaser’s employees, subtenants, assignees or agents, then Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction, and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned. If Purchaser does not elect to terminate this Agreement by reason of any casualty, Purchaser shall have the right to participate in any adjustment of the insurance claim and Seller shall not compromise, settle or adjust any such claim without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion).

9.2 Condemnation. If, prior to the Closing, a condemnation or eminent domain proceeding (“Taking”) is commenced against the Property (or is the subject of a pending or contemplated taking which has not been consummated), Seller will give Purchaser notice within ten (10) days after Seller receives notice of such fact.

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(a) If the Taking is a Material Taking (as defined below), Purchaser may, by written notice to Seller (“Taking Notice”) elect to terminate this Agreement, which Taking Notice shall be sent no later than thirty (30) days after receipt of Seller’s notice (and Closing will be extended as needed to provide for such 30-day period). If Purchaser terminates this Agreement, then the Deposit will be refunded to Purchaser and the parties shall have no further obligations under this Agreement except for those obligations which expressly survive the termination of this Agreement. For purposes of this Agreement, a “Material Taking” shall be a Taking which: (i) causes a material reduction in size of the Property or materially interferes with the planned use and operation of the Property; (ii) materially affects ingress and egress to or from the Land or Improvements; or (iii) results in a loss of property having a value equal to or greater than $5,000,000.

(b) If the Taking is not a Material Taking or if it is a Material Taking and Purchaser does not give Seller a Taking Notice in accordance with Section 9.2(a) above, Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall pay all awards received by Seller or assign to Purchaser all rights, if any, to receive the award payable as a result of such proceeding. If Purchaser does not elect to terminate this Agreement, Seller shall not compromise, settle or adjust any award without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion).

ARTICLE X

COVENANTS

10.1 Operations. From the Effective Date through the Closing Date, Seller will continue to operate and maintain the Property consistent with its standards of operation and maintenance prevailing immediately prior to the Effective Date and in accordance with all applicable Laws.

10.2 No Defaults. Seller shall not materially default with respect to the performance of any obligation relating to this Agreement or the Specified Lease.

10.3 Exclusive Negotiations. Seller shall (i) remove the Property from the market, (ii) cease and refrain from any and all negotiations with any other prospective optionees or purchasers of the Property, and (iii) advise Purchaser of any negotiations with current or potential tenants at the Property.

10.4 Insurance. Seller will maintain its current insurance in place from the date hereof through the Closing Date or earlier termination of this Agreement.

10.5 Tenant Defaults. Until expiration of the Due Diligence Period, Seller reserves the right to institute summary proceedings against any tenant on any default or failure to perform by any such tenant prior to the Closing. It is agreed that no representations have been

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made and no responsibility is assumed by Seller with respect to the continued occupancy of the Property or any part thereof by any tenant or tenants or subtenant or subtenants now or hereafter in possession. Except with respect to the Tenant under the Specified Lease, commencing on the day following expiration of the Due Diligence Period, Seller will not institute any proceedings against a tenant without Purchaser’s prior approval which approval may be granted or withheld in Purchaser’s sole and absolute discretion, except that Seller may institute a proceeding for delinquent rent without Purchaser’s consent, provided it is brought within sixty (60) days of the Closing Date and does not seek eviction of tenant. If Purchaser fails to respond within five (5) business days after Purchaser receives written notice of Seller’s intent to commence proceedings, then Seller shall provide a second notice (the “Second Notice”) which provides at the top of such notice in all capital letters as follows: “PURCHASER’S FAILURE TO APPROVE OR DISAPPROVE OF THE REQUEST FOR COMMENCEMENT OF PROCEEDINGS WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL BE CONSTRUED AS PURCHASER’S DEEMED APPROVAL OF SUCH REQUEST.” If Purchaser fails to respond within two (2) business days of receiving Seller’s Second Notice then Purchaser will be deemed to have approved commencement of proceedings. Seller shall provide Purchaser prompt notice of (i) any material monetary default by any tenant of the Property, (ii) delivery of any notice of default to any tenant or (iii) the commencement of any proceeding against any tenant of the Property. Nothing herein shall prevent Seller from instituting proceedings against Tenant in the event there occurs a Material Default (as defined under the Specified Lease) under the Specified Lease.

10.6 Service Agreements/Leases During Due Diligence Period. Until expiration of the Due Diligence Period, Seller may, following receipt of Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), continue to enter into new service agreements and to amend existing Service Agreements (“New Service Agreements”), and to enter into new leases and to amend existing Leases (“New Leases”), with respect to the Property, including agreements to make leasehold improvements and pay leasing commissions. Nothing herein shall limit or reduce any rights Tenant may have under the Specified Lease with respect to Tenant’s expansion rights thereunder. Seller will deliver to Purchaser a copy of each New Service Agreement or New Lease and all documents reasonably related thereto (e.g. commission agent agreements) within two (2) business days after its execution. Seller will not enter into any New Service Agreement or New Lease during the final two (2) business days of the Due Diligence Period.

10.7 Services Agreements /Leases After Due Diligence Period. Commencing on the day following expiration of the Due Diligence Period, Seller will not enter into New Service Agreements or New Leases with respect to the Property, without first obtaining Purchaser’s consent to be granted or withheld in Purchaser’s sole and absolute discretion. Nothing herein shall limit or reduce any rights Tenant may have under the Specified Lease with respect to Tenant’s expansion rights thereunder. As of the Closing Date, except in connection with any New Leases approved by Purchaser pursuant to this Section 10.6 or this Section 10.7, there will be no brokerage or other leasing commissions due or payable on an absolute or contingent basis to any person or any tenant improvement allowances or free rent periods due or payable to any tenant in connection with any New Leases entered into after the Effective Date.

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10.8 Purchaser Assumes Costs. Upon Closing, Purchaser will assume all liability for, and shall thereafter pay, all amounts (including tenant concessions and tenant improvement costs and leasing commissions or fees): (i) due under or in connection with, any New Service Agreement or New Lease expressly approved by Purchaser pursuant to Sections 10.6 or 10.7 hereof; and (ii) that become payable on or after the Closing Date in connection with any existing Lease or Service Agreement (notwithstanding the fact that such amounts may have been ascertainable prior to the Closing Date). Notwithstanding the foregoing, Purchaser will receive a credit for any free rent and tenant improvement allowances under any Leases which are not New Leases expressly approved by Purchaser pursuant to Sections 10.6 or 10.7 hereof. Purchaser shall assume all costs relating to the transfer of any GSA Leases, if any, in accordance with Exhibit M attached hereto and shall receive a credit against the Purchase Price at Closing for all such amounts. The amounts credited towards the Purchase Price shall be considered Seller’s Prorations Expenses for the purpose of Section 11.1 hereunder.

10.9 Financing. Seller shall reasonably cooperate with Purchaser in Purchaser’s efforts to obtain equity and debt financing (including structured financing) in connection with Purchaser’s acquisition of the Property (e.g. obtaining subordination, non-disturbance and attornment agreements from tenants).

10.10 Title. From and after the expiration of the Due Diligence Period provided Purchaser has not terminated this Agreement, Seller shall not (a) directly or indirectly sell, assign or create any right, title or interest whatsoever in or to the Property unless otherwise permitted by this Agreement, (b) take any action, create, commit, permit to exist or suffer any acts which would (i) give rise to a variance from the current legal description of the Land, (ii) cause the creation of any lien, charge or encumbrance other than the Permitted Exceptions, or (c) enter into any agreement to do any of the foregoing without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion).

10.11 Other Litigation. Other than proceedings against tenants which shall be governed by Section 10.5 above, on and after the expiration of the Due Diligence Period, Seller shall not allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property (“Other Litigation”) or take any further action in regards to any pending Other Litigation (whether first instituted prior to or on or after the expiration of the Due Diligence Period), without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion.

10.12 Estoppel Certificates. Within five (5) business days after the Effective Date, Seller shall deliver an estoppels certificate for signature to each tenant of the Property (other than Tenant) in the form attached to the applicable tenant’s Lease (if any) or if there is no form attached to the Lease, then in the form attached hereto as Exhibit I (provided, however, if any Lease limits the provisions to be included in any estoppels certificate, the form shall be modified accordingly). Seller shall use good faith efforts to collect estoppels certificates from all tenants of the Property (other than Tenant).

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ARTICLE XI

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS

11.1 General. Purchaser understands, acknowledges and agrees that the Purchase Price is absolutely net to Seller except as provided in this Section 11.1. Notwithstanding anything in this Agreement to the contrary, Purchaser and Seller acknowledge and agree that in all events, Seller shall net and receive, at a minimum, a Purchase Price for the Property of at least $572,188,400.00 (“Purchase Price Floor”), minus, in all cases (collectively “Seller’s Proration Expenses”), Seller’s legal fees, expenses Seller might incur in connection with its written election to remove objections to title, or with the determination of the Purchase Price as set forth in Addendum Eight of the Specified Lease, and any apportionment or prorations to be made pursuant to this Section 11.3, 11.4, 11.5, 11.6, and 11.14 of this Agreement. If the Purchase Price for the Property is greater than $572,188,400.00 minus the Seller’s Proration Expenses, then Seller and Purchaser agree to allocate Closing Costs between the parties as set forth in Section 11.2 below, as long as Seller receives a Purchase Price for the Property of not less than $572,188,400.00 following payment of the Closing Costs, minus the Seller’s Proration Expenses. By way of example, (A) if the Purchase Price for the Property is $600,000,000, the Seller’s Proration Expenses are $1,000,000 and the Seller’s portion of the Closing Costs and Transaction Costs (as set forth in Section 11.2 below) is $20,000,000, then Seller shall receive at Closing the amount of $579,000,000, (B) if the Purchase Price for the Property is $580,000,000, the Seller’s Proration Expenses are $1,000,000 and the Seller’s portion of the Closing Costs and Transaction Costs is $20,000,000, then Seller shall receive at Closing the amount of $572,188,400 minus $1,000,000 for a total of $571,188.40. In this example, even though Seller’s portion of Closing Costs and Transaction Costs as set forth in Section 11.2 below are $20,000,000, Seller only pays $7,811,600 for Closing Costs and Transaction Costs because of the Purchase Price Floor; and (C) if the Purchase Price for the Property is $550,000,000, the Seller’s Proration Expenses are $1,000,000 and the Seller’s portion of the Closing Costs and Transaction Costs is $20,000,000, then Seller shall receive at Closing the amount of $572,188,400 minus $1,000,000 for a total of $571,188.40. In this example, Seller does not pay for any of the Closing Costs and Transaction Costs because of the Purchase Price Floor.

11.2 Subject to the terms and provisions of Section 11.1 above, the following costs (the “Closing Costs”) shall be allocated between the parties as follows:

(a) Seller shall pay all documentary transfer, stamp, sales and other taxes related to the transfer of the Property, one-half (1/2) of Escrow Agent’s escrow fees and costs, and all premiums, and costs and fees related to the delivery of a standard coverage CLTA title policy.

(b) Purchaser shall pay one-half (1/2) of Escrow Agent’s escrow fees and costs, all recording fees related to Purchaser’s acquisition of the Property and the costs and fees related to delivery of an ALTA extended coverage title policy and the endorsements thereto requested by Purchaser.

11.3 Prorations. The following are to be apportioned between Purchaser and Seller as of 12:01 a.m. on the Closing Date (provided, however, that in the event that any of the

50 Fremont, San Francisco, California

Leases or subleases, if any, covering all or part of the Property provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses, such expenses shall not be apportioned as between Seller and Purchaser):

(a) All non-delinquent real estate taxes or assessments on the Property shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing Date or if supplemental taxes are assessed or due and payable after the Closing for the period prior to the Closing, the parties shall make any necessary adjustment after the Closing by cash payment to the party entitled thereto so that Seller shall have borne all real property taxes, including all supplemental taxes, allocable to the period prior to the Closing and Purchaser shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after the Closing;

(b) Rents, revenues and other income as and when collected including base rents, escalations, additional rent and percentage rent (“Rents”) as further described below;

(c) Water, sewer, gas, electric, vault and fuel charges, if any;

(d) Operating expenses for the Property including sums due or already paid pursuant to any Service Agreements;

(e) Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied; and

(f) Assessments but only for the annual installment for the fiscal year in which the Closing occurs (i.e. from July 1 to June 30).

11.4 Rents. (a) Purchaser will receive a credit for all prepaid Rents, if any, paid by any tenants. Rents under the Leases will be adjusted and pro rated on an “if as and when collected” basis. If, on the Closing Date, there are any unpaid rents for the month of Closing or past due Rents owing by any tenant for any prior period, Rents collected by Purchaser after the Closing Date from such tenants will be applied first, to amounts due Purchaser for periods following the month in which the Closing occurred, second, to the month of Closing; third, to amounts due Seller for the month prior to Closing; and fourth, to amounts due Seller for periods prior to the month before the Closing occurred. The party receiving such amount shall pay to the other party the portion to which it is entitled, within ten (10) days of its receipt of same.

(b) Supplementing subsection (a) above, additional or escalation rent based upon: (x) a percentage of sales or (y) tenant’s share of real estate taxes, operating expenses, labor costs, costs of living indices or porter’s wages (collectively, “Overage Rent”) shall be adjusted and pro rated on an if, as and when collected basis. The following shall apply to the extent Overage Rent is billed on the basis of Landlord’s estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such tenant at the end of the applicable year:

(i) At least five (5) business days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for the then current calendar year

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through the end of the calendar month preceding the Closing Date, with all necessary supporting documentation, as to the Overage Rent paid by the tenants for the then current calendar year. Such reconciliation statement shall indicate any difference between the Overage Rent paid by the tenants (based on Seller’s then current annual budget for real estate taxes and operating expenses) and the amount that should have been paid by the tenants through the Closing Date (based on the actual expenses covering such time period);

(ii) If the Seller has collected more on account of such Overage Rent than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from tenants), then the amount of such difference shall be credited to Purchaser at the Closing;

(iii) If Seller has collected less from the tenants for Overage Rents than the actual amounts for such time period, then the amount of such under-collected rents shall be paid and delivered to Seller;

(iv) Any Seller proposed prorations relating to Overage Rent shall be subject to Purchaser’s review and reasonable approval. Subject to Section 11.6 hereof, there shall be no reproration of Overage Rent after the Closing.

(c) The provisions of this Section 11.4 (except for taxes and any supplemental or revised property tax bill relating to the period prior to the Closing Date) shall survive the Closing and the delivery of the Deed for a period of six (6) months from the Closing Date; however, the proration or adjustment of taxes and any supplemental or revised property tax bill relating to the period prior to the Closing Date shall survive the Closing and the delivery of the Deed for a period of two (2) years from the Closing Date.

11.5 Security Deposits. All security deposits made by any of the tenants of the Property now held by Seller, as shown on Exhibit B-1, or received by Seller prior to Closing, will be turned over or credited to Purchaser at the Closing. If Seller is holding any Security Deposits in the form of letters of credit, Purchaser will not receive a credit for such Security Deposits. Purchaser will indemnify and hold Seller harmless and free from any liability with respect to security deposits turned over or credited to Purchaser and such hold harmless will include any security deposits in the form of letters of credit which are transferred to Purchaser. Except with respect to any letter of credit deposited by Tenant pursuant to the Specified Lease, Seller shall reasonably cooperate with Purchaser to cause Security Deposits that are in the form of a letter of credit or other instrument to be transferred or re-issued to Purchaser, and, until such transfer or re-issuance, Seller shall, as Purchaser’s agent and at its request, draw on any letter of credit in accordance with the applicable Lease and deliver the proceeds to Purchaser. In the event Purchaser makes such a request, and Seller effects a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Seller harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of the applicable lease, which indemnification shall be inclusive of reasonable attorney’s fees. To the extent Seller is holding any letter of credit deposited by Tenant as a Security Deposit pursuant to the Specified Lease, Seller agrees to delivers such letter of credit to Purchaser at Closing. The provisions of this Section 11.4 shall survive the Closing and the delivery of the Deed.

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11.6 Tenant Concessions. At Closing, Purchaser shall receive a credit against the Purchase Price (as part of Seller’s Proration Expenses) for all free rent, tenant concessions, tenant improvement allowances and leasing and brokerage commissions that are due and payable by the Seller as of the Closing Date under any Leases, excluding New Leases approved by Purchaser pursuant to Sections 10.6 or 10.7 hereof.

11.7 Preliminary Closing Statement. At least three (3) business days prior to the Closing, Escrow Agent shall deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) based on an income expense statement prepared by Seller, approved by Purchaser, and delivered to Escrow Agent prior to said date, setting forth (i) the proration amounts allocable to each of the parties pursuant to this Agreement and (ii) the Closing Costs allocable to each of the parties pursuant to this Agreement. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver a final version of a closing statement to each of the parties (the “Closing Statement”).

11.8 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, (including without limitation, any supplemental or revised property tax bill relating to the period prior to the Closing Date), then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment will be due within ten (10) business days of notice. Purchaser and Seller agree to cooperate and to use commercially reasonable efforts to complete such adjustments not more than sixty (60) days after Closing. In addition, if any obvious error in either the calculations or amount of final figures used in a closing adjustment is discovered within sixty (60) days after Closing, Purchaser and Seller agree to correct such error promptly upon notice from the other party and to use commercially reasonable efforts to complete such adjustment within such sixty (60) day period after Closing. All items to be prorated under this Section 11.7 (except for taxes and any supplemental or revised property tax bill relating to the period prior to the Closing Date) shall survive the Closing and the delivery of the Deed for a period of six (6) months from the Closing Date; however, the proration or adjustment of taxes and any supplemental or revised property tax bill relating to the period prior to the Closing Date shall survive the Closing and the delivery of the Deed for a period of two (2) years from the Closing Date.

11.9 Proration Period. All prorations and/or adjustments provided for in this Agreement will be made on the basis of the actual number of days in such month and a three hundred sixty five (365) days year, unless specifically stated otherwise.

11.10 Transaction Costs. Subject to the terms and provisions of Section 11.1 above, Purchaser and Seller acknowledge and agree that Seller has not incurred certain customary brokerage commission and marketing costs for the sale of the Property due to Tenant’s exercise of its purchase option under the Specified Lease, and therefore, subject to the terms and provisions of Section 11.1 above, Purchaser shall receive at Closing a credit against the Purchase Price in the amount of thirty-seven and one-half basis points (.375%) of the Purchaser Price (the “Transaction Costs”).

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11.11 Insurance Not Prorated. There will be no proration of insurance premiums under Seller’s existing policies of insurance relating to the Property. None of Seller’s insurance policies (or any proceeds payable thereunder, except as expressly provided in this Agreement) will be assigned to Purchaser at the Closing, and Purchaser shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

11.12 Tax Appeals. With respect to any property tax appeals or reassessments filed by Seller for tax years prior to the tax year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under the Leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Purchaser for refunding to such tenants), and with respect to any property tax appeals or reassessments filed by Seller for the tax year in which the Closing occurs, Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller and Purchaser all costs and expenses incurred by Seller and Purchaser in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (subject to any requirement under the Leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Purchaser for refunding to such tenants).

11.13 Loan Assumption and Defeasance. Seller and Purchaser acknowledge and agree that if there is a Loan outstanding on the Property, then Purchaser shall have the right, in its sole discretion and at its sole cost and expense, to either (a) attempt to assume such Loan at the Closing, or (b) to pay off such Loan at the Closing. Any and all costs incurred in either assuming or paying off the Loan at the Closing shall be borne and paid for solely by Purchaser; provided, however, that if Purchaser decides to assume the Loan, then Purchaser shall be responsible for the assumption fee, all title update and Lender endorsement charges, recording fees, processing fees, and other fees charged by the Lender or any servicer in accordance with the terms of the Loan Documents in connection with the assumption thereof (the “Loan Assumption Costs”) up to one and one-half percent (1.50%) of the Loan amount, and Seller shall be responsible for any portion of the Loan Assumption Costs in excess of one and one-half percent (1.50%) of the Loan amount, and if such excess amounts shall be paid by Purchaser to Lender the excess payable by Seller shall be a credit against the Purchase Price. Any Loan Assumption Costs payable by Seller hereunder shall be deemed Seller’s Proration Expenses for the purposes of Section 11.1 hereof.

11.14 Loan Assumption. If the Loan Assumption occurs, then the following additional adjustments shall be made to the Purchase Price at Closing:

(a) Purchaser shall receive a credit against the Purchase Price equal to the outstanding principal balance of the Loan as of the Closing;

(b) Purchaser shall receive a credit against the Purchase Price equal to all accrued and unpaid interest due to Lender in connection with the Loan for all months prior to the Closing;

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(c) Purchaser shall receive a credit against the Purchase Price for any unpaid default interest, late charges, or other costs, expenses, fees or penalties due to Lender in connection with the Loan resulting from any default by Seller in connection with the Loan occurring prior to the Closing;

(d) Any interest (other than default interest) for the month in which Closing occurs shall be prorated between Purchaser and Seller such that Seller shall bear all interest (other than default interest) for the month in which Closing occurs for the period prior to the Closing and Purchaser shall bear all interest (other than default interest) for the month in which Closing occurs for the period from and after Closing; and

(e) There shall be a credit to Seller of the amount of any cash reserves in connection with the Loan which are assigned to Purchaser in connection with the Loan Assumption.

ARTICLE XII

DEFAULT

12.1 Default by Purchaser. IF THE ESCROW AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF PURCHASER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT BEYOND APPLICABLE CURE PERIODS, THEN SELLER WILL BE ENTITLED, AS ITS SOLE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT FOR, AT LAW, OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 12.1, WILL LIMIT THE LIABILITY OF PURCHASER UNDER (I) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT; OR (II) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

SELLER’S INITIALS	PURCHASER’S INITIALS

12.2 Default by Seller. In the event of any default by Seller in the terms of this Agreement, Purchaser’s sole and exclusive remedies will be either to: (i) receive a refund of the Deposit in full consideration of any claims Purchaser may have against the Seller (and Seller

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shall reimburse Purchaser for its actual demonstrable, and reasonable third party, out-of-pocket expenses incurred in connection with this Agreement in an amount not to exceed $250,000 Two Hundred Fifty Thousand Dollars in the aggregate) (“Purchaser’s Costs”); or (ii) to commence within sixty (60) days of the date the Closing was to have occurred an action in the nature of specific performance. If an action in the nature of specific performance is not an available remedy or if Purchaser elects to commence such action and is unsuccessful, then the Deposit will be returned to Purchaser (along with Purchaser’s costs as set forth above) and the parties released from their obligations under this Agreement (except those that expressly survive termination of this Agreement). Under no circumstances will Purchaser have available to it an action at law or otherwise for damages, except as expressly set forth in this Agreement. Notwithstanding the foregoing, Purchaser shall retain all its rights pursuant to this Agreement for, at law, or in equity, and nothing contained in this Section 12.2, will limit the liability of Seller under (i) any indemnity provided by Seller under this Agreement; (ii) any of the documents and instruments executed and delivered to Purchaser pursuant to the terms and conditions of this Agreement, or (iii) the Specified Lease.

12.3 Cure. Neither party shall be in default with respect to any of its obligations hereunder unless and until (i) it receives written notice from the other party specifying such default and (z) it fails to cure such default within five (5) business days after receipt of such notice. To the extent any Section or provision of this Agreement provides for a specific cure period, then such cure period shall be in-lieu of, and not in addition to, the cure period set forth in this Section 12.3.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.1 Seller’s Representations. Seller represents and warrants to Purchaser the following (together with all other representations and warranties of Seller set forth in this Agreement or in the Closing Documents, collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date, provided, however, that Purchaser’s remedies in the instance that any of Seller’s Representations are untrue as of the Closing Date, are limited to those remedies set forth in Article XII:

(a) Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and has taken all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.

(b) Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement. This Agreement and all other documents delivered prior to or at the Closing are collectively sufficient to transfer all of Seller’s rights to the Property.

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(c) This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller or the Property is bound.

(d) Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(e) Except with respect to the Specified Lease (which shall not be subject to any representation or warranty herein), the Leases provided to Purchaser by Seller are true, correct and complete copies of the Leases between Seller and the tenants, including any and all amendments, renewals and extensions thereof. The Schedule of Existing Tenants attached hereto as Exhibit B is true, correct and complete in all material respects and lists all Leases as of the Effective Date, and is the schedule of Leases maintained by Seller and relied on by Seller for internal administration purposes. The Rent Roll attached hereto as Exhibit B-2 is the rent roll used by Seller for internal purposes in connection with the Property.

(f) Except as otherwise disclosed to Purchaser in writing, Seller has received no notice that (i) the landlord under the Leases is in default; or (ii) from any tenant to terminate any Lease.

(g) Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any existing laws, rules, regulations, ordinances and orders of all applicable federal, state, city and other governmental authorities in effect as of the Effective Date (collectively, “Laws”), including, without limitation, all Laws with respect to zoning, building, fire and health codes, environmental protection and sanitation and pollution control and the Americans with Disabilities Act, as amended, which violation or alleged violation has not been corrected.

(h) To Seller’s Knowledge, there are no pending or threatened condemnation proceeding against the Property, and Seller has received no written notice of condemnation with respect to the Property.

(i) Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any applicable law with respect to Hazardous Materials on the Property.

(j) Seller (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

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(k) To Seller’s knowledge, no pending or threatened litigation involving the Property or Seller exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser pursuant to this Agreement.

(l) There are no service, maintenance, repair, management, leasing, or supply contracts or other contracts (including, without limitation, janitorial, elevator and landscaping agreements) affecting the Property, oral or written, except as set forth on the schedule attached hereto as Exhibit C and, except as set forth on Exhibit C, all such contracts are cancelable without cost at the option of Seller or the then owner of the Property upon not more than thirty (30) days prior written notice.

(m) There are no employees who are employed by Seller or any property manager engaged by Seller in the operation, management or maintenance of the Property whose employment will continue after Closing. On and after the Closing, there will be no obligations concerning any pre-Closing employees of Seller, nor will there be any property management agreement which will be binding on Purchaser or the Property.

(n) No insolvency, bankruptcy, or reorganization proceedings are pending, or, to Seller’s Knowledge, threatened against Seller.

[To the extent a Mortgage encumbers the Property as of the date of the Agreement then the following provisions shall be included in the Agreement.

(o) There are no documents evidencing or securing the Loan other than the Loan Documents. To Seller’s Knowledge, there has been no waiver of any provisions of any of the Loan Documents.

(p) To Seller’s Knowledge, as of the Effective Date the principal balance of the Loan is                      Dollars ($        ), accrued interest thereon is                      Dollars ($        ), and no late charges, late or penalty interest, are outstanding or due for amounts due under the Loan Documents.

(q) There are no duplicate originals of the Note under the Loan Documents. Seller has not transferred any of the obligations of Seller under the Loan Documents to any other person or entity.

(r) Except as otherwise disclosed in writing by Seller to Purchaser, there is no default in the payment of principal or interest under the Note or, to Seller’s Knowledge, any other provision of the Loan Documents. To Seller’s Knowledge, no event or condition exists that, with notice or the passage of time, or both, would constitute a monetary or non-monetary default under the Loan Documents.

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13.2 Definition of Seller’s Knowledge. Any representation made “to Seller’s knowledge” will not be deemed to imply any duty of inquiry, other than an examination of the files that are in the possession of the Designated Representatives of Seller. For purposes of this Agreement, the term Seller’s “knowledge” means the current, actual knowledge of the Designated Representatives of Seller and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such current, actual knowledge or the absence thereof pertains, other than an examination of the files that are in their possession, or to impose upon such Designated Representatives any individual personal liability. As used herein, the term “Designated Representatives of Seller” refers to                                          and                                          (as of the Effective Date), who are the employees of Seller primarily responsible for managing the Property.

13.3 Purchaser’s Representations, Warranties, and Covenants. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(a) Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and has the entity power and authority to acquire the Property and to execute the documents to be executed by Purchaser and has taken all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.

(b) Purchaser has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Purchaser to enter into or comply with the terms of this Agreement.

(c) This Agreement and the other documents to be executed by Purchaser hereunder, upon execution and delivery thereof by Purchaser, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Purchaser. Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

(d) No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller pursuant to this Agreement.

(e) Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller, including Broker (as defined below), in connection with this Agreement and the acquisition of the Property.

(f) Purchaser (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office

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of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.

(g) (a) Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (b) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (c) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; or (d) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans. [DRAFTING NOTE: THIS SECTION 13.3(G) SHALL BE DELETED IF IT IS NOT APPLICABLE WITH RESPECT TO THE SELLING ENTITY]

13.4. Survival. The representations and warranties made by Purchaser in Section 13.3 (other than those made in Sections 13.3 (f) and (g) which are meant to survive indefinitely) shall survive the Closing and delivery of the Deed for a period of twelve (12) months.

ARTICLE XIV

ESCROW PROVISIONS

14.1 Escrow Provisions. The Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:

(a)

Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing money market account at                      [Purchaser to designate banking institution]. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income become a part of the Escrow Funds and will be the property of Purchaser. Purchaser’s and Seller’s Federal Identification Numbers are set forth below.

(b)

At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific

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section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both (except as to a notice of termination delivered to Purchaser under the provisions of Section 6.4 above, as to which notice of Purchaser only shall be required for the release to Purchaser of the Deposit by Escrow Agent hereunder), Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

(c)

In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(d)

Notwithstanding the provisions of Section 14.1 (b) above (except as to a notice of termination delivered to Purchaser under the provisions of Section 6.4 above, as to which notice of Purchaser only shall be required for the release to Purchaser of the Deposit by Escrow Agent hereunder), in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent to justify its doing so or in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in New York County, New York or, if is such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.

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(e)

Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received the Deposit and shall hold the Escrow Funds in escrow, and shall disburse the Escrow Funds pursuant to the provisions of this Article XIV. A copy of the fully executed Agreement shall be delivered to both parties hereto.

(f)

Escrow Agent is hereby authorized to destroy or otherwise dispose of any and all documents, papers, instructions and other material concerning the Escrow at the expiration of six (6) years from the later of (i) the Closing, (ii) the final disbursement of any funds maintained in Escrow after the Closing, or (iii) the final release of the Deposit following the termination of this Agreement.

(g)	The provisions of this Article XIV shall survive the Closing or earlier termination of this Agreement until Escrow Agent’s duties and obligations hereunder are fully and finally discharged.

ARTICLE XV

GENERAL PROVISIONS

15.1 No Agreement Lien. In no event will Purchaser have a lien against the Property by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Property.

15.2 Confidentiality. Either Purchaser or an Affiliated Entity (as such term is defined in Section 15.7) may have previously executed and delivered a separate Confidentiality Agreement to Seller, a form or the original executed copy of which is attached hereto as Exhibit J. In the event a separate Confidentiality Agreement was not previously executed by Purchaser or an Affiliated Entity, the terms and provisions of the form of Confidentiality Agreement attached hereto as Exhibit J are incorporated by reference as if fully set forth herein. The terms of such Confidentiality Agreement, whether executed as a separate document or incorporated as part of this Agreement by reference to the form attached as Exhibit J are hereby extended through the Closing or other termination of this Agreement. If Purchaser’s Affiliated Entity executed and delivered the Confidentiality Agreement to Seller, Purchaser hereby agrees to be bound by the terms and provisions thereof. In addition to the foregoing, the parties agree that no press release may be issued by Seller or Purchaser disclosing the price or the terms of the sale or the identity of the party not making the disclosure without the mutual consent of the parties.

15.3 Headings. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.

15.4 Brokers. Seller and Purchaser agree that there are no brokers with whom the parties negotiated in connection with the sale and purchase of the Property. Seller agrees to indemnify and hold Purchaser harmless from the claims of any other party claiming a

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commission due it by reason of an agreement with Seller. Purchaser agrees to indemnify and hold Seller harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. The provisions of this Section 15.4 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

15.5 Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.

15.6 Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, or (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Seller:

Attention:

With copies to:

Attention:

and

Attention:

To Purchaser:

Attention:

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With a copy to:

Attention:

To Escrow Agent:

Attention:

All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party. Either party may change its address(es) for receipt of Notices by delivery of Notice to the other party in accordance with this Section 15.6.

15.7 Assignment. Purchaser shall have the right to assign this Agreement, without Seller’s consent, provided (a) the assignment is effective on or before the Closing Date, (b) the assignment includes all of Purchaser’s right, title and interest in and to the Deposit, and provides for the assumption of all of Purchaser’s obligations under this Agreement, (c) that such assignee has assumed any and all obligations and liabilities of Purchaser under this Agreement, but, notwithstanding such assumption, Purchaser shall continue to be liable hereunder, and (d) prior to Closing, Purchaser provides Seller, at least five (5) business days’ prior to Closing, with written notice of such assignment and executed counterparts of all documents evidencing or otherwise executed in connection with such assignment; provided that, it shall be permissible for such assignment not to take effect until the Closing notwithstanding the prior execution of the assignment documents.

15.8 Further Assurances. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction.

15.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

15.10 Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each and the Deposit is deposited with the Escrow Agent in accordance with this Agreement.

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15.11 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.

15.12 E-mail or PDF Signatures. Signatures to this Agreement, the Site Access and Indemnification Agreement and the Confidentiality Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing. A copy of the electronic mail or PDF shall also be sent to the intended addressee by one of the means described in clauses (i) through (iii) of Section 15.6 above, in any case with all charges prepaid, addressed to the appropriate party at its address provided herein.

15.13 Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by Law.

15.14 No Waiver. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.

15.15 Business Day. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a day which is not a business day, then the date for performance thereof shall be extended to the next business day.

15.16 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, with respect to any breach and/or violation of any of Seller’s Representations or of any other matter for which Seller would or could become liable to Purchaser following Closing, whether hereunder or under any Closing Document, notwithstanding any provision to the contrary contained herein or in any document executed by Seller pursuant hereto or in connection herewith, in no event shall Seller’s liability with respect to any breach and/or violation of any of Seller’s Representations or any other matter for which Seller would or could become liable following Closing exceed in the aggregate the sum of $3,000,000.00 (“Seller’s Maximum Liability”) and no claim by Purchaser may be made and Seller shall not be liable for such claim unless and until Purchaser’s claims are for an aggregate amount in excess of the sum of $100,000.00, in which event Seller’s liability shall be for the entire amount thereof, subject to Seller’s Maximum Liability. The amount of Seller’s Maximum Liability shall be exclusive of attorneys’ fees, and ancillary court and experts’ costs and fees. Purchaser specifically acknowledges that such limitation of liability to Seller’s Maximum Liability represents a material element of the consideration of this Agreement to Seller. Notwithstanding the foregoing, the limitations set forth in this Section 15.16 (including the limitation to Seller’s Maximum Liability) shall not apply to any Claims arising out of or related to (a) fraud, (b)

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breach of Seller’s Representations set forth in Sections 13.1(a) through 13.1(d), 13.1(j) and 13.1 (n), or (c) Seller’s obligations under Article XI above. The provisions of this Section 15.16 will survive the Closing and the delivery of the Deed. [In the event Seller is Teachers Insurance Association of America, for the benefit of its Real Estate Account, or any entity affiliated with Teachers Insurance Association of America, then this bracketed provision shall be added to this Section 15.16: Notwithstanding anything contained in this Agreement or in any other document executed in connection with the transaction contemplated hereby to the contrary, any liability of Seller shall be satisfied solely from the assets and properties of the Teachers Insurance and Annuity Association of America’s Real Estate Account established as a separate investment account of TIAA under New York law on February 22, 1995, and under the regulation of the State of New York Insurance Department (the “Separate Account”) (including all assets and properties allocated to or held for the account of the Separate Account), and in no event shall any recourse be had to any assets or properties held by TIAA in its general investment account or in any other of its existing or future separate accounts other than the Separate Account.]

15.17 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.18 Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.

15.19 No Partnership or Joint Venture. Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.

15.20 No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded; provided, however, Purchaser shall have the right to file of record upon the execution of this Agreement a memorandum memorializing Tenant’s rights hereunder, but such memorandum shall automatically terminate if Purchaser does not purchase the Property under this Agreement and Purchaser shall execute any and all documentation reasonably requested by Seller to effectuate such termination.

15.21 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

50 Fremont, San Francisco, California

(b) Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is as set forth opposite Seller’s signature to this Agreement.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

The provisions of this Section 15.21 will survive the Closing and the delivery of the Deed.

15.22 Section 1031 Exchanges. Purchaser and Seller agree that, at either Purchaser’s or Seller’s sole election, this transaction may be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so by written notice to the other party at least five (5) business days prior to the Closing Date. If either so elects, the other shall reasonably cooperate at the electing party’s expense, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Purchaser and Seller in their reasonable discretion and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees, expenses and disbursements), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. In no event shall any party be required to take record title to any property other than the Property in connection with such transaction.

15.23 Survival. Seller’s covenants, agreements, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement (except for those set forth in Sections 13.1(a)-(d), 13.1(j), 13.1(n), 15.16, 15.21 and this Section 15.23 which are meant to survive indefinitely) shall survive Purchaser’s

50 Fremont, San Francisco, California

purchase of the Property only for a period commencing on the Closing Date and ending twelve (12) months after the Closing Date or, if another period of time is specified, such other specified period of time (as applicable, the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement or the breach of any covenant or agreement in this Agreement or in any closing document, shall be commenced, if at all, on or before the end of the Survival Period and, if not commenced on or before such date, thereafter will be void and of no force or effect. The provisions of this Section 15.23 will survive the Closing and the delivery of the Deed and/or termination of this Agreement. Purchaser shall provide written notice to Seller prior to the expiration of the Survival Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable period of time so long as a cure has been commenced and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole and exclusive remedy shall be an action at law as a consequence thereof, which must be commenced, if at all, within the Survival Period; provided, however, that if within the Survival Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver(s) and release(s) set forth in Section 1.6 and 1.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. Notwithstanding the foregoing, the limitations set forth in this Section 15.23 shall not apply to any Claims arising out of or related to (a) fraud, (b) breach of Seller’s Representations set forth in Sections 13.1(a) through 13.1(d), 13.1(j), 13.1(n), or (c) Seller’s obligations under Article XI above.

Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters of which Seller first becomes aware following the Effective Date which make any Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise first becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement), but Purchaser, as its sole and exclusive remedy, shall have the right to elect in writing on or before the Closing Date or if later five (5) business days after receipt of such notice from Seller, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement and receive a refund of the Deposit plus Purchaser’s Costs, except for the obligations hereunder which expressly survive the termination of this Agreement. The Closing shall be extended as necessary to allow Purchaser to make the election set forth in this paragraph

50 Fremont, San Francisco, California

15.24 Termination of Service Agreements. Notwithstanding anything the contrary set forth herein, prior to the expiration of the Due Diligence Period, except for those Service Agreements listed in Exhibit C-1 which cannot be terminated upon thirty (30) days notice or upon sale of the Property and which must be assumed by Purchaser, Purchaser may elect by delivery of written notice to Seller not to assume one or more of the Service Agreements. Seller, at its sole cost and expense, shall cause any Service Agreement which Purchaser elects not to assume to be terminated on or before the Closing, provided, however, any Service Agreement which cannot be terminated must be assumed by Seller at Closing. Payments under any Service Agreements which Purchaser assumes shall be prorated in the same manner as the Leases.

15.25 Attorneys’ Fees. If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section shall survive shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing and the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:

Federal Tax Identification	By:
No.	Name:
Title:

PURCHASER’S SIGNATURE ON SEPARATE PAGE

50 Fremont, San Francisco, California

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

PURCHASER:
,
a

Federal Tax Identification	By:
No.	Name:
Title:

SELLER’S SIGNATURE ON SEPARATE PAGE

50 Fremont, San Francisco, California

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Funds in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article XIV and Section 15.21.

TITLE INSURANCE COMPANY

By:
Name:
Title:

50 Fremont, San Francisco, California

SCHEDULE AND EXHIBITS

Schedule 1	Rules of Construction

Exhibit A	Legal Description

Exhibit B	Schedule of Existing Tenants

Exhibit B-1	Schedule of Security Deposits

Exhibit B-2	Rent Roll

Exhibit C	List of Service Agreements

Exhibit D	Deed

Exhibit E	Assignment and Assumption Agreement

Exhibit F	FIRPTA Certificate

Exhibit G	Bill of Sale

Exhibit H	Intentionally Omitted

Exhibit I	Tenant Estoppel Certificate

Exhibit J	Confidentiality Agreement

Exhibit K	Site Access and Indemnification Agreement

Exhibit L	Tenant Notice Letter

Exhibit M	GSA Leasing Matters Addendum (if applicable)

Exhibit N	Seller Estoppel Certificate

Exhibit O	Pre-waived Exceptions

50 Fremont, San Francisco, California

SCHEDULE 1

RULES OF CONSTRUCTION

(a) References in this Agreement to numbered Articles and Sections are references to the Articles and Sections of this Agreement. References to any numbered or lettered Exhibits or Schedules are references to the Exhibits or Schedules attached to this Agreement, all of which are incorporated in and constitute a part of this Agreement. Article, Section, Exhibit and Schedule captions are for reference only and do not describe or limit the substance, scope or intent of the individual Articles, Sections, Exhibits or Schedules.

(b) The terms “include”, “including” and similar terms are construed as if followed by the phrase “without limitation” unless such words or the words “but not limited to” already immediately follow.

(c) The terms “Land”, “Improvements”, “Fixtures and Personal Property” and “Property” are construed as if followed by the phrase “or any part thereof”.

(d) The singular of any word includes the plural and the plural includes the singular. The use of any gender includes all genders.

(e) The terms “person”, “party” and “entity” include natural persons, firms, partnerships, limited liability companies and partnerships, corporations and any other public or private legal entity.

(f) The term “provisions” includes terms, covenants, conditions, agreements and requirements.

(g) The term “amend” includes modify, supplement, renew, extend, replace or substitute and the term “amendment” includes modification, supplement, renewal, extension, replacement and substitution.

(h) Reference to any specific law or to any document or agreement, includes any future amendments, modifications, supplements and replacements to the law, document or agreement, as the case may be.

(i) No inference or construction or construction in favor of or against a party may be drawn from the fact that the party drafted this Agreement, but shall be construed as if both parties prepared this Agreement.

(j) All obligations, rights, remedies and waivers contained in this Agreement will be construed as being limited only to the extent required to be enforceable under the Law.

(k) The term “business day” means any day other than Saturday or Sunday or legal holiday in the State of California.

50 Fremont, San Francisco, California

EXHIBIT A

LEGAL DESCRIPTION

TO BE ATTACHED

50 Fremont, San Francisco, California

EXHIBIT B

SCHEDULE OF EXISTING TENANTS

TO BE ATTACHED

50 Fremont, San Francisco, California

EXHIBIT B-1

SCHEDULE OF SECURITY DEPOSITS

TO BE ATTACHED

50 Fremont, San Francisco, California

EXHIBIT B-2

RENT ROLL

TO BE ATTACHED

50 Fremont, San Francisco, California

EXHIBIT C

LIST OF SERVICE AGREEMENTS

50 Fremont, San Francisco, California

EXHIBIT D

Attention:

Recording Requested By And When Recorded Return To:

Attention:

Mail Tax Statements To:

Attention:

(Space above this line for Recorder’s use)

Documentary Transfer Tax is not of public record

And is shown on a separate sheet attached to this Deed.

GRANT DEED

For valuable consideration, receipt of which is hereby acknowledged, [                                        ], a [                                        ] (“Grantor”), hereby grants to [                                        ], a [                                        ] (“Grantee”), the real property located in the City and County of San Francisco, State of California, described on Exhibit A attached hereto and made a part hereof (the “Property”).

This conveyance is made subject to (a) all declarations, easements, restrictions, and any and all other matters of record; (b) all title matters relating to the Property that are discoverable by means of an accurate survey or inspection of the Property, (c) a lien not yet delinquent for taxes for real property, and any general or special assessments against the Property, (d) rights of tenants, as tenants only, of the Property under the terms and conditions of all leases at the Property; and (e) any liens or encumbrances created by the acts or omissions of Grantee, including, without limitation, any liens created arising from or out of any alterations, work performed, materials furnished or obligations incurred by                     as tenant under that certain [NOTE: FILL IN INFORMATION REGARDING THE LEASE AT CLOSING]; and (f) zoning ordinances and regulations and any other laws, ordinances, or governmental regulations restricting or regulating the use, occupancy, maintenance or enjoyment of the Property.

50 Fremont, San Francisco, California

Executed as of this     day of                 , 20    .

Signed:

By:
Name:
Its:

50 Fremont, San Francisco, California

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

[TO BE ATTACHED]

50 Fremont, San Francisco, California

STATE OF	)
	)	ss.
COUNTY OF	)

On                     , 20     , before me personally came                                         , to me known to me, who being by me duly sworn, did depose and say that s/he is                                         of                                                              which signed the foregoing instrument and that he signed his name thereto as the act and deed of said for the use and purposes therein mentioned.

WITNESS my hand and official seal.

Notary Public

50 Fremont, San Francisco, California

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is entered as of this      day of                 , 20     by and between                                                              , a                     corporation with its offices at                                                               (“Assignor”) and                                                              , a                     company whose mailing address is                                                              (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions (“Agreement”) dated as of                     , 20    ,

WHEREAS, pursuant to the Agreement, Assignor has agreed to convey to Assignee that certain real property commonly known as 50 Fremont, San Francisco, California, as more particularly described on Exhibit A attached hereto (the “Property”). Initially capitalized terms used in this Assignment and not specifically defined herein will have the meanings ascribed to them in the Agreement; and

WHEREAS, Assignor desires to assign its interests in and Assignee desires to accept the assignment of Assignor’s right, title, and interest in (i) those certain leases, subleases, licenses or other occupancy agreements including all amendments, affecting the Property which are shown on Exhibit B attached hereto (the “Leases”), (ii) those certain service agreements affecting the Property shown on Exhibit C attached hereto (the “Service Agreements”) and (iii) without warranty, all intangible property now or hereafter owned by Seller and used in connection with the Property, including, without limitation, consents, licenses, approvals, certificates, permits, plans, development rights, warranties, guarantees and floor plans, plans and specifications relating to the Property, but specifically excluding any rights to use the name TIAA or Teachers or variations thereof (the “Intangible Property”), on the terms and conditions provided herein including Assignee’s assumption of Assignor’s obligations under the Leases and Service Agreements.

NOW, THEREFORE, IN CONSIDERATION of the purchase of the Property by Assignee from Assignor, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment of Leases.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor’s right, title and interest in and to the Leases, including any security deposits thereunder held by Assignor and any lease guaranties pertaining to the Leases.

50 Fremont, San Francisco, California

Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in and to the Leases, and assumes all the obligations of Assignor under and arising out of the Leases which are applicable to the period from and after the date hereof and of the obligations of Assignor respecting the security deposits turned over to Assignee. Assignee will hold Assignor harmless and free from any liability with reference to the security deposits to the extent same are received by or credited to Assignee.

2. Assignment of Service Agreements.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor’s right, title and interest in and to the Service Agreements.

Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in and to said Service Agreements, and assumes all the obligations of Assignor under and arising out of the Service Agreements which are applicable to the period from and after the date hereof and of the obligations of Assignor.

3. Intangible Property.

Assignor hereby assigns and transfers to Assignee, without warranty, as of the date hereof, all of Assignor’s right, title and interest in and to the Intangible Property.

4. Representations and Warranties.

The assignments and transfers of Assignor made pursuant to this Agreement and Assignee’s acceptance of the same are without any representation or warranty by Assignor.

5. Indemnifications. Assignor hereby indemnifies and agrees to protect, defend and hold Assignee harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred or suffered by Assignee in connection with the Leases and Service Agreements and arising or accruing prior to the date hereof. Assignee hereby indemnifies and agrees to protect, defend and hold Assignor harmless from and against any and all actions, suits, proceedings, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred or suffered by Assignor in connection with the Leases and Service Agreements and first arising and accruing on or after the date hereof.

6. Successors and Assigns.

All of the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

7. Counterparts.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8. Governing Law.

50 Fremont, San Francisco, California

This Assignment will be governed by and construed in accordance with the laws of the State of California.

ASSIGNOR:

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

50 Fremont, San Francisco, California

ASSIGNEE:

By:
Name:
Title:

50 Fremont, San Francisco, California

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

[TO BE ATTACHED]

50 Fremont, San Francisco, California

EXHIBIT B

LEASES

[TO BE ATTACHED]

50 Fremont, San Francisco, California

EXHIBIT C

SERVICE AGREEMENTS

[TO BE ATTACHED]

50 Fremont, San Francisco, California

EXHIBIT F

FIRPTA CERTIFICATE

CERTIFICATE REGARDING FOREIGN INVESTMENT

IN REAL PROPERTY TAX ACT

(ENTITY TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                         , a                                          (“Transferor”) the undersigned hereby certifies, in the capacity stated below, but not in his or her individual capacity, the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor’s Federal Employer Identification Number is                     .

4. Transferor’s office address is:

5. The address or description of the property which is the subject matter of the disposition is 50 Fremont Street, San Francisco, CA.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

50 Fremont, San Francisco, California

DATED:                     , 20

By:
Name:
Title:

50 Fremont, San Francisco, California

EXHIBIT G

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made this     day of                     , 2011 by                                                              , a                     , (“Seller”), in favor of                                         , (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of                     , 20    (the “Agreement”). Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title and interest in and to the Fixtures and Personal Property without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

SELLER:

By:
Name:
Title:

50 Fremont, San Francisco, California

EXHIBIT H

Intentionally Omitted

50 Fremont, San Francisco, California

EXHIBIT I

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (“Certificate”), dated as of                     , 20    , is executed by                     , a                     (“Tenant”) in favor of                                         , a                     , together with its nominees, designees and assigns (collectively, “Purchaser”) and Purchaser’s lenders, investors and partners together with their successors and assigns (collectively, “Lenders”).

RECITALS

A. Tenant and Landlord have entered into that certain Lease dated as of                     ,             (together with all amendments, modifications, supplements, guarantees and restatements thereof, the “Lease”), for a portion of that certain real property commonly known as 50 Fremont, San Francisco, California (the “Property”).

B. Pursuant to the Lease, Tenant has agreed that upon the request of Landlord, Tenant would execute and deliver an estoppel certificate certifying the status of the Lease.

C. Landlord has requested that Tenant execute this Certificate with an understanding that Purchaser and the Lenders will rely on the representations and agreements below in acquiring the Property and Landlord’s interest under the Lease.

NOW, THEREFORE, Tenant certifies, warrants, and represents to Purchaser and Lenders as follows:

Section 1. Lease. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Lease, including the following amendments, modifications, supplements, guarantees and restatements thereof, which together represent all of the amendments, modifications, supplements, guarantees and restatements thereof:                                                                                                               . (If none, please state “None.”)

Section 2. Leased Premises. Pursuant to the Lease, Tenant leases those certain premises (the “Leased Premises”) consisting of approximately                     rentable square feet within the Property, as more particularly described in the Lease.

Section 3. Full Force of Lease. The Lease has been duly authorized, executed and delivered by Tenant, is in full force and effect has not been terminated and constitutes a legally valid instrument, binding and enforceable against Tenant in accordance with its terms, subject only to applicable limitations imposed by laws relating to bankruptcy and creditor’s rights.

Section 4. Complete Agreement. The Lease constitutes the complete agreement between Landlord and Tenant for the Leased Premises and the Property, except as modified by the Lease amendments noted above (if any), has not been modified, altered or amended.

50 Fremont, San Francisco, California

Section 5. Acceptance of Leased Premises. Tenant has accepted possession and is currently occupying the Leased Premises.

Section 6. Lease Term. The term of the Lease commenced on                                         ,              and ends on                                         ,             , subject to the following options to extend:                                                                                           . (If none, please state “None.”)

Section 7. Purchase Rights. Tenant has no option, right of first refusal, right of first offer, or other right to acquire or purchase all or any portion of the Leased Premises or all or any portion of, or interest in, the Property, except as follows:                                                                                                                                                                                                                          . (If none, please state “None.”)

Section 8. Rights of Tenant. Except as expressly stated in this Certificate, Tenant:

(a) has no right to renew or extend the term of the Lease;

(b) has no right, title, or interest in the Leased Premises, other than as Tenant under the Lease.

Section 9. Rent.

(a) The rent under the Lease is current, and Tenant is not in default in the performance of any of its obligations under the Lease.

(b) Tenant is currently paying base rent under the Lease in the amount of $         per month. Tenant has not received and is not, presently, entitled to any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent, except as follows:                                                                                                                                . (If none, please state “None.”)

(c) Tenant’s estimated share of operating expenses, common area charges, insurance, real estate taxes and administrative and overhead expenses is     % and is currently being paid at the rate of $         per month.

(d) There are no existing defenses or offsets against rent due or to become due under the terms of the Lease, and there presently is no default or other wrongful act or omission by Landlord under the Lease or otherwise in connection with Tenant’s occupancy of the Leased Premises, nor is there a state of facts which with the passage of time or the giving of notice or both could ripen into a default on the part of Tenant, or to the best knowledge of Tenant, could ripen into a default on the part of Landlord under the Lease, except as follows:                                                                                                                                                                                             . (If none, please state “None.”)

Section 10. Security Deposit. The amount of Tenant’s security deposit held by Landlord under the Lease is $        and is in the form of [cash/letter of credit].

50 Fremont, San Francisco, California

Section 11. Prepaid Rent. The amount of prepaid rent, separate from the security deposit, is $        , covering the period from                         ,             to                         , 20    .

Section 12. Pending Actions. There is not pending or, to the knowledge of Tenant, threatened against or contemplated by the Tenant, any petition in bankruptcy, whether voluntary or otherwise, any assignment for the benefit of creditors, or any petition seeking reorganization or arrangement under the federal bankruptcy laws or those of any state.

Section 13. Tenant Improvements. As of the date of this Certificate, to the best of Tenant’s knowledge, Landlord has performed all construction obligations required of Landlord pursuant to the Lease and fully funded any construction or improvement allowance under the Lease, except as follows:                                                                                                                                           . (If none, please state “None.”)

Section 14. Assignments by Landlord. Tenant has received no notice of any assignment, hypothecation or pledge of the Lease or rentals under the Lease by Landlord. Tenant hereby consents to an assignment of leases and rents to be executed by Landlord to Purchaser in connection with the acquisition of the Property by Purchaser and acknowledges that said assignment does not violate the provisions of the Lease.

Section 15. Assignments by Tenant. Tenant has not sublet or assigned the Leased Premises or the Lease or any portion thereof to any sublessee or assignee, except as follows:                                                                                                                                           . (If none, please state “None.”)

Tenant makes this Certificate with the knowledge that it will be relied upon by Purchaser and the Lenders.

Tenant has executed this Certificate as of the date first written above by the person named below, who is duly authorized to do so.

TENANT:		,
a

By:
Name:
Its:

50 Fremont, San Francisco, California

EXHIBIT J

CONFIDENTIALITY AGREEMENT

THIS PRINCIPAL CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of the      day of                     , 20     between                     as Reviewer (the “Reviewer”) a                     , with an address at                     and                                          (the “Company”) a                     , having an address at                                         .

RECITALS

The Company has agreed to permit the Reviewer to review certain proprietary information pertaining to the real estate identified in Schedule A annexed hereto (the “Asset”) for the sole purpose of allowing Reviewer to determine whether Reviewer wishes to purchase the Asset. Reviewer agrees that the information may be used for no other purpose prior to any acquisition of the Asset.

In connection therewith, the Company has agreed to permit the Reviewer to review and inspect certain non-public documents, files and other information relating to the Asset, which information (the “Evaluation Material”) may include economic, commercial, marketing and financial information that is confidential and/or proprietary in nature. Therefore, the Company has required the Reviewer to execute and deliver this Agreement as a condition to any right to review and inspect the information. Evaluation Material includes all information disclosed to Reviewer other than information that (i) at the time of disclosure or thereafter is available to the public other than as a result of a breach of this Agreement; (ii) is already in Reviewer’s possession or becomes available to Reviewer on a non-confidential basis from a source other than Company, provided that such source is not bound by an obligation of confidentiality to Company; or (iii) has been independently developed by Reviewing Party without violation of this Agreement and without reliance on the Evaluation Material. Company agrees that Reviewer is a tenant in the Asset and therefore may have independent knowledge and information regarding the Asset which is not to be deemed Evaluation Material under any circumstances.

In consideration of being granted the opportunity to review and inspect the Evaluation Material, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1. Purpose. The Reviewer agrees that its review and inspection of the Evaluation Material shall be solely to conduct due diligence.

50 Fremont, San Francisco, California

Section 2. Non-Disclosure and Use of Evaluation Material.

(a) The Reviewer agrees that, except as set forth below, all Evaluation Material shall be used by the Reviewer solely for the purpose stated above. The Reviewer further agrees not to disclose any of the Evaluation Material, to any third party other than its Representatives (as defined below), without the prior written consent of the Company.

(b) Any of the Evaluation Material that is required to be disclosed by law or by regulatory or judicial process may be disclosed without the Reviewer being in breach of its obligations under this Agreement. The Reviewer will provide the Company written notice at the address provided herein (to the extent not prohibited by law) so as to enable the Company, at its sole expense to take action to seek a protective order or other appropriate remedy to ensure confidential treatment of the Evaluation Material. The Reviewer agrees to furnish only that portion of the Evaluation Material as is legally required and agrees to cooperate with the Company on a reasonable basis in its efforts to obtain a protective order.

(c) Notwithstanding the foregoing, Reviewer may disclose the Evaluation Material to its directors, officers, employees, agents, attorneys, affiliates, lenders, investors, business partners and prospective purchasers of the Asset (collectively, “Representatives”) who need to know such information for purposes of evaluating the potential purchase transaction, it being agreed that Reviewer shall make each such Representative aware of the confidential nature of the Evaluation Material and shall require each such Representative to treat such Evaluation Material confidentially in accordance with this Agreement.

Section 3. Review of Evaluation Material. The Evaluation Material will be made available for review by Representatives of the Reviewer at a location and time and in a manner determined by the Company.

Section 4. Duplication. Intentionally Deleted.

Section 5. Return or Destruction of Evaluation Material. Upon termination of the Agreement, the Reviewer agrees to promptly return or destroy and certify to its destruction all handwritten summaries, notes or self-generated computer records of any items of Evaluation Material previously delivered to Reviewer or provided by the Reviewer to any Representative. Notwithstanding the foregoing, Reviewer may retain one copy of the Evaluation Material if required by law or mandated by prudent corporate policy, and will continue to treat it in accordance with the terms of this Agreement. Furthermore, with regard to information in electronic form which is difficult to extract, Reviewer will retain such information and continue to treat it in accordance with the terms of this Agreement. All of the Reviewer’s obligations hereunder and all of the Company’s rights and remedies hereunder shall survive any return or destruction of the information.

Section 6. Reliance on Third Party Appraisal, Engineering and Environmental Reports and Other Evaluation Material.

(a) The Reviewer acknowledges and agrees that the Company makes no warranties or representations, whether express or implied, in fact or in law, with respect to the content, accuracy or completeness of financial statements, documents pertaining to the real property and

50 Fremont, San Francisco, California

improvements on the Asset and any of the Evaluation Material, unless expressly set forth in a separate agreement. Unless otherwise expressly provided therein, all Evaluation Material, including, without limitation, the appraisal, engineering and environmental reports of third party appraisal, engineering and environmental firms, has been prepared for use solely and exclusively by the Company or the Company’s predecessors in interest. Such reports and other Evaluation Material are provided for information purposes only, and the Reviewer hereby agrees that such reports and other Evaluation Material shall not be relied upon as indicators of the value of the Asset. The Company has not directed the manner or method any such firm or other person utilized in performing its work or producing its report or other Evaluation Material, and the Reviewer shall make its own independent determination as to the adequacy or correctness thereof or the assumptions used and conclusions reached therein. The Reviewer specifically acknowledges that the appraisal, engineering and environmental consultant industries may not be regulated and that neither the scope of any such work nor any such report may satisfy various governmental requirements or identify all possible appraisal, engineering or environmental issues or concerns. The Reviewer also acknowledges that conditions at any particular portion of the Asset and the surrounding area may have changed since such reports were performed.

(b) The Reviewer shall not have the right to rely upon, and hereby expressly agrees not to rely upon, the conclusions or other data set forth in any reports or any other Evaluation Material and shall have no recourse against the Company or its shareholders, partners, members, officers, trustees, employees, agents, advisors, counsel or other representatives, including the preparers of such reports or other Evaluation Material, in the event of any errors therein or omissions therefrom or for any other reason, unless otherwise agreed to by the parties hereto in a separate written agreement. The Company shall not (i) have any obligation or responsibility whatsoever, or (ii) make any representation or warranty or assume any duty or obligation, for the adequacy, completeness, accuracy, form or content of the scope of any work or any such report or other Evaluation Material, the existence or non-existence of any facts related thereto, the performance or quality of any work performed or the absence of defects therefrom, or the financial condition or professional qualifications of or the reporting thereof by any such firm or other person, unless otherwise agreed to by the parties hereto in a written agreement. The Company’s acceptance, review or use of any such report or other Evaluation Material shall not constitute (i) an approval of any such report or other Evaluation Material, (ii) a waiver of any of its rights under any agreements it has relating to environmental matters, or (iii) a release of any person of its obligations under any agreements it has relating to environmental matters.

(c) The Reviewer’s decision to purchase or not to purchase the Asset is and will be based on the Reviewer’s independent evaluation of the Asset. The Reviewer is experienced in evaluating, owning and holding commercial real estate in the nature of the Asset. The Reviewer is familiar with the risks associated with commercial real estate sale transactions.

(d) The Company agrees not to claim any conflict of interest solely by reason of any such appraisal, engineering or environmental firms whose work is part of the Evaluation Material, discussing its report with the Reviewer or the Reviewer utilizing any such firm in its investigation of the Asset, provided that the Reviewer shall be solely responsible for any associated costs and expenses. If the Reviewer utilizes any such firm, the Reviewer acknowledges and agrees that it has selected such firm on the basis of independent information

50 Fremont, San Francisco, California

and has not relied upon or received any recommendation from the Company and that such firm and the Reviewer shall be responsible for determining the appropriate level or inquiry and scope of services to be provided to the Reviewer, and such firm shall conduct such services independent of the services conducted for the Company. Although such firm may utilize records it utilized on behalf of the Company, the Reviewer and such firm shall be solely responsible for determining the need to update or further research such records, without reliance on the Company. The Reviewer shall cause such firm to provide the Company with a copy of any appraisal, engineering or environmental report regarding such services it performs for the Reviewer at the same time it is provided to the Reviewer; provided, however, the Company agrees that any such appraisal, engineering or environmental report shall not be distributed to any third party during the period that the Reviewer is evaluating the Evaluation Material.

Section 7. Property Inspection. The Reviewer agrees that without written consent from the Company, the Reviewer will not seek to gain access to any non-public areas of the Asset, or to any books and records of the Asset other than those made available by the Company. The Reviewer agrees not to communicate with any tenant, property manager or other person having rights and/or responsibilities with respect to the Asset or any of the Evaluation Material without the prior written consent of the Company.

Section 8. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement shall remain in full force and effect until the earlier of (a) twelve (12) months from the date hereof, or (b) the sale, if any, of the Asset to the Reviewer or the Reviewer’s affiliate or subsidiary.

Section 9. Remedies. In the event the Reviewer or any of its Representatives fails in any respect to comply with its obligations under this Agreement, the Reviewer shall be liable to the Company for such breach, and the Company shall be entitled to exercise any right, power or remedy available to the Company at law or in equity for such breach. Such remedies may include, without limitation, the right to sue for specific performance, injunctive or other equitable relief and/or damages. No forbearance, failure or delay in exercising any such right, power or remedy shall operate as a waiver thereof.

Section 10. Applicable Law. This Agreement is governed by and will be construed in accordance with the laws of the State of California without giving effect to its conflict of laws principles.

Section 11. Notices. All notices and other communications required or permitted under this Agreement (“Notices”) must be in writing and must be sent by i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery with all charges prepaid, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address indicated in this Agreement. The Reviewer or the Company each may change from time to time the address to which Notices must be sent, by Notice given in accordance with this Section. All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal

50 Fremont, San Francisco, California

delivery or electronic mail or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

Section 12. Unenforceable Provisions. If any provision of this Agreement is found to be illegal or unenforceable or would operate to invalidate this Agreement, then the provision will be deemed to be expunged, and this Agreement will be construed as though the provision was not contained herein and the remainder of this Agreement will remain in full force and effect.

Section 13. Entire Agreement. Any agreements between the parties relating to the matters described herein are contained in this Agreement, which contains the complete and exclusive statement of the agreements between the Company and Reviewer, except as the Company and Reviewer may later agree in writing to amend this Agreement.

Section 14. No Oral Amendment. This Agreement may not be amended, waived or terminated orally or by any act or omission made individually by the Company or Reviewer but may be amended, waived or terminated only by a written document signed by the party against whom enforcement of the amendment, waiver or termination is sought.

Section 15. No Discussion. Reviewer shall not discuss bid pricing with any other party, or reveal to any party the amount of Reviewer’s bid.

Section 16. E-mail or PDF Signatures. To facilitate execution of this Agreement, Reviewer may provide its signature by electronic mail (e-mail), or portable document format (PDF) of the signature page to Company, which shall be effective as an original signature page for all purposes. A copy of the electronic mail or PDF shall also be sent to the intended addressee by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, in any case with all charges prepaid, addressed to the Company at its address listed above. Delivery of the execution original to the Agreement or any e-mail signature or PDF thereof may be given on behalf of Reviewer by the attorney of Reviewer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

50 Fremont, San Francisco, California

IN WITNESS WHEREOF, a duly authorized representative of the Reviewer has executed this Agreement as of the date set forth below:

REVIEWER:

, a

Federal Tax Identification	By:
No.	Name:
Title:

50 Fremont, San Francisco, California

SCHEDULE A

ASSET NAME

CITY, STATE

50 Fremont, San Francisco, California

EXHIBIT K

SITE ACCESS AND INDEMNIFICATION AGREEMENT

This Site Access and Indemnification Agreement (the “Agreement”) dated this     day of              is by and among                     , a                      (“Purchaser”) with offices at                      and                     , a                      (“Owner”), with offices at                                         .

RECITALS:

A. Owner is the owner of certain real property more particularly described on Exhibit “A” attached hereto (collectively, “Property”); and

B. Purchaser is considering purchasing the Property and in that connection wishes to assess the environmental, engineering, and financial aspects of the Property; and

C. Purchaser has or will retain third party experts (collectively, “Purchaser’s Consultant”) to perform assessments of the environmental, engineering, and financial aspects of the Property (collectively “Property Inspections”); and

D. Owner wishes to grant to Purchaser a license to conduct such assessments subject to certain conditions and requirements;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Non-Exclusive License.

(a) Owner hereby grants to Purchaser and Purchaser’s Consultant a temporary non-exclusive license, subject to terms hereof, to enter upon the Property for the purpose of performing Property Inspections.

(b) The license shall continue in force until the earlier of: (i) Purchaser’s purchase of the Property, if applicable; or (ii) written notice from one party to the other party terminating this Agreement.

(c) The temporary non-exclusive license to enter upon the Property, granted to Purchaser does not constitute the grant of an easement or any other interest in the Property.

2. Purchaser’s Consultant. Purchaser agrees to provide this Agreement to Purchaser’s Consultant and advise Purchaser’s Consultant that Purchaser is bound by the terms of this Agreement.

50 Fremont, San Francisco, California

3. Access to the Property

(a) Purchaser shall conduct the Property Inspections only during normal business hours and Owner shall have the right to impose reasonable conditions on performance of the Property Inspections (including, without limitation, reasonable schedule modifications) so as to minimize disturbances at the Property.

(b) Purchaser shall be responsible for the construction and maintenance of any improvements at the Property, whether permanent or temporary, which are required in order to conduct the Property Inspections.

(c) If Owner should at any time prior to completion reasonably require that any such improvements be moved or modified so as to minimize disturbances at the Property, Purchaser shall comply with Owner’s wish at its sole expense. Purchaser shall give Owner reasonable prior notice before conducting the Property Inspections, including locations and times at which the activities will take place.

(d) Purchaser shall require Purchaser’s Consultant and all personnel involved in the Property Inspections to sign in with Owner’s property management personnel when entering the Property and to sign out when leaving the Property and in all cases to contact Owner’s property management personnel not less than 24 hours in advance to arrange for entry.

(e) Purchaser agrees that entry upon the Property shall be limited to the extent necessary for the performance of the Property Inspections and shall otherwise be limited as provided herein.

4. Equipment.

(a) Purchaser agrees to maintain equipment and other materials brought on the Property for Property Inspections in an orderly manner while they are located on the Property and to maintain them in locations specified by Owner. Purchaser agrees to remove all debris and trash resulting from the Property Inspections on a daily basis and to remove all equipment and other materials used by Purchaser’s Consultant as soon as the activity for which such equipment and other materials are used is completed.

5. Safety; Restoration.

(a) Purchaser shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all legal requirements.

(b) Purchaser shall restore any damage to the Property resulting from the Property Inspections including but not limited to repair of surface openings resulting from tests.

6. Wastes. Any and all samples, sample residues, by-products from the sampling process, extracts, well purgings, core borings and hazardous and other wastes (collectively, “Wastes”) derived from the Property Inspections (including, without

50 Fremont, San Francisco, California

limitation, any contaminated protective clothing or other materials used in performing the Property Inspections) when removed from the property shall be deemed the property of Purchaser and shall be transported and disposed of by Purchaser in accordance with applicable law.

7. Indemnity. Purchaser shall indemnify, save and hold Owner and Owner’s officers, agents, employees, directors, trustees, invitees, successors, and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorneys’ fees) suffered or incurred by Owner or any such Indemnitees arising out of and limited to the Property Inspections; which indemnity shall survive the termination of this Agreement or the Purchaser’s acquisition of the Property for a period of twelve (12) months; provided, however, that Purchaser’s indemnity hereunder shall not include any losses, cost, damage or expenses resulting from (x) the acts of Owner, its agents or representatives, or (y) the discovery of any pre-existing conditions of the Property to the extent not exacerbated by Purchaser or its Consultants. Purchaser waives any claims against Owner arising out of the Property Inspections or this Agreement other than claims that are solely caused by or solely arise from any grossly negligent or willful misconduct of Owner. Purchaser hereby assumes all responsibility for claims against Owner by Purchaser’s Consultant, and the contractors, subcontractors, employees, and agents of Purchaser and Purchaser’s Consultant other than claims that are solely caused by or solely arise from Owner’s gross negligence or willful misconduct.

8. Insurance.

(a) Purchaser shall, during the term of this Agreement and at all times during which access is available to it, maintain, or require Purchaser’s Consultant and its subcontractors and agents to maintain, insurance, in form and substance reasonably satisfactory to Owner, with insurance companies acceptable to Owner, the following insurance:

(i) Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage, and

(ii) Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence.

(b) Each policy of insurance shall:

(i)	name Owner and any other affiliate or subsidiary to which this Agreement may be assigned by Owner as additional insureds;

(ii)	state that such policy is primary and noncontributing with any insurance carried by Owner;

50 Fremont, San Francisco, California

(c)

A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Owner prior to Purchaser’s entry upon the Property for the purpose of performing Property Inspections. A renewal certificate for each of the policies required in this Section shall be delivered to Owner not less than thirty (30) days prior to the expiration date of the term of such policy.

9. Reports. If Purchaser terminates the Agreement, Purchaser shall promptly provide to Owner a copy of all final reports and test results prepared or furnished in connection with the Property Inspections, provided Owner signs a non-reliance letter if requested by Purchaser. At Owner’s request, Purchaser shall also promptly provide Owner with split or duplicate samples for tests on the Property.

10. Privileged Information.

(a) During the course of the performance of the Property Inspections, Purchaser may acquire knowledge concerning environmental problems that exist at the Property, other knowledge concerning the Property or Owner, or knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”).

(b) Except as described below, neither Purchaser nor Purchaser’s Consultant shall disclose to any third party, publicize or suffer or permit any of its employees to so disclose or publicize any such Privileged Information. In the event that Purchaser believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Purchaser shall immediately notify Owner of such belief and the reasons for such belief. If Owner within ten (10) days after receipt of such notice, advises the party that sent the notice that Owner shall itself disclose the information, then Purchaser shall make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Purchaser reasonably believes that such disclosure is required to be made in less than the 10-day period, then the notice to Owner shall so state, and Owner’s time to respond will be reduced accordingly. Purchaser agrees to provide this Section of this Agreement to Purchaser’s Consultant and advise Purchaser’s Consultant that Purchaser is bound by the terms of this Section. Purchaser shall be responsible for any disclosure or publication of Privileged Information by Purchaser’s consultant in violation of the terms hereof.

11. Survival. The obligations of Purchaser shall survive termination of the license granted hereunder and any termination of this Agreement. Within one (1) year following the Closing, all obligations of Purchaser hereunder shall terminate and be of no further force or effect.

12. Default. In the event of any default by Purchaser hereunder, Owner may, by notice to Purchaser, immediately terminate the license granted hereunder.

50 Fremont, San Francisco, California

13. Mechanics’ Liens. Purchaser shall promptly remove, by payment, bonding or otherwise, any mechanic’s liens on the Property that arise out of the Property Inspections or otherwise out of activities conducted by or on behalf of Purchaser.

14. Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Seller:

Attention:

With a copy to:

Attention:
Email:

To Purchaser:

Attention:
Email:

With a copy to:

Attention:
Email:

All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as

50 Fremont, San Francisco, California

applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party. Either party may change its address(es) for receipt of Notice by delivery of written notice to the other party in accordance with this Section 11. Notwithstanding the foregoing, Purchaser shall provide notice to Owner of entry upon the Property for Property Inspections telephonically to Owner’s property management personnel at the following telephone number (        )        -                    .

15. Severability. If any term in this Agreement shall be deemed unenforceable, such term shall be deemed independent from the remainder of this Agreement, the enforceability of which shall in no way be affected thereby, and the term in question shall be deemed to be rewritten so as to be enforceable to the fullest extent possible consistent with the intention of the parties.

16. Amendments. No purported alteration, amendment, change, waiver, termination or other modification of this Agreement shall be binding upon any of the parties hereto or have any other force or effect in any respect or particular, unless the same shall be in writing and signed by or on behalf of the parties to be charged therewith.

17. Merger. All prior understandings and agreements among the parties are merged in this Agreement, which alone fully and completely express the understandings among the parties thereto and which are entered into after full investigation. This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties hereto and without regard to or aid of canons requiring construction against the party responsible for the drafting of the same.

18. Non-Waiver. No failure or delay of any party in the exercise of any right given to such party hereunder, or the waiver by any party of any condition hereunder for its benefit, shall constitute a waiver of any other or further right, nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof.

19. Waiver of Trial by Jury. The respective parties hereto shall and they hereby do waive trial by jury in any action brought by any of the parties hereto against another on any matters whatsoever arising out of or in any way connected with this Agreement.

20. Non-Assignability. This Agreement and the privileges of Purchaser hereunder may not be assigned by Purchaser without the prior written consent of Owner; provided, that if Purchaser and Owner enter into a definitive agreement for the purchase and sale of the Property (a “Purchase Agreement”), then Purchaser may assign this Agreement to the same extent that Purchaser may assign the Purchase Agreement.

21. No Agreement of Sale. The parties hereto do hereby acknowledge and agree that nothing contained herein shall constitute an acknowledgment or agreement by Owner to sell the Property to Purchaser, such sale being accomplished only following the entering into of a specific contract of sale between Owner and Purchaser in accordance with Owner having obtained requisite approval and corporate authorization.

50 Fremont, San Francisco, California

22. Counterparts. This Agreement may be executed in one or more counterparts each counterpart of which shall constitute an executed agreement.

23. Applicable Law. The parties hereto do hereby agree that this Agreement and the rights and obligations of the parties hereto shall be governed by the laws and jurisdiction of the State of California.

24. E-mail or PDF Signatures. Signatures to this Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing. A copy of the electronic mail or PDF shall also be sent to the intended addressee by one of the means described in clauses (i) through (iii) of Section 14 above, in any case with all charges prepaid, addressed to the appropriate party at its address listed above. Delivery of the execution original to the Agreement or any e-mail signature or PDF page thereof may be given on behalf of a party by the attorney of such party.

SIGNATURES FOLLOW

REMAINDER OF THIS PAGE IS BLANK

50 Fremont, San Francisco, California

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first set forth above.

SELLER

By:
Its:

Purchaser

By:
Its:

*	Change name as necessary

50 Fremont, San Francisco, California

EXHIBIT L

Tenant Notice Letter

TENANT NOTICE LETTER

                    , 20

HAND DELIVERED

TO:	All Tenants at (the “Property”)

RE:

Notification Regarding Change of Ownership

This letter is to notify you as a Tenant at the referenced Property, that the Property has been sold by                                          (“Seller”), to                                          (“Purchaser”). As of the date hereof, your Lease has been assigned by Seller to Purchaser. From the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be directed as follows:

Any future correspondence regarding the lease should be sent to the following addresses:

With a copy to:

50 Fremont, San Francisco, California

As part of the sale, all refundable tenant deposits, if any, actually held by Seller with respect to the Property have been transferred to, and Seller’s obligations with respect to such deposits have been assumed by, Purchaser as of the date of this letter. Any and all payments of rent (or other sums due under your Lease) hereafter paid to any party other than Purchaser shall not relieve you of the obligation of making said payment to Purchaser.

Purchaser:

By:
Name:
Title:

Seller:

By:
Name:
Title:

50 Fremont, San Francisco, California

EXHIBIT M

FEDERAL GOVERNMENT LEASE RIDER

This Federal Government Lease Rider is attached to and made a part of that certain Purchase and Sale Agreement (“Purchase Agreement”) by and between                     (“Seller”) and                     (“Purchaser”) respecting that certain improved real property commonly known as                     (“Property”) and dated as of                     , 2011 (“Effective Date”).

1. Capitalized Terms. All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2. Federal Contract Law Acknowledgement. The parties to the Purchase Agreement acknowledge that any leases involving the federal government as a tenant are subject to various laws and regulations relating to federal government contracts, including but not limited to the Federal Property and Administrative Services Act of 1949 as amended (40 U.S.C. § 471 et seq.) and regulations promulgated thereunder, the Assignment of Claims Act (41 U.S.C. § 15 and 31 U.S.C. § 3727) and regulations promulgated thereunder, and the Federal Acquisition Regulation (48 C.F.R. Chapter 1).

3. Amendments. The Purchase Agreement is hereby amended as follows:

(a) The following phrase is added at the end of Section [1.1(d)] [Leases] of the Purchase Agreement:

“(the transfer of any lease involving the federal government as a tenant being subject to the provisions of the Assignment of Claims Act and regulations promulgated thereunder).”

(b) Section [4.1(b)(ii)] is modified by adding at the end thereof, the following:

“, and it is agreed that the transfer of any lease involving the federal government as a tenant shall be subject to the provisions of the Assignment of Claims Act and regulations promulgated thereunder”

(c) Section [4.1(b)(x)] is modified by adding at the end thereof, the following:

“Notwithstanding anything herein to the contrary, as to any lease agreement involving the federal government, Seller shall be required only to make reasonable efforts to obtain a “statement of lease” or “lease status report” in the form customarily issued by the responsible contracting officer, with it being acknowledged that (i) Purchaser may be required to execute a written request, together with Seller, for such a “statement of lease” or “lease status report,” (ii) the contracting officer may only issue the Government’s “statement of lease” or “lease status report” subject to “a reasonably diligent review of the contracting officer’s lease file as of the date of issuance,” (iii) a Government “statement of lease” or “lease status report” serves informational purposes only and does

50 Fremont, San Francisco, California

not waive or otherwise affect in any way the rights the Government has pursuant to its real property leases, and (iv) federal laws and regulations and lease agreements involving the federal government may contain additional or other limitations or qualifications on the content and accuracy of a “statement of lease” or “lease status report.”

(d) The following is added as a new Section [10.6] to the Purchase Agreement:

“[10.6] Novation Agreement for GSA Lease. Seller shall assemble and file a letter to the United States General Services Administration or other appropriate agency indicating that Purchaser should be recognized as the new lessor under any leases involving the federal government as a tenant, together with a novation agreement and other attachments thereto required to be provided under the Federal Acquisition Regulation System as attachments to novation agreement requests or reasonably requested by the Government contracting officer, and the parties shall utilize commercially good faith efforts to obtain Government execution of said agreement in the form attached hereto as Exhibit      promptly after Closing. Purchaser agrees to provide all documentation and signature required for novation agreement requests. The terms of this provision shall survive Closing.”

(e) The following is added as a new Section [11.2    ] of the Purchase Agreement:

“(    ) For leases involving the federal government as a tenant, amounts due in lump sums payments payable by the Government in arrears annually or at other intervals, including but not limited to the Government’s portion of any increases in real estate taxes over the base tax year for any such lease and the Government’s portion of any increases in operating expenses as calculated pursuant to the terms of the relevant leases.”

(f) The following is added at the end of Section [11.3] of the Purchase Agreement:

[Notwithstanding anything herein to the contrary, the parties hereto acknowledge that rent for leases with the federal government are generally paid one month in arrears during the first week of the following month and any rents collected with respect to such federal government leases as of Closing and/or post-Closing that are allocable to pre-Closing and/or Closing Date periods shall be paid to and for the account of Seller.]”

(g) Section 1 of Exhibit E, Assignment and Assumption Agreement of the Purchase Agreement is modified to add the following phrase after the first sentence thereof,

“provided, however, that the transfer of any lease involving the federal government as a tenant is subject to the provisions of the Assignment of Claims Act and regulations promulgated thereunder”

4. Indemnity for Post-Novation Period. For the period of time between the Closing and the Government’s execution of Novation Agreements recognizing Purchaser as the new lessor for any leases involving the federal government as a tenant (the “Pre-Novation Period”), Purchaser acknowledges that Seller will continue to be the Government’s lessor. However, after the Closing, Purchaser shall be solely responsible for the performance of any obligations under such leases relating to the time after Closing. According, Purchaser hereby agrees to indemnify

50 Fremont, San Francisco, California

and hold Seller harmless for any liabilities arising under or noncompliance with any of the terms of any leases involving the federal government as a tenant arising during or relating to the Pre-Novation Period (including but not limited to reasonable attorney fees and expenses).

5. Full Force and Effect. The parties hereto hereby ratify and confirm all of the terms and provisions of the Purchase Agreement, as modified by this Rider, which continues in full force and effect. In the event of a conflict between the terms of this Rider and the terms of the Purchase Agreement, the terms of this Rider shall govern the rights and obligations of the parties hereto. All references in the Purchase Agreement to “Agreement” shall be deemed to mean the Purchase Agreement, as modified by this Rider.

6. Counterparts. This Rider may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

50 Fremont, San Francisco, California

IN WITNESS WHEREOF, Seller and Purchaser have caused this Rider to be executed and delivered as of the date first above written.

WITNESSES:	SELLER:

By:
Name:
Title:

WITNESSES:	PURCHASER:

By:
Name:
Title:

50 Fremont, San Francisco, California

Addendum 1 to Exhibit M

NOVATION AGREEMENT

                                             (the “Transferor”), a                     organized and existing under the laws of                     ;                                         (the “Transferee”), a                     organized and existing under the laws of Illinois; and the United States of America acting by and through the                                              (the “Government”) enter into this Agreement as of                          ,             (the “Effective Date”).

(a)	The parties agree to the following facts:

(1) The Government, represented by various Contracting Officers of the                                              , has entered into a lease with the Transferor, namely: Lease Number                     for the use of certain space located at                     (the “Property”). The term “the Lease,” as used in this Agreement, means the above lease and all modifications made between the Government and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Government or the Transferor has any remaining rights, duties, or obligations under the Lease). Also included in the term “the Lease” are all modifications made under the terms and conditions of the Lease between the Government and the Transferee, on or after the effective date of this Agreement.

(2) As of                                         , the Transferor has transferred the Property to the Transferee by virtue of a                    between the Transferor and the Transferee dated                     (the “Transfer”).

(3) The Transferee has acquired all the Transferor’s interest in the Property by virtue of the above Transfer.

(4) The Transferee has assumed all obligations and liabilities of the Transferor under the Lease by virtue of the above Transfer.

(5) The Transferee is in a position to fully perform all obligations that may exist under the Lease.

(6) It is consistent with the Government’s interest to recognize the Transferee as the successor party to the Lease.

(7) Evidence of the above Transfer has been filed with the Government.

50 Fremont, San Francisco, California

(b)	In consideration of these facts, the parties agree that by this Agreement:

(1) The Transferor confirms the transfer of the Property to the Transferee, and, as of the Effective Date, waives any claims and rights against the Government that it now has or may have in the future in connection with the Lease.

(2) The Transferee agrees to be bound by and to perform the Lease in accordance with the conditions contained in the Lease. The Transferee also assumes all obligations and liabilities of, and all claims against, the Transferor under the Lease as if the Transferee were the original party to the Lease.

(3) The Transferee ratifies all previous actions taken by the Transferor with respect to the Lease, with the same force and effect as if the action had been taken by the Transferee.

(4) The Government recognizes the Transferee as the Transferor’s successor in interest in and to the Lease. The Transferee by this Agreement becomes entitled to all rights, titles, and interests of the Transferor in and to the Lease as if the Transferee were the original party to the Lease. Following the Effective Date of this Agreement, the term “Contractor,” as used in the Lease, shall refer to the Transferee.

(5) Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of the Government against the Transferor.

(6) All payments and reimbursements previously made by the Government to the Transferor, and all other previous actions taken by the Government under the Lease, shall be considered to have discharged those parts of the Government’s obligations under the Lease. All payments and reimbursements made by the Government after the date of this Agreement in the name of or to the Transferor shall have the same force and effect as if made to the Transferee, and shall constitute a complete discharge of the Government’s obligations under the Lease, to the extent of the amounts paid or reimbursed.

(7) The Transferor and the Transferee agree that the Government is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising out of or resulting from the transfer or this Agreement, other than those that the Government in the absence of this transfer or Agreement would have been obligated to pay or reimburse under the terms of the Lease.

(8) The Government agrees that, as of the Effective Date, the Government shall look only to Transferee with respect to the performance of Lessor’s obligations under the Lease.

(9) The Lease shall remain in full force and effect, except as modified by this Agreement. Each party has executed this Agreement as of the day and year first above written.

50 Fremont, San Francisco, California

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

UNITED STATES OF AMERICA, acting by and through the

By:

Name:

Title:

                             [Transferor], a                                 [State]                             [Entity Type]

By:

Name:

Title:

                             [Transferee], a                                 [State]                             [Entity Type]

By:

Name:

Title:

50 Fremont, San Francisco, California

Exhibit N

SELLER ESTOPPEL CERTIFICATE

TO	(“Purchaser”)

RE:	Property Address:

Lease Date:

Between	,

“Landlord” and	,	“Tenant”

Square Footage Leased:

Suite No.:

Floor:

                                         (“Seller”) hereby certifies, to Seller’s knowledge, as of the date hereof as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Lease. The above-described Lease has not been canceled, modified, assigned, extended or amended except                                              .

2. Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $            , and the amount of the security deposit is $            .

3. Rent is currently payable in the amount of $            monthly exclusive of Tenant’s share of taxes and operating expenses.

4. The Lease terminates on                     , 20     subject to any renewal option(s) set forth in the Lease.

5. All work to be performed for Tenant under the Lease has been performed as required and to Seller’s Knowledge, has been accepted by Tenant, except                                         .

6. The Lease is: (a) in full force and effect; (b) to Seller’s Knowledge, free from default; (c) Seller has not received written notice of any claims against the Landlord or offsets against rent; and (d) to Seller’s Knowledge, Tenant has no claims against the Landlord or offsets against rent.

50 Fremont, San Francisco, California

7. The base year for operating expenses and real estate taxes, as defined in the said Lease is                                         .

8. The Tenant has no right or option pursuant to the said Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

9. There are no other agreements written between the undersigned and the Tenant with respect to the Lease and/or the leased premises and building.

10. The statements contained herein may be relied upon by any prospective purchaser of the property of which the premises is a part and its mortgage lender.

The term “to Seller’s Knowledge” shall have the meaning ascribed to such terms in Section 13.2 (Definition of Seller’s Knowledge) of that certain Purchase and Sale Agreement dated                     ,             , between Seller and                     , (“Purchaser”) (the “Purchase Agreement”). The provisions of Section 15.23 (Survival) and Section 15.16 (Limitation of Liability) of the Purchase Agreement are hereby incorporated into this certificate by reference, and this certificate is delivered to the above-referenced party subject to such provisions. In the event that Purchaser receives a Required Tenant Estoppel Certificate (as defined in the Purchase Agreement) from Tenant, such Required Tenant Estoppel shall replace in its entirety this Seller Estoppel Certificate, and this Seller Estoppel Certificate shall be null and void.

Dated this day of , 20 .

SELLER:

,
a

By:
Name:
Title:

50 Fremont, San Francisco, California

Exhibit O

PRE-WAIVED EXCEPTIONS

1.	Rights of way, easements for light and air, conditions, covenants, restrictions and reservations as contained in the following:

Agreement – ISABEL W. SPRAGUE, first party; CHAS. C. MOORE & CO., ENGINEERS, A CORPORATION, second party; and MARTIN INVESTMENT COMPANY, A CORPORATION, dated November 6, 1913, recorded JANUARY 19, 1914, BOOK 41 OF COVENANTS, PAGE 220.

Deed by Isabel Sprague (wife of Richard H. Sprague), formerly Isabel W. Donahue, also called Belle W. Donahue (under which name of Isabel W. Donahue, also called Belle W. Donohue, she acquired an interest in the property herein described, she having since time married Richard H. Sprague) to Chas. C. Moore & Co., Engineers, a corporation, and Martin Investment Company, a corporation, dated July 7, 1913, recorded JANUARY 19, 1914, BOOK 772 OF DEEDS, PAGE 285,

The above right of way being the same as shown on the ALTA/ACSM Survey prepared by Martin M. Ron Associates, dated NOVEMBER 29, 2004, Job No. S-5819.

2.

Covenants, conditions and restrictions, but omitting any covenant or restriction, based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that said covenant (a) is exempt under Chapter 42, Section 3607 of the United States Code or (b) relates to handicap but does not discriminate against handicapped persons, contained in the Declaration

By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA PARTNERSHIP

Recorded:	NOVEMBER 17, 1981, BOOK D309, PAGE 417, OFFICIAL RECORDS

3.	License Agreement

Dated:	DECEMBER 6, 1984

Executed By:	FREMONT CENTER ASSOCIATES, LICENSOR

And Between:	465 MARKET STREET, A CALIFORNIA LIMITED PARTNERSHIP

Upon the terms, provisions, covenants and conditions contained therein,

Recorded:	DECEMBER 14, 1984, REEL D763, IMAGE 1840, OFFICIAL RECORDS

4.	Easements, upon the terms, covenants and conditions contained thereof, for the purposes stated herein and incidental purposes created in that certain instrument

Recorded:	JANUARY 2, 1987, REEL E250, IMAGE 441, SERIES NO. D924695. OFFICIAL RECORDS

Granted to:	FIVE FREMONT CENTER ASSOCIATES, A GENERAL PARTNERSHIP

Purpose:	FOR CONSTRUCTION, OPERATION AND REPAIR OF A PEDESTRIAN WALK AND USE THEREOF BY THE PUBLIC

Affects:	PARCEL FOUR

The above easement being the same as shown on the ALTA/ACSM Survey prepared by Martin M, Ron Associates, dated NOVEMBER 29, 2004, Job No, S-5819.

5.	Declaration Establishing Easements Running with the Land, upon the terms and provisions contained therein

Dated:	JUNE 1, 1991

50 Fremont, San Francisco, California

Executed By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP

Recorded:	AUGUST 16, 1991, REEL F441, IMAGE 661, OFFICIAL RECORDS

Affects:	PARCELS ONE AND TWO

6.	Notice of Special Restrictions under the City Planning Code

Dated:	AUGUST 16, 1991

Executed By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP

And Between:	METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Recorded:	AUGUST 16, 1991, REEL F441, IMAGE 662, OFFICIAL RECORDS

7.	Notice of Special Restrictions under the City Planning Code of the City and County or San Francisco upon the terms and conditions contained therein

Recorded:	APRIL 10, 1997, REEL G858, IMAGE 282, SERIES NO. 97-G144465-00, OFFICIAL RECORDS

8.

Revocable permission, Order No. 172,400, to occupy a portion of the public right-of-way with one (1) 6,000-gallon double-wall underground diesel storage tank, recorded JULY 21, 2000, REEL H684, IMAGE 404, SERIES NO, 2000-G804267-00, OFFICIAL RECORDS.

EXHIBIT J

TITLE EXCEPTIONS

1.	Rights of way, easements for light and air, conditions, covenants, restrictions and reservations as contained in the following:

Agreement – ISABEL W. SPRAGUE, first party; CHAS. C. MOORE & CO., ENGINEERS, A CORPORATION, second party; and MARTIN INVESTMENT COMPANY, A CORPORATION, dated November 6, 1913, recorded JANUARY 19, 1914, BOOK 41 OF COVENANTS, PAGE 220.

Deed by Isabel Sprague (wife of Richard H. Sprague), formerly Isabel W. Donahue, also called Belle W. Donahue (under which name of Isabel W. Donahue, also called Belle W. Donohue, she acquired an interest in the property herein described, she having since time married Richard H. Sprague) to Chas. C. Moore & Co., Engineers, a corporation, and Martin Investment Company, a corporation, dated July 7, 1913, recorded JANUARY 19, 1914, BOOK 772 OF DEEDS, PAGE 285.

The above right of way being the same as shown on the ALTA/ACSM Survey prepared by Martin M. Ron Associates, dated NOVEMBER 29, 2004, Job No. S-5819.

2.

Covenants, conditions and restrictions, but omitting any covenant or restriction, based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that said covenant (a) is exempt under Chapter 42, Section 3607 of the United States Code or (b) relates to handicap but does not discriminate against handicapped persons, contained in the Declaration

By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA PARTNERSHIP

Recorded:	NOVEMBER 17, 1981, BOOK D309, PAGE 417, OFFICIAL RECORDS

3.	License Agreement

Dated:	DECEMBER 6, 1984

Executed By:	FREMONT CENTER ASSOCIATES, LICENSOR

And Between:	465 MARKET STREET, A CALIFORNIA LIMITED PARTNERSHIP

Upon the terms, provisions, covenants and conditions contained therein,

Recorded:	DECEMBER 14, 1984, REEL D763, IMAGE 1840, OFFICIAL RECORDS

4.	Easements, upon the terms, covenants and conditions contained thereof, for the purposes stated herein and incidental purposes created in that certain instrument

Recorded:	JANUARY 2, 1987, REEL E250, IMAGE 441, SERIES NO. D924695, OFFICIAL RECORDS

Granted to:	FIVE FREMONT CENTER ASSOCIATES, A GENERAL PARTNERSHIP

Purpose:	FOR CONSTRUCTION, OPERATION AND REPAIR OF A PEDESTRIAN WALK AND USE THEREOF BY THE PUBLIC

Affects:	PARCEL FOUR

The above easement being the same as shown on the ALTA/ACSM Survey prepared by Martin M. Ron Associates, dated NOVEMBER 29, 2004, Job No. S-5819.

5.	Declaration Establishing Easements Running with the Land, upon the terms and provisions contained therein

Dated:	JUNE 1, 1991

J-1

Executed By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP

Recorded:	AUGUST 16, 1991, REEL F441, IMAGE 661, OFFICIAL RECORDS

Affects:	PARCELS ONE AND TWO

6.	Notice of Special Restrictions under the City Planning Code

Dated:	AUGUST 16, 1991

Executed By:	FIVE FREMONT CENTER ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP

And Between:	METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Recorded:	AUGUST 16, 1991, REEL F441, IMAGE 662, OFFICIAL RECORDS

7.	Notice of Special Restrictions under the City Planning Code of the City and County of San Francisco upon the terms and conditions contained therein

Recorded:	APRIL 10, 1997, REEL G858, IMAGE 282, SERIES NO. 97-G144465-00, OFFICIAL RECORDS

8.

Revocable permission, Order No. 172,400, to occupy a portion of the public right-of-way with one (1) 6,000-gallon double-wall underground diesel storage tank, recorded JULY 21, 2000, REEL H684, IMAGE 404, SERIES NO. 2000-G804267-00, OFFICIAL RECORDS.

J-2

EXHIBIT K

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Paul Hastings, LLP

55 2nd Street, 24th Floor

San Francisco, CA 94105

Attention: Stephen I. Berkman

MEMORANDUM OF LEASE

(50 Fremont Street, San Francisco, California)

THIS MEMORANDUM OF LEASE (this “Memorandum”) is made and entered into as of January     , 2012 by and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account (“Landlord”), and salesforce.com, inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord owns that certain real property in the City of and County of San Francisco, State of California commonly known as 50 Fremont Street being more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”);

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated January     , 2012 (the “Lease”) whereby Tenant leased a portion of the Property (the “Premises”) from Landlord; and

WHEREAS, Landlord and Tenant desire to evidence the Lease in the official records maintained by the Office of the County Recorder for the County of San Francisco, State of California by this Memorandum.

NOW, THEREFORE, for good and sufficient consideration acknowledged in the Lease, Landlord has demised, leased and let unto Tenant the Premises, as follows:

1. Defined Terms. Initially capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

2. Term. The Term of the Lease shall begin on the Phase I Delivery Date and end on May 31, 2030. Subject to the terms and conditions set forth in the Lease, Tenant has two (2) options to extend the Term of the Lease for five (5) years each.

3. Expansion Option. Subject to the terms and conditions set forth in the Lease, Tenant has an option to lease additional space at the Property.

4. Right of First Offer. Subject to the terms and conditions set forth in the Lease, Tenant has certain rights to lease additional space at the Property.

5. Purchase Option. Subject to the terms and conditions set forth in the Lease, Tenant has a right to purchase the Property.

6. Right of First Offer to Purchase. Subject to the terms and conditions set forth in the Lease, Tenant has a right of first offer to purchase the Property.

7. Lease Incorporation; Purpose of Memorandum. This Memorandum is subject to all conditions, terms and provisions of the Lease as it may be amended, which agreement is hereby adopted and made a part hereof by reference to the same, in the same manner as if all the provisions thereof were set forth herein in full. This Memorandum has been executed for the purpose of recordation in order to give notice of all of the terms, provisions and conditions of the Lease, and is not intended, and shall not be construed, to define, limit, or modify the Lease. This Memorandum is not a complete summary of the Lease, nor shall any provisions of this Memorandum be used in interpreting the provisions of the Lease.

8. Conflict. In the event of a conflict between the terms of the Lease and this Memorandum, the Lease shall prevail. Reference should be made to the Lease for a more detailed description of all matters contained in this Memorandum.

9. Exhibits and Recitals. Each exhibit attached to and referred to in this Memorandum is hereby incorporated by reference. The recitals are incorporated herein by reference as matters of contract and not mere recital.

10. Counterparts. This Memorandum may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum effective as of the date first written above.

“LANDLORD”:	“TENANT”:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account	salesforce.com, inc., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT L

EXCLUDED SPACE

[GRAPHIC]

[GRAPHIC]

[GRAPHIC]

[GRAPHIC]

EXHIBIT M

CURRENT SECURITY PROGRAM

The Building is currently implementing an elevator destination system, complete with card access control. There are several other areas within the building where card readers control specific doors. Key lockers for parking are also controlled and accessed by valid access cards.

Proximity cards are issued by building and the system has the ability to capture and maintain photos in the card holder record.

CCTV surveillance cameras are located at select locations both inside the lobby and at outside locations an at the adjacent plaza area.

The Building utilizes Touchcom’s OneFacility, Web Hosted platform to pre-register visitors. This process expedites the process of getting visitors to their specific floor destination. OneFacility allows for an unlimited amount of users thereby allowing tenants to easily log-in to the system and pre-register a visitor.

Visitor badges are printed for each visitor with bar code access levels limiting visitors to proceed only to the company contacts floor, or the main reception floor.

The Building system card readers are being upgraded to offer HID Dual technology card readers that have the ability to read HID standard 125 HRZ and 13.56GHZ cards.

M -1

EXHIBIT N

LIST OF APPROVED CONTRACTORS AND SUBCONTRACTORS

December 13, 2011

50 FREMONT — SAN FRANCISCO

APPROVED LIST OF GENERAL CONTRACTORS

BCCI	R.N. Field
185 Berry Street, Suite 1200	515 Folsom Street, #2
San Francisco, CA 94107	San Francisco, CA 94105-3177
(415) 817-5100	(415) 369-0465
(415) 995-6026 – fax	(415) 648-8140

CB2 Builders	Richlen Construction
Pier 27	546 Bryant Street
The Embarcadero, Suite 206	San Francisco, CA 94107
San Francisco, CA 94111	(415) 904-0900
(415) 402-0360
(415) 402-0364 – fax	Skyline Construction
731 Sansome Street, 4th Floor
DFI	San Francisco, CA 94111
582 Market Street, Suite 300	(415) 908-1020
San Francisco, CA 94104	(415) 908-1030 - fax
(415) 783-4260
Ward Alan Emery
GCI	345 California Street, Suite 160
825 Battery Street, 3rd Floor	San Francisco, CA 94104
San Francisco, CA 94111	(415) 772-9056
(415) 978-2790	(415) 772-9156 – fax
(415) 978-2674 - fax

Hathaway-Dinwiddie
275 Battery Street, Suite 300
San Francisco, CA 94111-2230
(415) 986-2718
(415) 956-5669 – fax

50 FREMONT — SAN FRANCISCO

APPROVED LIST OF SUB-CONTRACTORS

ACCESS CARD READERS/ SECURITY

WBE 90 Hill Road Novato, CA 94945 (415) 898-1400 (415) 898-5991 - fax

ACCOUSTICAL CEILINGS

VCB Acoustics* 1538 Laguna Road Santa Rosa, CA 95401-3703 (707) 571-1120 (707) 571-1156 – fax	Ireland Interior Systems, Inc. 1823 Egbert Ave. San Francisco, CA 94124 (415) 671-2903 (415) 671-2933 - fax Performance Contracting 438 Littlefield Avenue South San Francisco, CA 94080 (415) 873-7400
Arrow Acoustics, Inc.	(415) 583-9560 - fax
23773 Foley St.
Hayward, CA 94545 (510) 783-4900 (510) 783-4970 - fax	The Facilities Group 400 Brannan Street, Suite 7 San Francisco, CA 94107 (415) 284-1504 (415) 284-0984 - fax

Creative Ceilings 6680 Alhambra Avenue Martinez, CA 94553 (925) 798-9446 (925) 798-9458 - fax San Francisco Interiors 115 Klamath Court American Canyon, CA 94503 (707) 552-3994 (707) 552-7194 - fax

AIR BALANCING

RS Analysis, Inc.* 299 Old Country Road, Suite 20 San Carlos, CA 94070 (650) 654-1348 (650) 654-1341 – fax	National Air Balance Company 4171 Business Center Drive Fremont, CA 94538 (510) 623-7000 (510) 623-7151 – fax

ARCHITECTURAL DESIGN

Hooks ASD Design & Architecture* 1 Kearny Street, 5th Floor San Francisco, CA 94108 (415) 288-8670 (415) 288-8676 – fax	RMW Architecture & Interior 160 Pine Street San Francisco, CA 94111 (415) 781-9800
Gensler
Korth Sunseri Hagey Architects 650 California Street, 4th Floor San Francisco, CA 94108 (415) 954-1960	Hills Plaza Two Harrison Street San Francisco, California 94105
RAPT

BLINDS/ WINDOW COVERING

Fashion Drapery* 850 South Van Ness Avenue (415) 759-7768 (415) 206-9236 – fax	Modern Drapery 145 Starlite Street South San Francisco, CA 94080 (650) 266-9600 (650) 266-9609 - fax
California Textiles 37660 Timber Street Newark, CA 94560 (510) 794-1172 (510) 794-5875 - fax	Roberto Loret DeMola
Mecho Shade
Drapery Concepts 5850 Commerce Blvd., Suite 200 Rohnert Park, CA 94928 (707) 584-7926 (800) 640-7920 (707) 584-7929 – fax	1385 Fairfax Avenue, Unit A San Francisco, CA 94124 (415) 641-7272 (415) 641-7449 - fax

CONCRETE

Concrete Wall Sawing P.O. Box 2419 San Leandro, CA 94580 (510) 483-8440 (510) 278-8822 - fax Penhall 13750 Catalina Street San Leandro, CA 94577 (510) 357-8810 (510) 357-8817 - fax	Donald S. McLean, Inc. 150 Executive Park Boulevard San Francisco, CA 94134 (415) 468-7161 (415) 468-8142 - fax Lewis Merlo 336 Grove St. San Francisco, CA 94117 (415) 346-1066 (415) 346-3991 – fax

DEMOLITION

Demo Masters (DMI) 1366 Doolittle Drive	Roldan Construction, Inc. 4423 Enterprise Street
San Leandro, CA 94577 (510) 544-5270 (510) 544-5266 - fax Demo Inc. 1950 Innes Avenue #7 San Francisco, CA 94124 (415) 282-5010 (415) 282-5039 - fax	Fremont, CA 94538 (510) 490-1395 (510) 490-7988 - fax

DOORS

Allwood Doors 6000 Third Street San Francisco, CA 94124 (415) 822-8900 (415) 822-5832 – fax	Minton Company Mountain View, CA 94042 (415) 961-9800 (415) 962-3079
California Builders Hardware
California Drywall Doors Division 1001 25th Street San Francisco, CA 94107 Bill Boyett (415) 642-5711 (415) 642-6017 – fax	166 Wisconsin San Francisco, CA 94107 (415) 864-1310 (415) 864-7935 - fax

DRAIN CLEANING

Rescue 2226 Westborough Blvd, Ste A South San Francisco, CA 94080 (650) 518-4849	Roto Rooter 3840 Bayshore Blvd. Brisbane, CA (415) 656-2130

DRYWALL

California Drywall* 1001 25th Street San Francisco, CA 94107 (415) 642-5711 (415) 642-6017 - fax Golden Gate Drywall 399 Beach Road Burlingame, CA 94010	Aero Drywall 947 Industrial Avenue Palo Alto, CA 94303 (415) 424-0990 (415) 424-9436 - fax
(415) 348-7033 (415) 375-1028	Partition Specialties, Inc. 1710 Industrial Road San Carlos, CA 94070
Russell Hinton 450 Shotwell Street San Francisco, CA 94110-1914 (415) 206-0150 (415) 206-9450 - fax	(415) 598-9800 (415) 592-4327 - fax

ELECTRICAL

Paganini Electric*

190 Hubbell St.

San Francisco, CA 94107-2219

(415) 575-3900

(415) 575-3920 – fax

W. Bradley Electric (WBE)

90 Hill Road

Novato, CA 94945

(415) 898-1400

(415) 898-5991 – fax

Decker Electric

1282 Folsom Street

San Francisco, CA 94103

(415) 552-1622

(415) 861-4257 - fax

Capitol Electric

480 9th Street

San Francisco, CA 94103

(415) 861-2900

(415) 861-8537 - fax

Metropolitan Electrical Construction, Inc.

2400 Third Street

San Francisco, CA 94107

(415) 642-3000

(415) 550-6615 - fax

ENGINEERS (Electrical & Mechanical)

Glumac & Associates, Inc.* 275 Battery Street, Suite 220 San Francisco, CA 94111 (415) 398-7667 (415) 398- 0596 - fax	Flack + Kurtz Consulting Engineers 405 Howard Street San Francisco, CA 94105 (415) 398-3833 (415) 433-5311 - fax (415) 398-3834 - Express Line

Randall Lamb Associates 121 Second Street, 6th Floor
San Francisco, CA 94105 (415) 512-9771 (415) 512-8940 – fax	Degenkolb Engineers (structural) 225 Bush Street, Suite 1000 San Francisco, CA 94104 (415) 392-6592 (415) 544-0783 - fax

CBM Engineers, Inc (structural)
1700 West Loop South, Suite 830 Houston, Texas 77027-3092 (713) 629-1982 (713) 629-7772 - fax	Oakhill Engineers (925) 689-8606 (925) 689-8663

FIRE PROTECTION

CHUBB* 180 Grand Avenue, Suite 1035 Oakland, CA 94612 (510) 588-3100 (510) 588-3120 - fax	Anderson, Rowe & Buckley, Inc. 2833 Third Street San Francisco, CA 94107 (415) 282-1625 (415) 282-0752 - fax
Jon Meurer

RLH
Ayoob & Peery 975 Indiana Street San Francisco, CA 94107 (415) 550-0975 (415) 550-0915 – fax	5039 Preston Avenue Livermore, CA 94550 (925) 243-1285 (925) 371-0368 - fax

FLOORING/COMPUTER

The Brookman Company 876 South Milpitas Blvd. Milpitas, CA 95036 (408) 942-7900 (408) 945-1360 - fax	Pugliese Interior Systems, Inc. 2837-A Whipple Road Union City, CA 94587 (510) 475-7919 (510) 475-8981 – fax

FLOORING/CARPET

Conklin Bros. 1100 Selby Street San Francisco, CA 94124 (415) 282-1822 (415) 282-3109 - fax Design Contract 5650 Imhoff Drive, Suite B Concord, CA (925) 603-9500 (925) 603-9518 - fax Joe Velasquez	MSA Industries 7066 Los Positas Rd. Livermore, CA 94550 (510) 373-0900 (510) 373-0360 - fax Golden State Carpet Service, Inc. 1930 Olivera Road Concord, CA 94520 (925) 687-4510 (925) 686-3855 - fax

FLOORING/WOOD

Isackson, Axel, Floor Covering

100 N. Hill Drive, Suite 36

Brisbane, CA 94005

(415) 467-0888

(415) 467-0812

Majestic Floors Inc.

5111 Port Chicago Hwy.

Concord, CA 94520

(925) 825-0771

(925) 603-6288 - fax

Golden State Carpet Service, Inc. 1930 Olivera Road Concord, CA 94520 (925) 687-4510 (925) 686-3855 – fax Floortrends 2540 Newhall Street San Francisco, CA 94124 (415) 982-9600 X225

GLASS/MASONRY

Prestige Glass* 551 Taylor Way San Carlos, CA 94070 (650) 593-5909 (800) 244-8866 – 24hr Emergency	Mission Glass Company 200 Valley Drive #17 Brisbane, CA 94005 (415) 468-1570 x 3 (415) 468-0288 - fax Mr. Dave Waterman
Progress Glass Co, Inc 25 Patterson Street San Francisco, CA 94124 (415) 824-7040 (415) 824-3290 - fax

GRAPHICS

Toll Architectural Graphics, Inc.

56 Ringold Street

San Francisco, CA 94103

(415) 864-3774

(415) 864-5361 - fax

Martinelli Environmental Graphics

576 Natoma Street

San Francisco, CA 94103

(415) 621-1559

(415) 621-2486 - fax

Thomas Swan Sign Co., Inc. 1117 Howard Street San Francisco, CA 94103 (415) 621-0481 (415) 621-1511 – fax LaHue & Associates 2280 Palou Ave San Francisco, CA 94124 (415) 206-9136 (415) 206-9137 - fax

HARDWARE

Mainline Security*

84 2nd Street

(between Jessie St & Mission St)

San Francisco, CA 94105

(415) 398-6161

Residential Commercial Hardware

20 South Linden, Unit 6A

South San Francisco, CA 94080

(415) 737-0926

(415) 737-0509 - fax

E.M. Hundley 617 Bryant Street San Francisco, CA 94107 (415) 777-5050 (415) 777-5960 - fax Portola Hardware 560 Barneveld Avenue San Francisco, CA 94107 (415) 648-4111 (415) 648-5744 - fax

HVAC/ PLUMBING/ SPRINKLERS

ACCO* 1133 Aladdin Avenue San Leandro, CA 94577 (510) 346.4300 (510) 347-1317 - fax	Standard Sheet Metal 366 Brannan Street San Francisco, CA 94107 (415) 392-6463
Columbia Mechanical Contractors, Inc.
Anderson, Rowe & Buckley, Inc.* 2833 Third Street San Francisco, CA 94107 (415) 282-1625	969 Folsom Street San Francisco, CA 94107 (415) 398-5202 (415) 541-9175 - fax
(415) 282-0752 - fax

Mesa Energy Systems 24051 Amador Street Hayward, CA 94544 (510) 670-1690 (510) 670-1698 - fax	RLH 5039 Preston Avenue Livermore, CA 94550 (925) 243-1285

INDUSTRIAL SUPPLIES

Rebarber Enterprises 325 South Maple Avenue, #21 South San Francisco, CA 94080 (415) 589-0713 (415) 589-4507 - fax

LATHING/PLASTERING

Russell Hinton 450 Shotwell St. San Francisco, CA 94110-1914 (415) 206-0150 (415) 206-9450 - fax	Patrick J. Ruane, Inc. 181 South Park San Francisco, CA 94107 (415) 546-7600 (415) 206-9450 - fax

LIFE SAFETY SYSTEMS

CHUBB 180 Grand Avenue, Suite 1035 Oakland, CA 94612 (510) 588-3100 (510) 588-3120 – fax (Jon Meurer)

LIGHTING

Horton Lees Brodgden 300 Brannan St. San Francisco, CA 94107 (415) 348-8273	Luminae Souter Lighting Design 506 Roosevelt Way San Francisco, CA 94114 (415) 863-8800

LOCKSMITH

Mainline Security* 84 2nd Street San Francisco, CA 94105 (415) 398-6161 (415) 495-6161

MECHANICAL CONTRACTORS

ACCO* 1133 Aladdin Avenue San Leandro, CA 94577 (510) 346.4300 (510) 347-1317 - fax	Columbia Mechanical Contractors, Inc. 969 Folsom Street San Francisco, CA 94107 (415) 398-5202 (415) 541-9175 – fax

Anderson, Rowe & Buckley* 2833 Third Street San Francisco, CA 94107 (415) 282-1625 (415) 282-0752 – fax	Mesa Energy Systems 24051 Amador Street Hayward, CA 94544 (510) 670-1690 (510) 670-1698 - fax

METAL

Romak Iron Works P.O. Box 8547 3250 Hollis Street Oakland, CA 94602-0547 (510) 658-0588 (510) 658-0351 - fax	Tri-R Steel 151 Industrial Way Brisbane, CA 94005 (415) 468-9086 (415) 468-9088 – fax

C.E. Toland & Son

5300 Industrial way

Benicia, CA 94510

(707) 747-1000

(707) 747-5300

Olson & Co. Steel (formerly Meddco, BBMP)

1941 Davis Street

San Leandro, CA 94577

(510) 567-2200

(510) 567-2210 - fax

B Metal Fabrication 318 So. Maple Avenue South San Francisco, CA 94124 (650) 615-7705 (650) 952-1001 – fax

MILLWORK

Commercial Casework Inc. 41780 Christy Street Fremont, CA 94538 (510) 657-7933 (510) 657-9457 - fax	Buchner Design 1030 Quesada Avenue San Francisco, CA 94124 (415) 822-7300 (415) 822-8540 – fax

Design Workshops 486 Lesser Street Oakland, CA 94601 (510) 434-0727 (510) 434-0409 - fax	Commercial Specialties 1150 Humbolt Street Santa Rosa, CA 95404-3325 (707) 575-3312 - Phone & FAX

Mayta & Jensen 1790 Yosemite Avenue San Francisco, CA 94124 (415) 822-2200 (415) 822-4424 - fax	San Francisco Millwork 1232 Connecticut Street San Francisco, CA 94107 (415) 824-0880 (415) 824-0883 - fax

MISCELLANEOUS SPECIALTIES

Waxie Sanitary Supply 901 North Canyons Parkway Livermore, CA 94550 (925) 454-2900 (925) 605-3703 – fax

MOVING

NOR-CAL Moving Services* 1811 Adrian Road Burlingame, CA 94010 (415) 330-2800 (415) 468-0752 (800) 822-6967	COR-O-VAN Tony Yadao 901 16th Street San Francisco, CA 94107 (415) 934-1600 (415) 865-9311

PAINTING

Russell Hinton 450 Shotwell Street San Francisco, CA 94110 (415) 206-0150 (415) 206-9450 - fax Monticelli 1395 Evans Avenue, Suite 200 San Francisco, CA 94124 (415) 550-7104 (415) 550-0646 - fax	Giampolini 1445 Bush Street San Francisco, Ca 94109 (415) 673-1236 (415) 775-3077 – fax D. Zelinsky & Sons 1108 Cutting Blvd Richmond, CA 94804 (510) 215-5253 (510) 215-5390 - fax

RESTROOM PARTITIONS

Rebarber Enterprises 325 South Maple Avenue, #21 South San Francisco, CA 94080 (415) 589-0713 (415) 589-4507 - fax

RISER MANAGEMENT

Capitol Communications* 480-9th Street San Francisco, CA 94103 (415) 341-5072 (415) 861-4720 - fax

STEEL

Cofab Steel Corporation 1667 Marine World Parkway Vallejo, CA 94589 (707) 552-6333 (707) 552-5445	Donald S. McLean, Inc. 150 Executive Park Boulevard, Suite 2350 San Francisco, CA 94134 (415) 468-7161 (415) 468-8124 - FAX

Global Steel Products 936 61st Street Oakland, CA 94608 (510) 652-2060 (510) 655-3118	Olson & Co. Steel (formerly Meddco, BBMP) 1941 Davis Street San Leandro, CA 94577 (510) 567-2200 (510) 567-2210 – fax

STONE

Stuart Dean* 375 Alabama Street, Suite 215 San Francisco, CA 94110 (415) 864-7595 x24 (415) 850-2559 FAMCO 868 Folsom Street San Francisco, CA 94107 (415) 981-8070 (510) 292-9343	Marble West 5 South Linden, Unit 6 South San Francisco, CA 94080 (650) 871-1232 (415) 559-1883

SURVEYOR

Ron, Martin M. Associates 501 Second Street, Suite 418 San Francisco, CA 94107 (415) 543-4500 (415) 543-6255

TELECOMMUNICATIONS

Capitol Communications* (required Riser Manager) 480 Ninth Street San Francisco, CA 94103 (415) 861-1727 (415) 861-0892 – fax	**For BMS** Mesa Energy Systems 24051 Amador Street Hayward, CA 94544 (510) 670-1690 (510) 670-1698 - fax

TESTING

Testing Engineers, Inc. 2811 Adeline Street P.O. Box 24075 Oakland, CA 94623 (510) 835-3142

TILE

The Tile Place, Inc.

42100 Boscell Road

Fremomt, CA 94538

(510) 659-0618

(510) 659-0879 - fax

J. Dean Ballard & Sons

700 Whitney St.

San Leandro, CA 94577

(510) 567-0660

(510) 567-0669 - fax

Tile West

P.O. Box 5789

Novato, CA 94948

(510) 528-6500

(415) 382-7558 - fax

Tom Rusca

G.B Tile

580 Crespi Drive, Unit R

Pacifica, CA 94044

(650) 355-9247

(650) 738-9994 - fax

Superior Tile Company

7801 Oakport Street

Oakland, CA 94612

(415) 635-2900

(415) 635-7083 - fax

S. Pellegrino & Sons, Inc.

1991 Oakland Ave.

San Francisco, CA 94124

(415) 647-6667

(415) 647-6239 - fax

EXHIBIT O

RESTRICTED PARTY EXCLUSIONS

Restricted Party Exclusions

Lease Agreement	Square Footage	Location

Office Lease by and between Pillsbury Madison & Sutro, LLP (“Tenant”) and 50 Fremont Center Partners (“Landlord”) dated December 16, 1997, as amended	210,146	The following floors in the Building: 3rd (partial), 4th, 5th, 6th, 7th, 8th, 9th, 10th, 11th (partial), 12th, 14th and storage space in the 42nd

U.S. Government Lease for Retail Property by and between the United States of America (“Tenant”) and Teachers Insurance and Annuity of America, for the benefit of its Real Estate Account (“Landlord”) dated May 5, 2006, as amended	7,168	The 24th floor of the Building

Lease by and between World Savings & Loan Association, with successor-in-interest Wells Fargo Bank, N.A. (“Tenant”) and Five Fremont Center Associates (“Landlord”) dated June 1, 1983, as amended	5,293	The ground floor of the Building

O -1

ADDENDUM ONE

TWO RENEWAL OPTIONS FOR PHASE I PREMISES

(BASEBALL ARBITRATION)

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided that as of the time of the giving of the Phase I Premises First Extension Notice and the Commencement Date of the Phase I Premises First Extension Term (as such terms are defined below), (x) Tenant is the Tenant originally named herein or a Permitted Transferee, (y) Tenant occupies at least fifty percent (50%) of the Phase I Premises initially demised under this Lease, and (z) no Material Default exists; then Tenant shall have the right to extend the Phase I Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase I Premises First Extension Term”) commencing on the day following the expiration of the Phase I Premises Term (hereinafter referred to as the “Commencement Date of the Phase I Premises First Extension Term”). Tenant must give Landlord notice (hereinafter called the “Phase I Premises First Extension Notice”) of its election to extend the term of the Phase I Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the Phase I Premises Termination Date. At any time prior to the delivery of the Phase I Premises First Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase I Premises Termination Date, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase I Premises First Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase I Premises First Extension Notice.

(b) Provided that as of the time of the giving of the Phase I Premises Second Extension Notice and the Commencement Date of the Phase I Premises Second Extension Term, (i) Tenant is the Tenant originally named herein or a Permitted Transferee, (ii) Tenant occupies at least fifty percent (50%) of the Phase I Premises initially demised under this Lease, (iii) no Material Default exists, and (iv) Tenant has exercised its option for the Phase I Premises First Extension Term; then Tenant shall have the right to extend the Phase I Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase I Premises Second Extension Term”) commencing on the day following the expiration of the Phase I Premises First Extension Term (hereinafter referred to as the “Commencement Date of the Phase I Premises Second Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Phase I Premises Second Extension Notice”) of its election to extend the term of the Phase I Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the scheduled expiration date of the Phase I Premises First Extension Term. At any time prior to the delivery of the Phase I Premises Second Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase I Premises First Extension Term, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase I Premises Second Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase I Premises Second Extension Notice.

(c) The Base Rent payable by Tenant to Landlord during the Phase I Premises First Extension Term and/or the Phase I Premises Second Extension Term (if applicable) shall the Fair Market Rent, as defined and determined pursuant to Paragraph (d), Paragraph (e), and Paragraph (f) below.

Addendum One-1

(d) The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of Rentable Area, which Landlord would have received from leasing the Phase I Premises for the Phase I Premises First Extension Term or Phase I Premises Second Extension Term (as applicable) in an arms-length, nonequity (i.e., not being offered equity in the building) transaction, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations. Fair Market Rent shall take into consideration both new leases and renewals for previously improved, non-shell condition premises in comparable buildings within the San Francisco Financial District and shall take into account and make adjustment for (a) the presence or absence of leasing commissions and all other economic considerations relating to the Phase I Premises; (b) the definition of rentable square feet for purposes of computing the rate; (c) the existence, timing and amount of any increases in rent following term commencement in the comparison transactions; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) distinctions between “gross” and “net” leases or leases which are net of electric and (f) signage rights; provided, however, that (i) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be considered, (ii) any tenant improvements or allowance provided for in comparable transactions and whether or not a tenant improvement allowance is payable to Tenant for the Phase I Premises for the Phase I Premises First Extension Term or Phase I Premises Second Extension Term (as applicable) shall be taken into account in the calculation of the Fair Market Rent, and (iii) any comparable transactions used in the determination of Fair Market Rent shall have an execution date within the twelve (12) months prior to the expiration of the Thirty-Day Period (as defined below). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to Operating Expenses and other items with respect to the Phase I Premises during the Phase I Premises First Extension Term and/or Phase I Premises Second Extension Term. The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(e) Landlord shall notify Tenant of its good faith determination of the Fair Market Rent within thirty (30) days following Tenant’s delivery of the Phase I Premises First Extension Notice or Phase I Premises Second Extension Notice (as applicable) (which shall be made in Landlord’s sole discretion), and Tenant shall advise Landlord of any objection within thirty (30) days of receipt of Landlord’s notice (“Tenant’s Objection Notice”). Failure to respond within the thirty (30) day period shall constitute Tenant’s rejection of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence good faith negotiations to attempt to agree upon the Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s Objection Notice (“Thirty-Day Period”). If the parties cannot agree during the Thirty-Day Period, each acting in good faith but without any obligation to agree, on the Fair Market Rent for the Phase I Premises during either the Phase I First Extension Term and/or the Phase I Premises Second Extension Term, then the determination of Fair Market Rent for the Phase I Premises shall be determined by the arbitration procedure set forth below.

(f) Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Industry Arbitration Rules of the American Arbitration Association attached hereto as Schedule 1 (without modification should such rules change following the Effective Date. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located in accordance with the terms of this Paragraph (f). In the event that the parties cannot agree during the Thirty Day Period on the Fair Market Rent for the Phase I Premises during either the Phase I First Extension Term and/or the Phase I Premises Second Extension Term, then, within five (5) days after the Thirty-Day Period, Landlord shall send written notice to Tenant and the Regional Office of the American Arbitration Association invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each appoint one qualified real estate broker, who shall (1) be a real estate broker licensed under the laws of the State of California, (2) have been engaged as their primary profession in leasing office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years, (3) during the previous ten (10) years have been involved in transactions which in the aggregate total more than 2,500,000 square feet of net rentable area of office space in the San Francisco, California Financial District, and (4) have actively handled at least two office space leases of at least 100,000 square feet of net rentable area each within the immediately preceding forty-eight (48) months. Each such broker shall be appointed within fifteen (15) days after the expiration of the Thirty-Day Period described above. Within five (5) days following the

Addendum One-2

appointment of the two (2) brokers, Landlord and Tenant shall submit copies of Landlord’s proposed Fair Market Rent (“Landlord’s Determination”) and Tenant’s proposed Fair Market Rent (“Tenant’s Determination”) to the two brokers. The two (2) brokers shall each meet for thirty (30) days (“Second Thirty Day Period”) thereafter in order to select either the Landlord’s Determination or Tenant’s Determination. If the two (2) brokers are unable to mutually select, in such Second Thirty Day Period, either the Landlord’s Determination or the Tenant’s Determination, then the two brokers so appointed shall within fifteen (15) days after the expiration of the Second Thirty Day Period agree upon and appoint an independent third party real estate appraiser (the “Independent Arbitrator”) who shall (1) be a member of the Appraisal Institute, (2) have been engaged as their primary profession in appraising office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years and (3) not have been employed by either Landlord or Tenant within the previous two (2) year period. The parties shall pay the fees of their respective brokers and shall share equally in the fees of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such fifteen (15) day period, then either party, on behalf of both, may request such appointment by the San Francisco office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the Independent Arbitrator. The Independent Arbitrator shall select either Landlord’s Determination or Tenant’s Determination as the Fair Market Rent and notify Landlord and Tenant thereof, and shall have no right to propose a middle ground or to modify either of the two determinations or the provisions of this Lease. The Independent Arbitrator shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Independent Arbitrator shall render a decision within forty five (45) days after appointment of the Independent Arbitrator. The decision of the Independent Arbitrator shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of the Independent Arbitrator to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay one half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties). Each party may submit any written materials to the Independent Arbitrator within ten (10) Business Days of selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Independent Arbitrator’s decision unless agreed to by both parties. The Independent Arbitrator is authorized to walk both the Premises and any comparable space. If the Independent Arbitrator has not determined the Fair Market Rent as of the end of the Phase I Premises Term or the Phase I Premises First Extension Term, as applicable, Tenant shall pay the Base Rent in effect under the Lease as of the end of the Phase I Premises Term or Phase I Premises First Extension Term, as applicable, until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(g) The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum One and to enter judgment upon the decision of the arbitrator.

(h) Except for the Base Rent as determined above, Tenant’s occupancy of the Phase I Premises during the Phase I Premises First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Phase I Premises Term; provided, however, Tenant shall have no further right to extend the Phase I Premises Term pursuant to this addendum or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease. Except for the Base Rent as determined above, Tenant’s occupancy of the Phase I Premises during the Phase I Premises Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Phase I Premises First Extension Term; provided, however, Tenant shall have no further right to extend the Phase I Premises Term pursuant to this Addendum One or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

(i) If Tenant does not send the Phase I Premises First Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Phase I Premises Term for the Phase I Premises First Extension Term and the Phase I Premises Second Extension Term shall automatically terminate. If Tenant does not give the Phase I Premises Second Extension Notice within the period set forth in Paragraph (b) above, Tenant’s right to

Addendum One-3

extend the Phase I Premises Term for the Phase I Premises Second Extension Term shall automatically terminate. Time is of the essence as to the giving of the Phase I Premises First Extension Notice and Phase I Premises Second Extension Notice and the Tenant’s Objection Notice under Paragraph (e).

(j) Landlord shall have no obligation to refurbish or otherwise improve the Phase I Premises for the Phase I Premises First Extension Term and/or the Phase I Premises Second Extension Term. The Phase I Premises shall be tendered on the Commencement Date of the Phase I Premises First Extension Term and the Commencement Date of the Phase I Premises Second Extension Term in “as-is”, “where-is”, and “with all faults” condition.

(k) If the Lease is extended for the Phase I Premises First Extension Term and/or the Phase I Premises Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Phase I Premises Term and the other provisions applicable thereto.

(l) If Tenant exercises its right to extend the term of the Lease for the Phase I Premises First Extension Term or Phase I Premises Second Extension Term pursuant to this Addendum One, the term “Phase I Premises Term” as used in the Lease, shall be construed to include, when practicable, the Phase I Premises First Extension Term and/or Phase I Premises Second Extension Term from and after the date of Tenant’s delivery of the Phase I Premises First Extension Notice or the Phase I Premises Second Extension Notice, as applicable.

(m) Notwithstanding anything herein to the contrary, if Tenant exercises its right to extend the initial Phase I Premises Term for the Phase I Premises First Extension Term or for the Phase I Premises Second Extension Term pursuant to this Addendum One, then, upon the Commencement Date of the Phase I Premises First Extension Term and/or Commencement Date of the Phase I Premises Second Extension Term, Tenant shall be permitted to surrender a portion of the Phase I Premises provided that (i) after surrendering such portion Tenant shall thereafter lease a minimum of at least fifty percent (50%) of the Rentable Area of the Phase I Premises initially demised under this Lease, (ii) any portion of the Phase I Premises being surrendered by Tenant must be in full floor increments only, and (iii) any floors being surrendered must be contiguous and shall be the highest floors in the Phase I Premises. For example, if Tenant elected to surrender two (2) full floors of the Phase I Premises as of the Commencement Date of the Phase I Premises First Extension Term, then the surrendered floors would be Floors 34 and 35 (i.e., being the highest two full floors in the Phase I Premises). Tenant shall notify Landlord at the time of delivery of the Phase I Premises First Extension Notice or Phase I Premises Second Extension Notice, as applicable, of whether it elects to reduce the Phase I Premises in the manner set forth above, and for purposes of determining the Fair Market Rent hereunder the Phase I Premises shall be assumed to exclude any portion of the Premises which Tenant elects not to renew in accordance herewith.

Addendum One-4

SCHEDULE 1

ARBITRATION RULES

[GRAPHIC]

Addendum One

Schedule One-1

[GRAPHIC]

Addendum One

Schedule One-2

[GRAPHIC]

Addendum One

Schedule One-3

[GRAPHIC]

Addendum One

Schedule One-4

[GRAPHIC]

Addendum One

Schedule One-5

[GRAPHIC]

Addendum One

Schedule One-6

[GRAPHIC]

Addendum One

Schedule One-7

[GRAPHIC]

Addendum One

Schedule One-8

[GRAPHIC]

Addendum One

Schedule One-9

[GRAPHIC]

Addendum One

Schedule One-10

[GRAPHIC]

Addendum One

Schedule One-11

[GRAPHIC]

Addendum One

Schedule One-12

[GRAPHIC]

Addendum One

Schedule One-13

[GRAPHIC]

Addendum One

Schedule One-14

[GRAPHIC]

Addendum One

Schedule One-15

[GRAPHIC]

Addendum One

Schedule One-16

[GRAPHIC]

Addendum One

Schedule One-17

[GRAPHIC]

Addendum One

Schedule One-18

[GRAPHIC]

Addendum One

Schedule One-19

[GRAPHIC]

Addendum One

Schedule One-20

[GRAPHIC]

Addendum One

Schedule One-21

[GRAPHIC]

Addendum One

Schedule One-22

[GRAPHIC]

Addendum One

Schedule One-23

ADDENDUM TWO

TWO RENEWAL OPTIONS FOR PHASE II PREMISES

(BASEBALL ARBITRATION)

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided that as of the time of the giving of the Phase II Premises First Extension Notice and the Commencement Date of the Phase II Premises First Extension Term (as such terms are defined below), (x) Tenant is the Tenant originally named herein or a Permitted Transferee, (y) Tenant occupies at least fifty percent (50%) of the Phase II Premises initially demised under this Lease, and (z) no Material Default exists; then Tenant shall have the right to extend the Phase II Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase II Premises First Extension Term”) commencing on the day following the expiration of the Phase II Premises Term (hereinafter referred to as the “Commencement Date of the Phase II Premises First Extension Term”). Tenant must give Landlord notice (hereinafter called the “Phase II Premises First Extension Notice”) of its election to extend the term of the Phase II Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the Phase II Premises Termination Date. At any time prior to the delivery of the Phase II Premises First Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase II Premises Termination Date, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase II Premises First Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase II Premises First Extension Notice.

(b) Provided that as of the time of the giving of the Phase II Premises Second Extension Notice and the Commencement Date of the Phase II Premises Second Extension Term, (i) Tenant is the Tenant originally named herein or a Permitted Transferee, (ii) Tenant occupies at least fifty percent (50%) of the Phase II Premises initially demised under this Lease, (iii) no Material Default exists, and (iv) Tenant has exercised its option for the Phase II Premises First Extension Term; then Tenant shall have the right to extend the Phase II Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase II Premises Second Extension Term”) commencing on the day following the expiration of the Phase II Premises First Extension Term (hereinafter referred to as the “Commencement Date of the Phase II Premises Second Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Phase II Premises Second Extension Notice”) of its election to extend the term of the Phase II Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the scheduled expiration date of the Phase II Premises First Extension Term. At any time prior to the delivery of the Phase II Premises Second Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase II Premises First Extension Term, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase II Premises Second Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase II Premises Second Extension Notice.

(c) The Base Rent payable by Tenant to Landlord during the Phase II Premises First Extension Term and/or the Phase II Premises Second Extension Term (if applicable) shall the Fair Market Rent, as defined and determined pursuant to Paragraph (d), Paragraph (e), and Paragraph (f) below.

Addendum Two-1

(d) The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of Rentable Area, which Landlord would have received from leasing the Phase II Premises for the Phase II Premises First Extension Term or Phase II Premises Second Extension Term (as applicable) in an arms-length, nonequity (i.e., not being offered equity in the building) transaction, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations. Fair Market Rent shall take into consideration both new leases and renewals for previously improved, non-shell condition premises in comparable buildings within the San Francisco Financial District and shall take into account and make adjustment for (a) the presence or absence of leasing commissions and all other economic considerations relating to the Phase II Premises; (b) the definition of rentable square feet for purposes of computing the rate; (c) the existence, timing and amount of any increases in rent following term commencement in the comparison transactions; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) distinctions between “gross” and “net” leases or leases which are net of electric and (f) signage rights; provided, however, that (i) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be considered, (ii) any tenant improvements or allowance provided for in comparable transactions and whether or not a tenant improvement allowance is payable to Tenant for the Phase II Premises for the Phase II Premises First Extension Term or Phase II Premises Second Extension Term (as applicable) shall be taken into account in the calculation of the Fair Market Rent, and (iii) any comparable transactions used in the determination of Fair Market Rent shall have an execution date within the twelve (12) months prior to the expiration of the Thirty-Day Period (as defined below). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to Operating Expenses and other items with respect to the Phase II Premises during the Phase II Premises First Extension Term and/or Phase II Premises Second Extension Term. The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(e) Landlord shall notify Tenant of its good faith determination of the Fair Market Rent within thirty (30) days following Tenant’s delivery of the Phase II Premises First Extension Notice or Phase II Premises Second Extension Notice (as applicable) (which shall be made in Landlord’s sole discretion), and Tenant shall advise Landlord of any objection within thirty (30) days of receipt of Landlord’s notice (“Tenant’s Objection Notice”). Failure to respond within the thirty (30) day period shall constitute Tenant’s rejection of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence good faith negotiations to attempt to agree upon the Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s Objection Notice (“Thirty-Day Period”). If the parties cannot agree during the Thirty-Day Period, each acting in good faith but without any obligation to agree, on the Fair Market Rent for the Phase II Premises during either the Phase II First Extension Term and/or the Phase II Premises Second Extension Term, then the determination of Fair Market Rent for the Phase II Premises shall be determined by the arbitration procedure set forth below.

(f) Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Industry Arbitration Rules of the American Arbitration Association attached hereto as Schedule 1 to Addendum One (without modification should such rules change following the Effective Date. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located in accordance with the terms of this Paragraph (f). In the event that the parties cannot agree during the Thirty Day Period on the Fair Market Rent for the Phase II Premises during either the Phase II First Extension Term and/or the Phase II Premises Second Extension Term, then, within five (5) days after the Thirty-Day Period, Landlord shall send written notice to Tenant and the Regional Office of the American Arbitration Association invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each appoint one qualified real estate broker, who shall (1) be a real estate broker licensed under the laws of the State of California, (2) have been engaged as their primary profession in leasing office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years, (3) during the previous ten (10) years have been involved in transactions which in the aggregate total more than 2,500,000 square feet of net rentable area of office space in the San Francisco, California Financial District, and (4) have actively handled at least two office space leases of at least 100,000 square feet of net rentable area each within the immediately preceding forty-eight (48) months. Each such broker shall be appointed within fifteen (15) days after the expiration of the Thirty-Day Period described above. Within five (5) days

Addendum Two-2

following the appointment of the two (2) brokers, Landlord and Tenant shall submit copies of Landlord’s proposed Fair Market Rent (“Landlord’s Determination”) and Tenant’s proposed Fair Market Rent (“Tenant’s Determination”) to the two brokers. The two (2) brokers shall each meet for thirty (30) days (“Second Thirty Day Period”) thereafter in order to select either the Landlord’s Determination or Tenant’s Determination. If the two (2) brokers are unable to mutually select, in such Second Thirty Day Period, either the Landlord’s Determination or the Tenant’s Determination, then the two brokers so appointed shall within fifteen (15) days after the expiration of the Second Thirty Day Period agree upon and appoint an independent third party real estate appraiser (the “Independent Arbitrator”) who shall (1) be a member of the Appraisal Institute, (2) have been engaged as their primary profession in appraising office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years and (3) not have been employed by either Landlord or Tenant within the previous two (2) year period. The parties shall pay the fees of their respective brokers and shall share equally in the fees of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such fifteen (15) day period, then either party, on behalf of both, may request such appointment by the San Francisco office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the Independent Arbitrator. The Independent Arbitrator shall select either Landlord’s Determination or Tenant’s Determination as the Fair Market Rent and notify Landlord and Tenant thereof, and shall have no right to propose a middle ground or to modify either of the two determinations or the provisions of this Lease. The Independent Arbitrator shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Independent Arbitrator shall render a decision within forty five (45) days after appointment of the Independent Arbitrator. The decision of the Independent Arbitrator shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of the Independent Arbitrator to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay one half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties). Each party may submit any written materials to the Independent Arbitrator within ten (10) Business Days of selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Independent Arbitrator’s decision unless agreed to by both parties. The Independent Arbitrator is authorized to walk both the Premises and any comparable space. If the Independent Arbitrator has not determined the Fair Market Rent as of the end of the Phase II Premises Term or the Phase II Premises First Extension Term, as applicable, Tenant shall pay the Base Rent in effect under the Lease as of the end of the Phase II Premises Term or Phase II Premises First Extension Term, as applicable, until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(g) The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum Two and to enter judgment upon the decision of the arbitrator.

(h) Except for the Base Rent as determined above, Tenant’s occupancy of the Phase II Premises during the Phase II Premises First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Phase II Premises Term; provided, however, Tenant shall have no further right to extend the Phase II Premises Term pursuant to this addendum or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease. Except for the Base Rent as determined above, Tenant’s occupancy of the Phase II Premises during the Phase II Premises Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Phase II Premises First Extension Term; provided, however, Tenant shall have no further right to extend the Phase II Premises Term pursuant to this Addendum Two or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

(i) If Tenant does not send the Phase II Premises First Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Phase II Premises Term for the Phase II Premises First Extension Term and the Phase II Premises Second Extension Term shall automatically terminate. If Tenant does not give the Phase II Premises Second Extension Notice within the period set forth in Paragraph (b) above, Tenant’s right to

Addendum Two-3

extend the Phase II Premises Term for the Phase II Premises Second Extension Term shall automatically terminate. Time is of the essence as to the giving of the Phase II Premises First Extension Notice and Phase II Premises Second Extension Notice and the Tenant’s Objection Notice under Paragraph (e).

(j) Landlord shall have no obligation to refurbish or otherwise improve the Phase II Premises for the Phase II Premises First Extension Term and/or the Phase II Premises Second Extension Term. The Phase II Premises shall be tendered on the Commencement Date of the Phase II Premises First Extension Term and the Commencement Date of the Phase II Premises Second Extension Term in “as-is”, “where-is”, and “with all faults” condition.

(k) If the Lease is extended for the Phase II Premises First Extension Term and/or the Phase II Premises Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Phase II Premises Term and the other provisions applicable thereto.

(l) If Tenant exercises its right to extend the term of the Lease for the Phase II Premises First Extension Term or Phase II Premises Second Extension Term pursuant to this Addendum Two, the term “Phase II Premises Term” as used in the Lease, shall be construed to include, when practicable, the Phase II Premises First Extension Term and/or Phase II Premises Second Extension Term from and after the date of Tenant’s delivery of the Phase II Premises First Extension Notice or the Phase II Premises Second Extension Notice, as applicable.

(m) Notwithstanding anything herein to the contrary, if Tenant exercises its right to extend the initial Phase II Premises Term for the Phase II Premises First Extension Term or for the Phase II Premises Second Extension Term pursuant to this Addendum Two, then, upon the Commencement Date of the Phase II Premises First Extension Term and/or Commencement Date of the Phase II Premises Second Extension Term, Tenant shall be permitted to surrender a portion of the Phase II Premises provided that (i) after surrendering such portion Tenant shall thereafter lease a minimum of at least fifty percent (50%) of the Rentable Area of the Phase II Premises initially demised under this Lease, (ii) any portion of the Phase II Premises being surrendered by Tenant must be in full floor increments only, and (iii) any floors being surrendered must be the highest floors in the Phase II Premises and except for floors 37 and 40 must be contiguous. For example, if Tenant elected to surrender two (2) full floors of the Phase II Premises as of the Commencement Date of the Phase II Premises First Extension Term, then the surrendered floors would be Floors 40 and 37 (i.e., being the highest two full floors in the Phase II Premises). Tenant shall notify Landlord at the time of delivery of the Phase II Premises First Extension Notice or Phase II Premises Second Extension Notice, as applicable, of whether it elects to reduce the Phase II Premises in the manner set forth above, and for purposes of determining the Fair Market Rent hereunder the Phase II Premises shall be assumed to exclude any portion of the Premises which Tenant elects not to renew in accordance herewith.

Addendum Two-4

ADDENDUM THREE

TWO RENEWAL OPTIONS FOR PHASE III PREMISES

(BASEBALL ARBITRATION)

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided that as of the time of the giving of the Phase III Premises First Extension Notice and the Commencement Date of the Phase III Premises First Extension Term (as such terms are defined below), (x) Tenant is the Tenant originally named herein or a Permitted Transferee, (y) Tenant occupies at least fifty percent (50%) of the Phase III Premises initially demised under this Lease, and (z) no Material Default exists; then Tenant shall have the right to extend the Phase III Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase III Premises First Extension Term”) commencing on the day following the expiration of the Phase III Premises Term (hereinafter referred to as the “Commencement Date of the Phase III Premises First Extension Term”). Tenant must give Landlord notice (hereinafter called the “Phase III Premises First Extension Notice”) of its election to extend the term of the Phase III Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the Phase III Premises Termination Date. At any time prior to the delivery of the Phase III Premises First Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase III Premises Termination Date, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase III Premises First Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase III Premises First Extension Notice.

(b) Provided that as of the time of the giving of the Phase III Premises Second Extension Notice and the Commencement Date of the Phase III Premises Second Extension Term, (i) Tenant is the Tenant originally named herein or a Permitted Transferee, (ii) Tenant occupies at least fifty percent (50%) of the Phase III Premises initially demised under this Lease, (iii) no Material Default exists, and (iv) Tenant has exercised its option for the Phase III Premises First Extension Term; then Tenant shall have the right to extend the Phase III Premises Term for an additional term of five (5) years (such additional term is hereinafter called the “Phase III Premises Second Extension Term”) commencing on the day following the expiration of the Phase III Premises First Extension Term (hereinafter referred to as the “Commencement Date of the Phase III Premises Second Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Phase III Premises Second Extension Notice”) of its election to extend the term of the Phase III Premises Term at least fifteen (15) months, but not more than eighteen (18) months, prior to the scheduled expiration date of the Phase III Premises First Extension Term. At any time prior to the delivery of the Phase III Premises Second Extension Notice, but in no event later than sixteen (16) months, or sooner than nineteen (19) months, prior to the Phase III Premises First Extension Term, Tenant may provide a written inquiry (“Inquiry”) to Landlord inquiring about Landlord’s good faith determination of the Fair Market Rent for the Phase III Premises Second Extension Term. Landlord shall provide its good faith determination of the Fair Market Rent within thirty (30) days of the receipt of the Inquiry. Tenant’s delivery of the Inquiry shall not be an exercise of its renewal option hereunder and shall in no way be deemed a Phase III Premises Second Extension Notice.

(c) The Base Rent payable by Tenant to Landlord during the Phase III Premises First Extension Term and/or the Phase III Premises Second Extension Term (if applicable) shall the Fair Market Rent, as defined and determined pursuant to Paragraph (d), Paragraph (e), and Paragraph (f) below.

Addendum Three-1

(d) The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of Rentable Area, which Landlord would have received from leasing the Phase III Premises for the Phase III Premises First Extension Term or Phase III Premises Second Extension Term (as applicable) in an arms-length, nonequity (i.e., not being offered equity in the building) transaction, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations. Fair Market Rent shall take into consideration both new leases and renewals for previously improved, non-shell condition premises in comparable buildings within the San Francisco Financial District and shall take into account and make adjustment for (a) the presence or absence of leasing commissions and all other economic considerations relating to the Phase III Premises; (b) the definition of rentable square feet for purposes of computing the rate; (c) the existence, timing and amount of any increases in rent following term commencement in the comparison transactions; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) distinctions between “gross” and “net” leases or leases which are net of electric and (f) signage rights; provided, however, that (i) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be considered, (ii) any (tenant improvements or allowance provided for in comparable transactions and whether or not a tenant improvement allowance is payable to Tenant for the Phase III Premises for the Phase III Premises First Extension Term or Phase III Premises Second Extension Term (as applicable) shall be taken into account in the calculation of the Fair Market Rent, and (iii) any comparable transactions used in the determination of Fair Market Rent shall have an execution date within the twelve (12) months prior to the expiration of the Thirty-Day Period (as defined below). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to Operating Expenses and other items with respect to the Phase III Premises during the Phase III Premises First Extension Term and/or Phase III Premises Second Extension Term. The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(e) Landlord shall notify Tenant of its good faith determination of the Fair Market Rent within thirty (30) days following Tenant’s delivery of the Phase III Premises First Extension Notice or Phase III Premises Second Extension Notice (as applicable) (which shall be made in Landlord’s sole discretion), and Tenant shall advise Landlord of any objection within thirty (30) days of receipt of Landlord’s notice (“Tenant’s Objection Notice”). Failure to respond within the thirty (30) day period shall constitute Tenant’s rejection of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence good faith negotiations to attempt to agree upon the Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s Objection Notice (“Thirty-Day Period”). If the parties cannot agree during the Thirty-Day Period, each acting in good faith but without any obligation to agree, on the Fair Market Rent for the Phase III Premises during either the Phase III First Extension Term and/or the Phase III Premises Second Extension Term, then the determination of Fair Market Rent for the Phase III Premises shall be determined by the arbitration procedure set forth below.

(f) Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Industry Arbitration Rules of the American Arbitration Association attached hereto as Schedule 1 to Addendum One (without modification should such rules change following the Effective Date. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located in accordance with the terms of this Paragraph (f). In the event that the parties cannot agree during the Thirty Day Period on the Fair Market Rent for the Phase III Premises during either the Phase III First Extension Term and/or the Phase III Premises Second Extension Term, then, within five (5) days after the Thirty-Day Period, Landlord shall send written notice to Tenant and the Regional Office of the American Arbitration Association invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each appoint one qualified real estate broker, who shall (1) be a real estate broker licensed under the laws of the State of California, (2) have been engaged as their primary profession in leasing office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years, (3) during the previous ten (10) years have been involved in transactions which in the aggregate total more than 2,500,000 square feet of net rentable area of office space in the San Francisco, California Financial District, and (4) have actively handled at least two office space leases of at least 100,000 square feet of net rentable area each within the immediately preceding forty-eight (48) months. Each such broker shall be appointed within fifteen (15) days after the expiration of the Thirty-Day Period described above. Within five (5) days

Addendum Three-2

following the appointment of the two (2) brokers, Landlord and Tenant shall submit copies of Landlord’s proposed Fair Market Rent (“Landlord’s Determination”) and Tenant’s proposed Fair Market Rent (“Tenant’s Determination”) to the two brokers. The two (2) brokers shall each meet for thirty (30) days (“Second Thirty Day Period”) thereafter in order to select either the Landlord’s Determination or Tenant’s Determination. If the two (2) brokers are unable to mutually select, in such Second Thirty Day Period, either the Landlord’s Determination or the Tenant’s Determination, then the two brokers so appointed shall within fifteen (15) days after the expiration of the Second Thirty Day Period agree upon and appoint an independent third party real estate appraiser (the “Independent Arbitrator”) who shall (1) be a member of the Appraisal Institute, (2) have been engaged as their primary profession in appraising office space in Class A multi-story office buildings in the San Francisco Financial District for not less than the previous ten (10) years and (3) not have been employed by either Landlord or Tenant within the previous two (2) year period. The parties shall pay the fees of their respective brokers and shall share equally in the fees of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such fifteen (15) day period, then either party, on behalf of both, may request such appointment by the San Francisco office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the Independent Arbitrator. The Independent Arbitrator shall select either Landlord’s Determination or Tenant’s Determination as the Fair Market Rent and notify Landlord and Tenant thereof, and shall have no right to propose a middle ground or to modify either of the two determinations or the provisions of this Lease. The Independent Arbitrator shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Independent Arbitrator shall render a decision within forty five (45) days after appointment of the Independent Arbitrator. The decision of the Independent Arbitrator shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of the Independent Arbitrator to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay one half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties). Each party may submit any written materials to the Independent Arbitrator within ten (10) Business Days of selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Independent Arbitrator’s decision unless agreed to by both parties. The Independent Arbitrator is authorized to walk both the Premises and any comparable space. If the Independent Arbitrator has not determined the Fair Market Rent as of the end of the Phase III Premises Term or the Phase III Premises First Extension Term, as applicable, Tenant shall pay the Base Rent in effect under the Lease as of the end of the Phase III Premises Term or Phase III Premises First Extension Term, as applicable, until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(g) The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum Three and to enter judgment upon the decision of the arbitrator.

(h) Except for the Base Rent as determined above, Tenant’s occupancy of the Phase III Premises during the Phase III Premises First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Phase III Premises Term; provided, however, Tenant shall have no further right to extend the Phase III Premises Term pursuant to this addendum or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease. Except for the Base Rent as determined above, Tenant’s occupancy of the Phase III Premises during the Phase III Premises Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Phase III Premises First Extension Term; provided, however, Tenant shall have no further right to extend the Phase III Premises Term pursuant to this Addendum Three or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

(i) If Tenant does not send the Phase III Premises First Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Phase III Premises Term for the Phase III Premises First Extension Term and the Phase III Premises Second Extension Term shall automatically terminate. If Tenant does not give the Phase III Premises Second Extension Notice within the period set forth in Paragraph (b) above, Tenant’s right to

Addendum Three-3

extend the Phase III Premises Term for the Phase III Premises Second Extension Term shall automatically terminate. Time is of the essence as to the giving of the Phase III Premises First Extension Notice and Phase III Premises Second Extension Notice and the Tenant’s Objection Notice under Paragraph (e).

(j) Landlord shall have no obligation to refurbish or otherwise improve the Phase III Premises for the Phase III Premises First Extension Term and/or the Phase III Premises Second Extension Term. The Phase III Premises shall be tendered on the Commencement Date of the Phase III Premises First Extension Term and the Commencement Date of the Phase III Premises Second Extension Term in “as-is”, “where-is”, and “with all faults” condition.

(k) If the Lease is extended for the Phase III Premises First Extension Term and/or the Phase III Premises Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Phase III Premises Term and the other provisions applicable thereto.

(l) If Tenant exercises its right to extend the term of the Lease for the Phase III Premises First Extension Term or Phase III Premises Second Extension Term pursuant to this Addendum Three, the term “Phase III Premises Term” as used in the Lease, shall be construed to include, when practicable, the Phase III Premises First Extension Term and/or Phase III Premises Second Extension Term from and after the date of Tenant’s delivery of the Phase III Premises First Extension Notice or the Phase III Premises Second Extension Notice, as applicable.

(m) Notwithstanding anything herein to the contrary, if Tenant exercises its right to extend the initial Phase III Premises Term for the Phase III Premises First Extension Term or for the Phase III Premises Second Extension Term pursuant to this Addendum Three, then, upon the Commencement Date of the Phase III Premises First Extension Term and/or Commencement Date of the Phase III Premises Second Extension Term, Tenant shall be permitted to surrender a portion of the Phase III Premises provided that (i) after surrendering such portion Tenant shall thereafter lease a minimum of at least fifty percent (50%) of the Rentable Area of the Phase III Premises initially demised under this Lease, (ii) any portion of the Phase III Premises being surrendered by Tenant must be in full floor increments only, and (iii) any floors being surrendered must be contiguous and shall be the highest floors in the Phase III Premises. For example, if Tenant elected to surrender two (2) full floors of the Phase III Premises as of the Commencement Date of the Phase III Premises First Extension Term, then the surrendered floors would be Floors 7 and 8 (i.e., being the highest two full floors in the Phase III Premises); provided, however, if Tenant exercises the Expansion Option set forth in Addendum Four with respect to floors 11, 12 and 14, then the floors that would be surrendered would be floors 12 and 14 since these floors would be deemed part of the Phase III Premises in accordance with the terms of Addendum Four. Tenant shall notify Landlord at the time of delivery of the Phase III Premises First Extension Notice or Phase III Premises Second Extension Notice, as applicable, of whether it elects to reduce the Phase III Premises in the manner set forth above, and for purposes of determining the Fair Market Rent hereunder the Phase III Premises shall be assumed to exclude any portion of the Premises which Tenant elects not to renew in accordance herewith.

Addendum Three-4

ADDENDUM FOUR

EXPANSION OPTION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) “Expansion Space” shall mean a total of 100,562 square feet of Rentable Area consisting of (i) the entirety of Floor 9 of the Building containing 20,186 square feet of Rentable Area, (ii) the entirety of Floor 10 of the Building containing 20,057 square feet of Rentable Area, (iii) the entirety of Floor 11 of the Building containing 20,057 square feet of Rentable Area, (iv) the entirety of Floor 12 of the Building containing 20,186 square feet of Rentable Area, and (v) the entirety of Floor 14 of the Building containing 20,076 square feet of Rentable Area, as depicted on Exhibit A-3 attached hereto and incorporated herein for all purposes. For avoidance of doubt, the Building does not include any Floor 13.

(b) Provided that as of the Expansion Notice Date (defined below), (x) Tenant is the Tenant originally named herein or a Permitted Transferee, and (y) no Material Default exists, Tenant shall have the right on or before December 15, 2012 to deliver written notice (the “Expansion Notice”) to Landlord notifying Landlord that Tenant desires to lease all of the Expansion Space (“Expansion Option”). The date Tenant delivers the Expansion Notice to Landlord shall be the “Expansion Notice Date”. Tenant shall not be permitted to exercise the Expansion Option with respect to a portion of the Expansion Space and must take and accept all of the Expansion Space in accordance with the time frames set forth in the table below in the event it elects to exercise its Expansion Option under this Addendum Four. Receipt of an Expansion Notice by Landlord from Tenant shall be final and irrevocable and deemed acceptance by Landlord of the expansion offer by Tenant contained in the Expansion Notice, and Tenant shall not have the right to withdraw such Expansion Notice at a later date. The Expansion Space shall become a part of the Premises under this Lease and all of the terms and provisions of the Lease shall apply to the Expansion Space, except that (i) Floors 9 and 10 shall be deemed to be part of the Phase III Premises, and the Initial Term for such floors shall end on the Phase III Premises Termination Date (subject to Tenant’s renewal rights to the Phase III Premises in Addendum Three hereto), (ii) Floors 11, 12 and 14 shall be deemed to be part of the Phase II Premises and the Initial Term for such floors shall end on the Phase II Premises Termination Date (subject to Tenant’s renewal rights to the Phase II Premises in Addendum Two hereto), (iii) Tenant shall commence paying monthly Base Rent for the Expansion Space as set forth in the table below, and such Base Rent shall commence at a rate of $26.00 per square foot of Rentable Area per annum and thereafter increase on February 1st of every calendar year thereafter by $1.00 per square foot of Rentable Area (e.g., the first escalation would occur on February 1, 2015 and, upon such escalation, the rental rate would be $27.00 per square foot of Rentable Area per annum), (iv) Tenant shall not receive any abatement of Base Rent for the Expansion Space, and (v) Tenant shall receive an allowance of $75.00 per square foot of Rentable Area (the “Expansion Space Allowance”) for the Expansion Space, which such Expansion Space Allowance shall be disbursed in accordance with the terms of the Phase III Premises Work Letter with respect to Floors 9 and 10 and/or Phase II Premises Work Letter with respect to Floors 11, 12 and 14. The commencement date with respect to each of the respective floors shall be:

Floor	Rentable Area	Delivery Date	Commencement Date
9	20,186	November 1, 2013	May 1, 2014
10	20,057	November 1, 2013	May 1, 2014
11	20,057	February 1, 2014	July 1, 2014
12	20,186	February 1, 2014	July 1, 2014
14	20,076	February 1, 2014	July 1, 2014

Addendum Four-1

Notwithstanding the foregoing, Tenant shall commence paying Base Rent and Additional Rent with respect to each respective floor on each respective “Commencement Date” as set forth in the table above. Subject to the terms of the following paragraph, the calculation of “Tenant’s Proportionate Share” shall increase on each respective Commencement Date above by the Rentable Area that is added to the Premises on each respective Commencement Date. The Expansion Space shall be delivered in various phases in accordance with the respective “Delivery Dates” set forth in the table above, vacant, in broom clean condition and with all data cabling and moveable furniture removed. Landlord represents and warrants that the Expansion Space is vacant as of the Effective Date and that as of the Effective Date no party other than Landlord has any right to possession of the Expansion Space. Subject to Paragraph 1(e), if any Delivery Date is delayed or otherwise does not occur on the date set forth in the table above, then neither the Expansion Option by Tenant nor this Lease shall be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Commencing with each respective Delivery Date and continuing through each respective Commencement Date (such time periods between the respective Delivery Date and Commencement Date being referred to herein as a “Pre-Term Access Period”) Tenant shall have the right during normal business hours to enter the respective portions of the Expansion Space for the sole purpose of preparing such portions of the Expansion Space for occupancy by Tenant, including, but not limited to, the installation of computer equipment, telephone equipment and other routine network connections and the construction of the respective Tenant Improvements being constructed pursuant to Exhibit B-2 and Exhibit B-3. Except for the payment of Base Rent and Additional Rent, all of the terms and provisions of the Lease shall apply during Tenant’s Pre-Term Access Period. Tenant shall be permitted to conduct business in the Expansion Space during the Pre-Term Access Period without payment of Base Rent and Additional Rent until the applicable Commencement Date set forth above. Occupancy in any portion of the Expansion Space shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such Pre-Term Access Periods.

(c) Subject to Landlord’s express representations and warranties set forth herein, Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Expansion Space from Landlord in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to refurbish or otherwise improve the Expansion Space throughout the Lease Term; provided, however, and notwithstanding the foregoing to the contrary, Landlord agrees to perform the Renovation Work, and provide the Expansion Space Allowance which shall be disbursed in accordance with the terms and conditions of Exhibits B-2 and B-3.

(d) Upon receipt of Tenant’s Expansion Notice, the parties hereto agree to enter into a lease amendment for the Expansion Space in accordance with the terms of this Addendum Four.

(e) The Expansion Option granted to Tenant in this Addendum Four must be exercised by Tenant on or before December 15, 2012, and if Tenant does not deliver the Expansion Notice to Landlord on or before December 15, 2012, then this Addendum Four shall terminate and become null and void.

Addendum Four-2

ADDENDUM FIVE

CONTRACTION OPTION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided no Material Default exists at the time of delivery of a Contraction Notice (as defined below), Tenant or a Permitted Transferee shall have the one-time right at any time between September 1, 2021 and October 31, 2025 to send Landlord irrevocable written notice (the “Contraction Notice”) that Tenant has elected to contract the Premises (a “Contraction”) up to five (5) full floors of the Phase II Premises, effective on the later to occur of (i) September 1, 2022, (ii) the date that is twelve (12) months after the date that Landlord receives the Contraction Notice, or (iii) the date set forth in the Contraction Notice, but in all events such date shall not be later than October 31, 2026 (such later date being the “Contraction Date”). In order to be effective the Contraction Notice shall identify the number of floors (up to a maximum of five (5) that Tenant is electing to contract and the date of such Contraction. The floors that may be contracted pursuant to this Addendum Five shall be Floors 25, 26, 27, 36 and 37 and, in the event Tenant contracts with respect to less than five (5) floors, such contraction shall commence at the top floor (being Floor 37) and shall continue to each contiguous floor directly below the contracted floor (i.e., being Floor 36). Notwithstanding anything herein to the contrary, in no event shall Tenant be permitted to exercise the Contraction Option provided in this Addendum Five with respect to any partial floor and any Contraction of the Phase II Premises must be exercised in full floor increments. By way of example, if Tenant elects to exercise this Addendum Five with respect to three (3) floors, then the Contraction shall be effective as to Floors 27, 36 and 37 (i.e., being the top three (3) floors). In no event shall this Addendum Five permit Tenant to contract the Lease with respect to any floors other than Floors 25, 26, 27, 36 and 37. This Contraction Option is a one-time right and Tenant shall only be permitted to send one Contraction Notice. In no event shall Tenant be permitted to send multiple Contraction Notices or contract floors on a phased basis.

(b) Following receipt of Tenant’s Contraction Notice, Landlord shall prepare in good faith and deliver to Tenant its determination of the Contraction Fee, along with reasonable documentation establishing the amount of such Contraction Fee (the “Contraction Fee Notice”). For the purposes hereof, the “Contraction Fee” shall be equal to the sum of (i) Landlord’s unamortized Phase II Premises Allowance allocated to the floors being contracted based on a ratio whose numerator is the total square feet of Rentable Area being contracted and whose denominator is the total square feet of Rentable Area initially included in the Phase II Premises, such amount being amortized at a rate of seven percent (7%) per annum over the initial Phase II Premises Term, plus (ii) Landlord’s unamortized leasing commissions allocated to the floors being contracted, plus (iii) four (4) months of Base Rent attributable to the portion of the Premises being contracted at the rental rate in effect as of the Contraction Date, plus (iv) four (4) months of Additional Rent attributable to the portion of the Premises being contracted based on the calendar year 2012. If Tenant elects to contract the Premises pursuant to the immediately preceding paragraph, the effectiveness of such Contraction shall be conditioned upon Tenant paying to Landlord, within ten (10) Business Days following Landlord’s delivery of the Contraction Fee Notice to Tenant, the Contraction Fee. Such Contraction Fee is consideration for Tenant’s Contraction option and shall not be applied to Rent or any other obligation of Tenant. Except as otherwise expressly set forth in this Lease, Landlord and Tenant shall be relieved of all obligations accruing under this Lease after the Contraction Date with respect to the floors being contracted, but not any obligations accruing under the Lease prior to the effective date of such Contraction with respect to such floors. If Tenant does not timely deliver the Contraction Notice or Contraction Fee to Landlord, then this Contraction option shall become null and void and the Lease shall continue in full force and effect.

Addendum Five-1

(c) The SNDA and SNDA Agreement shall expressly permit Tenant to exercise the foregoing Contraction without any consent of the holder of such Security Document and permit Tenant to pay the Contraction Fee to Landlord, which shall be respected by the holder of such Security Document whether or not received by such holder of such Security Document or any foreclosure purchaser following foreclosure of such Security Document.

Addendum Five-2

ADDENDUM SIX

RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) “Offered Space” shall mean all of the remaining square feet of Rentable Area in the Office Area of the Project not originally included in the Premises other than the Excluded Space. Offered Space shall also include any portion of the Premises or Expansion Space for which Tenant exercises a termination right pursuant to Paragraph 1(e) of the Lease. The “Excluded Space” shall collectively mean (i) that certain 10,713 square feet of Rentable Area designated as Suite 2100 as shown on Exhibit L, (ii) that certain 4,562 square feet of Rentable Area designated as Suite 2210 as shown on Exhibit L, (iii) that certain 1,702 square feet of Rentable Area designated as Suite 2275 as shown on Exhibit L, (iv) that certain 6,605 square feet of Rentable Area designated as Suite 2110 as shown on Exhibit L, (v) the Expansion Space, (vi) any space surrendered pursuant to the Contraction Option in Addendum Five, (vii) any space originally included in the Premises which Tenant has subsequently surrendered, and (viii) subject to the terms of Paragraph (f) below, any Offered Space which is offered to Tenant pursuant to a First Offer Notice but Tenant fails to timely accept.

(b) Provided that as of the date of the giving of the First Offer Notice, (i) Tenant is the Tenant originally named herein or a Permitted Transferee, (ii) Tenant leases at least 401,786 square feet of Rentable Area in the Project, (iii) no Material Default exists, (iv) at least three (3) years remain on the latest to expire of the Phase I Premises Term, Phase II Premises Term or Phase III Premises Term (including any exercised extensions thereof), and (v) Tenant has not sublet or assigned more than five (5) full floors to any third party, then Landlord, before offering any Offered Space to any third party shall offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease. Notwithstanding anything to the contrary in the Lease, the right of first offer granted to Tenant under this Addendum Six shall be subject and subordinate only to exercise in strict accordance with the terms thereof of the specified renewal and expansion rights of the specified tenants at the Project under existing leases as of October 1, 2011 as set forth in writing by Landlord on or prior to the Effective Date (the “Existing Rights”). Landlord shall not modify any of the Existing Rights in any manner which adversely affects Tenant, and Landlord further agrees that it shall not grant any additional Existing Rights with respect to the Offered Space that would be superior to Tenant’s rights under this Addendum Six.

(c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the specific portion of Offered Space being offered (the “Specific Offered Space”) (and any required Additional Offered Space (as defined below)) and shall specify Landlord’s good faith determination of the Fair Market Rent for the Specific Offered Space and other terms which Landlord intends to offer with respect to any such Specific Offered Space (the “Material Terms”), which Material Terms shall include, at minimum, the length of and commencement date of the term, any free rent period offered, any tenant improvement allowance offered, and any other economic incentives. Tenant may (i) accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within ten (10) Business Days after delivery by Landlord of the First Offer Notice to Tenant, or (ii) deliver written notice to Landlord within ten (10) Business Days after delivery by Landlord of the First Offer Notice to Tenant accepting all of the Material Terms in the First Offer Notice, but rejecting Landlord’s proposed Fair Market Rent contained in the First Offer Notice. Failure to respond within the ten (10) Business Day period shall constitute Tenant’s deemed rejection of such First Offer Notice and Landlord shall be free to lease such space to any third party in accordance with the terms of this Addendum Six. Time shall be of the essence with respect to the giving of

Addendum Six-1

Tenant’s Notice. If Tenant provides a written objection to the determination of Fair Market Rent (i.e. as opposed to failing to respond), Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within twenty (20) Business Days of Landlord’s receipt of Tenant’s notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then Tenant shall be deemed to have rejected the Specific Offered Space and Landlord shall have no further obligation to offer, and Tenant shall have no further rights with respect to, such Offered Space, unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent. In addition to its obligation to pay Fair Market Rent (as determined herein), Tenant shall pay and reimburse Landlord as set forth in the Lease with respect to operating expenses and other items with respect to the Specific Offered Space. The arbitration process described below shall be limited to the determination of the Fair Market Rent for the Specific Offered Space. The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of Rentable Area, which Landlord would have received from leasing the Specific Offered Space in an arms-length, non-equity (i.e., not being offered equity in the building) transaction under the Material Terms, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations. Fair Market Rent shall take into consideration both new leases and renewals in comparable buildings within the San Francisco Financial District (but shall not take into account subleases) and shall take into account and make adjustment for (a) the presence or absence of leasing commissions and all other economic considerations relating to such space; (b) the definition of rentable square feet for purposes of computing the rate; (c) the existence, timing and amount of any increases in rent following term commencement in the comparison transactions; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) distinctions between “gross” and “net” leases or leases which are net of electric; and (f) signage rights; provided, however, that (i) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be considered, (ii) any tenant improvements or allowance provided for in comparable transactions (while taking into consideration existing conditions of the applicable space in relation to the existing condition of the premises being used as a comparable) and whether or not a tenant improvement allowance is payable to Tenant for such space shall be taken into account in the calculation of the Fair Market Rent, and (iii) any comparable transactions used in the determination of Fair Market Rent shall have an execution date within twelve (12) months prior to or following the date Tenant delivers the applicable Tenant Notice. Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease.

(d) Arbitration to determine the Fair Market Rent of the Specific Offered Space shall be in accordance with the provisions of Addendum One hereof.

(e) Tenant must accept all Specific Offered Space offered by Landlord at any one time if it desires to accept any of such Specific Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Specific Offered Space to one tenant (the “Additional Offered Space”), Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such Additional Offered Space and may not insist on receiving an offer for just the Specific Offered Space.

(f) If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Addendum Six with respect to the Specific Offered Space and any Additional Offered Space designated in the First Offer Notice, then Landlord shall be under no further obligation with respect to such Specific Offered Space designated in the First Offer Notice; provided, however, if (i) Landlord ceases to diligently and actively market such Specific Offer Space for a period of sixty (60) consecutive days, or (ii) Landlord leases the Specific Offered Space to another tenant but the space again comes available for lease later in the Lease Term, then the terms of this Addendum Six shall thereafter again apply with respect to such Specific Offer Space.

(g) If Landlord is delayed delivering possession of the Specific Offer Space from the date specified in the First Offer Notice (the “Target Offer Space Commencement Date”), the commencement of the term for the Specified Offer Space shall be postponed until the date Landlord delivers possession of the Specified Offer Space to Tenant free from occupancy by any party but the expiration date of the Term as to such Specified Offer Space shall not be extended as a result of such delay. In addition, in the event that the delivery of the Specified Offer Space has not occurred as of the Target Offer Space Commencement Date, Tenant shall be entitled to the rights and remedies set forth in Paragraph 1(e) hereof.

Addendum Six-2

(h) In the event that Tenant exercises its rights to any Offered Space pursuant to this Addendum Six, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “Amendment”).

Addendum Six-3

ADDENDUM SEVEN

RIGHT OF FIRST OFFER TO PURCHASE

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided that as of the date of the giving of the Purchase Notice (as hereinafter defined), (x) no assignment of the Lease has occurred by Tenant (other than with respect to a Permitted Transfer), (y) a Material Default by Tenant has not occurred and is continuing, and (z) Tenant is leasing at least 401,786 square feet of Rentable Area in the Building, then subject to and in accordance with the terms of this Addendum Seven, if at any time during the Lease Term Landlord shall desire to Sell (as herein defined) the Project, then Landlord, before offering to Sell the Project (and expressly excluding a sale, conveyance, transfer or assignment to a Landlord Sale Affiliate (defined below)), shall offer to Tenant the right to purchase the Project in accordance with the terms and provisions contained in this Addendum Seven. For the purposes hereof, “Sell” shall mean to sell, transfer, assign or exchange the Building or Project, or grant an option to dispose of or otherwise transfer or convey the membership or other direct or indirect controlling ownership interests in the Landlord or ground lease the Building or Project. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right to Sell (without the obligation of delivering a Purchase Notice (as defined below) to Tenant or abiding by any of the terms and provisions of this Addendum Seven) all or a portion of its interest in the Project to any wholly owned affiliate or subsidiary or to an entity controlled by or which is commonly controlled with Landlord (each being a “Landlord Sale Affiliate”). An entity that is “controlled by” or “commonly controlled with” Landlord shall mean that the controlling entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled entity; and for such purpose, the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any entity shall be presumed to constitute such control.

(b) If Landlord shall desire to Sell the Project during the Lease Term, then Landlord, before offering to Sell the Project (expressly excluding a sale, conveyance, transfer or assignment to a Landlord Sale Affiliate), shall deliver written notice (“Purchase Notice”) to Tenant stating the price at which Landlord (in Landlord’s sole discretion) is willing to Sell the Project (“Landlord’s FMV”). Landlord shall deliver to Tenant the current title report and rent roll for the Project (the “Due Diligence Materials”) concurrently with delivery of the Purchase Notice.

(c) Tenant shall have forty-five (45) calendar days after receipt of the Purchase Notice and Due Diligence Materials (“Forty-Five Day Period”) to (i) deliver written notice (“Tenant Acceptance Notice”) to Landlord accepting the terms of the Purchase Notice and Landlord’s FMV, in which event the parties shall promptly (but in no event less than five (5) Business Days) execute that certain form Purchase and Sale Agreement attached to this Lease as Exhibit I (“Purchase Agreement”) (with all blanks appropriately filled in), and the parties shall close such transaction as set forth in the Purchase Agreement, or (ii) deliver written notice (“Tenant Waiver Notice”) to Landlord waiving its right to purchase the Project under this Addendum Seven, in which event Landlord shall have the right to market and Sell the Project to third parties at any terms whatsoever without being subject to the terms and provisions of this Addendum Seven; provided, however, such Sale to a third party must occur within one (1) year after Landlord’s receipt of the Tenant Waiver Notice as set forth above and (y) Landlord shall not enter into a purchase and sale agreement upon terms which are, in the aggregate, More Favorable to a third party buyer than Landlord’s FMV and those terms contained in the Purchase Agreement. For purposes hereof, purchase agreement terms “More Favorable” shall mean a purchase price that is less than ninety-five percent (95%) of the purchase price described in Landlord’s FMV. If Tenant fails to respond in writing to Landlord within the Forty-Five

Addendum Seven-1

Day Period, then Tenant will be deemed to have sent to Landlord a Tenant Waiver Notice on the final day of such Forty-Five Day Period. If Tenant delivers a Tenant Waiver Notice to Landlord or is deemed to have sent a Tenant Waiver Notice to Landlord, but Landlord does not Sell the Project within one (1) year following Landlord’s receipt of the Tenant Waiver Notice (or deemed receipt of such notice), then prior to Selling the Project, Landlord shall again deliver to Tenant a Purchase Notice in accordance with the terms and provisions set forth above, and Tenant shall again have the right to either deliver a Tenant Acceptance Notice or a Tenant Waiver Notice with the Forty-Five Day Period as set forth above. Notwithstanding the foregoing to the contrary, in the event Tenant delivers or is deemed to have delivered a Tenant Waiver Notice to Landlord, and Landlord thereafter Sells the Project, then, as of the date that the sale is consummated, this Addendum Seven shall be deemed automatically terminated and null and void and of no further force and effect. Accordingly, this Addendum Seven (Right of First Offer to Purchase) shall not encumber or affect the title to any third party purchasing the Project. Tenant hereby agrees to sign any commercially reasonable affidavit or document required by the title company issuing a title policy in the sale to the third party in order for the title company to deliver a title policy clear of any reference to this Right of First Offer to Purchase.

(d) In the event Tenant delivers or is deemed to have delivered a Tenant Waiver Notice to Landlord, then Landlord shall nevertheless allow Tenant to participate in the sale process of the Project and shall permit Tenant to submit an offer to purchase the Project like any other third party; provided, however, nothing herein shall require or obligate Landlord to accept any offer submitted by Tenant, and Landlord may reject such offer in its sole and absolute discretion.

(e) Notwithstanding anything herein to the contrary, Tenant’s right of first offer pursuant to this Addendum Seven shall not apply to a foreclosure sale or a sale in lieu of foreclosure which sale shall not extinguish Tenant’s rights hereunder.

(f) Notwithstanding anything in this Addendum Seven to the contrary, Landlord shall have the right to Sell all or any portion of its interest in the Project to a Landlord Sale Affiliate without triggering any of the rights or obligations of Landlord under this Addendum Seven, including, without limitation, the obligation of delivering a Purchase Notice to Tenant.

Addendum Seven-2

ADDENDUM EIGHT

PURCHASE OPTION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

1. Landlord hereby grants to Tenant a one-time option to acquire the Project upon the terms and conditions contained in this Addendum Eight (“Tenant’s Purchase Option”). If Tenant decides to exercise Tenant’s Purchase Option, then Tenant shall deliver to Landlord, during the one-year period commencing on December 1, 2017 and continuing through November 30, 2018 (the “Option Period”), a written notice (“Tenant’s Purchase Option Notice”) irrevocably exercising Tenant’s Purchase Option in accordance with the terms of the Purchase Agreement (defined below) and stating the purchase price at which Tenant (in Tenant’s sole discretion) is willing to purchase the Project from Landlord (“Tenant’s Option FMV”). Tenant, in its sole and absolute discretion, shall determine which day during the Option Period, if any, to deliver the Tenant’s Purchase Option Notice to Landlord. Prior to exercising Tenant’s Purchase Option, Tenant shall have the right to perform its own private market analysis of the Fair Market Value (defined below) of the Project, and if requested by Tenant, Landlord agrees to cooperate in good faith with Tenant in connection with such analysis. Notwithstanding anything in this Addendum Eight to the contrary, Landlord and Tenant acknowledge and agree that except for the purchase price for the Project as defined in the Purchase Agreement(“Purchase Price”), and the filling in of those Blanks (defined below) by the parties when executing the Purchase Agreement (defined below), all other business and legal terms and provisions relating to Tenant’s Purchase Option are contained in that certain form Purchase and Sale Agreement attached to this Lease as Exhibit I (“Purchase Agreement”), and Tenant covenants to Landlord that in delivering Tenant’s Purchase Option Notice to Landlord, Tenant is accepting and agreeing to all of the terms and provisions contained in the Purchase Agreement.

2. Landlord shall have thirty (30) calendar days after receipt of the Tenant’s Purchase Option Notice (“Landlord Review Period”) to (i) send written notice (“Landlord Option Acceptance Notice”) to Tenant accepting the terms of the Tenant’s Purchase Option Notice and Tenant’s Option FMV, in which event the parties shall promptly (but in no event later than five (5) business days) execute the Purchase Agreement (with all blanks appropriately filled in), and the terms and provisions of the Purchase Agreement shall govern the closing of such transaction, or (ii) send written notice (“Landlord Purchase Dispute Notice”) to Tenant accepting the terms of the Tenant’s Purchase Option Notice, but rejecting Tenant’s Option FMV for the Project. If Landlord fails to respond in writing to Tenant within the Landlord Review Period, then Landlord shall be deemed to have sent to Tenant a Landlord Purchase Dispute Notice.

3. In the event Landlord delivers (or is deemed to have delivered) to Tenant a Landlord Purchase Dispute Notice, then Landlord and Tenant agree to meet and to negotiate in good faith for a period of fifteen (15) days (“Purchase Discussion Period”) to attempt to reach an agreement on the Fair Market Value of the Project. If Landlord and Tenant do agree to a Fair Market value of the Project, then Landlord shall fill in the blanks of the Purchase Agreement and the parties shall promptly sign the Purchase Agreement. If the parties, in their sole discretion, do not reach an agreement on the Fair Market Value (as defined below) of the Project in the Purchase Discussion Period, then the determination of the Fair Market Value of the Project shall be determined by appraisal as set forth in Paragraph 4 below.

4. If the parties, in their sole discretion, do not reach an agreement on the Fair Market Value of the Project during the Purchase Discussion Period, then, within five (5) days after the expiration of the Purchase

Addendum Eight-1

Discussion Period, Landlord and Tenant shall each designate a commercial real estate appraiser with the credentials set forth below. Such two (2) appraisers will meet within five (5) business days of the designation of the second of them to reach an agreement on the Fair Market Value of the Project (which shall, in no event, be less than the Purchase Price Floor as defined below) and, if they are unable to do so, then, within ten (10) business days after their meeting, they shall designate a third appraiser and, if they are unable to agree, in writing and within the time provided, on such third appraiser, the third appraiser shall be selected by the President of the local San Francisco chapter of the American Institute of Real Estate Appraisers. All appraisers designated or selected pursuant to this paragraph shall be instructed to determine the Fair Market Value for the Project (which shall, in no event, be less than the Purchase Price Floor) within ten (10) business days after their selection. If any appraiser fails, refuses, or is unable to act, or if either Landlord or Tenant fails or refuses to appoint a properly credentialed appraiser (as set forth below), then an appraiser shall be appointed in its stead in the same manner as provided for the third appraiser when the two (2) appraisers appointed by Landlord and Tenant are unable to agree on same in writing and within the time provided. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it. The reasonable fees and expenses of the third appraiser shall be split evenly by the parties. Any appraiser designated to serve shall be a disinterested party (it being understood and agreed that an appraiser which has performed work for a party or an affiliate thereof during the prior two (2) year period or is in the process of performing other work for a party or an affiliate thereof shall not be deemed to be disinterested solely for such reason) who has been actively engaged in commercial property appraisals in the San Francisco Financial District for a period of not less than five (5) years immediately prior to his appointment and shall be a member of the American Institute of Real Estate Appraisers. If the first two (2) appraisers are in agreement as to the determination of the Fair Market Value of the Project (which shall, in no event, be less than the Purchase Price Floor), then their agreed determination of the Fair Market Value shall be the final Fair Market Value for the Project. If the first two (2) appraisers cannot agree on the Fair Market Value of the Project, but the Fair Market Value appraisals for the Project from the first two (2) appraisers are within 4% (based on the higher appraised value) of each other, then the Fair Market Value of the Project shall be deemed to be the average of the two appraisals from the first two appraisers (provided, however, in no event shall the Purchase Price be less than the Purchase Price Floor). If the first two (2) appraisers cannot agree on the Fair Market Value of the Project, and the Fair Market Value appraisals for the Project from the first two (2) appraisers are not within 4% (based on the higher appraised value) of each other, then the Fair Market Value of the Project shall be the average of all three (3) appraisals from the first two appraisers and the third appraiser (provided, however, in no event shall the Purchase Price be less than the Purchase Price Floor); provided, however, if any two of the three (3) appraisals are within four percent (4%) (based on the higher appraised value) of the other, and the third appraisal is not within six percent (6%) (based on the higher appraised value) of either of the other two (2) appraisals, then the Fair Market Value shall be the average of the two (2) appraisals which were within four percent (4%) of the other (provided, however, in no event shall the Purchase Price be less than the Purchase Price Floor). Once the Fair Market Value of the Project is determined, the appraisers shall send written notice (“Fair Market Value Notice”) to Landlord and Tenant notifying Landlord and Tenant of the determined Fair Market Value of the Project. In the unlikely event that the Fair Market Value of the Project in each of the three (3) appraisals vary by more than four percent (4%) from each of the other appraisals, then all three (3) appraisals shall be discarded and the appraisal process set forth in this paragraph shall start over again as set forth above, and in such event, Landlord and Tenant shall each select a new appraiser and the two (2) newly selected appraisers shall select a new third (3rd) appraiser.

5. The term “Fair Market Value” shall mean the actual fair market value of the Project determined as of the date of the Purchase Option Notice using customary and reasonable methods typical for Class A properties in the Financial District of San Francisco, California, and shall take into account, without limitation, the following assumptions: (i) the Project is being valued as part of an “as-is”, “where-is” transaction; (ii) the transaction is between a willing seller and buyer in an arms-length transaction; (iii) the Project is being valued as if Tenant does not have a Purchase Option; and (iv) the determination of Fair Market Value shall not take into account any specific value that may be placed on the Project because the purchaser is a tenant of the Project.

6. If the Fair Market Value of the Project is determined by the appraisal process set forth in Paragraph 4 above, and is greater than the Purchase Price Floor, then Tenant shall have a period of ten (10) business days after its receipt of the Fair Market Value Notice to elect, in its sole discretion, to deliver written notice to Landlord (“Tenant Withdrawal Notice”) withdrawing Tenant’s Purchase Option Notice, in which event, Tenant’s right to purchase the Project under this Addendum Eight shall terminate and become null and void. If Tenant does not timely deliver a Tenant Withdrawal Notice to Landlord, then Tenant shall be deemed to have accepted the Fair Market Value of the Project as set forth in the Fair Market Value Notice and the parties shall fill in the blanks and sign the Purchase Agreement within five (5) business days.

Addendum Eight-2

7. Notwithstanding anything in this Addendum Eight to the contrary, in no event shall the Purchase Price for the Project (whether determined through negotiations or the appraisal process set forth in Paragraph 4 above) be less than $572,188,400.00 (the “Purchase Price Floor”).

8. If a Material Default by Tenant has occurred and is continuing at the time Landlord either receives the Tenant’s Purchase Option Notice or at the time Landlord delivers to Tenant the Landlord Option Acceptance Notice, then Tenant Purchase Option Notice shall be void and of no force or effect under this Lease and this Addendum Eight. Additionally, Tenant shall not have the right to exercise Tenant’s Purchase Option under this Addendum Eight unless Tenant, at the time it both delivers Tenant’s Purchase Option Notice to Landlord and at the time Landlord delivers Landlord’s Option Acceptance Notice to Tenant is leasing at least 401,426 square feet of Rentable Area in the Premises.

9. In the event of any breach or default by Landlord in the performance of Landlord’s obligations under this Addendum Eight, then notwithstanding anything to the contrary set forth in the Lease, Tenant shall be entitled to pursue the remedy of specific performance, in addition to any other right or remedy that Tenant may have under the Lease.

10. The term “Blanks” shall mean the following: (i) the blank for the date of the Purchase Agreement on the cover page and in the introductory paragraph on Page 1; (ii) the blank for the name of the Purchaser on the cover page and in the introductory paragraph on Page 1; (iii) the blank for the name of the tenant in Recital C; (iv) the blanks for the initials for the buyer and seller at the end of Section 1.5, 1.7 and 12.1; (v) the blank for the purchase price at the beginning of Section 2.1; (vi) in Section 2.1 and 2.2, the determination of whether there will be a holdback or guaranty; (vii) the blank for the name of the title company in Section 3.1 and Section 8.1; (viii) throughout the Purchase Agreement, the determination of whether there will be a loan assumption or loan defeasance, if any; (ix) the blanks in Section 13.2 filling in seller’s representatives; (x) the blank in Section 14.1 (a) with the escrow agent bank; (xi) the notice blanks in Section 15.6; (xii) the signature blocks; (xiii) fill in Purchaser’s designated representatives; and (ix) add the exhibits.

11. Notwithstanding anything in this Lease to the contrary, Tenant’s rights under this Addendum Eight shall not be assignable by Tenant except to a Permitted Transferee.

Addendum Eight-3

ADDENDUM NINE

SIGNAGE RIGHTS

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

for the benefit of its

REAL ESTATE ACCOUNT

And

SALESFORCE.COM, INC.

(a) Provided that (i) Tenant is the Tenant originally named herein or a Permitted Transferee, and (ii) Tenant is leasing at least 401,786 square feet of Rentable Area in the Building and is in occupancy of at least 300,000 square feet of Rentable Area in the Building (the “Exterior Signage Requirement”), Tenant, at Tenant’s sole cost and expense, shall be permitted to exclusively install exterior signage on the Mission Street and First Street sides of the Building at approximately 100 feet above the sidewalk (“Tenant’s Exterior Signage”). The initial Tenant’s Exterior Signage shall be as depicted on Schedule 1 attached hereto. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Tenant’s Exterior Signage shall always be in letters without any pictures or drawings or graphic artwork in the same size as shown on Schedule 1 hereto; provided that Landlord approves the “f” in salesforce which drops below the rest of the letters as shown on Schedule 1 hereto. If Tenant’s Exterior Signage shall change, then Landlord shall have a reasonable right to approve such new Tenant’s Exterior Signage except that Landlord shall not have a consent right to approve a Tenant Branding Change (defined below); provided, however, even in the event of a Tenant Branding Change, Tenant’s Exterior Signage shall always be in letters only, without any pictures or drawings or graphic artwork, in the same size as shown on Schedule 1 hereto.

(b) Provided that (i) Tenant is the Tenant originally named herein or a Permitted Transferee, and (ii) Tenant is leasing at least 280,000 square feet of Rentable Area in the Building and is in occupancy of at least 200,000 square feet of Rentable Area (the “Lobby Signage Requirement”), Tenant, at Tenant’s sole cost and expense, shall be permitted to install one (1) lobby sign in the renovated lobby of the Building (“Tenant’s Lobby Signage”) in that location set forth on Schedule 1 attached hereto. The initial Tenant’s Exterior Signage shall be as depicted on Schedule 1 attached hereto. The Tenant’s Exterior Signage and Tenant’s Lobby Signage shall collectively be known as “Tenant’s Signage”. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Tenant’s Lobby Signage shall always be approximately the same size as the Tenant’s lobby sign set forth on Schedule 1 attached hereto. If Tenant’s Lobby Signage shall change, then Landlord shall have a reasonable right to approve such new Tenant’s Lobby Signage except that Landlord shall not have a consent right to approve a Tenant Branding Change (defined below); provided, however, even in the event of a Tenant Branding Change, Tenant’s Lobby Signage shall always be approximately the same size as the Tenant’s lobby sign set forth on Schedule 1 attached hereto.

(c) Notwithstanding the foregoing, Tenant’s Signage shall be subject to and in compliance with all Laws. Tenant shall be solely responsible for the cost and expense of obtaining and maintaining any necessary permits for Tenant’s Signage and any sign licenses related thereto, and for the cost and expense of maintenance and utilities for Tenant’s Signage (including all metered electrical usage). Additionally, Tenant shall maintain Tenant’s Signage in a first class manner. Tenant’s Signage shall be installed in accordance with all applicable Laws, subject to any variances or consents from governmental authorities received by Tenant. The means and method of attachment of Tenant’s Signage to the Building shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. All rights and remedies of Landlord under the Lease (including, without limitation, Landlord’s self-help remedies) shall apply in the event Tenant fails to maintain Tenant’s Signage as herein required. Upon the expiration or earlier termination of the Lease or Tenant’s failure to meet the conditions set forth above, Tenant shall pay all costs associated with the removal of Tenant’s Signage and the restoration of the exterior of the Building or the lobby where Tenant’s Signage is located to as near its condition as upon installation of the applicable Tenant’s Signage as may then be reasonably required by Landlord. The terms and provisions of this Addendum shall survive the expiration or earlier termination of this Lease.

Addendum Nine-1

(d) In the event Tenant leases over 500,000 square feet of Rentable Area in the Project, and is in occupancy of at least 400,000 square feet of Rentable Area in the Project, then, subject to all applicable Laws, Tenant may replace the exterior signage in Paragraph (a) above with exclusive roof top signage on all four sides of the Building (“Rooftop Signage”). The initial Rooftop Signage shall be as depicted on Schedule 1 attached hereto. Any change in or to Tenant’s Rooftop Signage shall require the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall be solely responsible for the cost and expense of obtaining and maintaining any necessary permits for Tenant’s Rooftop Signage and any sign licenses related thereto, and for the cost and expense of maintenance and utilities for Tenant’s Rooftop Signage (including all metered electrical usage). Additionally, Tenant shall maintain Tenant’s Rooftop Signage in a first class manner. Tenant’s Rooftop Signage shall be installed in accordance with all applicable Laws, subject to any variances or consents from governmental authorities received by Tenant. The means and method of attachment of Tenant’s Rooftop Signage to the Building shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. All rights and remedies of Landlord under the Lease (including, without limitation, Landlord’s self-help remedies) shall apply in the event Tenant fails to maintain Tenant’s Rooftop Signage as herein required. Upon the expiration or earlier termination of the Lease or Tenant’s failure to lease more than 500,000 square feet of Rentable Area in the Project, Tenant shall pay all costs associated with the removal of Tenant’s Rooftop Signage and the restoration of the Building to as near its condition as upon installation of the Rooftop Signage as may then be reasonably required by Landlord. The terms and provisions of this Addendum shall survive the expiration or earlier termination of this Lease. If Tenant elects to install the Rooftop Signage, then prior to the installation of the Rooftop Signage, Tenant must remove the Tenant Exterior Signage installed pursuant to Paragraph (a) above and, in connection with such removal, Tenant shall restore the exterior of the Building in accordance with Paragraph (c) above. Notwithstanding the foregoing, if Tenant subsequently fails to either lease more than 500,000 square feet of Rentable Area in the Project or occupy at least 400,000 square feet of Rentable Area in the Project, provided Tenant complies with the requirements of Paragraph (a) above and removes the Rooftop Signage and restores the exterior of the Building to as near its condition as upon installation of the Rooftop Signage, Tenant shall again be permitted to install Tenant’s Exterior Signage in accordance with this Addendum Nine; provided, however, in lieu of reinstalling Tenant’s Exterior Signage and/or removing Tenant’s Rooftop Signage, Tenant may provide a written request (“Signage Request”) to Landlord requesting the ability to maintain the Rooftop Signage despite falling below the requisite lease and occupancy thresholds as set forth above. For a thirty (30) day period after Landlord’s receipt of the Signage Request Landlord and Tenant shall each negotiate in good faith in order to reach a mutual agreement with respect to the fair market rental that Landlord shall charge Tenant solely for the ability to maintain the Rooftop Signage. If Landlord and Tenant fail to reach mutual agreement on the rental and other terms in connection with the Rooftop Signage then Tenant may elect to institute an arbitration in accordance with Addendum One to determine the fair market rent for the Rooftop Signage, or Tenant may elect to forego its Rooftop Signage, in which case Tenant shall be required to remove Tenant’s Rooftop Signage and restore the Building to as near its condition as upon installation of the Rooftop Signage. Nothing contained herein shall require Tenant to maintain the Rooftop Signage if Tenant determines that the fair market rent for the Rooftop Signage, as ultimately determined, is not acceptable to it, or if Tenant elects for any other reason not to maintain the Rooftop Signage at any point during the Term. Notwithstanding anything in this Lease to the contrary, if Tenant’s Rooftop Signage shall change, then Landlord shall have a reasonable right to approve such new Tenant’s Rooftop Signage even in the event of a Tenant Branding Change (defined below).

(e) If at any time during the Lease Term Tenant is not in compliance with the Exterior Signage Requirements but is still in compliance with the Lobby Signage Requirement, then Tenant shall lose its rights to maintain the Tenant’s Exterior Signage, however, Landlord would permit Tenant to install a sign on the elevator wing wall at the elevator bank (“Tenant’s Elevator Signage”) where Tenant then leases and occupies the majority of its floors. The style, type, color, size, and design of Tenant’s Elevator Signage and the means and method of attachment of Tenant’s Elevator Signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided that, a sign of similar size, text and/or logo to the existing Tenant’s Lobby Signage shall be permitted hereunder without Landlord’s approval. Tenant shall be solely responsible for the cost and expense of obtaining and maintaining any necessary permits for Tenant’s Elevator Signage and any sign licenses related thereto, and for the cost and expense of maintenance and utilities for Tenant’s Elevator Signage (including all metered electrical usage). Additionally, Tenant shall maintain Tenant’s Elevator

Addendum Nine-2

Signage in a first class manner. Tenant’s Elevator Signage shall be installed in accordance with all applicable Laws. Upon the expiration or earlier termination of the Lease or Tenant’s failure to meet the conditions set forth above, Tenant shall pay all costs associated with the removal of Tenant’s Elevator Signage and the restoration of the exterior of the Building or the elevator lobby where Tenant’s Elevator Signage is located to as near its condition as upon installation as may then be reasonably required by Landlord. The terms and provisions of this Addendum shall survive the expiration or earlier termination of this Lease. If Tenant’s Elevator Signage shall change, then Landlord shall have a reasonable right to approve such new Tenant’s Elevator Signage except that Landlord shall not have a consent right to approve a Tenant Branding Change (defined below); provided, however, even in the event of a Tenant Branding Change, Tenant’s Elevator Signage shall always be approximately the same size as previously approved by Landlord or as reasonably approved by Landlord.

(f) Notwithstanding anything herein to the contrary, Tenant is solely responsible for obtaining all approvals, consents and permits, if any, from the City of San Francisco and/or any other applicable governmental agency necessary for Tenant to install and/or construct Tenant’s Exterior Signage and/or Tenant’s Rooftop Signage on the Building, and Landlord does not represent to Tenant that either Tenant’s Exterior Signage and/or Tenant’s Rooftop Signage will be permitted by the City of San Francisco and/or any other applicable governmental agency. Landlord shall at no cost or expense to Landlord, cooperate with Tenant in securing permits, variances, and all other necessary approvals for the purposes of installing such signage, including signage not permitted as of the Effective Date but is sought by Tenant.

(g) Provided that (i) Tenant is the Tenant originally named herein or a Permitted Transferee and (ii) Tenant is compliance with the Exterior Signage Requirements, Tenant’s signage rights granted herein shall be exclusive and the entire signage rights to be granted with respect to the Building shall be and remain the right of Tenant, such that Landlord shall not have the right at any time to install, affix and maintain any signs on the exterior and on the interior of the Building. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom. Landlord shall not name the Building any name other than its then current street address without the express written approval of Tenant, to be granted or withheld in Tenant’s sole and absolute discretion. Notwithstanding anything in this Addendum Nine to the contrary, Landlord shall be permitted to grant to one (1) other tenant in the Building elevator wing wall signage in the main Building lobby in accordance with those standards set forth on Schedule 2 hereto.

(h) If Tenant changes its name, branding or logo (“Tenant Branding Change”) at all of its leased and owned locations in California, then subject to the terms and provisions set forth above, Tenant shall be allowed to modify its signage (or to replace same with new signs pursuant to the terms and conditions of this Lease) to reflect such Tenant Branding Changes, without Landlord’s consent but with no less than thirty (30) days prior written notice, which notice shall include renderings of any such replacement signage. Subject to the terms and provisions set forth above, any requested change to Tenant’s signage due to a change in name, branding or logo which is not then used in other then-branded locations in which Tenant leases space reflecting Tenant identity shall be subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(i) If Tenant terminates this Lease in accordance with Paragraph 1(e) of the Lease with respect to any portion of the Premises or the Expansion Space, then all of the leasing and occupancy requirements set forth in this Addendum Nine with respect to signage shall be reduced by the amount of Rentable Area terminated by Tenant. For the avoidance of doubt, as an example without limitation, if Tenant were to terminate the Lease pursuant to Paragraph 1(e) with respect to the entire Phase III Premises of 124,462 square feet of Rentable Area, then the Exterior Signage Requirement would be reduced to a leasing requirement of 277,326 square feet of Rentable Area and an occupancy requirement of 175,538 square feet of Rentable Area.

Addendum Nine-3

SCHEDULE 1 TO ADDENDUM 9

SIGNAGE DRAWINGS

[GRAPHIC]

[GRAPHIC]

Schedule 1 to Addendum Nine - 1

SCHEDULE 2 TO ADDENDUM 9

INTERIOR WALL SIGNAGE DETAILS

INTERIOR WALL SIGNAGE DETAILS

Fig. 1: This is how the signage will look when facing the west. It is mounted in a reveal.

[GRAPHIC]

Schedule 2 to Addendum Nine - 1

Fig. 2: Sideview of the signage mounting.

[GRAPHIC]

Schedule 2 to Addendum Nine - 2

Fig. 3 & 4: Elevation details of the wood-clad walls at the end of the elevator lobbies.

[GRAPHIC]

[GRAPHIC]

Schedule 2 to Addendum Nine - 3